As filed with the Securities and Exchange Commission on September 20, 2004
                                     Registration Nos. 333-115515; 811-7935
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
   Pre-Effective Amendment No.  2                                     [X]
   Post-Effective Amendment No.                                       [ ]
                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
   Amendment No.

                              SEPARATE ACCOUNT NY-B
                           (Exact Name of Registrant)

                        RELIASTAR LIFE INSURANCE COMPANY
                                   OF NEW YORK
                               (Name of Depositor)

                          1000 Woodbury Road, Suite 208
                               Woodbury, NY 11797
                                 (800) 963-9539
         (Address and Telephone Number of Depositor's Principal Offices)


         Linda E. Senker, Esq.                  James Shuchart, Esq.
         ReliaStar Life Insurance               ING
         Company of New York                    1475 Dunwoody Drive
         1475 Dunwoody Drive                    West Chester, PA  19380
         West Chester, PA 19380                 (610) 425-3563
         (610) 425-4139

              (Name and Address of Agent for Service of Process)
-------------------------------------------------------------------------------
Approximate date of Proposed Public Offering: As soon as practicable after the effectiveness of this Registration Statement.

Title of Securities Being Registered:
Interests in a separate account under flexible premium deferred variable annuity contracts.


--------------------------------------------------------------------------------

                                     PART A

--------------------------------------------------------------------------------
 RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
 SEPARATE ACCOUNT NY-B OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

 DEFERRED COMBINATION VARIABLE AND FIXED ANNUITY PROSPECTUS
--------------------------------------------------------------------------------

                     ING EMPIRE INNOVATIONS VARIABLE ANNUITY

--------------------------------------------------------------------------------


                                                              SEPTEMBER 22, 2004

        This prospectus describes ING Empire Innovations Variable Annuity, a group and individual deferred variable annuity contract (the "Contract") offered by ReliaStar Life Insurance Company of New York (the "Company," "we" or "our"). The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("qualified Contracts") as well as those that do not qualify for such treatment ("non-qualified Contracts").


        The Contract provides a means for you to invest your premium payments and credit, if applicable, in one or more of the available mutual fund investment portfolios. You may also allocate premium payments and credit to our Fixed Interest Division with guaranteed interest periods. Your contract value will vary daily to reflect the investment performance of the investment portfolio(s) you select and any interest credited to your allocations in the Fixed Interest Division. Some guaranteed interest periods or subaccounts may not be available. The investment portfolios available under your Contract and the portfolio managers are listed on the back of this cover.

        You have a right to return a Contract within 10 days after you receive it for a refund of the adjusted contract value, less any credit we added, if applicable (which may be more or less than the premium payments you paid). Longer free look periods apply in certain situations.

        REPLACING AN EXISTING ANNUITY WITH THE CONTRACT MAY NOT BE BENEFICIAL TO YOU. YOUR EXISTING ANNUITY MAY BE SUBJECT TO FEES OR PENALTIES ON SURRENDER, AND THE CONTRACT MAY HAVE NEW CHARGES.


        This prospectus provides information that you should know before investing and should be kept for future reference. A Statement of Additional Information ("SAI"), dated, September 22, 2004, has been filed with the Securities and Exchange Commission ("SEC"). It is available without charge upon request. To obtain a copy of this document, write to our Customer Service Center at P.O. Box 9271, Des Moines, Iowa 50306-1593 or call (800) 366-0066, or access the SEC's website (http://www.sec.gov). The table of contents of the SAI is on the last page of this prospectus and the SAI is made part of this prospectus by reference.


        THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE EXPENSES FOR A CONTRACT PROVIDING A PREMIUM CREDIT, AS THIS CONTRACT DOES, MAY BE HIGHER THAN FOR CONTRACTS NOT PROVIDING A PREMIUM CREDIT. OVER TIME, AND UNDER CERTAIN CIRCUMSTANCES, THE AMOUNT OF THE PREMIUM CREDIT MAY BE MORE THAN OFFSET BY THE ADDITIONAL FEES AND CHARGES ASSOCIATED WITH THE PREMIUM CREDIT.

        AN INVESTMENT IN ANY SUBACCOUNT THROUGH THE TRUSTS OR FUNDS IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY ANY BANK OR BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

             THE INVESTMENT PORTFOLIOS ARE LISTED ON THE NEXT PAGE.

--------------------------------------------------------------------------------
ING Empire Innovations Variable Annuity - 133004

The investment portfolios available under your Contract are:


   ING INVESTORS TRUST
   ING American Funds Growth Portfolio                             ING VP Convertible Portfolio (Class S)
   ING American Funds Growth-Income Portfolio                      ING VP Financial Services Portfolio (Class S)
   ING American Funds International Portfolio                      ING VP MagnaCap Portfolio (Class S)
   ING Eagle Asset Capital Appreciation Portfolio
     (Class S)                                                  AIM VARIABLE INSURANCE FUNDS
   ING Evergreen Health Sciences Portfolio (Class S)               AIM V.I. Dent Demographic Trends Fund (Series II)
   ING Evergreen Omega Portfolio (Class S)                         AIM V.I. Growth Fund (Series II)
   ING Janus Special Equity Portfolio (Class S)                    INVESCO VIF - Leisure Fund (Series I)
   ING JPMorgan Small Cap Equity Portfolio (Class S)               INVESCO VIF - Utilities Fund (Series I)
   ING Julius Baer Foreign Portfolio (Class S)
   ING Legg Mason Value Portfolio (Class S)                     ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
   ING LifeStyle Aggressive Growth Portfolio                       AllianceBernstein Growth and Income Portfolio
   ING LifeStyle Growth Portfolio                                    (Class B)
   ING LifeStyle Moderate Growth Portfolio                         AllianceBernstein Premier Growth Portfolio (Class B)
   ING LifeStyle Moderate Portfolio                                AllianceBernstein Value Portfolio (Class B)
   ING Liquid Assets Portfolio (Class S)
   ING Marsico Growth Portfolio (Class S)                       FIDELITY VARIABLE INSURANCE PRODUCTS PORTFOLIO
   ING MFS Research Portfolio (Class S)                            Fidelity VIP Contrafund Portfolio (Service Class 2)
   ING MFS Total Return Portfolio (Class S)                        Fidelity VIP Equity-Income Portfolio (Service Class 2)
   ING PIMCO Core Bond Portfolio (Class S)                         Fidelity VIP Growth Portfolio (Service Class 2)
   ING PIMCO High Yield Portfolio (Class S)
   ING Salomon Brothers All Cap Portfolio (Class S)             PIONEER VARIABLE CONTRACTS TRUST
   ING Salomon Brothers Investors Portfolio (Class S)              Pioneer Fund VCT Portfolio (Class II)
   ING T. Rowe Price Equity Income Portfolio (Class S)             Pioneer Small Company VCT Portfolio (Class II)
   ING UBS U.S. Balanced Portfolio (Class S)
   ING Van Kampen Real Estate Portfolio (Class S)               PROFUNDS VP
                                                                   ProFund VP Bull
ING PARTNERS, INC.                                                 ProFund VP Europe 30
   ING JP Morgan Fleming International Portfolio                   ProFund VP Rising Rates Opportunity
      (Service Class)                                              ProFund VP Small-Cap
   ING JP Morgan Mid Cap Value Portfolio (Service Class)
   ING MFS Capital Opportunities Portfolio                      PRUDENTIAL SERIES FUND, INC.
     (Initial Class)                                               Jennison Portfolio (Class II)
   ING MFS Global Growth Portfolio (Service Class)   b             SP William Blair International Growth Portfolio
   ING Salomon Brothers Aggressive Growth Portfolio                   (Class II)
     (Service Class)
   ING UBS U.S. Large Cap Equity Portfolio (Service
     Class)
ING Van Kampen Comstock Portfolio
   (Service Class)

ING VARIABLE INSURANCE TRUST
   ING GET U.S. Core Portfolio
   ING VP Worldwide Growth Portfolio

ING VARIABLE PORTFOLIOS, INC.
   ING VP Index Plus LargeCap Portfolio (Class S)
   ING VP Index Plus MidCap Portfolio (Class S)
   ING VP Index Plus SmallCap Portfolio (Class S)
   ING VP Value Opportunity Portfolio (Class S)

ING Empire Innovations Variable Annuity - 133004

--------------------------------------------------------------------------------
TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                      PAGE                                                         PAGE


Index of Special Terms..............................  ii      Transfers Among Your Investments....................  30
Fees and Expenses...................................   1      Death Benefit Choices...............................  34
Condensed Financial Information.....................   8        Death Benefit During the Accumulation Phase.......  34
  Accumulation Unit.................................   8            Option Package I..............................  35
  Net Investment Factor.............................   8            Option Package II.............................  35
  Performance Information...........................   8            Option Package III............................  35
  Financial Statements..............................   9            Transfers Between Option Packages.............  35
ReliaStar Life Insurance Company of New York........   9        Death Benefit During the Income Phase.............  35
ReliaStar of NY Separate Account NY-B...............  10        Continuation After Death - Spouse.................  36
The Trusts and Funds................................  10        Continuation After Death - Non-Spouse.............  36
Charges and Fees....................................  11        Required Distributions Upon Contract
  Charge Deduction Subaccount.......................  12            Owner's Death.................................  37
  Charges Deducted from the Contract Value..........  12      The Income Phase....................................  38
      Surrender Charge..............................  12      Other Contract Provisions...........................  42
      Nursing Home Waiver...........................  12      Other Information...................................  44
      Terminal Illness Waiver.......................  13      Federal Tax Considerations..........................  45
      Free Withdrawal Amount........................  13      Statement of Additional Information
      Surrender Charge for Excess Withdrawals.......  13        Table of Contents.................................  55
      Premium Taxes.................................  13      Appendix A
      Administrative Charge.........................  13        The Investment Portfolios.........................  A1
      Transfer Charge...............................  14      Appendix B
  Charges Deducted from the Subaccounts.............  14        Fixed Interest Division...........................  B1
      Mortality and Expense Risk Charge.............  14      Appendix C
      Asset-Based Administrative Charge.............  14        Surrender Charge for Excess Withdrawals
      Premium Credit Option Charge..................  14            Example.......................................  C1
      Optional Rider Charges........................  14      Appendix D
  Trust and Fund Expenses...........................  15        Example of Adjustment to the MGWB
The Annuity Contract................................  15            Withdrawal Account ...........................  D1
  Contract Date and Contract Year...................  15
  Contract Owner....................................  15
  Joint Owner.......................................  15
  Annuitant.........................................  16
  Beneficiary.......................................  17
  Change of Contract Owner or Beneficiary...........  17
  Purchase and Availability of the Contract.........  18
  Crediting of Premium Payments.....................  18
  Additional Credit to Premium......................  20
  Income Phase Payment Start Date...................  21
  Administrative Procedures.........................  21
  Contract Value....................................  21
  Cash Surrender Value..............................  21
  Surrendering to Receive the Cash Surrender
      Value.........................................  21
  The Subaccounts...................................  22
  Addition, Deletion or Substitution of
      Subaccounts and Other Changes.................  22
  The Fixed Interest Division.......................  22
  Other Contracts...................................  27
Withdrawals.........................................  27



ING Empire Innovations Variable Annuity - 133004            i

--------------------------------------------------------------------------------
 INDEX OF SPECIAL TERMS
--------------------------------------------------------------------------------

The following special terms are used throughout this prospectus. Refer to the page(s) listed for an explanation of each term:

    SPECIAL TERM                                          PAGE

    ----------------------------------------------------- ---------

    Accumulation Unit                                     8
    Annual Ratchet                                        35
    Annuitant                                             16
    Income Phase Payment Start Date                       21
    Cash Surrender Value                                  21
    Contract Date                                         15
    Contract Owner                                        15
    Contract Value                                        21
    Contract Year                                         15
    Fixed Interest Allocation                             13
    Free Withdrawal Amount                                13
    Net Investment Factor                                 8
    Net Rate of Return                                    8
    Restricted Funds                                      11
    Standard Death Benefit                                35



The following terms as used in this prospectus have the same or substituted meanings as the corresponding terms currently used in the Contract:

    TERM USED IN THIS PROSPECTUS      CORRESPONDING TERM USED IN THE CONTRACT

    --------------------------------- -------------------------------------
    Accumulation Unit Value           Index of Investment Experience
    Income Phase Payment Start Date   Annuity Commencement Date
    Contract Owner                    Owner or Certificate Owner
    Contract Value                    Accumulation Value
    Transfer Charge                   Excess Allocation Charge
    Fixed Interest Allocation         Fixed Allocation
    Free Look Period                  Right to Examine Period
    Guaranteed Interest Period        Guarantee Period
    Subaccount(s)                     Division(s)
    Net Investment Factor             Experience Factor
    Regular Withdrawals               Conventional Partial Withdrawals
    Withdrawals                       Partial Withdrawals



ING Empire Innovations Variable Annuity - 133004            ii

--------------------------------------------------------------------------------
 FEES AND EXPENSES
--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the contract. The first table describes the fees and expenses that you will pay at the time that you buy the contract, surrender the contract, or transfer contract value between investment options. State premium taxes may also be deducted.

CONTRACT OWNER TRANSACTION EXPENSES

        Surrender Charge:

         COMPLETE YEARS ELAPSED                   0        1        2        3+
             SINCE PREMIUM PAYMENT

         SURRENDER CHARGE (AS A PERCENTAGE OF     6%       5%       4%       0%
             PREMIUM PAYMENT)


--------------------------------------------------------------------------------
        Transfer Charge1..............  $25 per transfer, if you make more than
12 transfers in a contract year

     1    We currently do not impose this charge, but may do so in the future.

The next table describes the fees and expenses that you will pay periodically during the time that you own the contract, not including Trust or Fund fees and expenses.

ANNUAL CONTRACT ADMINISTRATIVE CHARGE2


        Administrative Charge  ..........................................  $30


        (We waive this charge if the total of your premium payments is $50,000 or more or if your contract value at the end of a contract year is $50,000 or more.)

     2    We deduct this charge on each contract anniversary and on surrender.

SEPARATE ACCOUNT ANNUAL CHARGES3

     ---------------------------------------------------------------------------------------------------------------
                                                                    OPTION           OPTION            OPTION
                                                                  PACKAGE I        PACKAGE II       PACKAGE III
     ---------------------------------------------------------------------------------------------------------------
     Mortality & Expense Risk Charge4                               1.50%             1.70%            1.85%
     Asset-Based Administrative Charge                              0.15%             0.15%            0.15%
                                                                    -----             -----            -----
             Total                                                  1.65%             1.85%            2.00%

     Optional Asset-Based Premium Credit Charge4                    0.60%             0.60%            0.60%
     Total With Optional Premium Credit Charge                      2.25%             2.45%            2.60%
     ---------------------------------------------------------------------------------------------------------------

     3 As a percentage of average daily assets in each subaccount. The Separate Account Annual Charges are deducted daily.

     4 During the income phase, the Mortality & Expense Risk Charge, on an annual basis, is equal to 1.25% of amounts invested in the subaccounts. The Premium Credit Option Charge is also deducted during the income phase, if otherwise applicable. See, "The Income Phase -- Charges Deducted."


ING Empire Innovations Variable Annuity - 133004            1

OPTIONAL RIDER CHARGES5

        MINIMUM GUARANTEED ACCUMULATION BENEFIT RIDER:

          ---------------------------------- -----------------------------------
          AS AN ANNUAL CHARGE                AS A QUARTERLY CHARGE

          ---------------------------------- -----------------------------------
          0.65% of the MGAB Charge Base6     0.16% of the MGAB Charge Base6
          ---------------------------------- -----------------------------------


        MINIMUM GUARANTEED WITHDRAWAL BENEFIT RIDER7:


              ---------------------------------- -------------------------------
              AS AN ANNUAL CHARGE                AS A QUARTERLY CHARGE

              ---------------------------------- -------------------------------
              0.35% of contract value            0.0875% of contract value
              ---------------------------------- -------------------------------


          5 We deduct the rider charges from the subaccounts in which you are invested on each quarterly contract anniversary and pro-rata on termination of the Contract. For a more complete description of the Optional Riders and their benefits, please see "Optional Riders" in this prospectus.

          6 Please see "Charges and Fees - Optional Rider Charges" and "Optional Riders" later in this prospectus.

          7 If you elect the Step-Up Benefit, we reserve the right to increase the charge for the MGWB to a maximum annual charge of 1.00% of contract value. Please see "Minimum Guarantee Withdrawal Benefit Step-Up Benefit."



FEES DEDUCTED BY THE FUNDS
The next item shows the minimum and maximum total operating expenses charged by a Trust or Fund that you may pay periodically during the time that you own the Contract. More detail concerning each Trust or Fund's fees and expenses is contained in the prospectus for each Trust or Fund.

     ---------------------------------------------------------------------------- ------------------ -----------------

     TOTAL ANNUAL TRUST OR FUND OPERATING EXPENSES 8                              MINIMUM            MAXIMUM

     ---------------------------------------------------------------------------- ------------------ -----------------
     ---------------------------------------------------------------------------- ------------------ -----------------
     (expenses that are deducted from Trust or Fund assets, including
     management fees, distribution and/or service (12b-1) fees9, and other        0.53%              2.67%
     expenses):
     ---------------------------------------------------------------------------- ------------------ -----------------


     8 The minimum and maximum total operating expenses charged by a Trust or Fund including applicable expense reimbursement or fee waiver arrangements would be 0.53% to 1.91%. The expense reimbursement or fee arrangement reflected is expected to continue through December 31, 2004.

     9 The Company may receive compensation from each of the funds or the funds' affiliates based on an annual percentage of the average net assets held in that fund by the Company. The percentage paid may vary from one fund company to another. For certain funds, some of this compensation may be paid out of 12b-1 fees or service fees that are deducted from fund assets. Any such fees deducted from fund assets are disclosed in the Fund or Trust prospectuses. The Company may also receive additional compensation from certain funds for administrative, recordkeeping or other services provided by the Company to the funds or the funds' affiliates. These additional payments are made by the funds or the funds' affiliates to the Company and do not increase, directly or indirectly, the fees and expenses shown above.

ING Empire Innovations Variable Annuity - 133004            2

The following table shows the annual operating expenses separately for each Trust or Fund.

FUND EXPENSE TABLE(1)

The column labeled "Total Fund Annual Expenses Without Waivers or Reductions" shows the total annual operating expenses charged by a Trust or Fund, absent expense reimbursement or fee waiver arrangements. The column labeled "Net Fund Annual Expenses After Waivers or Reductions" shows such total annual operating expenses after applicable expense reimbursement or fee waiver arrangements where such reimbursement or waiver is contractual and is expected to continue through May 1, 2005. Expenses shown are actual expenses for year ended as of December 31, 2003 unless otherwise noted.




FUND NAME                                  INVESTMENT   DISTRIBUTION OTHER EXPENSES    TOTAL FUND      TOTAL        NET FUND
                                             ADVISORY     AND/OR                   ANNUAL EXPENSES    WAIVERS        ANNUAL
                                               FEES       SERVICE                      WITHOUT         OR           EXPENSES
                                                          (12B-1)                     WAIVERS OR     REDUCTIONS      AFTER
                                                            FEES                      REDUCTIONS                    AIVERS OR
                                                                                                                   REDUCTIONS
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
AIM V.I. Dent Demographic Trends Fund        0.77%         0.25%          0.45%          1.47%         0.02%       1.45%
  (Series  II) (8) (31)
AIM V.I. Growth Fund (Series II) (7)         0.63%         0.25%          0.27%          1.15%         0.00%       1.15%
AllianceBernstein Growth and Income
  Portfolio    (Class B) (9)                 0.63%         0.25%          0.03%          0.91%         0.00%       0.91%
AllianceBernstein Premier Growth
Portfolio
  (Class B) (9)                              1.00%         0.25%          0.05%          1.30%         0.00%       1.30%
AllianceBernstein Value Portfolio (Class
B) (9)                                       0.75%         0.25%          0.33%          1.33%         0.00%       1.33%
Fidelity VIP Contrafund Portfolio
(Service Class 2)                            0.58%         0.25%          0.10%          0.93%         0.00%       0.93%
Fidelity VIP Equity-Income Portfolio
(Service Class 2)                            0.48%         0.25%          0.09%          0.82%         0.00%       0.82%
Fidelity VIP Growth Portfolio (Service
Class 2)                                     0.58%         0.25%          0.09%          0.92%         0.00%       0.92%
ING American Funds Growth Portfolio)
(10)(11)(12)(13)                             0.37%         0.75%          0.05%          1.17%         0.00%       1.17%
ING American Funds Growth-Income
  Portfolio (10)(11)(12)(13)                 0.33%         0.75%          0.04%          1.12%         0.00%       1.12%
ING American Funds International
Portfolio (10)(11)(12)(13)                   0.57%         0.75%          0.09%          1.41%         0.00%       1.41%
INGING Eagle Asset Capital Appreciation
    Portfolio (Class S) (2)(3)               0.68%         0.25%          0.01%          0.94%         0.00%       0.94%
ING Evergreen Health Sciences Portfolio
  (Class S)(2)(3)(4)                         0.75%         0.25%          0.01%          1.01%         0.00%       1.01%
ING Evergreen Omega Portfolio (Class S)
(2)(3)(4)                                    0.60%         0.25%          0.01%          0.86%         0.00%       0.86%
ING GET U.S. Core Portfolio(28)(29)(30)      0.60%         0.25%          0.15%          1.00%         0.00%       1.00%
ING Janus Special Equity Portfolio
(Class S) (2)(3)(6)                          0.81%         0.25%          0.01%          1.07%         0.00%       1.07%
ING JPMorgan Fleming International
Portfolio
  (Service Class) (20)                       0.80%         0.25%          0.20%          1.25%         0.00%       1.25%
ING JPMorgan Mid Cap Value Portfolio
  (Service Class) (20)                       0.75%         0.25%          0.35%          1.35%         0.00%       1.35%
ING JPMorgan Small Cap Equity Portfolio
  (Class S) (2)(3)(6)                        0.90%         0.25%          0.00%          1.15%         0.00%       1.15%
ING Julius Baer Foreign Portfolio (Class
S) (2)(3)                                    1.00%         0.25%          0.01%          1.25%         0.00%       1.25%
ING Legg Mason Value Portfolio (Class S)
(2)(3)(6)                                    0.81%         0.25%          0.00%          1.06%         0.00%       1.06%
ING LifeStyle Aggressive Growth
Portfolio(4)(14)(15)                         1.23%         0.00%          0.05%          1.28%         0.05%       1.23%
ING LifeStyle Growth Portfolio(4)(14)(15)    1.18%         0.00%          0.05%          1.23%         0.05%       1.18%
ING LifeStyle Moderate Growth
Portfolio(4)(14)(15)                         1.13%         0.00%          0.05%          1.18%         0.05%       1.13%
ING LifeStyle Moderate
Portfolio(4)(14)(15)                         1.05%         0.00%          0.05%          1.10%         0.05%       1.05%
ING Liquid Assets Portfolio(Class S)
(2)(3)                                       0.27%         0.25%          0.01%          0.53%         0.00%       0.53%
ING Marsico Growth Portfolio (Class S)
(2)(3)(6)                                    0.79%         0.25%          0.00%          1.04%         0.00%       1.04%
ING MFS Capital Opportunities Portfolio
  (Initial Class)                            0.65%         0.25%          0.00%          0.90%         0.00%       0.90%
ING MFS Global Growth Portfolio
(Service Class)                              0.60%         0.00%          0.85%          1.45%         0.00%       1.45%
ING MFS Research Portfolio
  (Class S) (2)(3)(5)(6)                     0.64%         0.25%          0.01%          0.90%         0.00%       0.90%
ING MFS Total Return Portfolio (Class S)
(2)(3)(5)(6)                                 0.64%         0.25%          0.01%          0.90%         0.00%       0.90%
ING PIMCO Core Bond Portfolio (Class S)
(2)(3)                                       0.61%         0.25%          0.01%          0.87%         0.00%       0.87%
ING PIMCO High Yield Portfolio Class S)
(2)(3)(4)                                    0.49%         0.25%          0.26%          1.00%         0.10%       0.90%
ING Salomon Brothers Aggressive Growth
  Portfolio (Service Class) (20)             0.70%         0.25%          0.13%          1.08%         0.00%       1.08%
ING Salomon Brothers All Cap Portfolio
  (Class S) (2)(3)(6)                        0.75%         0.25%          0.00%          1.00%         0.00%       1.00%



ING Empire Innovations Variable Annuity - 133004            3




ING Salomon Brothers Investors Portfolio
  (Class S) (2)(3)                           0.75%         0.25%          0.00%          1.00%         0.00%       1.00%
ING T. Rowe Price Equity Income
  Portfolio (Class S) (2)(3)(6)              0.68%         0.25%          0.01%          0.94%         0.00%       0.94%
ING UBS U.S. Balanced Portfolio (Class
S) (2)(3)                                    0.75%         0.25%          0.01%          1.01%         0.00%       1.01%
ING UBS U.S. Large Cap Equity Portfolio
  (Service Class)(20)                        0.70%         0.25%          0.15%          1.10%         0.00%       1.10%
ING Van Kampen Comstock Portfolio
  (Service Class) (20)(21)                   0.60%         0.25%          0.35%          1.20%         0.07%       1.13%
ING Van Kampen Real Estate Portfolio
  (Class S) (2)(3)                           0.68%         0.25%          0.00%          0.93%         0.00%       0.93%
ING VP Convertible Portfolio (Class S)
(17)(18)                                     0.75%         0.25%          1.17%          2.17%         0.00%       2.17%
ING VP Financial Services Portfolio
  (Class S) (17)(18)                         0.75%         0.25%          0.15%          1.15%         0.00%       1.15%
ING VP Index Plus LargeCap Portfolio
  (Class S) (16)                             0.35%         0.25%          0.08%          0.68%         0.00%       0.68%
ING VP Index Plus MidCap Portfolio
(Class S) (16)                               0.40%         0.25%          0.10%          0.75%         0.00%       0.75%
ING VP Index Plus SmallCap Portfolio
  (Class S) (16)                             0.40%         0.25%          0.15%          0.80%         0.00%       0.80%
ING VP MagnaCap Portfolio (Class S)
(17)(18) (19)                                0.75%         0.25%          0.40%          1.40%         0.00%       1.40%
ING VP Value Opportunity Portfolio
(Class S) (16)                               0.60%         0.25%          0.10%          0.95%         0.00%       0.95%
ING VP Worldwide Growth Portfolio  (27)      1.00%         0.25%          0.50%          1.75%         0.00%       1.75%
INVESCO VIF -- Leisure Fund (Series I)
(23)(24)(26)                                 0.75%         0.00%          1.09%          1.84%         0.54%       1.30%
INVESCO VIF -- Utilities Fund (Series I)
(23)(24)(26)                                 0.60%         0.00%          0.55%          1.15%         0.00%       1.15%
Jennison Portfolio (Class II)                0.60%         0.25%          0.19%          1.04%         0.00%       1.04%
Pioneer Fund VCT Portfolio (Class II)        0.65%         0.25%          0.10%          1.00%         0.00%       1.00%
Pioneer Small Company VCT Portfolio
(Class II) (22)                              0.75%         0.25%          1.67%          2.67%         1.15%       1.52%
ProFund VP Bull                              0.75%         0.25%          0.87%          1.87%         0.00%       1.87%
ProFund VP Europe 30                         0.75%         0.25%          0.91%          1.91%         0.00%       1.91%
ProFund VP Rising Rates Opportunity          0.75%         0.25%          0.91%          1.91%         0.00%       1.91%
ProFund VP Small-Cap                         0.75%         0.25%          0.73%          1.73%         0.00%       1.73%
SP William Blair International Growth
Portfolio(Class II)                          0.85%         0.25%          0.44%          1.54%         0.00%       1.54%


Footnotes to the "Fund Expense Table"

(1) The Company may receive compensation from each of the funds or the funds' affiliates based on an annual percentage of the average net assets held in that fund by the Company. The percentage paid may vary from one fund company to another. For certain funds, some of this compensation may be paid out of 12b-1 fees or service fees that are deducted from fund assets. Any such fees deducted from fund assets are disclosed in this Fund Expense Table and the fund prospectuses. The Company may also receive additional compensation from certain funds for administrative, recordkeeping or other services provided by the Company to the funds or the funds' affiliates. These additional payments are made by the funds or the funds' affiliates to the Company and do not increase, directly or indirectly, the fees and expenses shown above. See "Fees - Fund Expenses" for additional information.

(2) The table above shows the estimated operating expenses for Class S Shares of each Portfolio as a ratio of expenses to average daily net assets. These estimates, unless otherwise noted, are based on each Portfolio's actual operating expenses for its most recently completed fiscal year, as adjusted for contractual changes, if any. "Distribution and/or Service (12b-1) Fees" includes a Shareholder Service Fee of 0.25%.

(3) Through a "bundled fee" arrangement, Directed Services, Inc. (DSI), the Trust's manager, is paid a single fee for advisory, administrative, custodial, transfer agency, auditing and legal services necessary for the ordinary operation of the Portfolio. The Portfolios would bear any extraordinary expenses.

(4)    Because the Portfolio is new, expenses, shown above, are estimated.

(5) DSI has voluntarily agreed to waive a portion of its management fee for certain Portfolios. Including these waivers, the "Net Fund Annual Expenses After Waivers or Reductions" for the year ended December 31, 2003, would have been 0.89% for ING MFS Research Portfolios and 0.90% for ING MFS Total Return Portfolio. This arrangement may be discontinued by DSI at any time.

ING Empire Innovations Variable Annuity - 133004            4

(6) A portion of the brokerage commissions that the Portfolios pay is used to reduce each Portfolio's expenses. Including these reductions and the MFS voluntary management fee waiver the "Net Fund Annual Expenses After Waivers or Reductions" for the year ended December 31, 2003 would have been 1.04% for ING Janus Special Equity, 1.14% for ING JPMorgan Small Cap Equity, 1.05% for ING Legg Mason Value, 1.02% for ING Marsico Growth, 0.84% for ING MFS Research, 0.89% for ING MFS Total Return, 0.98% for ING Salomon Brothers All Cap and 0.93% for ING T. Rowe Price Equity Income. This arrangement may be discontinued at any time.

(7) As a result of a reorganization of another fund into the Fund, which occurred on April 30, 2004, the "Total Fund Annual Expenses Without Waivers or Reductions" has been restated to reflect current expenses.

(8) The Fund's advisor and/or distributor have contractually agreed to waive advisory fees or reimburse expenses of Series II shares to the extent necessary to limit the "Total Fund Annual Expenses Without Waivers or Reductions" (excluding certain items discussed below) to 1.45% for AIM V.I. Dent Demographic Trends Fund. In determining the advisor's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Fund Annual Expenses Without Waivers or Reductions" to exceed the 1.45% cap for AIM V.I. Dent Demographic Trends Fund: (i) interest; (ii) taxes;
       (iii) extraordinary items (these are expenses that are not anticipated to arise from the Fund's day-to-day operations), as defined in the Financial Accounting Standard's Board's Generally Accepted Accounting Principles or as approved by the Fund's board of trustees; (iv) expenses related to a merger or reorganization, as approved by the Fund's board of trustees; and (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Currently, the only expense offset arrangements from which the Fund benefits are in the form of credits that the Fund receives from banks where the Fund or its transfer agent has deposit accounts in which it holds uninvested cash. Those credits are used to pay certain expenses incurred by the Fund. These expense limitation agreements are in effect through December 31, 2005 for AIM V.I. Dent Demographic Trends Fund.

(9) Total portfolio operating expenses do not reflect Alliance's waiver of a portion of its advisory fees. This waiver is effective as of January 1, 2004 and the fee reduction is expected to continue for a period of at least five years.

(10) This table reflects the aggregate annual operating expenses of each Portfolio and its corresponding Master Fund. (11) Pursuant to its investment management agreement with the Trust, ING Investments, LLC may charge an annual advisory fee at asset levels that are the same as the current asset levels of the Master Funds equal to 0.37% for ING American Funds Growth Portfolio, 0.33% for ING American Funds Growth-Income Portfolio and 0.57% for ING American Funds International Portfolio of the average daily net assets if the respective Portfolio does not invest substantially all of its assets in another investment company. If a Portfolio invests substantially all of its assets in another investment company, ING Investments, LLC does not charge an advisory fee. Each Portfolio anticipates investing substantially all of its assets in another investment company.

(12) Shares of each ING American Funds Portfolio are subject to a Rule 12b-1 fee at an annual rate of 0.50% of average daily net assets payable to Directed Services, Inc. (DSI). In addition, Class 2 Shares of each of the ING American Funds Growth Portfolio, the ING American Funds Growth-Income Portfolio and the ING American Funds International Portfolio pay 0.25% of average net assets annually pursuant to a Plan of Distribution or 12b-1 plan. Shareholders of the Class 2 Shares of the Master Funds pay only their proportionate share of 12b-1 plan expenses.

(13) "Other Expenses" are estimated because the Portfolios did not have a full year of operations as of December 31, 2003.

(14) The table reflects the aggregate annual operating expense for these Portfolios. The expenses are derived by using a weighted average of the fees imposed by each of the portfolios underlying the Portfolios and adding to that average fee, an investment advisory fee of 0.14% and other expenses of 0.05% for each Portfolio. Because the annual net operating expenses of each underlying portfolio will vary from year to year, the expenses paid by a Portfolio may vary from year to year. For more information regarding the expenses of the underlying portfolios, please see the Fund's prospectus.

(15) ING Investments, LLC, the investment adviser to each Portfolio, has entered into written expense limitation agreements with each Portfolio under which it will limit expenses of each Portfolio, excluding interest, taxes, brokerage and extraordinary expenses, subject to possible recoupment by ING within three years. The amount of each Portfolio's expenses waived, reimbursed or recouped during the last fiscal year by ING is shown under the heading "Total Waivers or Reductions." For each Portfolio, the expense limits will continue through at least May 3, 2005. For further information regarding the expense limitation agreements, see the Fund's prospectus.


ING Empire Innovations Variable Annuity - 133004            5

(16) The table above shows the estimated operating expenses for Class S shares of each Portfolio as a ratio of expenses to average daily net assets. These estimates, unless otherwise noted, are based on each Portfolio's actual operating expenses, annualized, for the Portfolio's most recently completed fiscal year and fee waivers to which the Portfolio's investment adviser has agreed for each Portfolio.


(17) The above table shows the estimated operating expenses for Class S shares of each Portfolio as a ratio of expenses to average daily net assets. With the exception of the ING VP Financial Services Portfolio these estimates are based on each Portfolio's actual operating expenses for its most recently completed fiscal year, as adjusted for contractual changes, if any, and fee waivers to which the Portfolio's investment adviser has agreed for each Portfolio. For the ING VP Financial Services Portfolio, which had not commenced operations prior to December 31, 2003, the Portfolio's fiscal year end, expenses are based on estimated amounts for the current year.

(18) ING Funds Services, LLC receives an annual administration fee equal to 0.10% of average daily net assets which is included in "Other Expenses" in the above table. For the ING VP Financial Services Portfolio, which had not commenced operations prior to December 31, 2003, the Portfolio's fiscal year end, "Other Expenses" are based on estimated amounts for the current fiscal year. For all other Portfolios estimated "Other Expenses" are based on each Portfolio's actual Other Expenses for its most recently completed fiscal year.

(19) "Other Expenses", "Total Fund Annual Expenses Without Waivers or Reductions" and "Net Fund Annual Expenses After Waivers or Reductions" in the above table exclude a one-time merger fee of 0.06% incurred in connection with the merger of another investment company into ING VP MagnaCap Portfolio.

(20) "Other Expenses" shown in the above table include a Shareholder Services fee of 0.25%.

(21) The Administrator of the Fund has contractually agreed to waive all or a portion of its administrative services fees and/or reimburse administrative expenses for the Van Kampen Comstock Portfolio so that the "Total Fund Annual Expenses Without Waivers or Reductions" for this Portfolio shall not exceed 1.13%, through April 30, 2005. Without this waiver, the "Total Fund Annual Expenses Without Waivers or Reductions" would be 1.20% for Van Kampen Comstock.

(22) The expenses in the table above reflect the contractual expense limitation in effect through May 1, 2005 under which Pioneer has agreed not to impose all or a portion of its management fee and, if necessary, to limit other ordinary operating expenses to the extent required to reduce Class I expenses to 1.25% (Pioneer Small Company VCT Portfolio) of the average daily net assets attributable to Class I shares; the portion of portfolio expenses attributable to Class II shares will be reduced only to the extent such expenses are reduced for Class I shares.

(23) The Fund has adopted a new form of administrative services and transfer agency agreements which will be effective May 1, 2004. As a result, "Other Expenses" have been restated to reflect the changes in fees under the new agreements.

(24) The Fund's advisor is entitled to receive reimbursement from the Fund for fees and expenses paid for by the Fund's advisor pursuant to expense limitation commitments between the Fund's advisor and the Fund if such reimbursement does not cause the Fund to exceed its then-current expense limitations and the reimbursement is made within three years after the Fund's advisor incurred the expense.

(25) The Fund's advisor has contractually agreed to waive advisory fees or reimburse expenses of Series I shares to the extent necessary to limit "Total Fund Annual Expenses Without Waivers or Reductions" (excluding certain items discussed below) to 1.30%. In determining the advisor's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the "Total Fund Annual Expenses Without Waivers or Reductions" to exceed the 1.30% cap: (i) interest; (ii) taxes; (iii) extraordinary items (these are expenses that are not anticipated to arise from the Fund's day-to-day operations), as defined in the Financial Accounting Standard's Board's Generally


ING Empire Innovations Variable Annuity - 133004            6

     Accepted Accounting Principles or as approved by the Fund's board of trustees; (iv) expenses related to a merger or reorganization, as approved by the Fund's board of trustees; and (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Currently, the only expense offset arrangements from which the Fund benefits are in the form of credits that the Fund receives from banks where the Fund or its transfer agent has deposit accounts in which it holds uninvested cash. Those credits are used to pay certain expenses incurred by the Fund. This expense limitation agreement is in effect through December 31, 2005.

(26) As a result of a reorganization of another fund into the Fund, which occurred on April 30, 2004, the "Total Fund Annual Expenses Without Waivers or Reductions" have been restated to reflect current expenses.

(27) The above table shows the estimated operating expenses of each Portfolio as a ratio of expenses to average daily net assets. These estimates are based on each Portfolio's actual operating expenses for its most recently completed fiscal year, as adjusted for contractual changes, if any, and fee waivers to which the Portfolio's investment adviser has agreed for each Portfolio. ING Funds Services, LLC receives an annual administration fee equal to 0.10% of average daily net assets which is included in Other Expenses in the above table. Estimated Other Expenses are based on each Portfolio's actual Other Expenses for its most recently completed fiscal year.

(28) Effective July 1, 2004, the Board of Trustees of AIM Variable Insurance Funds approved an amendment to the master investment advisory agreement. Under the amended master investment advisory agreement, the management fee for the fund has been reduced from 0.85% to 0.77%. Expenses have been restated to reflect this agreement.


Premium taxes (which currently range from 0% to 3.5% of premium payments) may apply, but are not reflected in the tables above or in the examples below.

EXAMPLE:
This example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, contract fees, separate account annual expenses, and Trust or Fund fees and expenses.


The example assumes that you invest $10,000 in the Contract for the time periods indicated. The example also assumes that your investment has a 5% return each year and assumes the maximum fees and expenses of any of the Trusts or Funds. Specifically, the example assumes election of Option Package III, election of the premium credit rider with a charge of 0.60% of the contract value annually for the first three contract years and election of one of the living benefit riders noted below. The example reflects the deduction of a mortality and expense risk charge, an asset-based administrative charge, and the annual contract administrative charge as an annual charge of 0.04% of assets. If you elect different options, your expenses may be lower. Note that surrender charges may apply if you choose to annuitize your Contract within the first contract year and, under certain circumstances, within the first 3 contract years.


Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

ING Empire Innovations Variable Annuity - 133004            7

Minimum Guaranteed Accumulation Benefit


     ---------------------------------------------------------------------------

     1) If you surrender your contract at the end of the applicable time period:

         1 year        3 years             5 years              10 years
         $1,194        $2,163              $2,801                $5,362


     ---------- --------------------- -------------------- --------------------
     2) If you annuitize at the end of the applicable time period:


         1 year        3 years             5 years              10 years
         $1,194        $2,163              $2, 801              $5,362

     ---------- --------------------- -------------------- --------------------
     3) If you do not surrender your contract:


         1 year        3 years              5 years              10 years
          $594         $1,763               $2,801               $5,362

     ---------- --------------------- -------------------- --------------------


Minimum Guaranteed Withdrawal Benefit (assuming Step-Up in Year 6)


    ----------------------------------------------------------------------------

    1) If you surrender your contract at the end of the applicable time period:

        1 year         3 years              5 years              10 years
        $1,165         $2,082               $2,673               $5,420


    ---------- --------------------- -------------------- ---------------------

    2) If you annuitize at the end of the applicable time period:

        1 year        3 years              5 years              10 years
        $1,165        $2,082               $2, 673              $5,420

    ----------- ------------------------- -------------------- -----------------

    3) If you do not surrender your contract:

        1 year       3 years              5 years              10 years
        $565         $1,682               $2,673               $5,420

    - ------------ --------------------- -------------------- ------------------

Compensation is paid for the sale of the Contracts. For information about this compensation, see "Selling the Contract."

--------------------------------------------------------------------------------
 CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

ACCUMULATION UNIT
We use accumulation units to calculate the value of a Contract. Each subaccount of Separate Account NY-B of ReliaStar of NY ("Separate Account NY-B") has its own accumulation unit value. The accumulation units are valued each business day that the New York Stock Exchange is open for trading. Their values may increase or decrease from day to day according to a Net Investment Factor, which is primarily based on the investment performance of the applicable investment portfolio. Shares in the investment portfolios are valued at their net asset value.

Because no Contracts had been issued as of the date of this prospectus, no condensed financial information is included in this prospectus.

THE NET INVESTMENT FACTOR
The Net Investment Factor is an index number which reflects certain charges under the Contract and the investment performance of the subaccount. The Net Investment Factor is calculated for each subaccount as follows:

     1) We take the net asset value of the subaccount at the end of each business day.

     2) We add to (1) the amount of any dividend or capital gains distribution declared for the subaccount and reinvested in such subaccount. We subtract from that amount a charge for our taxes, if any.

     3) We divide (2) by the net asset value of the subaccount at the end of the preceding business day.

     4) We then subtract the applicable daily mortality and expense risk charge, the daily asset-based administrative charge and the daily premium credit option charge, if applicable, from the subaccount.


ING Empire Innovations Variable Annuity - 133004            8

Calculations for the subaccounts are made on a per share basis.

The Net Rate of Return equals the Net Investment Factor minus one.

PERFORMANCE INFORMATION
From time to time, we may advertise or include in reports to contract owners performance information for the subaccounts of Separate Account NY-B, including the average annual total return performance, yields and other nonstandard measures of performance. Such performance data will be computed, or accompanied by performance data computed, in accordance with standards defined by the SEC.

Except for the Liquid Assets subaccount, quotations of yield for the subaccounts will be based on all investment income per unit (contract value divided by the accumulation unit) earned during a given 30-day period, less expenses accrued during such period. Information on standard total average annual return performance will include average annual rates of total return for 1, 5 and 10 year periods, or lesser periods depending on how long Separate Account NY-B has been investing in the portfolio. We may show other total returns for periods of less than one year. Total return figures will be based on the actual historic performance of the subaccounts of Separate Account NY-B, assuming an investment at the beginning of the period when the separate account first invested in the portfolio and withdrawal of the investment at the end of the period, adjusted to reflect the deduction of all applicable portfolio and current contract charges. We may also show rates of total return on amounts invested at the beginning of the period with no withdrawal at the end of the period. Total return figures which assume no withdrawals at the end of the period will reflect all recurring charges, but will not reflect the surrender charge. In addition, we may present historic performance data for the investment portfolios since their inception reduced by some or all of the fees and charges under the Contract. Such adjusted historic performance includes data that precedes the inception dates of the subaccounts of Separate Account NY-B. This data is designed to show the performance that would have resulted if the Contract had been in existence before the separate account began investing in the portfolios.

Current yield for the Liquid Assets subaccount is based on income received by a hypothetical investment over a given 7-day period, less expenses accrued, and then "annualized" (i.e., assuming that the 7-day yield would be received for 52 weeks). We calculate "effective yield" for the Liquid Assets subaccount in a manner similar to that used to calculate yield, but when annualized, the income earned by the investment is assumed to be reinvested. The "effective yield" will thus be slightly higher than the "yield" because of the compounding effect of earnings. We calculate quotations of yield for the remaining subaccounts on all investment income per accumulation unit earned during a given 30-day period, after subtracting fees and expenses accrued during the period, assuming no surrender. YOU SHOULD BE AWARE THAT THERE IS NO GUARANTEE THAT THE LIQUID ASSETS SUBACCOUNT WILL HAVE A POSITIVE OR LEVEL RETURN.

We may compare performance information for a subaccount to: (i) the Standard & Poor's 500 Stock Index, Dow Jones Industrial Average, Donoghue Money Market Institutional Averages, or any other applicable market indices; (ii) other variable annuity separate accounts or other investment products tracked by Lipper Analytical Services (a widely used independent research firm which ranks mutual funds and other investment companies), or any other rating service; and
(iii) the Consumer Price Index (measure for inflation) to determine the real rate of return of an investment in the Contract. Our reports and promotional literature may also contain other information including the ranking of any subaccount based on rankings of variable annuity separate accounts or other investment products tracked by Lipper Analytical Services or by similar rating services.

Performance information reflects only the performance of a hypothetical contract and should be considered in light of other factors, including the investment objective of the investment portfolio and market conditions. Please keep in mind that past performance is not a guarantee of future results.


ING Empire Innovations Variable Annuity - 133004            9

FINANCIAL STATEMENTS
The audited financial statements of Separate Account NY-B (formerly known as First Golden American Life Insurance Company of New York Separate Account NY-B) for the year ended December 31, 2003 are included in the Statement of Additional Information. The audited financial statements of ReliaStar of NY as of December 31, 2003 and 2002, and for the three years ended December 31, 2003 are included in the Statement of Additional Information.

--------------------------------------------------------------------------------
 RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
--------------------------------------------------------------------------------

ReliaStar of NY is a New York stock life insurance company originally incorporated on June 11, 1917 under the name The Morris Plan Insurance Society. ReliaStar of NY is authorized to transact business in all states, the District of Columbia, the Dominican Republic and the Cayman Islands and is principally engaged in the business of providing individual life insurance and annuities, employee benefit products and services, retirement plans, and life and health reinsurance. Until October 1, 2003, ReliaStar of NY was a wholly owned subsidiary of Security-Connecticut Life Insurance Company ("Security-Connecticut"). Effective October 1, 2003, Security-Connecticut merged with and into its parent, ReliaStar Life Insurance Company ("ReliaStar"). ReliaStar is an indirect wholly owned subsidiary of ING Groep, N.V. ("ING"), a global financial services holding company, based in The Netherlands. ReliaStar of NY's financial statements appear in this prospectus.

ING also owns Directed Services, Inc., the investment manager of the ING Investors Trust and the distributor of the Contracts, and other interests. ING also owns ING Investments, LLC and ING Investment Management, LLC, portfolio managers of the ING Investors Trust, and the investment managers of the ING Variable Insurance Trust and the ING Variable Products Trust, respectively. ING also owns ING Life Insurance and Annuity Company, the investment manager of ING Partners, Inc. and Baring International Investment Limited, another portfolio manager of the ING Investors Trust.

Our principal office is located at 1000 Woodbury Road, Suite 102, Woodbury, New York 11797.

--------------------------------------------------------------------------------
 RELIASTAR OF NY SEPARATE ACCOUNT NY-B
--------------------------------------------------------------------------------

ReliaStar of NY Separate Account NY-B ("Separate Account NY-B") was established as a separate account of First Golden American Life Insurance Company of New York ("First Golden") on June 13, 1996. It became a separate account of ReliaStar of NY as a result of the merger of First Golden into ReliaStar of NY effective April 1, 2002. It is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 ("1940 Act"). Separate Account NY-B is a separate investment account used for our variable annuity contracts. We own all the assets in Separate Account NY-B but such assets are kept separate from our other accounts.

Separate Account NY-B is divided into subaccounts. Each subaccount invests exclusively in shares of one investment portfolio of a Trust or Fund. Each investment portfolio has its own distinct investment objectives and policies. Income, gains and losses, realized or unrealized, of a portfolio are credited to or charged against the corresponding subaccount of Separate Account NY-B without regard to any other income, gains or losses of the Company. Assets equal to the reserves and other contract liabilities with respect to each are not chargeable with liabilities arising out of any other business of the Company. They may, however, be subject to liabilities arising from subaccounts whose assets we attribute to other variable annuity contracts supported by Separate Account NY-B. If the assets in Separate Account NY-B exceed the required reserves and other liabilities, we may transfer the excess to our general account. We are obligated to pay all benefits and make all payments provided under the Contracts.


ING Empire Innovations Variable Annuity - 133004            10

NOTE: We currently offer other variable annuity contracts that invest in Separate Account NY-B but are not discussed in this prospectus. Separate Account NY-B may also invest in other investment portfolios which are not available under your Contract. Under certain circumstances, we may make certain changes to the subaccounts. For more information, see "The Annuity Contract -- Addition, Deletion, or Substitution of Subaccounts and Other Changes."

--------------------------------------------------------------------------------
 THE TRUSTS AND FUNDS
--------------------------------------------------------------------------------

YOU WILL FIND INFORMATION ABOUT THE TRUSTS AND FUNDS CURRENTLY AVAILABLE UNDER YOUR CONTRACT IN APPENDIX A -- THE INVESTMENT PORTFOLIOS. A PROSPECTUS CONTAINING MORE INFORMATION ON EACH TRUST OR FUND MAY BE OBTAINED BY CALLING OUR CUSTOMER SERVICE CENTER AT 800-366-0066. YOU SHOULD READ THE PROSPECTUS CAREFULLY BEFORE INVESTING.

Certain funds are designated as "Master-Feeder" or "LifeStyle Funds." Funds offered in a Master-Feeder structure (such as the American Funds) or fund of funds structure (such as the LifeStyle Funds) may have higher fees and expenses than a fund that invests directly in debt and equity securities. See "TRUST AND FUND EXPENSES."

In the event that, due to differences in tax treatment or other considerations, the interests of contract owners of various contracts participating in the Trusts conflict, we, the Boards of Trustees or Directors of Trusts or Funds, and any insurance companies participating in the Trusts or Funds will monitor events to identify and resolve any material conflicts that may arise.

RESTRICTED FUNDS
We may designate any investment option as a Restricted Fund and limit the amount you may allocate or transfer to a Restricted Fund. We may establish any such limitation, at our discretion, as a percentage of premium or contract value or as a specified dollar amount and change the limitation at any time.

Currently, we have not designated any investment option as a Restricted Fund. We may, with 30 days notice to you, designate any investment portfolio as a Restricted Fund or change the limitations on existing contracts with respect to new premiums added to such investment portfolio and also with respect to new transfers to such investment portfolio. If a change is made with regard to designation as a Restricted Fund or applicable limitations, such change will apply only to transactions effected after such change.


We limit your investment in the Restricted Funds on both an aggregate basis for all Restricted Funds and for each individual Restricted Fund. The aggregate limits for investment in all Restricted Funds are expressed as a percentage of contract value, percentage of premium and maximum dollar amount. Currently, your investment in two or more Restricted Funds would be subject to each of the following three limitations: no more than 30 percent of contract value; up to 100 percent of each premium; and no more than $999,999,999. We may change these limits, at our discretion, for new contracts, premiums, transfers or withdrawals.

We also limit your investment in each individual Restricted Fund. The limits for investment in each Restricted Fund are expressed as a percentage of contract value, percentage of premium and maximum dollar amount. Currently, the limits for investment in an individual Restricted Fund are the same as the aggregate limits set forth above. We may change these limits, at our discretion, for new contracts, premiums, transfers or withdrawals.


We monitor the aggregate and individual limits on investments in Restricted Funds for each transaction (e.g. premium payments, reallocations, withdrawals, dollar cost averaging). If the contract value in the Restricted Fund has increased beyond the applicable limit due to market

ING Empire Innovations Variable Annuity - 133004            11
growth, we will not require the reallocation or withdrawal of contract value from the Restricted Fund. However, if an aggregate limit has been exceeded, withdrawals must be taken either from the Restricted Funds or taken pro-rata from all investment options in which contract value is allocated, so that the percentage of contract value in the Restricted Funds following the withdrawal is less than or equal to the percentage of contract value in the Restricted Funds prior to the withdrawal.

We will not permit a transfer to the Restricted Funds to the extent that it would increase the contract value in the Restricted Fund or in all Restricted Funds to more than the applicable limits set forth above. We will not limit transfers from Restricted Funds. If the result of multiple reallocations is to lower the percentage of total contract value in Restricted Funds, the reallocation will be permitted even if the percentage of contract value in a Restricted Fund is greater than its limit.

--------------------------------------------------------------------------------
 CHARGES AND FEES
--------------------------------------------------------------------------------


We deduct the Contract charges described below to compensate us for our cost and expenses, services provided and risks assumed under the Contracts. We incur certain costs and expenses for distributing and administering the Contracts, including compensation and expenses paid in connection with sales of the Contracts, for paying the benefits payable under the Contracts and for bearing various risks associated with the Contracts. The amount of a Contract charge will not always correspond to the actual costs associated with the charge. For example, the surrender charge collected may not fully cover all of the distribution expenses incurred by us with the service or benefits provided. In the event there are any profits from fees and charges deducted under the Contract, including the mortality and expense risk charge and rider and benefit charges, we may use such profits to finance the distribution of Contracts. The expenses for a contract providing a premium credit, as this Contract does, may be higher than for contracts not providing a premium credit. Over time, and under certain circumstances, the amount of the premium credit may be more than offset by the additional fees and charges associated with the premium credit.


CHARGE DEDUCTION SUBACCOUNT
You may elect to have all charges against your contract value deducted directly from a single subaccount designated by the Company. Currently we use the Liquid Assets subaccount for this purpose. If you do not elect this option, or if the amount of the charges is greater than the amount in the designated subaccount, the charges will be deducted as discussed below. You may cancel this option at any time by sending satisfactory notice to our Customer Service Center.

CHARGES DEDUCTED FROM THE CONTRACT VALUE We deduct the following charges from your contract value:


        SURRENDER CHARGE. We will deduct a contingent deferred sales charge (a "surrender charge") if you surrender your Contract or if you take a withdrawal in excess of the Free Withdrawal Amount during the 3-year period from the date we receive and accept a premium payment. The surrender charge is based on a percentage of each premium payment withdrawn. This charge is intended to cover sales expenses that we have incurred. The surrender charge will be based on the total amount withdrawn, including the amount deducted for the surrender charge. It will be deducted from the remaining contract value remaining after you have received the amount requested for withdrawal, not from the amount you requested as a withdrawal. We may in the future reduce or waive the surrender charge in certain situations and will never charge more than the maximum surrender charges. The percentage of premium payments deducted at the time of surrender or excess withdrawal depends on the number of complete years that have elapsed since that premium payment was made. We determine the surrender charge as a percentage of each premium payment withdrawn as follows:



ING Empire Innovations Variable Annuity - 133004            12

   COMPLETE YEARS ELAPSED                    0        1        2       3+
   SINCE PREMIUM PAYMENT
   SURRENDER CHARGE                         6%       5%       4%       0%
--------------------------------------------------------------------------------

     NURSING HOME WAIVER. You may withdraw all or a portion of your contract value without a surrender charge if:

     1) at the time you first begin receiving care, more than one contract year has elapsed since the contract date;

     2) the withdrawal is requested during the period of care or within 90 days after the last day of care; and

     3) you have spent at least 45 days during a 60 day period in such nursing care facility.

You must submit satisfactory written proof of illness or incapacity. We may require an examination, at our cost, by a physician of our choice. We will not waive the early withdrawal charge if you were in a nursing care facility for at least one day during the two week period immediately preceding or following the contract date. It will also not apply to Contracts where prohibited by state law. Please note that these withdrawals are subject to the premium credit recapture provisions.

     TERMINAL ILLNESS WAIVER. You may withdraw all or a portion of your contract value without a surrender charge if:

        1) You are first diagnosed by a qualified medical professional, on or after the first contract anniversary, as having a terminal illness; and

        2) You submit satisfactory written proof of illness.

        We may require an examination, at our cost, by a physician of our choice.

        FREE WITHDRAWAL AMOUNT. The Free Withdrawal Amount is 10% of contract value, based on the contract value on the date of the withdrawal. Under Option Package III, any unused percentage of the 10% Free Withdrawal Amount from a contract year will carry forward into successive contract years, based on the percentage remaining at the time of the last withdrawal in that contract year. In no event will the free withdrawal amount at any time exceed 30% of contract value.

        SURRENDER CHARGE FOR EXCESS WITHDRAWALS. We will deduct a surrender charge for excess withdrawals which may include a withdrawal you make to satisfy required minimum distribution requirements under the Code. We consider a withdrawal to be an "excess withdrawal" when the amount you withdraw in any contract year exceeds the Free Withdrawal Amount. Where you are receiving systematic withdrawals, any combination of regular withdrawals taken and any systematic withdrawals expected to be received in a contract year will be included in determining the amount of the excess withdrawal. Such a withdrawal will be considered a partial surrender of the Contract and we will impose a surrender charge and any associated premium tax. We will deduct such charges from the contract value in proportion to the contract value in each subaccount or Fixed Interest Allocation from which the excess withdrawal was taken. In instances where the excess withdrawal equals the entire contract value in such subaccounts or Fixed Interest Allocations, we will deduct charges proportionately from all other subaccounts and Fixed Interest Allocations in which you are invested.

For the purpose of calculating the surrender charge for an excess withdrawal: a) we treat premiums as being withdrawn on a first-in, first-out basis; and b) amounts withdrawn which are not considered an excess withdrawal are not considered a withdrawal of any premium payments. We have included an example of how this works in Appendix C. Earnings for purposes of calculating the surrender charge for excess withdrawals may not be the same as earnings under federal tax law.

ING Empire Innovations Variable Annuity - 133004            13

        PREMIUM TAXES. We may make a charge for state and local premium taxes depending on your state of residence. The tax can range from 0% to 3.5% of the premium payment. We have the right to change this amount to conform with changes in the law or if you change your state of residence.

We deduct the premium tax from your contract value on the income phase payment start date. However, some jurisdictions impose a premium tax at the time that initial and additional premiums are paid, regardless of when the income phase payments begin. In those states we may defer collection of the premium taxes from your contract value and deduct it when you surrender the Contract, when you take an excess withdrawal, or on the income phase payment start date.

        ADMINISTRATIVE CHARGE. We deduct an annual administrative charge on each Contract anniversary, or if you surrender your Contract prior to a Contract anniversary, at the time we determine the cash surrender value payable to you. The amount deducted is $30 per Contract unless waived under conditions established by ReliaStar of NY. We deduct the charge proportionately from all subaccounts in which you are invested. If there is no contract value in those subaccounts, we will deduct the charge from your Fixed Interest Allocations starting with the guaranteed interest periods nearest their maturity dates until the charge has been paid.

        TRANSFER CHARGE. We currently do not deduct any charges for transfers made during a contract year. We have the right, however, to assess up to $25 for each transfer after the twelfth transfer in a contract year. If such a charge is assessed, we would deduct the charge from the subaccounts and the Fixed Interest Allocations from which each such transfer is made in proportion to the amount being transferred from each such subaccount and Fixed Interest Allocation unless you have chosen to have all charges deducted from a single subaccount. The charge will not apply to any transfers due to the election of dollar cost averaging, automatic rebalancing and transfers we make to and from any subaccount specially designated by the Company for such purpose.

CHARGES DEDUCTED FROM THE SUBACCOUNTS


        MORTALITY AND EXPENSE RISK CHARGE. The mortality and expense risk charge is deducted each business day. The amount of the mortality and expense risk charge depends on the option package you have elected. The charge is deducted on each business day and is a percentage of average daily assets based on the assets you have in each subaccount. The mortality and expense risk charge compensates the Company for death benefit and annuitization risks and the risk that expense charges will not cover actual expenses. In the event there are any profits from the mortality and expense risk charge, we may use such profits to finance the distribution of contracts and the premium credit option.


 ----------------------------------- ----------------------------- ----------------------------
          OPTION PACKAGE I                OPTION PACKAGE II            OPTION PACKAGE III

 --------------------- ------------- -------------- -------------- ------------- --------------
 Annual Charge         Annual        Annual Charge  Annual         Annual        Annual
                       Charge                       Charge         Charge        Charge
                       Expressed                    Expressed as                 Expressed as
                       as Daily                     Daily Rate                   Daily Rate
                       Rate
 --------------------- ------------- -------------- -------------- ------------- --------------
 --------------------- ------------- -------------- -------------- ------------- --------------
 1.50%                 0.0041%       1.70%          0.0047%        1.85%         0.0051%
 --------------------- ------------- -------------- -------------- ------------- --------------

        ASSET-BASED ADMINISTRATIVE CHARGE. The amount of the asset-based administrative charge, on an annual basis, is equal to 0.15% of the assets you have in each subaccount for each since the previous business day. The charge is deducted on each business day at the rate of .0004% from your assets in each subaccount.

        PREMIUM CREDIT OPTION CHARGE. The amount of the asset-based premium credit option charge, on an annual basis, is equal to 0.60% of the assets you have in each subaccount. The charge is deducted from your assets in each subaccount on each business day at the rate of 0.0017% for three years following the credit. This charge will also be deducted from amounts allocated to the Fixed Interest Division, resulting in a 0.60% reduction in the interest which would otherwise have been credited to your Contract during the three contract years following the credit if you had not elected the premium credit option. The cost of providing the premium credit is generally covered by the premium credit option charge, the recapture schedule for forfeiture of the credit on surrenders, withdrawals and death, and, to some degree, by the mortality and expense risk charge. We expect to make less profit on those contracts under which the premium credit option rider is elected.

ING Empire Innovations Variable Annuity - 133004            14

        OPTIONAL RIDER CHARGES. You may purchase one of two optional benefit riders that you may elect at issue. The MGWB rider is not available if you elect the premium credit rider. So long as the rider is in effect, we will deduct a separate quarterly charge for the optional benefit rider through a pro-rata reduction of the contract value of the subaccounts in which you are invested. We deduct the rider charge on each quarterly contract anniversary in arrears, meaning we deduct the first charge on the first quarterly anniversary following the rider date. For a description of the rider and the defined terms used in connection with the riders, see "The Annuity Contract -- Optional Riders."

     MINIMUM GUARANTEED ACCUMULATION BENEFIT (MGAB). The charge for the MGAB rider is as follows:

------------------- --------------------------- ------------------------------
WAITING PERIOD      AS AN ANNUAL CHARGE         AS A QUARTERLY CHARGE

------------------- --------------------------- ------------------------------
10 Year             0.65% of the MGAB Charge    0.1625% of the MGAB Charge
                    Base                        Base
------------------- --------------------------- ------------------------------


        The MGAB Charge will be made during the 10-year waiting period starting on the rider date and ending on the MGAB Date. The MGAB Charge Base is the total of premiums and credit, if applicable, added during the two-year period commencing on the rider date if you purchase the rider on the contract date, or, your contract value on the rider date plus premiums and credit, if applicable, added during the two-year period commencing on the rider date if you purchased the rider after the contract date, reduced pro-rata for all withdrawals taken while the MGAB rider is in effect, and reduced pro-rata for transfers made during the three-year period before the MGAB date. Withdrawals and transfers may reduce the applicable MGAB Charge Base by more than the amount withdrawn or transferred.

        MINIMUM GUARANTEED WITHDRAWAL BENEFIT (MGWB). The annual charge for the MGWB rider is 0.35% (0.0875% quarterly) of the contract value. The charge is deducted from the contract value in the subaccounts on each quarterly contract anniversary date, in arrears. We will deduct charges during the period starting on the rider date and up to your Contract's Automatic Periodic Benefit Status. Automatic Periodic Benefit Status will occur if your contract value is reduced to zero and other conditions are met. Please see "Minimum Guaranteed Withdrawal Benefit - Automatic Periodic Benefit Status" later in this prospectus. If you surrender or annuitize your Contract, we will deduct a pro-rata portion of the charge for the current quarter based on the current quarterly charge rate immediately prior to the surrender or annuitization.


TRUST AND FUND EXPENSES
Each portfolio deducts portfolio management fees and charges from the amounts you have invested in the portfolios. In addition, certain portfolios deduct a service fee, which is used to compensate service providers for administrative and contract holder services provided on behalf of the portfolios, and certain portfolios deduct a distribution or 12b-1 fee, which is used to finance any activity that is primarily intended to result in the sale of shares of the applicable portfolio.

In addition to the fees and charges shown in the Fee Table, the Company may, from time to time, receive other compensation from the funds or the funds' affiliates. For example, investment advisers to the funds may make cash payments or provide expense reimbursements to the Company as an incentive for the Company to include the funds among the investment options available under your Contract and to provide certain services to contract owners that relate to the investment options.

ING Empire Innovations Variable Annuity - 133004            15

In particular, we may receive compensation from the investment advisers, administrators or distributors of the portfolios in connection with administrative, distribution, or other services and cost savings experienced by the investment advisers, administrators or distributors. It is anticipated that such compensation will be based on assets of the particular portfolios attributable to the Contract. Some advisers, administrators or distributors may pay us more than others. During 2003, the Company received compensation from certain funds and funds' affiliates.

Certain funds are designated as "Master-Feeder" or "LifeStyle Funds." Funds offered in a Master-Feeder structure (such as the American Funds) or fund of funds structure (such as the LifeStyle Funds) may have higher fees and expenses than a fund that invests directly in debt and equity securities. The Fund Expense Table included in "Fees and Expenses" reflects the aggregate annual operating expenses of each portfolio and its corresponding underlying fund or funds. These funds are identified in the Fund Expense Table. See "Fees and Expenses -- Trust or Fund Expenses."

--------------------------------------------------------------------------------
 THE ANNUITY CONTRACT
--------------------------------------------------------------------------------


The Contract described in this prospectus is a deferred combination variable and fixed annuity contract. The Contract provides a means for you to invest in one or more of the available mutual fund portfolios of the Trusts and Funds through Separate Account NY-B. It also provides a means for you to invest in a Fixed Interest Allocation through the Fixed Interest Division. See Appendix B and the Fixed Interest Division Offering Brochure for more information on the Fixed Interest Division. If you have any questions concerning this Contract, contact your registered representative or call our Customer Service Center at 1-800-366-0066.


CONTRACT DATE AND CONTRACT YEAR
The date the Contract became effective is the contract date. Each 12-month period following the contract date is a contract year.

CONTRACT OWNER
You are the contract owner. You are also the annuitant unless another annuitant is named in the application. You have the rights and options described in the Contract. One or more persons may own the Contract. If there are multiple owners named, the age of the oldest owner will determine the applicable death benefit if such death benefit is available for multiple owners.

The death benefit becomes payable when you die. In the case of a sole contract owner who dies before the income phase begins, we will pay the beneficiary the death benefit then due. The sole contract owner's estate will be the beneficiary if no beneficiary has been designated or the beneficiary has predeceased the contract owner. In the case of a joint owner of the Contract dying before the income phase begins, we will designate the surviving contract owner as the beneficiary. This will override any previous beneficiary designation.

If the contract owner is a trust and a beneficial owner of the trust has been designated, the beneficial owner will be treated as the contract owner for determining the death benefit. If a beneficial owner is changed or added after the contract date, this will be treated as a change of contract owner for determining the death benefit (likely a taxable event). If no beneficial owner of the trust has been designated, the availability of an enhanced death benefit will be based on the age of the annuitant at the time you purchase the Contract.

JOINT OWNER. For non-qualified Contracts only, joint owners may be named in a written request before the Contract is in effect. Joint owners may independently exercise transfers and other transactions allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them. All rights of a joint owner end at death of that owner if the other joint owner survives. The entire interest of the deceased joint owner in the Contract will pass to the surviving joint owner and the death benefit will be payable. Joint owners may only select Option Package I.

ING Empire Innovations Variable Annuity - 133004            16

Any addition or deletion of a joint owner is treated as a change of owner which may affect the amount of the death benefit. See "Change of Contract Owner or Beneficiary" below. If you have elected Option Package II or III, and you add a joint owner, if the older joint owner is attained age 85 or under, the death benefit from the date of change will be the Option Package I death benefit. If the older joint owner's attained age is 86 or over on the date of the ownership change, the death benefit will be the cash surrender value. The mortality and expense risk charge going forward will reflect the change in death benefit. Note that returning a Contract to single owner status will not restore any death benefit. Unless otherwise specified, the term "age" when used for joint owners shall mean the age of the oldest owner.

ANNUITANT
The annuitant is the person designated by you to be the measuring life in determining income phase payments. The annuitant's age determines when the income phase must begin and the amount of the income phase payments to be paid. You are the annuitant unless you choose to name another person. The annuitant may not be changed after the Contract is in effect.

The contract owner will receive the annuity benefits of the Contract if the annuitant is living on the income phase payment start date. If the annuitant dies before the income phase payment start date and a contingent annuitant has been named, the contingent annuitant becomes the annuitant (unless the contract owner is not an individual, in which case the death benefit becomes payable).

If there is no contingent annuitant when the annuitant dies before the income phase payment start date, the contract owner will become the annuitant. The contract owner may designate a new annuitant within 60 days of the death of the annuitant.

When the annuitant dies before the income phase payment start date and the contract owner is not an individual, we will pay the designated beneficiary the death benefit then due. If a beneficiary has not been designated, or if there is no designated beneficiary living, the contract owner will be the beneficiary. If the annuitant was the sole contract owner and there is no beneficiary designation, the annuitant's estate will be the beneficiary.

Regardless of whether a death benefit is payable, if the annuitant dies and any contract owner is not an individual, distribution rules under federal tax law will apply. You should consult your tax advisor for more information if you are not an individual.

BENEFICIARY
The beneficiary is named by you in a written request. The beneficiary is the person who receives any death benefit proceeds and who may become the successor contract owner if the contract owner who is a spouse (or the annuitant if the contract owner is other than an individual) dies before the income phase payment start date. We pay death benefits to the primary beneficiary (unless there are joint owners, in which case death proceeds are payable to the surviving owner(s)).

If the beneficiary dies before the annuitant or the contract owner, the death benefit proceeds are paid to the contingent beneficiary, if any. If there is no surviving beneficiary, we pay the death benefit proceeds to the contract owner's estate.

One or more persons may be a beneficiary or contingent beneficiary. In the case of more than one beneficiary, we will assume any death benefit proceeds are to be paid in equal shares to the surviving beneficiaries.

You have the right to change beneficiaries during the annuitant's lifetime unless you have designated an irrevocable beneficiary. You may also restrict a beneficiary's right to elect an income phase payment option or receive a lump-sum payment. If so, such rights or options will not be

ING Empire Innovations Variable Annuity - 133004            17
available to the beneficiary. When an irrevocable beneficiary has been designated, you and the irrevocable beneficiary may have to act together to exercise some of the rights and options under the Contract.

CHANGE OF CONTRACT OWNER OR BENEFICIARY. During the annuitant's lifetime, you may transfer ownership of a non-qualified Contract. A change in ownership may affect the amount of the death benefit, the guaranteed minimum death benefit and/or the death benefit option applied to the Contract. The new owner's age, as of the date of the change, will be used as the basis for determining the applicable benefits and charges. The new owner's death will determine when a death benefit is payable.

If you have elected Option Package I, the death benefit will continue if the new owner is age 85 or under on the date of the ownership change. For Option Package II or III, if the new owner is age 79 or under on the date that ownership changes, the death benefit will continue. If the new owner is age 80 to 85, under Option Package II or III, the death benefit will end, and the death benefit will become the Option Package I death benefit. For all death benefit options, 1) if the new owner's attained age is 86 or over on the date of the ownership change, or 2) if the new owner is not an individual (other than a Trust for the benefit of the owner or annuitant), the death benefit will be the cash surrender value. The mortality and expense risk charge going forward will reflect the change in death benefit. Please note that once a death benefit has been changed due to a change in owner, it will not be restored by a subsequent change to a younger owner.

You may also change the beneficiary. All requests for changes must be in writing and submitted to our Customer Service Center in good order. The change will be effective as of the day you sign the request. The change will not affect any payment made or action taken by us before recording the change.

A change of owner likely has tax consequences. See "Federal Tax Considerations" in this prospectus.

PURCHASE AND AVAILABILITY OF THE CONTRACT
There are three option packages available under the Contract. You select an option package at the time of application. Each option package is unique. The minimum initial payment to purchase the Contract and the maximum age at which you may purchase the Contract depend on the option package that you elect.

-------------------------- ----------------------------- ---------------------------- ------------------------------
                                 OPTION PACKAGE I             OPTION PACKAGE II            OPTION PACKAGE III
-------------------------- ----------------------------- ---------------------------- ------------------------------
-------------------------- ----------------------------- ---------------------------- ------------------------------
Minimum Initial            $15,000 (non-qualified)       $5,000 (non-qualified)       $5,000 (non-qualified)
-------------------------  $1,500 (qualified)            $1,500 (qualified)           $1,500 (qualified)
Payment

-------------------------- ----------------------------- ---------------------------- ------------------------------
-------------------------- ----------------------------- ---------------------------- ------------------------------
Maximum Age to Purchase

                           85                            80                           80
-------------------------- ----------------------------- ---------------------------- ------------------------------

You may make additional premium payments up to the contract anniversary after your 86th birthday. The minimum additional premium payment we will accept is $50 regardless of the option package you select. Under certain circumstances, we may waive the minimum premium payment requirement. We may also change the minimum initial or additional premium requirements for certain group or sponsored arrangements. Any initial or additional premium payment that would cause the contract value of all annuities that you maintain with us to exceed $1,000,000 requires our prior approval.

The Contract is designed for people seeking long-term tax-deferred accumulation of assets, generally for retirement or other long-term purposes. The tax-deferred feature is more attractive to people in high federal and state tax brackets. YOU SHOULD NOT BUY THIS CONTRACT: (1) IF YOU ARE LOOKING FOR A SHORT-TERM INVESTMENT; (2) IF YOU CANNOT RISK GETTING BACK LESS MONEY THAN YOU PUT IN; OR (3) IF YOUR ASSETS ARE IN A PLAN WHICH PROVIDES FOR TAX-DEFERRAL AND YOU SEE NO OTHER REASON TO PURCHASE THIS CONTRACT.

ING Empire Innovations Variable Annuity - 133004            18

IRAs and other qualified plans already have the tax-deferral feature found in this Contract. For an additional cost, the Contract provides other features and benefits including death benefits and the ability to receive a lifetime income. You should not purchase a qualified Contract unless you want these other features and benefits, taking into account their cost. See "Charges and Fees" in this prospectus. IF YOU ARE CONSIDERING AN ENHANCED DEATH BENEFIT OPTION AND YOUR CONTRACT WILL BE AN IRA, SEE "TAXATION OF QUALIFIED CONTRACTS - INDIVIDUAL RETIREMENT ANNUITIES" AND "TAX CONSEQUENCES OF ENHANCED DEATH BENEFIT" IN THIS PROSPECTUS.

We and our affiliates offer other variable products that may offer some of the same investment portfolios. These products have different benefits and charges, and may or may not better match your needs. If you are interested in learning more about these other products, contact our Customer Service Center or your registered representative.

CREDITING OF PREMIUM PAYMENTS
We will process your initial premium and credit, if applicable, within two business days after receipt, if the application and all information necessary for processing the Contract are complete. Subsequent premium payments will be processed within one business day if we receive all necessary information. In certain states we also accept initial and additional premium payments by wire order. Wire transmittals must be accompanied by sufficient electronically transmitted data. We may retain your initial premium payment for up to five business days while attempting to complete an incomplete application. If the application cannot be completed within this period, we will inform you of the reasons for the delay. We will also return the premium payment immediately unless you direct us to hold the premium payment until the application is completed. If you choose to have us hold the premium payment, it will be held in a non-interest bearing account.

We will allocate your initial payment according to the instructions you specified. If a subaccount is not available or requested in error, we will make inquiry about a replacement subaccount. If we are unable to reach you or your representative, we will consider the application incomplete. For initial premium payments designated for a subaccount of Separate Account NY-B, the payment will be credited at the accumulation unit value next determined after we receive your premium payment and the completed application. Once the completed application is received, we will allocate the payment to the subaccounts of Separate Account NY-B specified by you within 2 business days.

We will make inquiry to discover any missing information related to subsequent payments. We will allocate the subsequent payment(s) pro-rata according to the current variable subaccount allocation unless you specify otherwise. Any fixed allocation(s) will not be considered in the pro-rata calculations. If a subaccount is no longer available or requested in error, we will allocate the subsequent payment(s) proportionally among the other subaccount(s) in your current allocation or your allocation instructions. For any subsequent premium payments, the payment and credit, if applicable, designated for a subaccount of Separate Account NY-B, will be credited at the accumulation unit value next determined after receipt of your premium payment and instructions.

Once we allocate your premium payment and credit, if applicable, to the subaccounts selected by you, we convert the premium payment into accumulation units. We divide the amount of the premium payment allocated to a particular subaccount by the value of an accumulation unit for the subaccount to determine the number of accumulation units of the subaccount to be held in Separate Account NY-B with respect to your Contract. The net investment results of each subaccount vary with its investment performance.

If your premium payment was transmitted by wire order from your broker-dealer, we will follow one of the following two procedures after we receive and accept the wire order and investment instructions. The procedure we follow depends on state availability and the procedures of your broker-dealer.

ING Empire Innovations Variable Annuity - 133004            19

     1) If either your state or broker-dealer do not permit us to issue a Contract without an application, we reserve the right to rescind the Contract if we do not receive and accept a properly completed application or enrollment form within 5 days of the premium payment. If we do not receive the application or form within 5 days of the premium payment, we will refund the contract value plus any charges we deducted, and the Contract will be voided. Some states require that we return the premium paid, in which case we will comply.

     2) If your state and broker-dealer allow us to issue a Contract without an application, we will issue and mail the Contract to you or your representative, together with a Contract Acknowledgement and Delivery Statement for your execution. Until our Customer Service Center receives the executed Contract Acknowledgement and Delivery Statement, neither you nor the broker-dealer may execute any financial transactions on your Contract unless they are requested in writing by you. We may require additional information before complying with your request (e.g., signature guarantee).

In some states, we may require that an initial premium designated for a subaccount of Separate Account NY-B or the Fixed Interest Division be allocated with the added credit, if applicable, to a subaccount specially designated by the Company (currently, the Liquid Assets subaccount) during the free look period. After the free look period, we will convert your contract value (your initial premium plus any earnings less any expenses) into accumulation units of the subaccounts you previously selected. The accumulation units will be allocated based on the accumulation unit value next computed for each subaccount. Initial premiums designated for Fixed Interest Allocations will be allocated to a Fixed Interest Allocation with the guaranteed interest period you have chosen; however, in the future we may allocate the premiums to the specially designated subaccount during the free look period.

We may also refuse to accept certain forms of premium payments or loan repayments, if applicable, (traveler's checks, for example) or restrict the amount of certain forms of premium payments or loan repayments (money orders totaling more than $500, for example). In addition, we may require information as to why a particular form of payment was used (third party checks, for example) and the source of the funds of such payment in order to determine whether or not we will accept it. Use of an unacceptable form of payment may result in us returning your premium payment and not issuing the contract.

ADDITIONAL CREDIT TO PREMIUM
At the time of application, you may elect the premium credit option. If you so elect, a credit will be added to your Contract based on all premium payments received within 60 days of the contract date ("initial premium"). The credit will be a minimum of 2% of the initial premium and will be allocated among each subaccount and fixed interest allocation you have selected in proportion to your initial premium in each investment option.

Currently, the premium credit option is available only if elected at the time of application prior to issuance of the Contract. However, we reserve the right to make the premium credit option available to inforce contract owners.


The daily mortality and expense risk charge and the daily administrative charge under this Contract is greater than that under contracts not providing a premium credit. There is also a separate charge for the credit which is an asset-based charge deducted daily from your contract value. Please see "Charges and Fees" for a description of this charge.


The credit constitutes earnings (and not premiums paid by you) for federal tax purposes.

In any of the following circumstances, we deduct part or all of a credit from the amount we pay to you or your beneficiary:

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     1)   If you return your Contract within the free look period, we will deduct the entire credit from the refund amount;

     2) If a death benefit becomes payable, we will deduct any credits added to your Contract after or within 12 months of the date of death; and

     3) If you surrender your Contract or take a withdrawal, we will deduct a portion of the credit added to your contract value based on the percentage of first year premium withdrawn and the contract year of surrender or withdrawal in accordance with the following table:

        ------------------------- ---------------------------------------------
            CONTRACT YEAR OF         PERCENTAGE OF PREMIUM CREDIT FORFEITED
        SURRENDER OR WITHDRAWAL    (BASED ON PERCENTAGE OF FIRST YEAR PREMIUM
                                                   WITHDRAWN)
        ------------------------- ---------------------------------------------
        ------------------------- ---------------------------------------------
                 Year 1                               100%
                 Year2                                 75%
                 Year3                                 50%
                 Years 4+                               0%
        ------------------------- ---------------------------------------------


If we deduct a credit from any amount we pay to you, we will deduct the full dollar amount of the credit. You will retain any gains, and you will also bear any losses, that are attributable to the credit we deduct. No forfeiture of premium credit applies to withdrawals of contract value representing the annual free withdrawal amount or to withdrawals of contract value representing earnings.


If you elect the premium credit rider, you may not also elect the Minimum Guaranteed Withdrawal Benefit Rider.

THERE MAY BE CIRCUMSTANCES UNDER WHICH THE CONTRACT OWNER MAY BE WORSE OFF FROM HAVING RECEIVED A PREMIUM CREDIT. FOR EXAMPLE, THIS COULD OCCUR IF THE CONTRACT OWNER RETURNS THE CONTRACT DURING THE APPLICABLE FREE LOOK PERIOD. UPON A FREE LOOK, WE RECAPTURE THE PREMIUM CREDIT THAT HAD BEEN CREDITED. IF THE STATE LAW PROVIDES THAT CONTRACT VALUE IS RETURNED ON A FREE LOOK, AND IF THE PERFORMANCE OF THE APPLICABLE SUBACCOUNTS HAS BEEN NEGATIVE DURING THAT PERIOD, WE WILL RETURN THE CONTRACT VALUE LESS THE PREMIUM CREDIT. THE NEGATIVE PERFORMANCE ASSOCIATED WITH THE PREMIUM CREDIT WILL REDUCE THE CONTRACT VALUE MORE THAN IF THE PREMIUM CREDIT HAD NOT BEEN APPLIED.

INCOME PHASE PAYMENT START DATE
The income phase payment start date is the date you start receiving income phase payments under your Contract. The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase; and the income phase. The accumulation phase is the period between the contract date and the income phase payment start date. The income phase begins when you start receiving regular income phase payments from your Contract on the income phase payment start date.

ADMINISTRATIVE PROCEDURES
We may accept a request for Contract service in writing, by telephone, or other approved electronic means, subject to our administrative procedures, which vary depending on the type of service requested and may include proper completion of certain forms, providing appropriate identifying information, and/or other administrative requirements. We will process your request at the contract value next determined only after you have met all administrative requirements.

CONTRACT VALUE
We determine your contract value on a daily basis beginning on the contract date. Your contract value is the sum of (a) the contract value in the Fixed Interest Allocations, and (b) the contract value in each subaccount in which you are invested.


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CONTRACT VALUE IN THE SUBACCOUNTS. On the contract date, the contract value in the subaccount in which you are invested is equal to the initial premium paid plus credit, if applicable, that was designated to be allocated to the subaccount. On the contract date, we allocate your contract value to each subaccount and/or a Fixed Interest Allocation specified by you.

On each business day after the contract date, we calculate the amount of contract value in each subaccount as follows:

     (1) We take the contract value in the subaccount at the end of the preceding business day.

     (2) We multiply (1) by the subaccount's Net Rate of Return since the preceding business day.

     (3)  We add (1) and (2).

     (4) We add to (3) any additional premium payments plus credit, if applicable, and then add or subtract any transfers to or from that subaccount.

     (5) We subtract from (4) any withdrawals and any related charges, and then subtract any contract fees and premium taxes.

CASH SURRENDER VALUE
The cash surrender value is the amount you receive when you surrender the Contract. The cash surrender value will fluctuate daily based on the investment results of the subaccounts in which you are invested and interest credited to Fixed Interest Allocations. See the Fixed Interest Division Offering Brochure for a description of the calculation of values under any Fixed Interest Allocation. We do not guarantee any minimum cash surrender value. On any date during the accumulation phase, we calculate the cash surrender value as follows: we start with your contract value, then we deduct any surrender charge, any charge for premium taxes, the annual contract administrative fee, and any other charges incurred but not yet deducted.

SURRENDERING TO RECEIVE THE CASH SURRENDER VALUE
You may surrender the Contract at any time while the annuitant is living and before the income phase payment start date. A surrender will be effective on the date your written request and the Contract are received at our Customer Service Center. We will determine and pay the cash surrender value at the price next determined after receipt of all paperwork required in order for us to process your surrender. Once paid, all benefits under the Contract will be terminated. For administrative purposes, we will transfer your money to a specially designated subaccount (currently the Liquid Assets subaccount) prior to processing the surrender. This transfer will have no effect on your cash surrender value. You may receive the cash surrender value in a single sum payment or apply it under one or more annuity options. We will usually pay the cash surrender value within 7 days.

Consult your tax advisor regarding the tax consequences associated with surrendering your Contract. A surrender made before you reach age 59 1/2 may result in a 10% tax penalty. See "Federal Tax Considerations" for more details.

THE SUBACCOUNTS
Each of the subaccounts of Separate Account NY-B offered under this prospectus invests in an investment portfolio with its own distinct investment objectives and policies. Each subaccount of Separate Account NY-B invests in a corresponding portfolio of a Trust or Fund.

ADDITION, DELETION OR SUBSTITUTION OF SUBACCOUNTS AND OTHER CHANGES
We may make additional subaccounts available to you under the Contract. These subaccounts will invest in investment portfolios we find suitable for your Contract. We may also withdraw or substitute investment portfolios, subject to the conditions in your Contract and compliance with regulatory requirements.


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We may amend the Contract to conform to applicable laws or governmental regulations. If we feel that investment in any of the investment portfolios has become inappropriate to the purposes of the Contract, we may, with approval of the SEC (and any other regulatory agency, if required) substitute another portfolio for existing and future investments. If you have elected the dollar cost averaging, systematic withdrawals, or automatic rebalancing programs or if you have other outstanding instructions, and we substitute or otherwise eliminate a portfolio which is subject to those instructions, we will execute your instructions using the substitute or proposed replacement portfolio unless you request otherwise. The substitute or proposed replacement portfolio may have higher fees and charges than any portfolio it replaces.

We also reserve the right to: (i) deregister Separate Account NY-B under the 1940 Act; (ii) operate Separate Account NY-B as a management company under the 1940 Act if it is operating as a unit investment trust; (iii) operate Separate Account NY-B as a unit investment trust under the 1940 Act if it is operating as a managed separate account; (iv) restrict or eliminate any voting rights as to Separate Account NY-B; and (v) combine Separate Account NY-B with other accounts.

We will, of course, provide you with written notice before any of these changes are effected.

THE FIXED INTEREST DIVISION
The Fixed Interest Division is part of the ReliaStar of New York general account. The general account contains all of the assets of ReliaStar of New York other than those in certain separate accounts. Allocation of any amount to the Fixed Interest Division does not entitle you to share directly in the performance of these assets. Assets supporting amounts allocated to the Fixed Interest Division are available to fund the claims of all classes of our customers, owners, and other creditors. See Appendix B and the Fixed Interest Division Offering Brochure for more information. You may not allocate contract value to the Fixed Interest Division if you elect one of the living benefit riders.

OPTIONAL RIDERS
You may elect one of the two optional benefit riders discussed below. YOU MAY ADD ONLY ONE OF THESE TWO RIDERS TO YOUR CONTRACT. EACH RIDER HAS A SEPARATE CHARGE. PLEASE NOTE THAT IF YOU ELECT ONE OF THE LIVING BENEFIT RIDERS, YOU MAY NOT ALLOCATE CONTRACT VALUE TO THE FIXED INTEREST ALLOCATIONS. Once elected, the riders generally may not be cancelled. You may not remove the rider and charges will be assessed regardless of the performance of your Contract. Please see "Charges and Fees -- Optional Rider Charges" for information on rider charges.

THE OPTIONAL RIDERS MAY NOT BE AVAILABLE FOR ALL INVESTORS. YOU SHOULD ANALYZE EACH RIDER THOROUGHLY AND UNDERSTAND IT COMPLETELY BEFORE YOU SELECT IT. THE OPTIONAL RIDERS DO NOT GUARANTEE ANY RETURN OF PRINCIPAL OR PREMIUM PAYMENTS AND DO NOT GUARANTEE PERFORMANCE OF ANY SPECIFIC INVESTMENT PORTFOLIO UNDER THE CONTRACT. YOU SHOULD CONSULT A QUALIFIED FINANCIAL ADVISER IN EVALUATING THE RIDERS.

RIDER DATE. The rider date is the date the optional benefit rider becomes effective. The rider date is also the contract date if you purchase the rider when the Contract is issued.

NO CANCELLATION. Once you purchase the rider, you may not cancel it unless you cancel the Contract during the Contract's free look period, surrender, annuitize or otherwise terminate the Contract. These events automatically cancel any rider. Once the Contract continues beyond the free look period, you may not cancel the rider. The Company may, at its discretion, cancel and/or replace a rider at your request in order to renew or reset a rider.

TERMINATION. The optional riders are "living benefits," which means the guaranteed benefit offered by the rider is intended to be available to you while you are living and while your Contract is in the accumulation phase. The optional riders automatically terminate if you:

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     o    annuitize, surrender or otherwise terminate your Contract during the accumulation phase; or

     o die during the accumulation phase (first owner to die if there are multiple contract owners, or at death of annuitant if contract owner is not a natural person), unless your spouse beneficiary elects to continue the Contract.

The optional riders will also terminate if there is a change in contract ownership (other than a spousal beneficiary continuation on your death), including addition of a joint owner. Other circumstances which may cause a particular optional rider to terminate automatically are discussed below.


MINIMUM GUARANTEED ACCUMULATION BENEFIT RIDER (MGAB). The MGAB rider is an optional benefit which provides you with an MGAB intended to guarantee a minimum contract value at the end of a specified waiting period. The waiting period is 10 years, beginning on the rider date, and the MGAB Charge is deducted only during the 10 year waiting period. Only premiums added to your Contract during the first two-year period after your rider date and the credit, if applicable, are included in the MGAB Base. Any additional premium payments added after the second rider anniversary are not included in the MGAB Base. Thus, the MGAB rider may not be appropriate for you if you plan to add substantial premium payments after your second rider anniversary. If you elect the MGAB rider, you may not allocate contract value to the Fixed Interest Division.


The MGAB is a one-time adjustment to your contract value if your contract value on the MGAB Date is less than the MGAB Base. The MGAB Date is the next business day after the applicable waiting period. We calculate your Minimum Guaranteed Accumulation Benefit on this date. The MGAB rider may offer you protection if your Contract loses value during the MGAB waiting period. For a discussion of the charges we deduct under the MGAB rider, see "Optional Rider Charges."

The MGAB rider has a waiting period of ten years and, other than for certain transfers, guarantees that your contract value at the end of ten years will at least equal your initial premium payment plus the credit, if applicable, reduced pro-rata for withdrawals. Transfers made within 3 years prior to the MGAB Date will also reduce the MGAB Base pro-rata.

        CALCULATING THE MGAB.  We calculate your MGAB as follows:

        (1) WE FIRST DETERMINE YOUR MGAB BASE. The MGAB Base is only a calculation used to determine the MGAB. It does not represent a contract value, nor does it guarantee performance of the subaccounts in which you are invested. It is also not used in determining the amount of your annuity income, cash surrender value and death benefits.


               If you purchase the MGAB optional rider as of the contract date, the MGAB Base is the initial premium, and the credit, if applicable, increased by eligible premiums, less all withdrawals and less transfers made within 3 years prior to the MGAB Date, accumulated at the MGAB Base Rate. Eligible premiums are premiums added within two years after the rider date. Premiums added in the third and later rider years are not included in the MGAB Base.


               If you purchase the MGAB optional benefit rider after the contract date, contract value is used as the initial value. The MGAB Base equals the contract value, plus eligible premiums, adjusted for withdrawals and transfers and accumulated at the MGAB Base Rate.

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               Eligible premiums are premiums added within two years after the rider date. Premiums (and credits) added in the third and later years after the rider date are not included in the MGAB Base.


               We use the MGAB Charge Base to determine the periodic MGAB rider charges. The MGAB Charge Base equals the eligible premiums, plus credit, if applicable, adjusted for subsequent withdrawals and transfers.


               Withdrawals reduce the MGAB Base and MGAB Charge Base on a pro-rata basis. The percentage reduction in the MGAB Base and MGAB Charge Base equals the percentage reduction in contract resulting from the withdrawal. This means that they are adjusted for withdrawals by reducing them in the same proportion that the withdrawal affects the contract value. For example, if the contract value is reduced by 25% as the result of a withdrawal, the MGAB Base and the MGAB Charge Base are also reduced by 25% (rather than by the amount of the withdrawal).

               Any transfer within 3 years of the MGAB Date reduces the MGAB Base and MGAB Charge Base on a pro-rata basis, based on the percentage of contract value transferred. Adjustments for such transfers are made as if the transfer was a withdrawal followed by a premium payment to the new investment option, which is not an eligible premium for MGAB benefit purposes.


        (2) WE THEN SUBTRACT YOUR CONTRACT VALUE ON THE MGAB DATE FROM YOUR MGAB BASE. The contract value that we subtract includes both the contract value in the subaccounts in which you are invested and the contract value in your Fixed Interest Allocations, if any.


        (3) ANY POSITIVE DIFFERENCE IS YOUR MGAB. If there is a MGAB, we will automatically credit it on the MGAB Date to the subaccounts in which you are invested pro-rata based on the proportion of your contract value in the subaccounts on that date, unless you have previously given us other allocation instructions. If you do not have an investment in any subaccount on the MGAB Date, we will allocate the MGAB to the Liquid Assets subaccount on your behalf. After we credit the MGAB, the amount of your annuity income, cash surrender value and death benefits will reflect the crediting of the MGAB to your contract value to the extent the contract value is used to determine such value.


PURCHASE. To purchase the MGAB rider, you must be age 80 or younger on the rider date. The waiting period must end at or before your annuity start date. The MGAB rider may be purchased (i) on the contract date, and (ii) within 30 days following the contract date. For contracts issued more than 30 days before the date this rider first became available in your state, the Company may in its discretion allow purchase of this rider during the 30-day period preceding the first contract anniversary after the date of this prospectus, or the date of state approval, whichever is later.


THE MGAB CHARGE BASE. The MGAB Charge Base is the total of premiums and credit, if applicable, added during the two-year period commencing on the rider date if you purchase the rider on the contract date, or your contract value on the rider date plus premiums and credit, if applicable, added during the two-year period commencing on the rider date if you purchased the rider after the contract date, reduced pro-rata for all withdrawals taken while the MGAB rider is in effect, and reduced pro-rata for transfers made during the three year period before the MGAB Date. Withdrawals and transfers may reduce the applicable MGAB Charge Base by more than the amount withdrawn or transferred.


THE MGAB DATE. If you purchased the MGAB rider on the contract date or added the MGAB rider within 30 days following the contract date, the MGAB Date is your 10th contract anniversary. If you added the MGAB rider during the 30-day period preceding your first contract anniversary after the date of this prospectus, your MGAB Date will be the first contract anniversary occurring after 10 years after the rider date. The MGAB rider is not available if the MGAB Date would fall beyond the latest annuity start date.

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NOTIFICATION. We will report any crediting of the MGAB in your first quarterly statement following the MGAB Date.


MINIMUM GUARANTEED WITHDRAWAL BENEFIT RIDER (MGWB). The MGWB rider, marketed under the name, ING PrincipalGuard Withdrawal Benefit, is an optional benefit which guarantees that if your contract value is reduced to zero, you will receive periodic payments. The amount of the periodic payments is based on the amount in the MGWB Withdrawal Account. Only premiums added to your Contract during the first two-year period after your rider date are included in the MGWB Withdrawal Account. Any additional premium payments added after the second rider anniversary are not included in the MGWB Withdrawal Account. Thus, the MGWB rider may not be appropriate for you if you plan to add substantial premium payments after your second rider anniversary. THE MGWB RIDER IS NOT AVAILABLE IF YOU ELECT THE PREMIUM CREDIT RIDER. Also, if you elect the MGWB rider, you may not allocate contract value to the Fixed Interest Division.


The guarantee provides that, subject to the conditions described below, the amount you will receive in periodic payments is equal to your Eligible Payment Amount adjusted for any prior withdrawals. Your Eligible Payment Amount depends on when you purchase the MGWB rider and equals:

     (1) if you purchased the MGWB rider on the contract date: your premium payments received during the first two contract years

     (2) if you purchased the MGWB rider after the contract date:
         your contract value on the Rider Date, including any premiums received that day, and any subsequent premium payments received during the two-year period commencing on the Rider Date.

To maintain the guarantee, withdrawals in any contract year may not exceed 7% of your Eligible Payment Amount adjusted, as defined below. If your contract value is reduced to zero, your periodic payments will be 7% of your Eligible Payment Amount every year. Payments continue until your MGWB Withdrawal Account is reduced to zero.

The MGWB Withdrawal Account is equal to the Eligible Payment Amount adjusted for any withdrawals.

The Maximum Annual Withdrawal Amount (or "MAW") is equal to 7% of the Eligible Payment Amount. Withdrawals up to the MAW will reduce the value of your MGWB Withdrawal Account by the dollar amount of the withdrawal. Any withdrawals greater than the MAW will cause a reduction in the MGWB Withdrawal Account by the proportion that the excess withdrawal bears to the remaining contract value after the withdrawal of the MAW.


Any withdrawals greater than the MAW will also cause a reduction in the Eligible Payment Amount by the proportion that the excess portion of the withdrawal bears to the contract value remaining after withdrawal of the MAW at the time of the withdrawal. Please see Appendix D, Example of Adjustment to the MGWB Withdrawal Account and the Maximum Annual Withdrawal Amount for Withdrawals in Excess of the Maximum Annual Withdrawal Amount.


Once your contract value is zero, any periodic payments paid under the MGWB rider also reduce the MGWB Withdrawal Account by the dollar amount of the payments. If a withdrawal reduces the MGWB Withdrawal Account to zero, the MGWB rider terminates and no further benefits are payable under the rider.


ING Empire Innovations Variable Annuity - 133004            27

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YOU SHOULD NOT MAKE ANY WITHDRAWALS IF YOU WISH TO RETAIN THE OPTION TO ELECT
THE STEP-UP BENEFIT (SEE BELOW).

The MGWB Withdrawal Account is only a calculation which represents the remaining amount available for periodic payments. It does not represent a contract value, nor does it guarantee performance of the subaccounts in which you are invested. It will not affect your annuitization, surrender and death benefits.

     GUARANTEED WITHDRAWAL STATUS. You may continue to make withdrawals in any amount permitted under your Contract so long as your contract value is greater than zero. See "Withdrawals." However, making any withdrawals in any year greater than the MAW will reduce the Eligible Payment Amount and payments under the MGWB rider by the proportion that the withdrawal bears to the contract value at the time of the withdrawal. The MGWB rider will remain in force and you may continue to make withdrawals each year so long as:

     (1)  your contract value is greater than zero;

     (2)  your MGWB Withdrawal Account is greater than zero;

     (3)  you have not reached your latest allowable annuity start date;

     (4)  you have not elected to annuitize your Contract; and

     (5) you have not died (unless your spouse has elected to continue the Contract), changed the ownership of the Contract or surrendered the Contract.

The standard Contract provision limiting withdrawals to no more than 90% of the cash surrender value is not applicable under the MGWB rider.

     AUTOMATIC PERIODIC BENEFIT STATUS. Under the MGWB rider, in the event your contract value is reduced to zero, your Contract is given Automatic Periodic Benefit Status, if:

     (1)  your MGWB Withdrawal Account is greater than zero;

     (2)  you have not reached your latest allowable annuity start date;

     (3)  you have not elected to annuitize your Contract; and

     (4) you have not died, changed the ownership of the Contract or surrendered the Contract.

Once your Contract is given Automatic Periodic Benefit Status, we will pay you the annual MGWB periodic payments, beginning on the next contract anniversary until the earliest of: (i) your Contract's latest annuity start date; (ii) the death of the owner; or (iii) your MGWB Withdrawal Account is exhausted. These payments are equal to the lesser of the remaining MGWB Withdrawal Account or the MAW. We will reduce the MGWB Withdrawal Account by the amount of each payment. Once your Contract is given Automatic Periodic Benefit Status, we will not accept any additional premium payments in your Contract, and the Contract will not provide any benefits except those provided by the MGWB rider. Any other rider terminates. Your Contract will remain in Automatic Periodic Benefit Status until the earliest of: (i) payment of all MGWB periodic payments; (ii) payment of the Commuted Value (defined below); or (iii) the owner's death.

On the Contract's latest annuity start date, in lieu of making the remaining MGWB periodic payments, we will pay you the Commuted Value of your MGWB periodic payments remaining. We may, at our option, extend your annuity start date in order to continue the MGWB periodic payments. The Commuted Value is the present value of any then-remaining MGWB periodic payments at the current interest rate plus 0.50%. The current interest rate will be determined by the average of the Ask Yields for U.S. Treasury STRIPS as quoted by a national quoting service for period(s) applicable to the remaining payments. Once we pay you the last MGWB periodic payment or the Commuted Value, your Contract and the MGWB rider terminate.

     RESET OPTION. Beginning on the fifth contract anniversary following the Rider Date, if the contract value is greater than the MGWB Withdrawal Account, you may choose to reset the MGWB

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Rider. The effect will be to terminate the existing MGWB Rider and add a new
MGWB Rider ("New Rider"). The MGWB Withdrawal Account under the New Rider will equal the contract value on the date the New Rider is effective. The charge for the MGWB under the New Rider and any right to reset again will be based on the terms of the New Rider when it is issued. We reserve the right to limit the reset election to contract anniversaries only. If you elect the reset option, the step-up benefit is not available.

     STEP-UP BENEFIT. If the Rider Date is the same as the Contract Date, beginning on the fifth contract anniversary following the Rider Date, if you have not made any previous withdrawals, you may elect to increase the MGWB Withdrawal Account, the adjusted Eligible Payment Amount and the MAW by a factor of 20%. This option is available whether or not the contract value is greater than the MGWB Withdrawal Account. If you elect the Step-Up Benefit:


     (1) we reserve the right to increase the charge for the MGWB Rider up to a maximum annual charge of 1.00% of contract value;


     (2) you must wait at least five years from the Step-Up date to elect the Reset Option.

The Step-Up Benefit may be elected only one time under the MGWB Rider. We reserve the right to limit the election of The Step-Up benefit to contract anniversary only. Please note that if you have a third party investment advisor who charges a separate advisory fee and you have chosen to use withdrawals from your Contract to pay this fee, these will be treated as any other withdrawals, and the Step-Up Benefit will not be available.

DEATH OF OWNER
     BEFORE AUTOMATIC PERIODIC BENEFIT STATUS. The MGWB rider terminates on the first owner's date of death (death of annuitant, if there is a non-natural owner), but the death benefit is payable. However, if the beneficiary is the owner's spouse, the spouse elects to continue the Contract, and the contract value steps up to the minimum guaranteed death benefit, the MGWB Withdrawal Account and MAW are also reset. The MGWB charge will continue at the existing rate. Reset upon spousal continuation does not affect any then existing reset option.

     DURING AUTOMATIC PERIODIC BENEFIT STATUS. The death benefit payable during Automatic Periodic Benefit Status is your MGWB Withdrawal Account which equals the sum of the remaining MGWB periodic payments.

     PURCHASE. To purchase the MGWB rider, you must be age 80 or younger on the Rider Date. The MGWB rider must be purchased (i) on the contract date, or (ii) within 30 days after the contract date. If the rider is not yet available in your state, the Company may in its discretion allow purchase of this rider during the 30-day period preceding the first contract anniversary after the date of this prospectus, or the date of state approval, whichever is later. You may not elect the MGWB rider if you elect the premium credit option rider.

For a discussion of the charges we deduct under the MGWB rider, see "Charges and Fees -- Optional Rider Charges." Each payment you receive under the MGWB rider will be taxed as a withdrawal and may be subject to a penalty tax. See "Withdrawals" and "Federal Tax Considerations" for more information.

OTHER CONTRACTS
We offer other variable annuity contracts that also invest in the same investment portfolios of the Trusts and Funds. These contracts have different charges that could affect their performance, and may offer different benefits more suitable to your needs. To obtain more information about these other contracts, contact our Customer Service Center or your registered representative.


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

--------------------------------------------------------------------------------
 WITHDRAWALS
--------------------------------------------------------------------------------


Any time during the accumulation phase and before the death of the contract owner, except under certain qualified contracts, you may withdraw all or part of your money. Keep in mind that if you request a withdrawal for more than 90% of the cash surrender value, and the remaining cash surrender value after the withdrawal is less than $2,500, we will treat it as a request to surrender the Contract. If any single withdrawal or the sum of withdrawals exceeds the Free Withdrawal Amount, you may incur a surrender charge. There is no surrender charge if, during each contract year, the amount withdrawn is 10% or less of your contract value on the date of the withdrawal, less prior withdrawals during that contract year. Under Option Package III, any unused percentage of the 10% Free Withdrawal Amount from a contract year will carry forward into successive contract years, based on the percentage remaining at the time of the last withdrawal in that contract year. In no event will the Free Withdrawal Amount at any time exceed 30% of contract value. Please see Appendix C, Surrender Charge for Excess Withdrawals Example.


You need to submit to us a written request specifying the Fixed Interest Allocations or subaccounts from which amounts are to be withdrawn, otherwise the withdrawal will be made on a pro-rata basis from all of the subaccounts in which you are invested. If there is not enough contract value in the subaccounts, we will deduct the balance of the withdrawal from your Fixed Interest Allocations starting with the guaranteed interest periods nearest their maturity dates until we have honored your request. We will determine the contract value as of the close of business on the day we receive your withdrawal request at our Customer Service Center. The contract value may be more or less than the premium payments made.

If the aggregate percentage cap on allocations to the Restricted Funds has been exceeded, any subsequent withdrawals must be taken so that the percentage of contract value in the Restricted Funds following the withdrawal would not be greater than the percentage of contract value in the Restricted Funds prior to the withdrawal. If a requested withdrawal would cause the percentage cap to be exceeded, the amount of the withdrawal in excess of the cap would be taken pro-rata from all variable subaccounts.

For administrative purposes, we will transfer your money to a specially designated subaccount (currently, the Liquid Assets subaccount) prior to processing the withdrawal. This transfer will not affect the withdrawal amount you receive. Other than the surrender charge, there is no separate charge for electing any of the withdrawal options.

We offer the following three withdrawal options:

REGULAR WITHDRAWALS
After the free look period, you may make regular withdrawals. Each withdrawal must be a minimum of $100.

SYSTEMATIC WITHDRAWALS


You may choose to receive automatic systematic withdrawal payments (1) from the contract value in the subaccounts in which you are invested, or (2) from the interest earned in your Fixed Interest Allocations. Systematic withdrawals may be taken monthly, quarterly or annually. If you have contract value allocated to one or more Restricted Funds, and you elect to receive systematic withdrawals from the subaccounts in which you are invested, the systematic withdrawals must be taken pro-rata from all subaccounts in which contract value is invested. If you do not have contract value allocated to a Restricted Fund and choose systematic withdrawals on a non pro-rata basis, we will monitor the withdrawals annually. If you subsequently allocate contract value to one or more Restricted Funds, we will require you to take your systematic withdrawals on a pro-rata basis from all subaccounts in which contract value is invested. There is no additional charge for this feature.



ING Empire Innovations Variable Annuity - 133004            29

You decide when you would like systematic payments to start as long as it starts at least 28 days after your contract date. You also select the date on which the systematic withdrawals will be made, but this date cannot be later than the 28th day of the month. If you have elected to receive systematic withdrawals but have not chosen a date, we will make the withdrawals on the same calendar day of each month as your contract date. If your contract date is after the 28th day of the month, your systematic withdrawal will be made on the 28th day of each month.

Each systematic withdrawal amount must be a minimum of $100. The amount of your systematic withdrawal can either be (1) a fixed dollar amount, or (2) an amount based on a percentage of the contract value. Both forms of systematic withdrawals are subject to the following maximum, which is calculated on each withdrawal date:

    -------------------------- --------------------------------------
           MAXIMUM PERCENTAGE

    -------------------------  OF CONTRACT VALUE

    FREQUENCY

    -------------------------- --------------------------------------
    Monthly                    0.833%
    Quarterly                  2.50%
    Annually                   10.00%
    -------------------------- --------------------------------------

If your systematic withdrawal is a fixed dollar amount and the amount to be withdrawn would exceed the applicable maximum percentage of your contract value on any withdrawal date, we will automatically reduce the amount withdrawn so that it equals such percentage. Thus, your fixed dollar systematic withdrawals will never exceed the maximum percentage. If you want fixed dollar systematic withdrawals to exceed the maximum percentage and are willing to incur associated surrender charges, consider the Fixed Dollar Systematic Withdrawal Feature which you may add to your regular systematic withdrawal program.

If your systematic withdrawal is based on a percentage of contract value and the amount to be withdrawn based on that percentage would be less than $100, we will automatically increase the amount to $100 as long as it does not exceed the maximum percentage. If the systematic withdrawal would exceed the maximum percentage, we will send the amount, and then automatically cancel your systematic withdrawal option.

Systematic withdrawals from Fixed Interest Allocations are limited to interest earnings during the prior month, quarter, or year, depending on the frequency you chose. A Fixed Interest Allocation may not participate in both the systematic withdrawal option and the dollar cost averaging program at the same time.

You may change the amount or percentage of your systematic withdrawal once each contract year or cancel this option at any time by sending satisfactory notice to our Customer Service Center at least seven days before the next scheduled withdrawal date. If you submit a subsequent premium payment after you have applied for systematic withdrawals, we will not adjust future withdrawals under the systematic withdrawal program unless you specifically request that we do so.

The systematic withdrawal option may commence in a contract year where a regular withdrawal has been taken but you may not change the amount or percentage of your withdrawals in any contract year during which you have previously taken a regular withdrawal. You may not elect the systematic withdrawal option if you are taking IRA withdrawals.

Subject to availability, a spousal or non-spousal beneficiary may elect to receive death benefits as payments over the beneficiary's lifetime ("stretch"). "Stretch" payments will be subject to the same limitations as systematic withdrawals, and non-qualified "stretch" payments will be reported on the same basis as other systematic withdrawals.


ING Empire Innovations Variable Annuity - 133004            30

FIXED DOLLAR SYSTEMATIC WITHDRAWAL FEATURE. You may add the Fixed Dollar Systematic Withdrawal Feature to your regular fixed dollar systematic withdrawal program. This feature allows you to receive a systematic withdrawal in a fixed dollar amount in addition to your systematic withdrawal program. Systematic withdrawals from Fixed Interest Allocations under the Fixed Dollar Systematic Withdrawal Feature are available only in connection with Section 72(q) or 72(t) distributions. You choose the amount of the fixed systematic withdrawals, which may total up to an annual maximum of 10% of your contract value as determined on the day we receive your election of this feature. The maximum percentage of contract value (shown in the chart above) will not be recalculated when you make additional premium payments, unless you instruct us to do so. We will assess a surrender charge on the withdrawal date if the withdrawal exceeds the maximum percentage of contract value as calculated on the withdrawal date. We will apply the surrender charge directly to your contract value (rather than to the systematic withdrawal) so that the amount of each systematic withdrawal remains fixed.


Flat dollar systematic withdrawals which are intended to satisfy the requirements of Section 72(q) or 72(t) of the Tax Code may exceed the maximum. Such withdrawals are subject to surrender charges when they exceed the applicable maximum percentage.

IRA WITHDRAWALS

If you have a non-Roth IRA Contract and will be at least age 70 1/2 during the current calendar year, you may elect to have distributions made to you to satisfy requirements imposed by federal tax law. IRA withdrawals provide payout of amounts required to be distributed by the Internal Revenue Service ("IRS") rules governing mandatory distributions under qualified plans. We will send you a notice before your distributions commence. You may elect to take IRA withdrawals at that time, or at a later date. You may not elect IRA withdrawals and participate in systematic withdrawals at the same time. If you do not elect to take IRA withdrawals, and distributions are required by federal tax law, distributions adequate to satisfy the requirements imposed by federal tax law may be made. Thus, if you are participating in systematic withdrawals, distributions under that option must be adequate to satisfy the mandatory distribution rules imposed by federal tax law.

You may choose to receive IRA withdrawals on a monthly, quarterly or annual basis. Under this option, you may elect payments to start as early as 28 days after the contract date. You select the day of the month when the withdrawals will be made, but it cannot be later than the 28th day of the month. If no date is selected, we will make the withdrawals on the same calendar day of the month as the contract date.

You may request that we calculate for you the amount that is required to be withdrawn from your Contract each year based on the information you give us and various choices you make. For information regarding the calculation and choices you have to make, see the SAI. Or, we will accept your written instructions regarding the calculated amount required to be withdrawn from your Contract each year. The minimum dollar amount you can withdraw is $100. When we determine the required IRA withdrawal amount for a taxable year based on the frequency you select, if that amount is less than $100, we will pay $100. At any time where the IRA withdrawal amount is greater than the contract value, we will cancel the Contract and send you the amount of the cash surrender value.

You may change the payment frequency of your IRA withdrawals once each contract year or cancel this option at any time by sending satisfactory notice to our Customer Service Center at least 7 days before the next scheduled withdrawal date.

CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES ASSOCIATED WITH TAKING WITHDRAWALS. You are responsible for determining that withdrawals comply with applicable law. A withdrawal made before the taxpayer reaches age 59 1/2 may result in a 10% penalty tax. See "Federal Tax Considerations" for more details.

ING Empire Innovations Variable Annuity - 133004            31

--------------------------------------------------------------------------------
 TRANSFERS AMONG YOUR INVESTMENTS
--------------------------------------------------------------------------------

You may transfer your contract value among the subaccounts in which you are invested and your Fixed Interest Allocations at the end of the free look period until the income phase payment start date. Please note that if you elect one of the living benefit riders, you may not allocate contract value to the Fixed Interest Allocations. We currently do not charge you for transfers made during a contract year, but reserve the right to charge $25 for each transfer after the twelfth transfer in a contract year. WE ALSO RESERVE THE RIGHT TO LIMIT THE NUMBER OF TRANSFERS YOU MAY MAKE AND MAY OTHERWISE MODIFY OR TERMINATE TRANSFER PRIVILEGES IF REQUIRED BY OUR BUSINESS JUDGMENT OR IN ACCORDANCE WITH APPLICABLE LAW.

If you allocate contract value to an investment option that has been designated as a Restricted Fund, your ability to transfer contract value to the Restricted Fund may be limited. A transfer to the Restricted Funds will not be permitted to the extent that it would increase the contract value in the Restricted Fund to more than the applicable limits following the transfer. We do not limit transfers from Restricted Funds. If the result of multiple reallocations is to lower the percentage of total contract value in the Restricted Fund, the reallocation will be permitted even if the percentage of contract value in the Restricted Fund is greater than the limit.

Transfers will be based on values at the end of the business day in which the transfer request is received at our Customer Service Center.

The minimum amount that you may transfer is $100 or, if less, your entire contract value held in a subaccount or a Fixed Interest Allocation.

To make a transfer, you must notify our Customer Service Center and all other administrative requirements must be met. Any transfer request received after 4:00 p.m. eastern time or the close of regular trading on the New York Stock Exchange will be effected on the next business day. Separate Account NY-B and the Company will not be liable for following instructions communicated by telephone or other approved electronic means that we reasonably believe to be genuine. We may require personal identifying information to process a request for transfer made over the telephone, over the internet or other approved electronic means.

LIMITS IMPOSED BY UNDERLYING FUNDS. Orders for the purchase of fund shares may be subject to acceptance or rejection by the underlying fund. We reserve the right to reject, without prior notice, any allocation of a premium payment to a subaccount if the subaccount's investment in its corresponding fund is not accepted by the fund for any reason.

LIMITS ON FREQUENT OR DISRUPTIVE TRANSFERS. The Contract is not designed to serve as a vehicle for frequent trading. Frequent trading can disrupt management of a fund and raise its expenses. This in turn can have an adverse effect on fund performance. Accordingly, individuals or organizations that use market-timing investment strategies and make frequent transfers should not purchase the Contract.

We reserve the right to restrict, in our sole discretion and without prior notice, transfers initiated by a market-timing organization or individual or other party authorized to give transfer instructions on behalf of multiple contract owners. Such restrictions could include: (1) not accepting transfer instructions from an agent acting on behalf of more than one contract owner; and
(2) not accepting preauthorized transfer forms from market timers or other entities acting on behalf of more than one contract owner at a time.

We monitor transfer activity. With regard to frequent transfers, in the event that an individual's or organization's transfer activity:

ING Empire Innovations Variable Annuity - 133004            32

     1.  exceeds our then-current monitoring standard for frequent trading;

     2. is identified as problematic by an underlying fund even if the activity does not exceed our monitoring standard for frequent trading; or

     3. if we determine in our sole discretion that such transfer activity may not be in the best interests of other contract owners,

we reserve the right to take any necessary action to deter such activity. Such actions may include, but are not limited to, the suspension of trading privileges via facsimile, telephone, email and internet, and the limiting of trading privileges to submission by regular U.S. mail. We will notify you in writing if we take any of these actions.

Our current definition of frequent trading is more than one purchase and sale of the same underlying fund within a 30-day period. We do not count transfers associated with scheduled dollar cost averaging or automatic rebalancing programs, transfers involving funds that affirmatively permit short-term trading in their fund shares, such as the ProFund portfolios, movement between such funds and the Liquid Assets Portfolio, and transfers involving certain de minimis amounts when determining whether trading activity is excessive. We reserve the right to modify our general standard, or the standard as it may apply to a particular fund, at any time without prior notice, depending on the needs of the underlying fund(s) and/or state or federal regulatory requirements.

In addition, if, due to the excessive dollar amounts of trades, even though not within our then current definition of frequent trading, an individual's or organization's transfer activity is determined, in our sole discretion, to be disruptive, we may take the same actions as are described above to limit frequent transfers.

The Company does not allow waivers to the above policy.

DOLLAR COST AVERAGING

You may elect to participate in our dollar cost averaging program if you have at least $1,200 of contract value in the (i) Liquid Assets subaccount, or (ii) a Fixed Interest Allocation with either a 6-month or a 1-year guaranteed interest period. These subaccounts or Fixed Interest Allocations serve as the source accounts from which we will, on a monthly basis, automatically transfer a set dollar amount of money to other subaccounts selected by you. We also may offer DCA Fixed Interest Allocations, which are 6-month and 1-year Fixed Interest Allocations available exclusively for use with the dollar cost averaging program. The DCA Fixed Interest Allocations require a minimum premium payment of $1,200 directed into a DCA Fixed Interest Allocation. Transfers made pursuant to a dollar cost averaging program do not count toward the 12-transfer limit on free transfers. There is no additional charge for this feature.


The dollar cost averaging program is designed to lessen the impact of market fluctuation on your investment. Since we transfer the same dollar amount to other subaccounts each month, more units of a subaccount are purchased if the value of its unit is low and fewer units are purchased if the value of its unit is high. Therefore, a lower than average value per unit may be achieved over the long term. However, we cannot guarantee this. When you elect the dollar cost averaging program, you are continuously investing in securities regardless of fluctuating price levels. You should consider your tolerance for investing through periods of fluctuating price levels.

Unless you have a DCA Fixed Interest Allocation, you elect the dollar amount you want transferred under this program. Each monthly transfer must be at least $100. If your source account is the Liquid Assets subaccount or a 1-year Fixed Interest Allocation, the maximum amount that can be transferred each month is your contract value in such source account divided by 12. If your source account is a 6-month Fixed Interest Allocation, the maximum amount that can be transferred each

ING Empire Innovations Variable Annuity - 133004            33
month is your contract value in such source account divided by 6. You may change the transfer amount once each contract year. If you have a DCA Fixed Interest Allocation, there is no minimum or maximum transfer amount; we will transfer all your money allocated to that source account into the subaccount(s) in equal payments over the selected 6-month or 1-year period. The last payment will include earnings accrued over the course of the selected period. If you make an additional premium payment into a Fixed Interest Allocation subject to dollar cost averaging, the amount of your transfers under the dollar cost averaging program remains the same, unless you instruct us to increase the transfer amount.

If you do not specify the subaccounts to which the dollar amount of the source account is to be transferred, we will transfer the money to the subaccounts in which you are invested on a proportional basis. The transfer date is the same day each month as your contract date. If, on any transfer date, your contract value in a source account is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred and the program will end. You may terminate the dollar cost averaging program at any time by sending satisfactory notice to our Customer Service Center at least 7 days before the next transfer date. A Fixed Interest Allocation or DCA Fixed Interest Allocation may not participate in the dollar cost averaging program and in systematic withdrawals at the same time.

You are permitted to transfer contract value to a Restricted Fund, subject to the limitations described above in this section and in "The Investment Portfolios." Compliance with the individual and aggregate Restricted Fund limits will be reviewed when the dollar cost averaging program is established. Transfers under the dollar cost averaging program must be within those limits. We will not review again your dollar cost averaging election for compliance with the individual and aggregate limits for investment in the Restricted Funds except in the case of the transactions described below.

     o Amount added to source account: If you add amounts to the source account which would increase the amount to be transferred under the dollar cost averaging program, we will review the amounts to be transferred to ensure that the individual and aggregate limits are not being exceeded. If such limits would be exceeded, we will require that the dollar cost averaging transfer amounts be changed to ensure that the transfers are within the limits based on the then current allocation of contract value to the Restricted Fund(s) and the then current value of the amount designated to be transferred to that Restricted Fund(s).

     o Additional premium paid: Up to the individual Restricted Fund percentage limit may be allocated to a Restricted Fund. If more than the individual limit has been requested to be allocated to a Restricted Fund, we will look at the aggregate limit, subtract the current allocation to Restricted Funds, and subtract the current value of amounts to be transferred under the dollar cost averaging program to Restricted Funds. The excess, if any, is the maximum that may be allocated pro-rata to Restricted Funds.

     o Reallocation request is made while the dollar cost averaging program is active: If the reallocation would increase the amount allocated to Restricted Funds, the maximum that may be so allocated is the individual Restricted Fund percentage limit, less the current allocation to Restricted Funds and less the current value of any remaining amounts to be transferred under the dollar cost averaging program to the Restricted Funds.

We may in the future offer additional subaccounts or withdraw any subaccount or Fixed Interest Allocation to or from the dollar cost averaging program, stop offering DCA Fixed Interest Allocations or otherwise modify, suspend or terminate this program. Of course, such change will not affect any dollar cost averaging programs in operation at the time. Transfers made pursuant to a dollar cost averaging program do not count toward the 12-transfer limit on free transfers.


ING Empire Innovations Variable Annuity - 133004            34

AUTOMATIC REBALANCING


If you have at least $10,000 of contract value invested in the subaccounts of Separate Account NY-B, you may elect to have your investments in the subaccounts automatically rebalanced. You are permitted to reallocate between Restricted and non-Restricted Funds, subject to the limitations described above in this section and in "The Investment Portfolios." If the reallocation would increase the amount allocated to the Restricted Funds, the maximum that may be so allocated is the individual Restricted Fund percentage limit, less the current allocation to all Restricted Funds. Transfers made pursuant to automatic rebalancing do not count toward the 12-transfer limit on free transfers. There is no additional charge for this feature.


We will transfer funds under your Contract on a quarterly, semi-annual, or annual calendar basis among the subaccounts to maintain the investment blend of your selected subaccounts. The minimum size of any allocation must be in full percentage points. Rebalancing does not affect any amounts that you have allocated to the Fixed Account. The program may be used in conjunction with the systematic withdrawal option only if withdrawals are taken pro-rata. Automatic rebalancing is not available if you participate in dollar cost averaging. Automatic rebalancing will not take place during the free look period.

To participate in automatic rebalancing, send satisfactory notice to our Customer Service Center. We will begin the program on the last business day of the period in which we receive the notice. You may cancel the program at any time. The program will automatically terminate if you choose to reallocate your contract value among the subaccounts or if you make an additional premium payment or partial withdrawal on other than a pro-rata basis. Additional premium payments and partial withdrawals effected on a pro-rata basis will not cause the automatic rebalancing program to terminate.

--------------------------------------------------------------------------------
 DEATH BENEFIT CHOICES
--------------------------------------------------------------------------------

DEATH BENEFIT DURING THE ACCUMULATION PHASE

During the accumulation phase, a death benefit is payable when either the contract owner or the first of joint owners (under Option Package I only) or the annuitant (when a contract owner is not an individual) dies. Assuming you are the contract owner, your beneficiary will receive a death benefit unless the beneficiary is your surviving spouse and elects to continue the Contract. The death benefit paid depends on the option package you have chosen. The death benefit value is calculated as of the claim date (the close of the business day on which we receive written notice and due proof of death, as well as any required paperwork, at our Customer Service Center). If your beneficiary elects to delay receipt of the death benefit until a date after the time of death, the amount of the benefit payable in the future may be affected. The proceeds may be received in a single sum, applied to any of the income phase payment options or, if available, paid over the beneficiary's life expectancy. (See "Systematic Withdrawals" above.) A beneficiary's right to elect an income phase payment option or receive a lump sum payment may have been restricted by a contract owner. If so, such rights or options will not be available to the beneficiary.

If we do not receive a request to apply the death benefit proceeds to an income phase payment option, we will make a single sum distribution. Unless you elect otherwise, the distribution will be made into an interest bearing account, backed by our general account, that is accessed by the beneficiary through a checkbook feature. The beneficiary may access death benefit proceeds at any time without penalty. Interest earned on this account may be less than interest paid on other settlement options. We will generally pay death benefit proceeds within 7 days after our Customer Service Center has received sufficient information to make the payment. For information on required distributions under federal income tax laws, you should see "Required Distributions upon Contract Owner's Death."

ING Empire Innovations Variable Annuity - 133004            35

You may select one of the option packages described below which will determine the death benefit payable. Option Package I is available only if the contract owner and the annuitant are not more than 85 years old at the time of purchase. Option Packages II and III are available only if the contract owner and annuitant are not more than 80 years old at the time of purchase. Option Packages II and III are not available where the Contract is held by joint owners. A change in ownership of the Contract may affect the amount of the death benefit payable.

The death benefit may be subject to certain mandatory distribution rules required by federal tax law.

The death benefit depends upon the option package in effect on the date the contract owner dies.

The differences are summarized as follows:


--------------------- -------------------------------- -------------------------------- --------------------------------
                      OPTION PACKAGE I                 OPTION PACKAGE II                OPTION PACKAGE III

--------------------- -------------------------------- -------------------------------- --------------------------------
--------------------- -------------------------------- -------------------------------- --------------------------------
DEATH BENEFIT         The greatest of:                 The greatest of:                 The greatest of:
--------------------   (1)  the Standard Death          (1)  the Standard Death          (1)  the Standard Death
ON DEATH OF THE             Benefit*;                        Benefit*;                        Benefit*;
OWNER:                 (2)  the contract value*; or     (2)  the contract value*;        (2)  the contract value*;
                       (3)  return of premium.          (3)  return of premium; or       (3)  return of premium; or
                                                        (4)  the Annual Ratchet death    (4)  the Annual Ratchet death
                                                             benefit*. benefit*.
--------------------- -------------------------------- -------------------------------- --------------------------------

        * less any credit added after or within 12 months prior to death.

RETURN OF PREMIUM equals premiums paid, excluding any premium credit, reduced pro-rata for withdrawals.

The STANDARD DEATH BENEFIT equals total premium payments plus credit reduced pro-rata for withdrawals.

The ANNUAL RATCHET ENHANCED DEATH BENEFIT equals the maximum contract value on each contract anniversary occurring on or prior to attainment of age 90, adjusted for new premiums and reduced pro-rata for withdrawals. On the contract date, the Annual Ratchet Enhanced Death Benefit equals the initial premium plus credit.


The pro-rata withdrawal adjustment to the guaranteed death benefit amount under Option Package I, II or III is equal to (1) divided by (2), with the result multiplied by (3) where:


     (1)  is the Contract Value withdrawn;

     (2)  is the Contract Value immediately prior to the withdrawal; and

     (3) is the amount of the applicable death benefit immediately prior to the withdrawal.


The reduction in the guaranteed death benefit may be greater than the amount withdrawn. Any premium credit added after or within 12 months prior to the date of death is forfeited, and is not included in the Contract Value for purposes of calculating the Standard Death Benefit or the Annual Ratchet Enhanced Death Benefit.


TRANSFERS BETWEEN OPTION PACKAGES. You may transfer from one option package to another on each contract anniversary. A written request for such transfer must be received at our Customer Service Center within 60 days prior to the contract anniversary. No transfers between option packages are permitted: 1) after you attain age 80; or 2) if the Contract is owned by joint owners. A change of owner may cause an option package transfer on other than a contract anniversary. If you transfer from Option I to Option II or III, the Annual Ratchet Death Benefit will equal the contract value on the effective date of the transfer.

ING Empire Innovations Variable Annuity - 133004            36

 --------------------- --------------------------------- -----------------------
             TRANSFERS TO OPTION TRANSFERS TO OPTION

                  PACKAGE I PACKAGES II OR III
 --------------------- ------------- --------------- ------------- -------------
 MINIMUM CONTRACT      Non-                          Non-
 VALUE                 Qualified:    Qualified:      Qualified:    Qualified:
                       $15,000       $1,500          $5,000        $1,500
 --------------------- ------------- --------------- ------------- -------------

DEATH BENEFIT DURING THE INCOME PHASE
If any contract owner or the annuitant dies during the income phase, we will pay the beneficiary any certain benefit remaining under the income phase payment option in effect at the time.

CONTINUATION AFTER DEATH -- SPOUSE
If at the contract owner's death, the surviving spouse of the deceased contract owner is the beneficiary and such surviving spouse elects to continue the contract as his or her own the following will apply:

If the guaranteed death benefit as of the date we receive due proof of death, minus the contract value also on that date, is greater than zero, we will add such difference to the contract value. We will allocate such addition to the variable subaccounts in proportion to the contract value in the subaccounts, unless you direct otherwise. If there is no contract value in any subaccount, the addition will be allocated to the Liquid Assets subaccount, or its successor. Such addition to contract value will not affect the guaranteed death benefit. If the guaranteed death benefit is less than or equal to the contract value, the contract value will not change.

The death benefits under each of the available options will continue based on the surviving spouse's age on the date that ownership changes. If death occurs during the first contract year, the credit will not be forfeited upon spousal continuation, and the premium credit option charge will continue for the remainder of the three-year period. The credit will be subject to recapture upon surrender of the Contract or partial withdrawal, in accordance with the premium credit forfeiture schedule. Subsequent premium payments made by the continuing spouse during the first contract year will be subject to the premium credit option charge and the premium credit forfeiture schedule. See "Additional Credit to Premium."

If death occurs after the first contract year, the credit will not be forfeited upon spousal continuation, and the premium credit option charge will continue for the remainder of the three-year period. The credit will not be subject to forfeiture upon surrender of the Contract or partial withdrawals.

At subsequent surrender, any surrender charge applicable to premiums paid prior to the date we receive due proof of death of the contract owner will be waived. Any premiums paid later will be subject to any applicable surrender charge.

Any addition to contract value, as described above, is available only to the spouse of the owner as of the date of death of the owner if such spouse under the provisions of the contract elects to continue the contract as his or her own.

CONTINUATION AFTER DEATH -- NON-SPOUSE

If the beneficiary or surviving joint owner is not the spouse of the owner, the contract may continue in force subject to the required distribution rules of the Internal Revenue Code (the "Code") apply. See next section, "Required Distributions upon Contract Owner's Death."

If the guaranteed death benefit as of the date we receive due proof of death, minus the contract value also on that date, is greater than zero, we will add such difference to the contract value. We will allocate such addition to the variable subaccounts in proportion to the contract value in the subaccounts, unless you direct otherwise. If there is no contract value in any subaccount, the addition will be allocated to the Liquid Assets subaccount, or its successor. Such addition to contract value will not affect the guaranteed death benefit. If the guaranteed death benefit is less than or


ING Empire Innovations Variable Annuity - 133004            37
equal to the contract value, the contract value will not change.


If death occurs within 12 months of a credit being applied, the credit will be forfeited and not included in the calculation of either the contract value, the Standard Death Benefit or the Annual Ratchet Enhanced Death Benefit.


The death benefit terminates upon continuation. At subsequent surrender, any surrender charge applicable to premium payments paid prior to the date we receive due proof of death of the contract owner will be waived. No additional premium payments may be made.

REQUIRED DISTRIBUTIONS UPON CONTRACT OWNER'S DEATH
We will not allow any payment of benefits provided under a non-qualified Contract which do not satisfy the requirements of Section 72(s) of the Code.

If any owner of a non-qualified contract dies before the income phase payment start date, the death benefit payable to the beneficiary calculated as described under "Death Benefit Choices" in this prospectus, will be distributed as follows: (a) the death benefit must be completely distributed within 5 years of the contract owner's date of death; or (b) the beneficiary may elect, within the 1-year period after the contract owner's date of death, to receive the death benefit in the form of an annuity from us, provided that (i) such annuity is distributed in substantially equal installments over the life of such beneficiary or over a period not extending beyond the life expectancy of such beneficiary; and (ii) such distributions begin not later than 1 year after the contract owner's date of death.

Notwithstanding (a) and (b) above, if the sole contract owner's sole beneficiary is the deceased owner's surviving spouse, then such spouse may elect to continue the Contract under the same terms as before the contract owner's death. Upon receipt of such election from the spouse at our Customer Service Center: (1) all rights of the spouse as contract owner's beneficiary under the Contract in effect prior to such election will cease; (2) the spouse will become the owner of the Contract and will also be treated as the contingent annuitant, if none has been named and only if the deceased owner was the annuitant; and (3) all rights and privileges granted by the Contract or allowed by ReliaStar of NY will belong to the spouse as contract owner of the Contract. This election will be deemed to have been made by the spouse if such spouse makes a premium payment to the Contract or fails to make a timely election as described in this paragraph. If the owner's beneficiary is a nonspouse, the distribution provisions described in subparagraphs (a) and (b) above, will apply even if the annuitant and/or contingent annuitant are alive at the time of the contract owner's death.

Subject to availability, and our then current rules, a spousal or non-spousal beneficiary may elect to receive death benefits as payments over the life expectancy of the beneficiary ("stretch"). "Stretch" payments will be subject to the same limitations as systematic withdrawals, and non-qualified "stretch" payments will be reported on the same basis as other systematic withdrawals.

If we do not receive an election from a non-spouse owner's beneficiary within the 1-year period after the contract owner's date of death, then we will pay the death benefit to the owner's beneficiary in a cash payment within five years from the date of death. We will determine the death benefit as of the date we receive proof of death. We will make payment of the proceeds on or before the end of the 5-year period starting on the owner's date of death. Such cash payment will be in full settlement of all our liability under the Contract.

The death benefits under any of the Options will terminate. At subsequent surrender, any surrender charge applicable to premiums paid prior to the date we receive due proof of death of the contract owner will be waived. Premiums are not permitted after such date.

ING Empire Innovations Variable Annuity - 133004            38

If a contract owner dies after the income phase payment start date, we will continue to distribute any benefit payable at least as rapidly as under the annuity option then in effect. All of the contract owner's rights granted under the Contract or allowed by us will pass to the contract owner's beneficiary.

If a Contract has joint owners we will consider the date of death of the first joint owner as the death of the contract owner and the surviving joint owner will become the beneficiary of the Contract. If any contract owner is not an individual, the death of an annuitant shall be treated as the death of the owner.

EFFECT OF MGWB ON DEATH BENEFIT
If you die before Automatic Periodic Benefit Status under the MGWB rider, the death benefit is payable, but the rider terminates. However, if the beneficiary is the owner's spouse, and the spouse elects to continue the Contract, the death benefit is not payable until the spouse's death. Please see "Minimum Guaranteed Withdrawal Benefit Rider - Death of Owner" for a description of the impact of the owner's death on the MGWB Rider.

If you die during Automatic Periodic Benefit Status, the death benefit payable is your MGWB Withdrawal Account which equals the sum of the remaining MGWB periodic payments. Please see "Minimum Guaranteed Withdrawal Benefit Rider."

--------------------------------------------------------------------------------
 THE INCOME PHASE
--------------------------------------------------------------------------------

During the income phase, you stop contributing dollars to your contract and start receiving payments from your accumulated contract value.

INITIATING PAYMENTS. At least 30 days prior to the date you want to start receiving payments, you must notify us in writing of all of the following:

o       Payment start date;

o Income phase payment option (see the income phase payment options table in this section);

o Payment frequency (i.e., monthly, quarterly, semi-annually or annually);

o Choice of fixed, and, if available at the time an income phase payment option is selected, variable or a combination of both fixed and variable payments; and

o Selection of an assumed net investment rate (only if variable payments are elected).

Your Contract will continue in the accumulation phase until you properly start income phase payments. Once an income phase payment option is selected, it may not be changed. Our current annuity options provide only for fixed payments.

WHAT AFFECTS PAYMENT AMOUNTS? Some of the factors that may affect the amount of your income phase payments include: your age; gender; contract value; the income phase payment option selected; the number of guaranteed payments (if any) selected; whether you select fixed, variable or a combination of both fixed and variable payments; and, for variable payments, the assumed net investment rate selected. Variable payments are not currently available.

FIXED PAYMENTS. Amounts funding fixed income phase payments will be held in the Company's general account. The amount of fixed payments does not vary with investment performance over time.

VARIABLE PAYMENTS. Amounts funding your variable income phase payments will be held in the subaccount(s) you select. Not all subaccounts available during the accumulation phase may be


ING Empire Innovations Variable Annuity - 133004            39
available during the income phase. Payment amounts will vary depending upon the performance of the subaccounts you select. For variable income phase payments, you must select an assumed net investment rate. Variable payments are not currently available.

ASSUMED NET INVESTMENT RATE. If you select variable income phase payments, you must also select an assumed net investment rate of either 5% or 3 1/2%. If you select a 5% rate, your first income phase payment will be higher, but subsequent payments will increase only if the investment performance of the subaccounts you selected is greater than 5% annually, after deduction of fees. Payment amounts will decline if the investment performance is less than 5%, after deduction of fees.

If you select a 3 1/2% rate, your first income phase payment will be lower and subsequent payments will increase more rapidly or decline more slowly depending upon changes to the net investment rate of the subaccounts you selected. For more information about selecting an assumed net investment rate, call us for a copy of the SAI.

MINIMUM PAYMENT AMOUNTS. The income phase payment option you select must result in:

     o    A first income phase payment of at least $50; and

     o    Total yearly income phase payments of at least $250.

If your contract value is too low to meet these minimum payment amounts, you will receive one lump-sum payment. Unless prohibited by law, we reserve the right to increase the minimum payment amount based on increases reflected in the Consumer Price Index-Urban (CPI-U) since July 1, 1993.

BETTERMENT OF RATES. If the payments under the Income Phase Payment Option that you elect would be lower than the payments that would be provided using the same value (greater of cash surrender value or 95% of contract value) under a single premium immediate annuity then offered by us, you will receive the larger payments under your payment option.

RESTRICTIONS ON START DATES AND THE DURATION OF PAYMENTS. Income phase payments may not begin during the first contract year, or, unless we consent, later than the later of:

     o    The first day of the month following the annuitant's 90th birthday; or

     o The tenth anniversary of the last premium payment made to your Contract.

Income phase payments will not begin until you have selected an income phase payment option. If there are surrender charges remaining on the income phase payment start date, your income phase payment option must be either a life annuity or have a period certain of at least 10 years. Failure to select an income phase payment option by the later of the annuitant's 85th birthday or the tenth anniversary of your last premium payment may have adverse tax consequences. You should consult with a qualified tax adviser if you are considering delaying the selection of an income phase payment option before the later of these dates.

For qualified contracts only, income phase payments may not extend beyond:

     (a)  The life of the annuitant;

     (b)  The joint lives of the annuitant and beneficiary;

     (c)  A guaranteed period greater than the annuitant's life expectancy; or

     (d) A guaranteed period greater than the joint life expectancies of the annuitant and beneficiary.

When income phase payments start, the age of the annuitant plus the number of years for which payments are guaranteed may not exceed 100.


ING Empire Innovations Variable Annuity - 133004            40

If income phase payments start when the annuitant is at an advanced age, such as over 85, it is possible that the Contract will not be considered an annuity for federal tax purposes.

See "FEDERAL TAX CONSIDERATIONS" for further discussion of rules relating to income phase payments.

CHARGES DEDUCTED

     o If variable income phase payments are selected, we make a daily deduction for mortality and expense risks from amounts held in the subaccounts. Therefore, if you choose variable income phase payments and a nonlifetime income phase payment option, we still make this deduction from the subaccounts you select, even though we no longer assume any mortality risks. The amount of this charge, on an annual basis, is equal to 1.25% of amounts invested in the subaccounts. See "Fees and Expenses."

     o An administrative expense charge of 0.15% applies during the income phase. We deduct this charge daily from the subaccounts corresponding to the funds you select. The charge applies during the entire income phase. See "Fees and Expenses."

     o If the premium credit option was elected, the premium credit option charge of 0.50% continues during the income phase for the remainder of the three-year period from the addition of the premium credit. We deduct this charge daily from your contract value in both the subaccounts and the Fixed Interest Division. See "Fees and Expenses."

DEATH BENEFIT DURING THE INCOME PHASE. The death benefits that may be available to a beneficiary are outlined in the income phase payment options table below. If a lump-sum payment is due as a death benefit, we will make payment within seven calendar days after we receive proof of death acceptable to us and the request for the payment in good order at our Customer Service Center. Unless you elect otherwise, the distribution will be made into an interest bearing account, backed by our general account, that is accessed by the beneficiary through a checkbook feature. The beneficiary may access death benefit proceeds at any time without penalty. If continuing income phase payments are elected, the beneficiary may not elect to receive a lump sum at a future date unless the income phase payment option specifically allows a withdrawal right. We will calculate the value of any death benefit at the next valuation after we receive proof of death and a request for payment. Such value will be reduced by any payments made after the date of death.

BENEFICIARY RIGHTS. A beneficiary's right to elect an income phase payment option or receive a lump-sum payment may have been restricted by the contract owner. If so, such rights or options will not be available to the beneficiary.

PARTIAL ENTRY INTO THE INCOME PHASE. You may elect an income phase payment option for a portion of your contract value, while leaving the remaining portion invested in the accumulation phase. Whether the Tax Code considers such payments taxable as income phase payments or as withdrawals is currently unclear; therefore, you should consult with a qualified tax adviser before electing this option. The same or different income phase payment option may be selected for the portion left invested in the accumulation phase.

TAXATION. To avoid certain tax penalties, you or your beneficiary must meet the distribution rules imposed by the Tax Code. Additionally, when selecting an income phase payment option, the Tax Code requires that your expected payments will not exceed certain durations. See "FEDERAL TAX CONSIDERATIONS."

PAYMENT OPTIONS

The following table lists the income phase payment options and accompanying death benefits available during the income phase. We may offer additional income phase payment options under the Contract from time to time. Once income phase payments begin, the income phase payment option selected may not be changed.

ING Empire Innovations Variable Annuity - 133004            41

TERMS TO UNDERSTAND:

ANNUITANT(S): The person(s) on whose life expectancy(ies) the income phase payments are based.

BENEFICIARY(IES): The person(s) or entity(ies) entitled to receive a death benefit, if any, under the income phase payment option selected.

-----------------------------------------------------------------------------------------------------------------------
  LIFETIME INCOME PHASE PAYMENT OPTIONS

  ------------------------ ----------------------------------------------------------------------------------------------
  Life Income              LENGTH OF PAYMENTS: For as long as the annuitant lives. It is possible that only one payment will be made if the annuitant dies prior to the second payment's due date.
                           ---------------------------------------------------------------------------------------------

                           DEATH BENEFIT--NONE: All payments end upon the annuitant's death.
  ------------------------ ----------------------------------------------------------------------------------------------
  Life Income--             LENGTH OF PAYMENTS: For as long as the annuitant lives, with payments guaranteed for your
  Guaranteed               choice of 5 to 30 years or as otherwise specified in the contract.
  Payments

                           DEATH BENEFIT--PAYMENT TO THE BENEFICIARY: If the annuitant dies before we have made all the guaranteed payments, we will continue to pay the beneficiary the remaining payments.

  ------------------------ ----------------------------------------------------------------------------------------------
  ------------------------ ----------------------------------------------------------------------------------------------
  Life Income--             LENGTH OF PAYMENTS: For as long as either annuitant lives. It is possible that only one
  Two Lives                payment will be made if both annuitants die before the second payment's due date.

                           CONTINUING PAYMENTS: When you select this option you choose for:
                               a)  100%, 66 2/3% or 50% of the payment to
                                   continue to the surviving annuitant after the
                                   first death; or

                               b)  100% of the payment to continue to the
                                   annuitant on the second annuitant's death, and 50% of the payment to continue to the second annuitant on the annuitant's death.

                           DEATH BENEFIT--NONE: All payments end upon the death
of both annuitants.

  ------------------------ ----------------------------------------------------------------------------------------------
  ------------------------ ----------------------------------------------------------------------------------------------
  Life Income--             LENGTH OF PAYMENTS: For as long as either annuitant lives, with payments guaranteed from 5
  Two Lives--               to 30 years or as otherwise specified in the contract.
  Guaranteed

  Payments                 CONTINUING PAYMENTS: 100% of the payment to continue to the surviving annuitant after the first death.

                           DEATH BENEFIT--PAYMENT TO THE BENEFICIARY: If both annuitants die before we have made all the guaranteed payments, we will continue to pay the beneficiary the remaining payments.

  ------------------------ ----------------------------------------------------------------------------------------------
  ------------------------ ----------------------------------------------------------------------------------------------
  Life Income-- Cash        LENGTH OF PAYMENTS: For as long as the annuitant lives.
  Refund Option (limited
  availability--fixed       DEATH BENEFIT--PAYMENT TO THE BENEFICIARY: Following the annuitant's death, we will pay a
  payments only)           lump sum payment equal to the amount originally applied to the income phase payment option
                           (less any applicable premium tax) and less the total
                           amount of income payments paid.

  ------------------------ ----------------------------------------------------------------------------------------------
  ------------------------ ----------------------------------------------------------------------------------------------
  Life Income--Two          LENGTH OF PAYMENTS: For as long as either annuitant lives.
  Lives--Cash Refund
  Option (limited          CONTINUING PAYMENTS: 100% of the payment to continue after the first death.
  availability--fixed
  payments only)           DEATH BENEFIT--PAYMENT TO THE BENEFICIARY: When both annuitants die we will pay a lump-sum payment equal to the amount applied to the income
                           phase payment option (less any applicable premium
                           tax) and less the total amount of income payments
                           paid.

  ------------------------ ----------------------------------------------------------------------------------------------
ING Empire Innovations Variable Annuity - 133004            42


-----------------------------------------------------------------------------------------------------------------------
  NON-LIFETIME INCOME PHASE PAYMENT OPTION

  ------------------------ ----------------------------------------------------------------------------------------------
  Non-lifetime--            LENGTH OF PAYMENTS: You may select payments for 5 to 30 years (15 to 30 years if you elected
  Guaranteed               the premium credit option). In certain cases a lump-sum payment may be requested at any time
  Payments                 (see below).

                           DEATH BENEFIT--PAYMENT TO THE BENEFICIARY: If the annuitant dies before we make all the guaranteed payments, we will continue to pay the beneficiary the remaining payments.

  ------------------------ ----------------------------------------------------------------------------------------------
  LUMP-SUM PAYMENT: If the "Nonlifetime--Guaranteed Payments" option is elected with variable payments, you may request at any time that all or a portion of the present value of the remaining payments be paid in one lump sum. Any such lump-sum payments will be treated as a withdrawal during the accumulation phase and we will charge any applicable surrender charge. Lump-sum payments will be sent within seven calendar days after we receive the request for payment in good order at our Customer Service Center.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 OTHER CONTRACT PROVISIONS
--------------------------------------------------------------------------------

REPORTS TO CONTRACT OWNERS
We will send you a quarterly report within 31 days after the end of each calendar quarter. The report will show the contract value, cash surrender value, and the death benefit as of the end of the calendar quarter. The report will also show the allocation of your contract value and reflects the amounts deducted from or added to the contract value since the last report. You have 30 days to notify our Customer Service Center of any errors or discrepancies contained in the report or in any confirmation notices. We will also send you copies of any shareholder reports of the investment portfolios in which Separate Account NY-B invests, as well as any other reports, notices or documents we are required by law to furnish to you.

SUSPENSION OF PAYMENTS
The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day: (1) when the New York Stock Exchange is closed; (2) when trading on the New York Stock Exchange is restricted; (3) when an emergency exists as determined by the SEC so that the sale of securities held in Separate Account NY-B may not reasonably occur or so that the Company may not reasonably determine the value of Separate Account NY-B's net assets; or (4) during any other period when the SEC so permits for the protection of security holders. We have the right to delay payment of amounts from a Fixed Interest Allocation for up to 6 months.

IN CASE OF ERRORS IN YOUR APPLICATION
If an age or gender given in the application or enrollment form is misstated, the amounts payable or benefits provided by the Contract shall be those that the premium payment would have bought at the correct age or sex.

ASSIGNING THE CONTRACT AS COLLATERAL
You may assign a non-qualified Contract as collateral security for a loan but you should understand that your rights and any beneficiary's rights may be subject to the terms of the assignment. An assignment likely has federal tax consequences. You must give us satisfactory written notice at our Customer Service Center in order to make or release an assignment. We are not responsible for the validity of any assignment.

CONTRACT CHANGES -- APPLICABLE TAX LAW
We have the right to make changes in the Contract to continue to qualify the Contract as an annuity under applicable federal tax law. You will be given advance notice of such changes.

FREE LOOK


You may cancel your Contract within your 10-day free look period. We deem the free look period to expire 15 days after we mail the Contract to you. Your state may require a longer free look period under certain circumstances. To cancel, you need to send your Contract to our Customer Service Center or to the agent from whom you purchased it. We will refund the contract value. For



ING Empire Innovations Variable Annuity - 133004            43
purposes of the refund during the free look period, we exclude any premium credit and include a refund of any charges deducted from your contract value. Because of the market risks associated with investing in the portfolios, the contract value returned may be greater or less than the premium payment you paid. We may, at our discretion, require that premiums designated for investment in the subaccounts as well as premiums designated for a Fixed Interest Allocation be allocated to the specially designated subaccount (currently, the Liquid Assets Subaccount) during the free look period. Your Contract is void as of the day we receive your Contract and cancellation request. We determine your contract value at the close of business on the day we receive your written request. If you keep your Contract after the free look period and the investment is allocated to a subaccount specially designated by the Company, we will put your money in the subaccount(s) chosen by you, based on the accumulation unit value next computed for each subaccount, and/or in the Fixed Interest Allocation chosen by you.



SPECIAL ARRANGEMENTS
We may reduce or waive any Contract, rider, or benefit fees or charges for certain group or sponsored arrangements, under special programs, and for certain employees, agents, and related persons of our parent corporation and its affiliates. We reduce or waive these items based on expected economies, and the variations are based on differences in costs or services.

SELLING THE CONTRACT
Our affiliate Directed Services, Inc. ("DSI"), 1475 Dunwoody Dr., West Chester, PA 19380 is the principal underwriter and distributor of the Contract as well as for other ReliaStar of NY contracts. DSI, a New York corporation, is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

DSI does not retain any commissions or compensation paid to it by ReliaStar of NY for Contract sales. DSI enters into selling agreements with affiliated and unaffiliated broker-dealers to sell the Contracts through their registered representatives who are licensed to sell securities and variable insurance products ("selling firms"). Selling firms are also registered with the SEC and NASD member firms.

DSI pays selling firms compensation for the promotion and sale of the Contracts. Registered representatives of the selling firms who solicit sales of the Contracts typically receive a portion of the compensation paid by DSI to the selling firms in the form of commissions or other compensation, depending on the agreement between the selling firm and the registered representative. This compensation, as well as other incentives or payments, is not paid directly by contract owners or the Separate Account. We intend to recoup this compensation and other sales expenses paid to selling firms through fees and charges imposed under the Contracts.

DSI pays selling firms for Contract sales according to one or more schedules. This compensation is generally based on a percentage of premium payments. Selling firms may receive commissions of up to 7.5% of premium payments. In addition, selling firms may receive ongoing annual compensation of up to 1.00% of all, or a portion, of values of Contracts sold through the firm. Individual representatives may receive all or a portion of compensation paid to their selling firm, depending on their firm's practices. Commissions and annual compensation, when combined, could exceed 7.5% of total premium payments. To the extent permitted by SEC and NASD rules and other applicable laws and regulations, DSI may pay or allow other promotional incentives or payments in the form of cash or other compensation to selling firms.

DSI may also pay selling firms additional compensation or reimbursement for their efforts in selling contracts to you and other customers, including for, among other things, training of sales personnel, marketing or other sales-related services they provide to us or our affiliates. This compensation or reimbursement is not reflected in the fees and expenses listed in the fee table section of this prospectus. In addition, DSI may enter into special compensation arrangements with certain selling

ING Empire Innovations Variable Annuity - 133004            44
firms based on those firms' aggregate or anticipated sales of the Contracts or other criteria. These special compensation arrangements will not be offered to all selling firms, and the terms of such arrangements may differ among selling firms based on various factors. Any such compensation payable to a selling firm will not result in any additional direct charge to you by us.

Affiliated selling firms may include Baring Investment Services, Inc., Compulife Investor Services, Inc., Financial Network Investment Corporation, Granite Investment Services, Inc., Guaranty Brokerage Services, Inc., ING America Equities, Inc., ING Barings Corp., ING Direct Funds Limited, ING DIRECT Securities, Inc., ING Financial Advisers LLC, ING Financial Partners, Inc., ING Funds Distributor, LLC, ING Furman Selz Financial Services LLC, ING TT&S (U.S.) Securities, Inc., Multi-Financial Securities Corporation, PrimeVest Financial Services, Inc. and Systematized Benefits Administrators, Inc.

DSI may also compensate wholesalers/distributors, and their sales management personnel, for Contract sales within the wholesale/distribution channel. This compensation may be based on a percentage of premium payments and/or a percentage of Contract values.

--------------------------------------------------------------------------------
 OTHER INFORMATION
--------------------------------------------------------------------------------

VOTING RIGHTS
We will vote the shares of a Trust owned by Separate Account NY-B according to your instructions. However, if the 1940 Act or any related regulations should change, or if interpretations of it or related regulations should change, and we decide that we are permitted to vote the shares of a Trust in our own right, we may decide to do so.

We determine the number of shares that you have in a subaccount by dividing the Contract's contract value in that subaccount by the net asset value of one share of the portfolio in which a subaccount invests. We count fractional votes. We will determine the number of shares you can instruct us to vote 180 days or less before a Trust shareholder meeting. We will ask you for voting instructions by mail at least 10 days before the meeting. If we do not receive your instructions in time, we will vote the shares in the same proportion as the instructions received from all contracts in that subaccount. We will also vote shares we hold in Separate Account NY-B which are not attributable to contract owners in the same proportion.

STATE REGULATION
We are regulated by the Insurance Department of the State of New York. We are also subject to the insurance laws and regulations of all jurisdictions where we do business. The variable Contract offered by this prospectus has been approved where required by those jurisdictions. We are required to submit annual statements of our operations, including financial statements, to the Insurance Departments of the various jurisdictions in which we do business to determine solvency and compliance with state insurance laws and regulations.

LEGAL PROCEEDINGS
We are not aware of any pending legal proceedings which involve Separate Account NY-B as a party.

We are, or may be in the future, a defendant in various legal proceedings in connection with the normal conduct of our insurance operations. Some of these cases may seek class action status and may include a demand for punitive damages as well as for compensatory damages. In the opinion of management, the ultimate resolution of any existing legal proceeding is not likely to have a material adverse effect on our ability to meet our obligations under the contract.

Directed Services, Inc., the principal underwriter and distributor of the contract, is not involved in any legal proceeding which, in the opinion of management, is likely to have a material adverse effect on its ability to distribute the contract.


ING Empire Innovations Variable Annuity - 133004            45

INDUSTRY DEVELOPMENTS - TRADING
As with many financial services companies, the Company and affiliates of the Company have received requests for information from various governmental and self-regulatory agencies in connection with investigations related to trading in investment company shares. In each case, full cooperation and responses are being provided. The Company is also reviewing its policies and procedures in this area.

EXPERTS
The audited financial statements of ReliaStar of NY as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and the statement of assets and liabilities of Separate Account NY-B as of December 31, 2003 and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, appearing in the SAI and Registration Statement have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing in the SAI and in the Registration Statement, and are included or incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
 FEDERAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

INTRODUCTION
This section discusses our understanding of current federal income tax laws affecting the contract. You should keep the following in mind when reading it:

     o Your tax position (or the tax position of the designated beneficiary, as applicable) determines federal taxation of amounts held or paid out under the contract;

     o Tax laws change. It is possible that a change in the future could affect contracts issued in the past;

     o This section addresses federal income tax rules and does not discuss federal estate and gift tax implications, state and local taxes, foreign taxes or any other tax provisions; and

     o We do not make any guarantee about the tax treatment of the contract or transactions involving the contract.

We do not intend this information to be tax advice. For advice about the effect of federal income taxes or any other taxes on amounts held or paid out under the contract, consult a tax adviser. For more comprehensive information, contact the Internal Revenue Service (IRS).

TYPES OF CONTRACTS: NON-QUALIFIED OR QUALIFIED
The Contract may be purchased on a non-tax-qualified basis or purchased on a tax-qualified basis. Non-qualified contracts are purchased with after tax contributions and are not related to retirement plans that receive special income tax treatment under the Code.

Qualified Contracts are designed for use by individuals whose premium payments are comprised solely of proceeds from and/or contributions under retirement plans that are intended to qualify as plans entitled to special income tax treatment under Sections 401(a), 403(a), 403(b), 408, 408A or 457 of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, or annuity payments, depends on the type of retirement plan, on the tax and employment status of the individual concerned, and on your tax status. In addition, certain requirements must be satisfied in purchasing a qualified Contract with proceeds from a tax-qualified plan in order to continue

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receiving favorable tax treatment. Some retirement plans are subject to additional distribution and other requirements that are not incorporated into our Contract. Because the Plan is not part of the Contract, we are not bound by any Plan's terms or conditions. Contract owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contract comply with applicable law. Therefore, you should seek competent legal and tax advice regarding the suitability of a Contract for your particular situation. The following discussion assumes that qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

TAXATION OF NON-QUALIFIED CONTRACTS
     TAXATION PRIOR TO DISTRIBUTION

        We believe that if you are a natural person you will generally not be taxed on increases in the value of a non-qualified Contract until a distribution occurs or until annuity payments begin. This assumes that the Contract will qualify as an annuity contract for federal income tax purposes. For these purposes, the agreement to assign or pledge any portion of the contract value generally will be treated as a distribution. In order to receive deferral of taxation, the following requirements must be satisfied:

               DIVERSIFICATION. Internal Revenue Code Section 817(h) requires investments of a variable account be adequately diversified in order for a contract to be treated as annuity contract for federal income tax purposes. The Treasury has issued regulations which set the standards for measuring the adequacy of any diversification. To be adequately diversified, each variable investment option must meet certain tests. Each sub-account's corresponding fund has represented that it will meet the diversification standards that apply to your policy. It is intended that Separate Account NY-B, through the subaccounts, will satisfy these diversification requirements.

               INVESTOR CONTROL. Although earnings under non-qualified contracts are generally not taxed until withdrawn, the Internal Revenue Service (IRS) has stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the contract owner possesses incidents of investment control over the assets. In these circumstances, income and gains from the separate account assets would be currently includible in the variable contract owner's gross income. The Treasury announced that it will issue guidance regarding the extent to which owners could direct their investments among subaccounts without being treated as owners of the underlying assets of the separate account. It is possible that the Treasury's position, when announced, may adversely affect the tax treatment of existing contracts. The Company therefore reserves the right to modify the contract as necessary to attempt to prevent the contract holder from being considered the federal tax owner of a pro-rata share of the assets of the separate account.

               REQUIRED DISTRIBUTIONS. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any non-qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of your death. The non-qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such distribution provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise. See "Death Benefit Choices" for additional information on required distributions from non-qualified contracts.

               NON-NATURAL PERSONS. The owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the contract value over the "investment in the contract" (generally, the premiums or other consideration you paid for the contract less any nontaxable withdrawals) during the taxable year. There are some exceptions to this rule and a prospective contract owner that is not a natural person may wish to discuss these with a tax adviser.


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               DELAYED ANNUITY STARTING DATE. If the Contract's annuity starting date occurs (or is scheduled to occur) at a time when the annuitant has reached an advanced age (e.g., age 85), it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract could be currently includible in your income.

        TAXATION OF DISTRIBUTIONS

               GENERAL. When a withdrawal from a non-qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the contract value (unreduced by the amount of any surrender charge) immediately before the distribution over the contract owner's investment in the contract at that time. Investment in the contract is generally equal to the amount of all contributions to the contract, less the aggregate amount of non-taxable distributions previously made. The contract value that applies for this purpose is unclear in some respects. For example, the market value adjustment could increase the contract value that applies. Thus, the income on the Contracts could be higher than the amount of income that would be determined without regard to such benefits. As a result, you could have higher amounts of income than will be reported to you.

In the case of a surrender under a non-qualified Contract, the amount received generally will be taxable only to the extent it exceeds the contract owner's investment in the contract.

               10% PENALTY TAX. A distribution from a non-qualified Contract may be subject to a federal tax penalty equal to 10% of the amount treated as income. In general, however, there is no penalty on distributions:

               o    made on or after the taxpayer reaches age 59 1/2;

               o    made on or after the death of a contract owner;

               o    attributable to the taxpayer's becoming disabled; or

               o made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. A tax adviser should be consulted with regard to exceptions from the penalty tax.

               TAX-FREE EXCHANGES. Section 1035 of the Tax Code permits the exchange of a life insurance, endowment or annuity contract for an annuity contract on a tax-free basis. In such instance, the "investment in the contract" in the old contract will carry over to the new contract. You should consult with your tax advisor regarding procedures for making Section 1035 exchanges.

If your Contract is purchased through a tax-free exchange of a life insurance, endowment or annuity contract that was purchased prior to August 14, 1982, then any distributions other than annuity payments will be treated, for tax purposes, as coming:

               o First, from any remaining "investment in the contract" made prior to August 14, 1982 and exchanged into the Contract;

               o Next, from any "income on the contract" attributable to the investment made prior to August 14, 1982;

               o    Then, from any remaining "income on the contract"; and

               o    Lastly, from any remaining "investment in the contract."

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The IRS has concluded that in certain instances, the partial exchange of a portion of one annuity contract for another contract will be tax-free. However, the IRS has reserved the right to treat transactions it considers abusive as ineligible for favorable partial 1035 tax-free exchange treatment. The IRS has not provided any additional guidance on what it considers abusive. It is not certain whether the IRS would treat an immediate withdrawal or annuitization after a partial exchange as abusive. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract directly into an immediate annuity. Currently, we will accept a partial 1035 exchange from a non-qualified annuity into a deferred annuity or an immediate annuity as a tax-free transaction unless we believe that we would be expected to treat the transaction as abusive. We are not responsible for the manner in which any other insurance company, for tax reporting purposes, or the IRS, with respect to the ultimate tax treatment, recognizes or reports a partial exchange. We strongly advise you to discuss any proposed 1035 exchange with your tax advisor prior to proceeding with the transaction.

               TAXATION OF ANNUITY PAYMENTS. Although tax consequences may vary depending on the payment option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income. The tax treatment of partial annuitizations is unclear. We currently treat any partial annuitizations, as withdrawals rather than as annuity payments. Please consult your tax adviser before electing a partial annuitization.

               DEATH BENEFITS. Amounts may be distributed from a Contract because of your death or the death of the annuitant. Generally, such amounts are includible in the income of recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as annuity payments. Special rules may apply to amounts distributed after a Beneficiary has elected to maintain Contract value and receive payments. The Contract offers a death benefit (including the benefit provided by the earnings multiplier benefit rider) that may exceed the greater of the premium payments and the contract value. Certain charges are imposed with respect to the death benefit. It is possible that these charges (or some portion thereof) could be treated for federal tax purposes as a distribution from the Contract.

               ASSIGNMENTS AND OTHER TRANSFERS. A transfer, pledge or assignment of ownership of a Contract, or the designation of an annuitant or payee other than an owner, may result in certain tax consequences to you that are not discussed herein. A contract owner contemplating any such transfer, pledge, assignment, or designation or exchange, should consult a tax adviser as to the tax consequences.

               IMMEDIATE ANNUITIES. Under section 72 of the Tax Code, an immediate annuity means an annuity (1) which is purchased with a single premium,
(2) with annuity payments starting within one year from the date of purchase, and (3) which provides a series of substantially equal periodic payments made annually or more frequently. Treatment as an immediate annuity will have significance with respect to exceptions from the 10% early withdrawal penalty, to contracts owned by non-natural persons, and for certain policy exchanges.

               MULTIPLE CONTRACTS. The tax law requires that all non-qualified deferred annuity contracts that are issued by a company or its affiliates to the same contract owner during any calendar year are treated as one non-qualified deferred annuity contract for purposes of determining the amount includible in such contract owner's income when a taxable distribution occurs.


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               WITHHOLDING. We will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. In addition, a 10% withholding rate applies to the taxable portion of non-periodic payments. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment.

TAXATION OF QUALIFIED CONTRACTS
        GENERAL

        The Contracts are designed for use with several types of qualified plans. The tax rules applicable to participants in these qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from: contributions in excess of specified limits; distributions before age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; and in other specified circumstances. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified retirement plans. Contract owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under these qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract, but we shall not be bound by the terms and conditions of such plans to the extent such terms contradict the Contract, unless the Company consents.

You will not generally pay taxes on earnings from the annuity contract described in this prospectus until they are withdrawn. When an annuity contract is used to fund one of these tax qualified retirement arrangements, you should know that the annuity contract does not provide any additional tax deferral of earnings beyond the tax deferral provided by the tax-qualified retirement arrangement. Tax-qualified retirement arrangements under Tax Code sections 401(a), 401(k), 403(a), 403(b) or governmental 457 plans also generally defer payment of taxes on earnings until they are withdrawn (or in the case of a non-governmental 457 plan, paid or made available to you or a designated beneficiary). However, annuities do provide other features and benefits which may be valuable to you. You should discuss your alternatives with your local representative.

        DISTRIBUTIONS - GENERAL

        For qualified plans under Section 401(a) and 403(b), the Code requires that distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the plan participant for whose benefit the contract is purchased (i) reaches age 70 1/2 or (ii) retires, and must be made in a specified form or manner. If the plan participant is a "5 percent owner" (as defined in the Code), distributions generally must begin no later than April 1 of the calendar year following the calendar year in which the plan participant reaches age 70 1/2. For IRAs described in Section 408, distributions generally must commence no later than by April 1 of the calendar year following the calendar year in which the individual contract owner reaches age 70 1/2. Roth IRAs under Section 408A do not require distributions at any time before the contract owner's death. Please note that required minimum distributions under qualified Contracts may be subject to surrender charge, in accordance with the terms of the Contract. This could affect the amount that must be taken from the Contract in order to satisfy required minimum distributions.

        DIRECT ROLLOVERS

        If the Contract is used in connection with a pension, profit-sharing, or annuity plan qualified under sections 401(a) or 403(a) of the Code, or is a tax-sheltered annuity under section 403(b) of the Code, or is used with an eligible deferred compensation plan that has a government sponsor and that is qualified under section 457(b), any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution

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

generally is any taxable distribution from a qualified pension plan under section 401(a) of the Code, qualified annuity plan under section 403(a) of the Code, section 403(b) annuity or custodial account, or an eligible section 457(b) deferred compensation plan that has a government sponsor, excluding certain amounts (such as minimum distributions required under section 401(a)(9) of the Code, distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more, or hardship distributions as defined in the tax law).

Under these requirements, federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the Contract, discussed below, you cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, you elect to have it directly transferred to certain qualified plans. Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or us) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

        CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS

        Section 401(a) of the Code permits corporate employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish these plans for themselves and their employees. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant, or to both may result if this Contract is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits before transfer of the Contract. Employers intending to use the Contract with such plans should seek competent advice.

        INDIVIDUAL RETIREMENT ANNUITIES - GENERAL

        Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." These IRAs are subject to limits on the amount that can be contributed, the deductible amount of the contribution, the persons who may be eligible, and the time when distributions commence. Also, distributions from certain other types of qualified retirement plans may be "rolled over" on a tax-deferred basis into an IRA. Also, amounts in another IRA or individual retirement account can be rolled over or transferred tax-free to an IRA. There are significant restrictions on rollover or transfer contributions from Savings Incentive Match Plans for Employees (SIMPLE), under which certain employers may provide contributions to IRAs on behalf of their employees, subject to special restrictions. Employers may establish Simplified Employee Pension (SEP) Plans to provide IRA contributions on behalf of their employees. If you make a tax-free rollover of a distribution from any of these IRAs, you may not make another tax-free rollover from the IRA within a 1-year period. Sales of the Contract for use with IRAs may be subject to special requirements of the IRS.

        INDIVIDUAL RETIREMENT ANNUITIES - DISTRIBUTIONS

        All distributions from a traditional IRA are taxed as received unless either one of the following is true:

          o The distribution is rolled over to a plan eligible to receive rollovers or to another traditional IRA or certain qualified plans in accordance with the Tax Code; or

          o You made after-tax contributions to the IRA. In this case, the distribution will be taxed according to rules detailed in the Tax Code.

To avoid certain tax penalties, you and any designated beneficiary must also meet the minimum distribution requirements imposed by the Tax Code. The requirements do not apply to Roth IRA contracts while the owner is living. These rules may dictate one or more of the following:


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          o    Start date for distributions;

          o The time period in which all amounts in your account(s) must be distributed; or

          o    Distribution amounts.

Generally, you must begin receiving distributions from a traditional IRA by April 1 of the calendar year following the calendar year in which you attain age 70 1/2. We must pay out distributions from the contract over one of the following time periods:

          o Over your life or the joint lives of you and your designated beneficiary; or

          o Over a period not greater than your life expectancy or the joint life expectancies of you and your designated beneficiary.

The amount of each periodic distribution must be calculated in accordance with IRS regulations. If you fail to receive the minimum required distribution for any tax year, a 50% excise tax is imposed on the required amount that was not distributed.

The following applies to the distribution of death proceeds under 408(b) and 408A (Roth IRA - See below) plans. Different distribution requirements apply after your death.

If your death occurs after you begin receiving minimum distributions under the contract, distributions must be made at least as rapidly as under the method in effect at the time of your death. Code section 401(a)(9) provides specific rules for calculating the required minimum distributions at your death. The death benefit under the contract and also certain other contract benefits, such as living benefits, may affect the amount of the required minimum distribution that must be taken.

If your death occurs before you begin receiving minimum distributions under the contract, your entire balance must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of your death. For example, if you die on September 1, 2004, your entire balance must be distributed to the designated beneficiary by December 31, 2009. However, if the distributions begin by December 31 of the calendar year following the calendar year of your death, and you have named a designated beneficiary, then payments may be made over either of the following time frames:

          o    Over the life of the designated beneficiary; or

          o Over a period not extending beyond the life expectancy of the designated beneficiary.

If the designated beneficiary is your spouse, distributions must begin on or before the later of the following:

          o December 31 of the calendar year following the calendar year of your death; or

          o December 31 of the calendar year in which you would have attained age 70 1/2.

        ROTH IRAS - GENERAL

        Section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a Roth IRA, which are subject to limits on the amount of the contributions and the persons who may be eligible to contribute, are not deductible, and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. Certain qualifying individuals may convert an IRA, SEP, or SIMPLE IRA, to a Roth IRA. Such rollovers and conversions are subject to tax, and other special rules may apply. If you make a tax-free rollover of a distribution from a Roth IRA to

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

another Roth IRA, you may not make another tax-free rollover from the Roth IRA from which the rollover was made within a 1-year period. A 10% penalty may apply to amounts attributable to a conversion to a Roth IRA if the amounts are distributed during the five taxable years beginning with the year in which the conversion was made.

        ROTH IRAS - DISTRIBUTIONS

        A qualified distribution from a Roth IRA is not taxed when it is received. A qualified distribution is a distribution:

          o Made after the five-taxable year period beginning with the first taxable year for which a contribution was made to a Roth IRA of the owner; and

          o Made after you attain age 59 1/2, die, become disabled as defined in the Tax Code, or for a qualified first-time home purchase.

If a distribution is not qualified, it will be taxable to the extent of the accumulated earnings. Under special ordering rules, a partial distribution will first be treated generally as a return of contributions which is not taxable and then as taxable accumulated earnings.

        TAX SHELTERED ANNUITIES - GENERAL

        Section 403(b) of the Code allows employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a Contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (Social Security) tax. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, severance from employment, death or disability. Distributions allocable to salary reduction contributions, but not earnings on such contributions, may also be distributed upon hardship. Certain penalties may apply.

        TAX SHELTERED ANNUITIES - LOANS

        Loans may be available if you purchased your contract in connection with a non-ERISA plan qualified under Section 403(b) of the Code ("TSA"). We do not currently permit loans under Section 403(b) Contracts that are subject to ERISA. If your contract was issued in connection with a TSA and the terms of your plan permit, you may take a loan from us, using your surrender value as collateral for the loan. Loans are subject to the terms of the Contract, your 403(b) plan, the Code and other federal and state regulations. The amount and number of loans outstanding at any one time under your TSA are limited, whether under our contracts or those of other carriers. We may modify the terms of a loan to comply with changes in applicable law. Various mandatory repayment requirements apply to loans, and failure to repay generally would result in income to you and the potential application of tax penalties. We urge you to consult with a qualified tax advisor prior to effecting a loan transaction under your Contract. We may apply additional restrictions or limitations on loans, and you must make loan requests in accordance with our administrative practices and loan request procedures in effect at the time you submit your request. Read the terms of the loan agreement before submitting any request.

Any outstanding loan balance impacts the following:

          o Withdrawals and Charges: We determine amounts available for maximum withdrawal amounts, free partial withdrawals, systematic withdrawals and waiver of administrative charges by reducing the otherwise applicable amounts by the amount of any outstanding loan balance.

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          o    Death Benefits, Annuitization and Surrenders: We deduct the outstanding loan balance from any amounts otherwise payable and in determining the amount available for annuitization.

          o    Riders:



- Minimum Guaranteed Withdrawal Benefit ("MGWB") Rider. The portion of the contract value used to pay off the outstanding loan balance will reduce the MGWB Withdrawal Account. We do not recommend the MGWB rider if loans are contemplated.

                     Minimum Guaranteed Accumulation Benefit ("MGAB") Rider. Generally, loan repayment periods should not extend into the 3-year period preceding the end of the Waiting Period, because transfers made within such 3-year period reduce the MGAB Base and the MGAB Charge Base pro-rata based on the percentage of contract value transferred. Transfers between the TSA Special Fixed Account and the variable accounts will not be excluded from this treatment.

        TAX SHELTERED ANNUITIES - DISTRIBUTIONS

        All distributions from Section 403(b) plans are taxed as received unless either of the following is true:

         o The distribution is rolled over to another plan eligible to receive rollovers or to a traditional individual retirement annuity/account (IRA) in accordance with the Tax Code; or

         o You made after-tax contributions to the plan. In this case, the amount will be taxed according to rules detailed in the Tax Code.

Generally, you must begin receiving distributions by April 1 of the calendar year following the calendar year in which you attain age 70 1/2 or retire, whichever occurs later, unless you had amounts under the contract as of December 31, 1986. In this case, distribution of these amounts generally must begin by the end of the calendar year in which you attain age 75 or retire, if later. The death benefit under the contract and also certain other contract benefits, such as the living benefits, may affect the amount of the required minimum distribution that must be taken. If you take any distributions in excess of the required minimum amount, then special rules require that some or all of the December 31, 1986 balance be distributed earlier.

TAX CONSEQUENCES OF ENHANCED DEATH BENEFIT

The Contract offers a death benefit (including the benefit provided by the earnings multiplier benefit rider) that may exceed the greater of the premium payments and the contract value. It is possible that the IRS could characterize such a death benefit as an incidental death benefit. There are limitations on the amount of incidental benefits that may be provided under pension and profit sharing plans. In addition, the provision of such benefits may result in currently taxable income to participants. Also, as stated above, the presence of the death benefit, as well as certain other contract benefits, could affect the amount of required minimum distributions.

OTHER TAX CONSEQUENCES

As noted above, the foregoing comments about the federal tax consequences under the Contracts are not exhaustive, and special rules are provided with respect to other tax situations not discussed in this prospectus. Further, the federal income tax consequences discussed herein reflect our understanding of current law, and the law may change. Federal estate and state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each contract owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

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POSSIBLE CHANGES IN TAXATION

Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective before the date of the change). You should consult a tax adviser with respect to legislative developments and their effect on the Contract.

FEDERAL INCOME TAX WITHHOLDING

We will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, we may be required to withhold tax, as explained above. The withholding rates applicable to the taxable portion of periodic annuity payments (other than eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. In addition, a 10% withholding rate applies to the taxable portion of non-periodic payments (including withdrawals prior to the annuity starting date) and conversions of, and rollovers from, non-Roth IRAs to Roth IRAs. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As discussed above, the withholding rate applicable to eligible rollover distributions is 20%.

ASSIGNMENTS

Adverse tax consequences to the plan and/or to you may result if your beneficial interest in the contract is assigned or transferred to persons other than: a plan participant as a means to provide benefit payments; an alternate payee under a qualified domestic relations order in accordance with code section 414(p); or to the Company as collateral for a loan.

TAXATION OF COMPANY

We are taxed as a life insurance company under the Tax Code. The Separate Account is not a separate entity from us. Therefore, it is not taxed separately as a "regulated investment company," but is taxed as part of the Company.

We automatically apply investment income and capital gains attributable to the separate account to increase reserves under the contracts. Because of this, under existing federal tax law we believe that any such income and gains will not be taxed to the extent that such income and gains are applied to increase reserves under the contracts. In addition, any foreign tax credits attributable to the separate account will be first used to reduce any income taxes imposed on the separate account before being used by the Company.

In summary, we do not expect that we will incur any federal income tax liability attributable to the separate account and we do not intend to make any provision for such taxes. However, changes in federal tax laws and/or their interpretation may result in our being taxed on income or gains attributable to the separate account. In this case, we may impose a charge against the separate account (with respect to some or all of the contracts) to set aside provisions to pay such taxes. We may deduct this amount from the separate account, including from your account value invested in the subaccounts.


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 STATEMENT OF ADDITIONAL INFORMATION

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        TABLE OF CONTENTS

            Item
            Introduction
            Description of ReliaStar Life Insurance Company of New York Safekeeping of Assets
            The Administrator
            Independent Auditors
            Distribution of Contracts
            Performance Information
            IRA Partial Withdrawal Option
            Other Information
            Financial Statements of ReliaStar Life Insurance Company of New York Financial Statements of Separate Account NY - B



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ADDITIONAL

INFORMATION FOR THE CONTRACTS OFFERED UNDER THE PROSPECTUS FREE OF CHARGE. ADDRESS THE FORM TO OUR CUSTOMER SERVICE CENTER; THE ADDRESS IS SHOWN ON THE PROSPECTUS COVER.

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                                    --------------------------------------------
                                    NAME

                                    --------------------------------------------
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ING Empire Innovations Variable Annuity - 133004

09/22/2004

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 APPENDIX A
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                            THE INVESTMENT PORTFOLIOS

During the accumulation phase, you may allocate your premium payments and contract value to any of the investment portfolios available under this Contract. They are listed in this appendix. You bear the entire investment risk for amounts you allocate to any investment portfolio, and you may lose your principal.

The investment results of the mutual funds (funds) are likely to differ significantly and there is no assurance that any of the funds will achieve their respective investment objectives. You should consider the investment objectives, risks and charges and expenses of the funds carefully before investing. Please refer to the fund prospectuses for this and additional information.

Shares of the funds will rise and fall in value and you could lose money by investing in the funds. Shares of the funds are not bank deposits and are not guaranteed, endorsed or insured by any financial institution, the Federal Deposit Insurance Corporation or any other government agency. Except as noted, all funds are diversified, as defined under the Investment Company Act of 1940. Fund prospectuses may be obtained free of charge, from our Customer Service Center at the address and telephone number listed in the prospectus, by accessing the SEC's web site or by contacting the SEC Public Reference Room.

Certain funds offered under the contracts have investment objectives and policies similar to other funds managed by the fund's investment adviser. The investment results of a fund may be higher or lower than those of other funds managed by the same adviser. There is no assurance and no representation is made that the investment results of any fund will be comparable to those of another fund managed by the same investment adviser.

Certain funds are designated as "Master-Feeder" or "LifeStyle Funds." Funds offered in a Master-Feeder structure (such as the American Funds) or fund of funds structure (such as the LifeStyle Funds) may have higher fees and expenses than a fund that invests directly in debt and equity securities.


FUND NAME AND
INVESTMENT ADVISER/SUBADVISER                                     INVESTMENT OBJECTIVE
----------------------------------------------------------------- -------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
ING INVESTORS TRUST
      7337 E. Doubletree Ranch Road, Scottsdale, AZ  85258
----------------------------------------------------------------- ------------------------------------------------------------
ING AMERICAN FUNDS GROWTH PORTFOLIO                               Seeks to make your investment grow.  The Portfolio
                                                                  operates as a "feeder fund" which invests all of its
    INVESTMENT ADVISER: ING Investments, LLC                      assets in the "master fund" which is Class 2 shares of the
    INVESTMENT SUBADVISER: Capital Research and Management        Growth Fund, a series of American Funds Insurance Series(R),
    Company                                                       a registered open-end investment company.  The master fund invests primarily in common stocks of companies that appear to offer superior opportunities for growth of capital. The Growth
                                                                  Fund is designed for investors seeking long-term capital
                                                                  appreciation through stocks.
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ING Empire Innovations Variable Annuity - 133004             A1


----------------------------------------------------------------- ------------------------------------------------------------
ING AMERICAN FUNDS GROWTH-INCOME PORTFOLIO                        Seeks to make your investment grow and provide you with income over time.  The Portfolio operates as a "feeder fund" which
    INVESTMENT ADVISER:  ING Investments, LLC                     invests all of its assets in the "master fund", which is Class 2
    INVESSTMENT SUBADVISER:  Capital Research and Management      shares of the Growth-Income Fun, a series of American Funds
    Company                                                       Insurance Series(R), a registered open-end investment company.
                                                                  The master fund invests primarily in common stocks or
                                                                  other securities which demonstrate the potential for
                                                                  appreciation and/or dividends. The Growth-Income Fund is
                                                                  designed for investors seeking both capital appreciation
                                                                  and income.
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ING AMERICAN FUNDS INTERNATIONAL PORTFOLIO                        Seeks to make your investment grow over time.  The Portfolio operates as a "feeder fund" which invests all of its assets
   INVESTMENT ADVISER:  ING Investments, LLC                      in the "master fund" which is Class 2 shares of the
   INVESTMENT SUBADVISER:  Capital Research and Management        International Fund, a series of American Funds Insurance
                                                                  Series(R), a registered open-end investment  company. The
                                                                  master fund invests primarily in common stocks of companies located outside the United States. The International Fund is designed for investors seeking capital appreciation through stocks.
-------------------------------------------------------------- ------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
 ING EAGLE ASSET CAPITAL APPRECIATION PORTFOLIO                   Seeks capital appreciation. Dividend income is a secondary
    (Class S)     (formerly ING Eagle Asset Value Equity          objective. The Portfolio normally invests at least 80% of
    Portfolio)                                                    its assets in equity securities of domestic and foreign
                                                                  issuers that meet quantitative standards relating to
    INVESTMENT ADVISER:  Directed Services, Inc.                  financial soundness and high intrinsic value relative to
    INVESTMENT SUBADVISER: Eagle Asset Management, Inc.           price.
----------------------------------------------------------------- -------------------------------------------------------------
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ING EVERGREEN HEALTH SCIENCES PORTFOLIO ( Class S)                A nondiversified Portfolio that seeks long-term capital growth.
                                                                  The Portfolio normally invests at least 80% of its assets in
    INVESTMENT ADVISER: Directed Services, Inc.                   the equity securities of healthcare companies.  The Portfolio
    INVESTMENT SUBADVISER: Evergreen Investment Management        may invest in securities of relatively well-known and large
    Company, Inc.                                                 companies as well as small- and medium-sized companies.

----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING EVERGREEN OMEGA PORTFOLIO (Class S)                           Seeks long-term capital growth.  The Portfolio invests
                                                                  primarily in common stocks and securities convertible into
    INVESTMENT ADVISER: Directed Services, Inc.                   common stocks of U.S. companies across all market
    INVESTMENT SUBADVISER: Evergreen Investment Management        capitalizations.  The Portfolios may temporarily invest up to
    Company, Inc.                                                 100% of its assets in high quality money market instruments in order to protect the value of the portfolio in response to adverse economic, political or market conditions.

----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING JANUS SPECIAL EQUITY PORTFOLIO (Class S)                       A nondiversified Portfolio that seeks capital appreciation.
                                                                   The Portfolio invests, under normal circumstances, at least
    INVESTMENT ADVISOR: Directed Services, Inc.                    80% of its net assets (plus borrowings for investment
    INVESTMENT SUBADVISER: Janus Capital Management, LLC           purposes) in equity securities with the potential for long-
                                                                   term growth of capital.
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ING JPMORGAN SMALL CAP EQUITY PORTFOLIO (Class S)                 A nondiversified Portfolio that seeks capital growth over
(formerly ING JP Morgan Fleming Small Cap Eqity Portfolio)        the long term. Under normal market conditions, the Portfolio invests at least 80% of its total assets in equity securities
    INVESTMENT ADVISER:  Directed Services, Inc.                  of small-cap companies.
    INVESTMENT SUBADVISER: J.P. Morgan Investment Management
    Inc.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING JULIUS BAER FOREIGN PORTFOLIO (Class S)                       Seeks long-term growth of capital.The Portfolio, under normal circumstances, invests in a wide variety of
    INVESTMENT ADVISER:  Directed Services, Inc.                  international equity securities issued through the world,
    INVESTMENT SUBADVISER: Julius Baer Investment Management,     normally excluding the United States.  The Portfolio
    LLC                                                           normally invests at least 80% of its assets in equity
                                                                  securities tied economically to countries outside the
                                                                  United States.
----------------------------------------------------------------- -------------------------------------------------------------

ING Empire Innovations Variable Annuity - 133004             A2



----------------------------------------------------------------- -------------------------------------------------------------
ING LEGG MASON VALUE PORTFOLIO (Class S)                          Seeks long-term growth of capital. The Portfolio normally
    (formerly ING Janus Growth and Income Portfolio)              invests in equity securities that offer the potential for
                                                                  capital growth.  The Portfolio may also invest in companies
    INVESTMENT ADVISER:  Directed Services, Inc.                  with market capitalizations greater than $5 billion, but
    INVESTMENT SUBADVISER:  Legg Mason Funds Management, Inc.     may invest in companies of any size.  The Portfolio may
                                                                  also invest up to 25% of its total assets in long-term debt securities.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING LIFESTYLE AGGRESSIVE GROWTH PORTFOLIO                         Seeks to provide growth of capital.  The Portfolio invests in a combination of ING portfolios according to a fixed
    INVESTMENT ADVISER: ING Investments, LLC                      formula that over time should reflect an allocation of
                                                                  approximately 100% in equity securities.  Please see below for a list of portfolios that may be included in one or more of the ING LifeStyle Portfolios.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING LIFESTYLE GROWTH PORTFOLIO                                    Seeks to provide growth of capital and some current
                                                                  income.  The Portfolio invests in a combination of
   INVESTMENT ADVISER: ING Investments, LLC                       portfolios according to a fixed formula that over time should reflect an allocation of approximately 80% in equity
                                                                  securities and 20% in fixed income securities.  Please see below for a list of portfolios that may be included in
                                                                  one or more of the ING LifeStyle Portfolios.

----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING LIFESTYLE MODERATE GROWTH PORTFOLIO                           Seeks to provide growth of capital and a low to moderate
                                                                  level of current income.  The Portfolio invests in a
    INVESTMENT ADVISER:  ING Investments, LLC                     combination of ING portfolios according to a fixed formula that over time should reflect an allocation of
                                                                  approximately 65% in equity securities and 35% in fixed
                                                                  income securities.  Please see below for a list of
                                                                  portfolios that may be included in one or more of the ING
                                                                  LifeStyle Portfolios.
----------------------------------------------------------------- -------------------------------------------------------------
---------------------------------------------------------------- -------------------------------------------------------------
ING LIFESTYLE MODERATE PORTFOLIO                                  Seeks to provide growth and capital and current income.
                                                                  The Portfolio invests in a combination of ING portfolios
    INVESTMENT ADVISER: ING Investments, LLC                      according to a fixed formula that over time should reflect an allocation of approximately 50% in equity securities and
                                                                  50% in fixed income securities.  Please see below for a list of portfolios that may be included in one or more of the ING
                                                                  LifeStyle Portfolios.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING LIQUID ASSETS PORTFOLIO (Class S)                             Seeks high level of current income consistent with the
                                                                  preservation of capital and liquidity. The Portfolio
    INVESTMENT ADVISER:  Directed Services, Inc.                  Manager strives to maintain a stable $1 per share net asset
    INVESTMENT SUBADVISER: ING Investment Management Co.          value and its investment strategy focuses on safety of
                                                                  principal, liquidity and yield, in order of importance, to achieve this goal.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING MARSICO GROWTH PORTFOLIO (Class S)                            Seeks capital appreciation.  The Portfolio invests primarily in equity securities selected for their growth potential.
    INVESTMENT ADVISER:  Directed Services, Inc.                  The Portfolio may invest in companies of any size, from
    INVESTMENT SUBADVISER: Marsico Capital Management, LLC        larger, well-established companies to smaller, emerging
                                                                  growth companies.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING MFS RESEARCH PORTFOLIO (Class S)                              Seeks long-term growth of capital and future income.  The
                                                                  Portfolio normally invests at least 80% of its net assets
   INVESTMENT ADVISER:  Directed Services, Inc.                   in common stocks and related securities (such as preferred
   INVESTMENT SUBADVISER: Massachusetts Financial Services        stocks, convertible securities and depositary receipts.)
      Company
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING MFS TOTAL RETURN PORTFOLIO (Class S)                          Seeks above-average income (compared to a portfolio)
                                                                  entirely invested in equity securities) consistent with the
   INVESTMENT ADVISER:  Directed Services, Inc.                   prudent employment of capital.  Secondarily seeks reasonable
   INVESTMENT SUBADVISER: Massachusetts Financial Services        opportunity for growth of capital and income.  The Portfolio
   Company                                                        invests in a combination of equity and fixed income securities.

----------------------------------------------------------------- -------------------------------------------------------------


ING Empire Innovations Variable Annuity - 133004             A3



----------------------------------------------------------------- -------------------------------------------------------------
ING PIMCO CORE BOND PORTFOLIO (Class S)                           Seeks maximum total return, consistent with preservation of capital and prudent investment management. The Portfolio is
    INVESTMENT ADVISER:  Directed Services, Inc.                  diversified and seeks to achieve its investment objective
    INVESTMENT SUBADVISER: Pacific Investment Management          by investing under normal circumstances at least 80% of its
    Company LLC                                                   net assets (plus borrowings for investment purposes) in a
                                                                  diversified portfolio of fixed income instruments of
                                                                  varying maturities.
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----------------------------------------------------------------- -------------------------------------------------------------
ING PIMCO HIGH YIELD PORTFOLIO (Class S)                          Seeks maximum total return, consistent with preservation of
    (formerly PIMCO High Yield Portfolio)                         capital and prudent investment management.  The Portfolio
                                                                  normally invests at least 80% of its assets in a
    INVESTMENT ADVISER:  Directed Services, Inc.                  diversified portfolio of high yield securities ("junk
    INVESTMENT SUBADVISER:  Pacific Investment Management         bonds") rated below investment grade but rated at least B.
    Company LLC
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING SALOMON BROTHERS ALL CAP PORTFOLIO (Class S)                  A nondiversified Portfolio that seeks capital appreciation through investment in securities which the Subadviser
    INVESTMENT ADVISER:  Directed Services, Inc.                  believes have above-average capital appreciation potential.
    INVESTMENT SUBADVISER: Salomon Brothers Asset Management,     The Portfolio invests primarily in common stocks and common
    Inc.                                                          stock equivalents, such as preferred stocks and securities convertible into common stocks, of companies the Portfolio
                                                                  Manager believes are undervalued in the marketplace.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING SALOMON BROTHERS INVESTORS PORTFOLIO (Class S)                Seeks long-term growth of capital. Secondarily seeks
                                                                  current income. The Portfolio invests primarily in equity
    INVESTMENT ADVISER:  Directed Services, Inc.                  securities of U.S. companies. The Portfolio may also invest
    INVESTMENT SUBADVISER: Salomon Brothers Asset Management,     in other equity securities. To a lesser degree, the
    Inc.                                                          Portfolio invests in income producing securities such as
                                                                  debt securities.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING T. ROWE PRICE EQUITY INCOME PORTFOLIO (Class S)               Seeks substantial dividend income as well as long-term
                                                                  growth of capital. The Portfolio normally invests at least
    INVESTMENT ADVISER:  Directed Services, Inc.                  80% of its assets in common stocks, with 65% in the common
    INVESTMENT SUBADVISER: T. Rowe Price Associates, Inc.         stocks of well-established companies paying above-average
                                                                  dividends. The Portfolio may also invest in convertible
                                                                  securities, warrants and preferred stocks, foreign
                                                                  securities, debt securities including high-yield debt
                                                                  securities and future and options.
 ----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING UBS U.S. BALANCED PORTFOLIO (Class S)                         Seeks to maximize total return over the long term by
                                                                  allocating its assets among stocks, bonds, short-term
    INVESTMENT ADVISER:  Directed Services, Inc.                  instruments and other investments. The Portfolio Manager
    INVESTMENT SUBADVISER: UBS Global Asset Management            allocates the Portfolio's assets among the following
    (Americas) Inc.                                               classes, or types, of investments: stocks, bonds, and
                                                                  short-term money market debt obligations.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING VAN KAMPEN REAL ESTATE PORTFOLIO                              A nondiversified Portfolio that seeks capital appreciation.
    (Class S)                                                     Secondarily seeks current income. The Portfolio invests at least 80% of its assets in equity securities of companies
    INVESTMENT ADVISER:  Directed Services, Inc.                  in the U.S. real estate industry that are listed on
    INVESTMENT SUBADVISER: Van Kampen                             national exchanges or the National Association of
                                                                  Securities Dealers Automated Quotation System ("NASDAQ").
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING PARTNERS, INC.
     151 Farmington Avenue, Hartford, CT  06156-8962
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING JPMORGAN FLEMING INTERNATIONAL PORTFOLIO                      Seeks long-term growth of capital. Invests primarily (at
    (Service Class)                                               least 65% of total assets) in the equity securities of
                                                                  foreign companies that the subadviser believes have high
    INVESTMENT ADVISER: ING Life Insurance and Annuity Company    growth potential. Will normally invest in securities of at
    INVESTMENT SUBADVISER: J.P. Morgan Fleming Asset Management   least three different countries other than the U.S. and
    (London) Ltd.                                                 will invest in both developed and developing markets.
----------------------------------------------------------------- -------------------------------------------------------------

ING Empire Innovations Variable Annuity - 133004             A4



----------------------------------------------------------------- -------------------------------------------------------------
ING JPMORGAN MID CAP VALUE PORTFOLIO (Service Class)              Seeks growth from capital appreciation.  A nondiversified
                                                                  Portfolio that invests primarily (at least 80% of net
    INVESTMENT ADVISER: ING Life Insurance and Annuity Company    assets under normal circumstances) in a broad portfolio of
    INVESTMENT SUBADVISER: J.P. Morgan Investment Management      common stocks of companies with market capitalizations of
    Inc.                                                          $1 billion to $20 billion at the time of purchase that the subadviser believes to be undervalued.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING MFS CAPITAL OPPORTUNITIES PORTFOLIO                           Seeks capital appreciation.  Invests primarily (at least
    (Initial Class)                                               65% of net assets) in common stocks and related securities, such as preferred stocks, convertible securities and
    INVESTMENT ADVISER: ING Life Insurance and Annuity Company    depositary receipts.
    INVESTMENT SUBADVISER: Massachusetts Financial Services
    Company
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING MFS GLOBAL GROWTH PORTFOLIO (Service Class)                   Seeks capital appreciation.  Invests primarily (at least
                                                                  65% of net assets under normal circumstances) in common
    INVESTMENT ADVISER: ING Life Insurance and Annuity Company    stocks and related equity securities such as preferred
    INVESTMENT SUBADVISER: Massachusetts Financial Services       stock, convertible securities and depositary receipts.
    Company                                                       Invests in securities of companies worldwide growing at
                                                                  rates expected to be well above the growth rate of the
                                                                  overall U.S. economy.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING SALOMON BROTHERS AGGRESSIVE GROWTH PORTFOLIO  (Service Class)  Seeks long-term growth of capital. Invests primarily (at least 80% of net assets under normal circumstances) in
    INVESTMENT ADVISER: ING Life Insurance and Annuity             Company common stocks and related securities, such as preferred
    INVESTMENT SUBADVISER: Salomon Brothers Asset Management       stocks, convertible securities and depositary receipts, of
    Inc.                                                           emerging growth companies.


----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING UBS U.S. LARGE CAP EQUITY PORTFOLIO  (Service Class)          Seeks long-term growth of capital and future income.  Under normal circumstances, invests at least 80% of net assets
    INVESTMENT ADVISER: ING Life Insurance and Annuity Company    (plus borrowings for investment purposes, if any) in U.S.
    INVESTMENT SUBADVISER: UBS Global Asset Management            equity securities.  Investments inequity securities may
    (Americas) Inc.                                               include dividend-paying securities, common stock and
                                                                  preferred stock.
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----------------------------------------------------------------- -------------------------------------------------------------
ING VAN KAMPEN COMSTOCK PORTFOLIO  (Service Class)                Seeks capital growth and income.  Invests in portfolio of
                                                                  equity securities, including common stocks, preferred
    INVESTMENT ADVISER: ING Life Insurance and Annuity Company    stocks and securities convertible into common and preferred
    INVESTMENT SUBADVISER: Van Kampen                             stocks.

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ING VARIABLE INSURANCE TRUST
         7337 E. Doubletree Ranch Road, Scottsdale, AZ  85258
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING VP WORLDWIDE GROWTH PORTFOLIO                                 Seeks long-term capital appreciation. A nondiversified
                                                                  Portfolio that under normal conditions, invests at least
    INVESTMENT ADVISER:  ING Investments, LLC                     65% of net assets in equity securities of issuers located
    INVESTMENT SUBADVISER:  ING Investment Management Co.         in at least three countries, one of which may be the U.S.
                                                                  Generally invests at least 75% of total assets in common and preferred stocks, warrants and convertible securities.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING VARIABLE PORTFOLIOS, INC.
         7337 E. Doubletree Ranch Road, Scottsdale, AZ  85258
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ING VP INDEX PLUS LARGECAP PORTFOLIO  (Class S)                   Seeks to outperform the total return performance of the
                                                                  Standard & Poor's 500 Composite Stock Price Index (S&P 500
    INVESTMENT ADVISER:  ING Investments, LLC                     Index), while maintaining a market level of risk. Invests
    INVESTMENT SUBADVISER: ING Investment Management Co.          at least 80% of assets in stocks included in the S&P 500
                                                                  Index. The subadviser's objective is to overweight those
                                                                  stocks in the S&P 500 Index that it believes will outperform the index and underweight or avoid those stocks that it
                                                                  believes will underperform the index.

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ING Empire Innovations Variable Annuity - 133004             A5



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ING VP INDEX PLUS MIDCAP PORTFOLIO (Class S)                      Seeks to outperform the total return performance of the
                                                                  Standard & Poor's MidCap 400 Index (S&P MidCap 400 Index),
    INVESTMENT ADVISOR:  ING Investments, LLC                     while maintaining a market level of risk.  Invests at least
    INVESTMENT SUBADVISER:  ING Investment Management Co.         80% of assets in stocks included in the S&P MidCap 400 Index.
                                                                  The subadviser's objective is to overweight those stocks in the
                                                                  S&P's MidCap 400 Index that it believes will outperform the index and underweight or avoid those stocks that it believes will underperform the index.
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ING VP INDEX PLUS SMALLCAP PORTFOLIO (Class S)
                                                                  Seeks to oputperform the total return performance of the
     INVESTMENT ADVISOR:  ING Investments, LLC                    Standards & Poor's Small Cap 600 Index (S&P 600 Index), while
     INVESTMENT SUBADVISER:  ING Investment Management Co.        maintaining a market level of risk.  Invests at least 80%
                                                                  of assets in stocks included in the S&P 600 Index.  The
                                                                  subadviser's objective is to overweight those stocks
                                                                  in the S&P 600 Index that it believes will outperform the
                                                                  index and underweight or avoid those stocks that it
                                                                  believes will underperform the index.
----------------------------------------------------------------- -------------------------------------------------------------
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ING VP VALUE OPPORTUNITY PORTFOLIO (Class S)                      Seeks growth of capital primarily through investment in a
                                                                  diversified portfolio of common stocks and securities
    INVESTMENT ADVISOR:  ING Investments, LLC                     convertible into common stock.  Under normal market
    INVESTMENT SUBADVISER:  ING Investment Management Co.         conditions, invests at least 65% of total assets in common stocks and securities convertible into common stock.
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ING VARIABLE PRODUCTS TRUST
       7337 E. Doubletree Ranch Road, Scottsdale, AZ  85258
---------------------------------------------------------------- -------------------------------------------------------------
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ING VP CONVERTIBLE PORTFOLIO (Class S)                            Seeks maximum total return, consisting of capital
                                                                  appreciation and current income.  Under normal conditions,
    INVESTMENT ADVISER:  ING Investments, LLC                     invests at least 80% of assets in convertible securities.
    INVESTMENT SUBADVISER:  ING Investment Management Co.    .    Emphasizes companies with market capitalizations above $500 million. May also invest up to 20% of total assets in
                                                                  common and nonconvertible preferred stocks, and in
                                                                  nonconvertible debt securities, which may include high
                                                                  yield debt securities (commonly known as "junk bonds")
                                                                  rated below investment grade, or of comparable quality if
                                                                  unrated.
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ING VP FINANCIAL SERVICES PORTFOLIO (Service Class)               Seeks long-term capital appreciation.  Invests, under
                                                                  normal market conditions, at least 80% of assets in equity
    INVESTMENT ADVISER:  ING Investments, LLC                     securities and equity equivalent securities of companies
    INVESTMENT SUBADVISER:  ING Investment Management Co.         principally engaged in the financial services industry.  As a general matter, the Portfolio expects these investments
                                                                  to be in common stocks of large-, mid- and small-sized
                                                                  companies.  May invest remaining 20% of assets in equity or debt securities of financial services companies or
                                                                  companies that are not financial services companies, and in money market instruments.
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ING VP MAGNACAP PORTFOLIO (Class S)                               Seeks growth of capital, with dividend income as a
                                                                  secondary consideration. Normally invests at least 80% of
    INVESTMENT ADVISER:  ING Investments, LLC                     assets in common stocks of large companies, which are those
    INVESTMENT SUBADVISER:  ING Investment Management Co.         included in the 500 largest U.S. companies, as measured by total revenues, net assets, cash flow or earnings, or the
                                                                  1,000 largest companies as measured by equity market
                                                                  capitalization.
------------------------------------------------------------------- -------------------------------------------------------------
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AIM VARIABLE INSURANCE FUNDS
    11 Greenway Plaza, Suite 100, Houston, TX  77046-1173
----------------------------------------------------------------- -------------------------------------------------------------

ING Empire Innovations Variable Annuity - 133004             A6


----------------------------------------------------------------- -------------------------------------------------------------
AIM V.I. DENT DEMOGRAPHIC TRENDS FUND (Series II)                 Seeks long-term growth of capital. Seeks to meet its
                                                                  objective by investing in securities of companies that are
    INVESTMENT ADVISER:  A I M Advisors, Inc.                     likely to benefit from changing demographic, economic and
    INVESTMENT SUBADVISER:  H.S. Dent Advisors, Inc.              lifestyle trends. These securities may include common
                                                                  stocks,convertible bonds, convertible preferred stocks and warrants of companies within a broad range of market
                                                                  capitalizations.
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----------------------------------------------------------------- -------------------------------------------------------------
AIM V.I. GROWTH FUND (Series II)                                  Seeks growth of capital.  Seeks to meet its investment
                                                                  objective by investing principally in seasoned and better
    INVESTMENT ADVISER:  A I M Advisors, Inc.                     capitalized companies considered to have strong earnings
                                                                  momentum.
----------------------------------------------------------------- -------------------------------------------------------------
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INVESCO VIF -- LEISURE FUND (Series I)                            Seeks capital growth. The Fund normally invests at
                                                                  least 80% of its net assets in the equity securities and
     INVESTMENT ADVISER:  A I M Advisors, Inc.                    equity-related instruments of companies engaged in the
     INVESTMENT SUBADVISER:  INVESCO Institutional (N.A.), Inc.   design, production, and distribution of products related to leisure activities. These industries include, but are not
                                                                  limited to, hotels/gaming, publishing, advertising, beverages, audio/video, broadcasting-radio/TV, cable & satellite
                                                                  programmers, motion pictures & TV recreation services/
                                                                  entertainment, retail, and toys.  At any given time, 20% of
                                                                  Fund's assets are not required to be invested in the sector.
----------------------------------------------------------------- --------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
INVESCO VIF-- UTILITIES FUND (Series I)                           Seeks capital growth. It also seeks current income. The
                                                                  Fund normally invests at least 80% of its net assets in the
    INVESTMENT ADVISER:  A I M Advisors, Inc.                     equity securities and equity-related instruments of
    INVESTMENT SUBADVISER:  INVESCO Institutional (N.A.), Inc.    companies engaged in utilities-related industries. These
                                                                  include, but are not limited to, companies that produce,
                                                                  generate, transmit, or distribute natural gas or
                                                                  electricity, as well as in companies that provide
                                                                  telecommunications services, including local, long distance and wireless. A portion of the Fund's assets is not
                                                                  required to be invested in the sector.
----------------------------------------------------------------- -------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
    P.O. Box 1520, Secaucus, NJ  07096-1520.

-------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ALLIANCEBERNSTEIN GROWTH AND INCOME PORTFOLIO                     Seeks reasonable current income and reasonable opportunity
    (Class B)                                                     for appreciation through investments primarily in
                                                                  dividend-paying common stocks of good quality. Invests
    INVESTMENT ADVISER:  Alliance Capital Management L.P.         primarily in dividend-paying common stocks of large,
                                                                  well-established "blue chip" companies
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ALLIANCEBERNSTEIN PREMIER GROWTH PORTFOLIO                        Seeks growth of capital by pursuing aggressive investment
    (Class B)                                                     policies. Invests primarily in equity securities of U.S.
                                                                  companies focusing on a relatively small number of
    INVESTMENT ADVISER:  Alliance Capital Management L.P.         intensively researched companies. Normally invests in about
                                                                  40-60 companies usually constituting approximately 70% of
                                                                  the portfolio's net assets and up to 20% of its total
                                                                  assets in equity securities of non-U.S. companies..
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
ALLIANCEBERNSTEIN VALUE PORTFOLIO (Class B)                       Seeks long-term growth of capital.  Invests primarily in a diversified portfolio of equity securities of companies
    INVESTMENT ADVISER:  Alliance Capital Management L.P.         with relatively large market capitalizations that Alliance
                                                                  (the Portfolio's investment adviser) believes are
                                                                  undervalued.
----------------------------------------------------------------- -------------------------------------------------------------

ING Empire Innovations Variable Annuity - 133004             A7

-------------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VARIABLE INSURANCE PRODUCTS PORTFOLIO
    82 Devonshire Street, Boston, MA  02109
-------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
FIDELITY(R)VIP CONTRAFUND(R)PORTFOLIO                              Seeks long-term capital appreciation. Normally invests
    (Service Class 2)                                             primarily in common stocks of companies whose value the
                                                                  Portfolio's investment adviser believes is not fully
    INVESTMENT ADVISER: Fidelity Management & Research Company    recognized by the public.
    INVESTMENT SUBADVISER: Fidelity Management & Research
    (U.K.) Inc.; Fidelity Management & Research (Far East) Inc.;
    Fidelity Investments Japan Limited; FMR Co., Inc.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
FIDELITY(R)VIP EQUITY-INCOME PORTFOLIO                             Seeks reasonable income. Also considers the potential for
    (Service Class 2)                                             capital appreciation. Seeks to achieve a yield which
                                                                  exceeds the composite yield on the securities comprising
    INVESTMENT ADVISER: Fidelity Management & Research Company    the Standard & Poor's 500SM Index. Normally invests
    INVESTMENT SUBADVISER: FMR Co., Inc.                          at least 80% of total assets in income-producing equity
                                                                  securities (which tends to lead to investments in large cap
                                                                  "value" stocks).
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
FIDELITY(R)VIP GROWTH PORTFOLIO (Service Class 2)                  Seeks to achieve capital appreciation. Normally invests
                                                                  primarily in common stocks of companies, investing in both
    INVESTMENT ADVISER: Fidelity Management & Research Company    domestic and foreign issuers.  Invests in either "growth"
    INVESTMENT SUBADVISER: FMR Co., Inc.                          stocks or "value" stocks or both.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
PIONEER VARIABLE CONTRACTS TRUST
    60 State Street, Boston, MA  02109
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
PIONEER FUND VCT PORTFOLIO (Class II)                             Seeks reasonable income and capital growth. Invests in a
                                                                  broad list of carefully selected, reasonably priced
    INVESTMENT ADVISER:  Pioneer Investment Management, Inc.      securities rather than in securities whose prices reflect a premium resulting from their current market popularity. The
                                                                  Portfolio invests the major portion of its assets in equity securities, primarily of U.S. issuers.  For purposes of the
                                                                  Portfolio's investment policies, equity securities include common stocks, convertible debt and other equity
                                                                  instruments, such as depositary receipts, warrants, rights, interests in real estate investment trusts (REITs) and
                                                                  preferred stocks.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
PIONEER SMALL COMPANY VCT PORTFOLIO (Class II)                    Seeks capital appreciation by investing in a diversified
                                                                  portfolio of securities consisting primarily of equity
    INVESTMENT ADVISER:  Pioneer Investment Management, Inc.      securities of small companies. Normally, the Portfolio
                                                                  invests at least 80% of its net assets in equity securities of small companies.  Small companies are those with market values, at the time of investment, that do not exceed the
                                                                  greater of the market capitalization of the largest company within the Russell 2000 Index or the 3-year rolling average of the market capitalization of the largest company with
                                                                  the Russell 2000 Index as measured at the end of the
                                                                  preceding month.
----------------------------------------------------------------- -------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
PRO FUNDS VP
    3435 Stelzer Road, Suite 1000, P.O. Box 182100, Columbus, OH  43218-2000
-------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
PROFUND VP BULL                                                   Seeks daily investment results, before fees and expenses,
                                                                  that correspond to the daily performance of the S&P 500
    INVESTMENT ADVISER: ProFund Advisors LLC                      Index.
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
PROFUND VP EUROPE 30                                              Seeks daily investment results, before fees and expenses,
                                                                  that correspond to the daily performance of the ProFunds
    INVESTMENT ADVISER:  ProFund Advisors LLC                     Europe 30 Index.
----------------------------------------------------------------- -------------------------------------------------------------
PROFUND VP RISING RATES OPPORTUNITY                               Seeks daily investment results, before fees and expenses,
                                                                  that correspond to one and one-quarter times (125%) the
    INVESTMENT ADVISER: ProFund Advisors LLC                      inverse (opposite) of the daily price movement of the most recently issued 30-year U.S. Treasury Bond.
----------------------------------------------------------------- -------------------------------------------------------------
PROFUND VP SMALL-CAP                                              Seeks daily investment results, before fees and expenses,
                                                                  that correspond to the daily performance of the Russell
    INVESTMENT ADVISER:  ProFund Advisors LLC                     2000 Index.
----------------------------------------------------------------- -------------------------------------------------------------

ING Empire Innovations Variable Annuity - 133004             A9


----------------------------------------------------------------- -------------------------------------------------------------
PRUDENTIAL SERIES FUND, INC.
    751 Broad Street, Newark, NJ  07102
----------------------------------------------------------------- -------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------
JENNISON PORTFOLIO (Class II)                                     Seeks to achieve long-term growth of capital. Invests
                                                                  primarily in equity securities of major, established
    INVESTMENT ADVISER:  Prudential Investments LLC               corporations that the investment adviser believes offer
    INVESTMENT SUBADVISER:  Jennison Associates LLC               above-average growth prospects. May invest up to 30% of
                                                                  total assets in foreign securities. Normally invests 65% of total assets in common stocks and preferred stocks of
                                                                  companies with capitalization in excess of $1 billion.
----------------------------------------------------------------- -------------------------------------------------------------
SP WILLIAM BLAIR INTERNATIONAL GROWTH PORTFOLIO (Class II)        Seeks long-term growth of capital. Invests in
    (formerly SP Jennison International Growth Portfolio)         equity-related securities of foreign issuers that the
                                                                  subadviser thinks will increase in value over a period of
    INVESTMENT ADVISER:  Prudential Investments LLC               years. Invests primarily in the common stock of large and
    INVESTMENT SUBADVISER:  William Blair & Company LLC           medium-sized foreign companies. Under normal circumstances, invests at least 65% of total assets in common stock of
                                                                  foreign companies operating or based in at least five
                                                                  different countries.
----------------------------------------------------------------- -------------------------------------------------------------











ING Empire Innovations Variable Annuity - 133004             A10

     ING Alliance Mid Cap Growth Portfolio                    ING Salomon Brothers All Cap Portfolio
     ING JP Morgan Fleming International Portfolio            ING Salomon Brothers Investors Portfolio
     ING Julius Baer Foreign Portfolio                        ING VP Intermediate Bond Portfolio
     ING Legg Mason Value Portfolio                           ING VP Growth Portfolio
     ING Liquid Asset Portfolio                               ING VP Index Plus MidCap Portfolio
     ING Marsico Growth Portfolio                             ING VP Index Plus SmallCap Portfolio
     ING PIMCO Core Bond Portfolio                            ING VP Small Company Portfolio
     ING PIMCO High Yield Portfolio
     ING Salomon Brothers Aggressive Growth

THE FOLLOWING PORTFOLIOS ARE THOSE WITHIN THE GROUP OF ING PORTFOLIOS THAT MAY BE INCLUDED IN ONE OR MORE OF THE ING LIFESTYLE PORTFOLIOS:

ING AIM Mid Cap Growth Portfolio                        ING PIMCO Core Bond Portfolio
ING Alger Aggressive Growth Portfolio                   ING PIMCO High Yield Portfolio
ING Alger Growth Portfolio                              ING Salomon Brothers Aggressive Growth Portfolio
ING Alliance Mid Cap Growth Portfolio                   ING Salomon Brothers All Cap Portfolio
ING American Century SmallCap Value Portfolio           ING Salomon Brothers Investors Portfolio
ING Baron SmallCap Growth Portfolio                     ING T. Rowe Price Growth Equity Portfolio
ING Capital Guardian Large Cap Value Portfolio          ING T. Rowe Price Capital Appreciation Portfolio
ING Capital Guardian Managed Global Portfolio           ING T. Rowe Price Equity Income Portfolio
ING Capital Guardian Small Cap Portfolio                ING UBS U.S. Balanced Portfolio
ING Eagle Asset Value Equity Portfolio                  ING UBS U.S. Large Cap Equity Portfolio
ING Evergreen Omega Portfolio                           ING Van Kampen Comstock Portfolio
ING FMR Diversified Mid Cap Portfolio                   ING Van Kampen Equity Growth Portfolio
ING International Portfolio                             ING Van Kampen Global Franchise Portfolio
ING Janus Special Equity Portfolio                      ING Van Kampen Growth and Income Portfolio
ING Jennison Equity Opportunities Portfolio             ING VP Balanced Portfolio
ING JPMorgan Fleming International Portfolio            ING VP Intermediate Bond Portfolio
ING JPMorgan Small Cap Equity Portfolio                 ING VP Growth & Income Portfolio
ING JP Morgan MidCap Value Portfolio                    ING VP Growth Portfolio
ING Julius Baer Foreign Portfolio                       ING VP Index Plus LargeCap Portfolio
ING Legg Mason Value Portfolio                          ING VP Index Plus MidCap Portfolio
ING Liquid Asset Portfolio                              ING VP Index Plus SmallCap Portfolio
ING Marscico Growth Portfolio                           ING VP MidCap Opportunities Portfolio
ING Mercury Focus Value Portfolio                       ING VP Small Company Portfolio
ING MFS Capital Opportunities Portfolio                 ING VP SmallCap Opportunities Portfolio
ING MFS Mid Cap Growth Portfolio                        ING VP Value Opportunity Portfolio
ING MFS Researcg Portfolio                              ING VP Worldwide Growth Portfolio
ING MFS Total Return Portfolio
ING OpCap Balanced Value Portfolio

THE PROSPECTUS FOR THE ING LIFESTYLE PORTFOLIO CONTAINS INFORMATION ABOUT THE UNDERLYING PORTFOLIOS INCLUDED IN THE ING LIFESTYLE PORTFOLIO.


ING Empire Innovations Variable Annuity - 133004            A10

--------------------------------------------------------------------------------
 APPENDIX B
--------------------------------------------------------------------------------


                             FIXED INTEREST DIVISION

A Fixed Interest Division option is available through the group and individual deferred variable annuity contracts offered by ReliaStar Life Insurance Company of New York ("ReliaStar of NY"). The Fixed Interest Division is part of the ReliaStar of NY General Account. Interests in the Fixed Interest Division have not been registered under the Securities Act of 1933, and neither the Fixed Interest Division nor the General Account is registered under the Investment Company Act of 1940.

Interests in the Fixed Interest Division are offered in certain states through an Offering Brochure, dated May 1, 2004. When reading through the Prospectus, the Fixed Interest Division should be counted among the various investment options available for the allocation of your premiums. Some restrictions may apply.

You will find more complete information relating to the Fixed Interest Division in the Offering Brochure. Please read the Offering Brochure carefully before you invest in the Fixed Interest Division.



ING Empire Innovations Variable Annuity - 133004            B1

--------------------------------------------------------------------------------
 APPENDIX C
--------------------------------------------------------------------------------


                 SURRENDER CHARGE FOR EXCESS WITHDRAWALS EXAMPLE

The following assumes you made an initial premium payment of $10,000 and additional premium payments of $10,000 in each of the second and third contract years, for total premium payments under the Contract of $30,000. It also assumes a withdrawal at the end of the third contract year of 30% of the contract value of $35,000 and that Option Package I was selected.

In this example, $3,500 (10% of contract value) is the maximum free withdrawal amount that you may withdraw without a surrender charge. The total withdrawal would be $10,500 ($35,000 x .30). Therefore, $7,000 (10,500 - 3,500) is
considered an excess withdrawal of a part of the initial premium payment of $10,000 and would be subject to a 6% surrender charge of $420 ($7,000x .06). The amount of the withdrawal paid to you will be $10,080 ($10,500-$420). This example does not take into account deduction of any premium taxes.











ING Empire Innovations Variable Annuity - 133004             C1

--------------------------------------------------------------------------------
 APPENDIX D
--------------------------------------------------------------------------------



   EXAMPLE OF ADJUSTMENT TO THE MGWB WITHDRAWAL ACCOUNT AND THE MAXIMUM ANNUAL WITHDRAWAL AMOUNT FOR WITHDRAWALS IN EXCESS OF THE MAXIMUM ANNUAL WITHDRAWAL
                       AMOUNT ("EXCESS WITHDRAWAL AMOUNT")


EXAMPLE # 1:  CONTRACT VALUE IS GREATER THAN THE MGWB WITHDRAWAL ACCOUNT

        Assume the Contract Value (CV) before the withdrawal is $120,000, the Eligible Payment Amount (EPA) is $100,000, the Maximum Annual Withdrawal Amount
(MAW) is $7,000, the MGWB Withdrawal Account ("Withdrawal Account") is $80,000, and a withdrawal of $10,000 is made. The effect of the withdrawal is calculated as follows:

        The new CV is $110,000 ($120,000 - $10,000). The Excess Withdrawal Amount is $3,000 ($10,000 - $7,000).

        The MGWB Withdrawal Account is first reduced dollar-for-dollar by the portion of the withdrawal up to the MAW to $73,000 ($80,000 - $7,000), and is then reduced pro-rata based on the ratio of the Excess Withdrawal Amount to the CV (after being reduced for the withdrawal up to the MAW) to $71,061.95 ($73,000
* (1 - $3,000 / $113,000)).

        The EPA is reduced pro-rata based on the ratio of the Excess Withdrawal Amount to the CV (after being reduced for the withdrawal up to the MAW) to $97,345.13 ($100,000 * (1 - $3,000 / $113,000)). The MAW is then recalculated to be 7% of the new EPA, $6,814.15 ($97,345.13 * 7%).

EXAMPLE # 2:  CONTRACT VALUE IS LESS THAN THE MGWB WITHDRAWAL ACCOUNT

        Assume the Contract Value (CV) before the withdrawal is $60,000, the Eligible Payment Amount (EPA) is $100,000, the Maximum Annual Withdrawal Amount
(MAW) is $7,000, the MGWB Withdrawal Account ("Withdrawal Account") is $80,000, and a withdrawal of $10,000 is made. The effect of the withdrawal is calculated as follows:

        The new CV is  $50,000 ($60,000 - $10,000).

        The Excess Withdrawal Amount is $3,000 ($10,000 - $7,000).

        The MGWB Withdrawal Account is first reduced dollar-for-dollar by the portion of the withdrawal up to the MAW to $73,000 ($80,000 - $7,000), and is then reduced pro-rata based on the ratio of the Excess Withdrawal Amount to the CV (after being reduced for the withdrawal up to the MAW) to $68,867.92 ($73,000
* (1 - $3,000 / $53,000)).

        The EPA is reduced pro-rata based on the ratio of the Excess Withdrawal Amount to the CV (after being reduced for the withdrawal up to the MAW) to $94,339.62 ($100,000 * (1 - $3,000 / $53,000)). The MAW is then recalculated to be 7% of the new EPA, $6,603.77 ($94,339.62 * 7%).

EXAMPLE # 3:  CONTRACT VALUE IS EQUAL TO THE MGWB WITHDRAWAL ACCOUNT

        Assume the Contract Value (CV) before the withdrawal is $80,000, the Eligible Payment Amount (EPA) is $100,000, the Maximum Annual Withdrawal Amount
(MAW) is $7,000, the MGWB Withdrawal Account ("Withdrawal Account") is $80,000, and a withdrawal of $10,000 is made.


ING Empire Innovations Variable Annuity - 133004             D1

The effect of the withdrawal is calculated as follows:

        The new CV is  $70,000 ($80,000 - $10,000).

        The Excess Withdrawal Amount is $3,000 ($10,000 - $7,000).

        The MGWB Withdrawal Account is first reduced dollar-for-dollar by the portion of the withdrawal up to the MAW to $73,000 ($80,000 - $7,000), and is then reduced pro-rata based on the ratio of the Excess Withdrawal Amount to the CV (after being reduced for the withdrawal up to the MAW) to $70,000.00 ($73,000
* (1 - $3,000 / $73,000)).

        The EPA is reduced pro-rata based on the ratio of the Excess Withdrawal Amount to the CV (after being reduced for the withdrawal up to the MAW) to $95,890.41 ($100,000 * (1 - $3,000 / $73,000)). The MAW is then recalculated to be 7% of the new EPA, $6,712.32 ($95,890.41 * 7%).





ING Empire Innovations Variable Annuity - 133004             D2

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

 ReliaStar Life Insurance Company of New York is a stock company domiciled in New York.


ING Empire Innovations Variable Annuity - 133004


09/22/2004

                                     PART B

                       Statement of Additional Information

                     ING EMPIRE INNOVATIONS VARIABLE ANNUITY

                          DEFERRED COMBINATION VARIABLE
                           AND FIXED ANNUITY CONTRACT


                                    ISSUED BY
                              SEPARATE ACCOUNT NY-B


                                       OF

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

This Statement of Additional Information is not a Prospectus. The information contained herein should be read in conjunction with the prospectus for the ReliaStar Life Insurance Company of New York deferred combination variable and fixed annuity contract which is referred to herein.

The prospectus sets forth information that a prospective investor ought to know before investing. For a copy of the prospectus, send a written request to ReliaStar Life Insurance Company of New York, customer service center, P.O. Box 9271, Des Moines, Iowa 50306-1593 or telephone 1-800-366-0066.

                               DATE OF PROSPECTUS
                                       AND
                      STATEMENT OF ADDITIONAL INFORMATION:


                                  September 22, 2004

                                TABLE OF CONTENTS

     ITEM                                                                 PAGE

     Introduction.........................................................
     Description of ReliaStar Life Insurance Company of New York..........
     Safekeeping of Assets................................................
     The Administrator....................................................
     Independent Auditors.................................................
     Distribution of Contracts............................................
     Performance Information..............................................
     IRA Partial Withdrawal Option........................................
     Other Information....................................................
     Financial Statements of ReliaStar Life Insurance Company of New York
          and Financial Statements of Separate Account NY-B...............

INTRODUCTION

This Statement of Additional Information provides background information regarding Separate Account NY-B.

DESCRIPTION OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

ReliaStar of New York ("ReliaStar of NY") is a New York stock life insurance company originally incorporated on June 11, 1917 under the name The Morris Plan Insurance Society. ReliaStar of NY is authorized to transact business in all states, the District of Columbia, the Dominican Republic and the Cayman Islands and is principally engaged in the business of providing individual life insurance and annuities, employee benefit products and services, retirement plans, and life and health insurance. Until October 1, 2003, ReliaStar of NY was a wholly-owned subsidiary of Security-Connecticut Life Insurance Company ("Security-Connecticut"). Effective October 1, 2003, Security-Connecticut merged with and into its parent, ReliaStar Life Insurance Company ("ReliaStar"). ReliaStar isan indirect wholly-owned subsidiary of ING Groep, N.V. ("ING"), a global financial services holding company based in The Netherlands. ReliaStar of NY's financial statements appear in the Statement of Additional Information. ING also owns Directed Services, Inc. the investment manager of ING Investors Trust and the distributor of the Contracts, and other interests. ING also owns ING Investments, LLC and ING Investment Management, LLC, portfolio managers of ING Investors Trust and the investment managers of the ING Variable Insurance Trust and the ING Variable Products Trust, respectively. ING also owns Baring International Investment Limited, another portfolio manager of ING Investors Trust. Our principle office is located at 1000 Woodbury Road, Suite 208, Woodbury, New York 11797.

SAFEKEEPING OF ASSETS

ReliaStar of NY acts as its own custodian for Separate Account NY-B.

THE ADMINISTRATOR

On November 8, 1996, First Golden American Life Insurance Company of New York ("First Golden") and ING USA Annuity and Life Insurance Company (formerly Golden American Life Insurance Company) ("ING USA") entered into an administrative service agreement pursuant to which ING USA agreed to provide certain accounting, actuarial, tax, underwriting, sales, management and other services to First Golden. Beginning on April 1, 2002, the effective date of the merger of First Golden into ReliaStar of NY ("merger date"), the expenses incurred by ING USA in relation to this service agreement will be reimbursed by ReliaStar of NY on an allocated cost basis. First Golden entered into a similar agreement with another affiliate, Equitable Life Insurance Company of Iowa ("Equitable Life"), for additional services. As of the merger date, ReliaStar of NY is obligated to reimburse these expenses. For the years ended December 31, 2003, 2002 and 2001, ReliaStar of NY incurred expenses of $0, $0, and $122,000, respectively, under the agreement with ING USA and $0, $0 and $0, respectively, under the agreement with Equitable Life.

Also on November 8, 1996, First Golden, ING USA and Directed Services, Inc. ("DSI") entered into a service agreement pursuant to which First Golden and ING USA agreed to provide DSI certain of its personnel to perform management, administrative and clerical services and the use of certain of its facilities. As of the merger date, ReliaStar of NY provides its personnel to provide such services. ReliaStar of NY expects to charge DSI for such expenses and all other general and administrative costs, first on the basis of direct charges when identifiable, and second allocated based on the estimated amount of time spent by ReliaStar of NY's employees on behalf of DSI. For the year ended December 31, 2003, there were no charges to ING USA and DSI for these services.

INDEPENDENT AUDITORS


Ernst & Young LLP, Suite 2800, 600 Peachtree Street, Atlanta GA 30308, an independent registered public accounting firm, performs annual audits of ReliaStar of NY and Separate Account NY-B.

DISTRIBUTION OF CONTRACTS

The offering of contracts under the prospectus associated with this Statement of Additional Information is continuous. Directed Services, Inc. ("DSI"), an affiliate of ReliaStar of NY, acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) of the variable insurance products (the "variable insurance products") issued by ReliaStar of NY. The contracts are distributed through registered representatives of other broker-dealers who have entered into selling agreements with DSI. For the years ended 2003, 2002 and 2001 commissions paid by ING USA, including amounts paid by its affiliated Company, ReliaStar Life Insurance Company of New York, to DSI aggregated $1,328,000, 64,000, and $264,000, respectively. All commissions received by the distributor were passed through to the broker-dealers who sold the contracts. DSI is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380-1478.

PUBLISHED RATINGS

     From time to time, the rating of ReliaStar of NY as an insurance company by A.M. Best Company may be referred to in advertisements or in reports to contract owners. Each year A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. Best's ratings range from A++ to F. An A++ and a A+ rating means, in the opinion of A.M. Best, that the insurer has demonstrated the strongest ability to meet its respective policyholder and other contractual obligations.

ACCUMULATION UNIT VALUE

     The calculation of the Accumulation Unit Value ("AUV") is discussed in the prospectus for the Contracts under "Performance Information." Note that in your Contract, contract value is referred to as accumulation value. The following illustrations show a calculation of a new AUV and the purchase of Units (using hypothetical examples). Note that the examples below are calculated for a Contract issued with the Annual Ratchet Death Benefit Option, the death benefit option with the highest mortality and expense risk charge. The mortality and expense risk charge associated with the Standard Death Benefit Option is lower than that used in the examples and would result in higher AUV's or contract values.

ILLUSTRATION OF CALCULATION OF AUV
     EXAMPLE 1.
     1.   AUV, beginning of period                                  $10.00000000
     2.   Value of securities, beginning of period                  $10.00000000
     3.   Change in value of securities                               0.10000000
     4.   Gross investment return (3) divided by (2)                  0.01000000
     5.   Less daily mortality and expense charge                     0.00003446
     6.   Less asset based administrative charge                      0.00000411
     7.   Net investment return (4) minus (5) minus (6)               0.00996163
     8.   Net investment factor (1.000000) plus (7)                   1.00996163
     9.   AUV, end of period (1) multiplied by (8)                  $10.09961430

ILLUSTRATION OF PURCHASE OF UNITS (ASSUMING NO STATE PREMIUM TAX)
     EXAMPLE 2.
     1.   Initial Premium Payment                                        $ 1,000
     2.   AUV on effective date of purchase (see Example 1)         $10.00000000
     3.   Number of Units purchased [(1) divided by (2)]            100.00000000
     4.   AUV for valuation date following purchase
          (see Example 1)                                           $10.09961430
     5.   Contract  Value in account for valuation date
          following purchase [(3) multiplied by (4)]                 $  1,009.96

IRA PARTIAL WITHDRAWAL OPTION

     If the contract owner has an IRA contract and will attain age 70 1/2 in the current calendar year, distributions will be made in accordance with the requirements of Federal tax law. This option is available to assure that the required minimum distributions from qualified plans under the Internal Revenue Code (the "Code") are made. Under the Code, distributions must begin no later than April 1st of the calendar year following the calendar year in which the contract owner attains age 70 1/2. If the required minimum distribution is not withdrawn, there may be a penalty tax in an amount equal to 50% of the difference between the amount required to be withdrawn and the amount actually withdrawn. Even if the IRA Partial Withdrawal Option is not elected, distributions must nonetheless be made in accordance with the requirements of Federal tax law. ReliaStar of NY notifies the contract owner of these regulations with a letter mailed on January 1st of the calendar year in which the contract owner reaches age 70 1/2 which explains the IRA Partial Withdrawal Option and supplies an election form. If electing this option, the owner specifies whether the withdrawal amount will be based on a life expectancy calculated on a single life basis (contract owner's life only) or, if the contract owner is married, on a joint life basis (contract owner's and spouse's lives combined). The contract owner selects the payment mode on a monthly, quarterly or annual basis. If the payment mode selected on the election form is more frequent than annually, the payments in the first calendar year in which the option is in effect will be based on the amount of payment modes remaining when ReliaStar of NY receives the completed election form. ReliaStar of NY calculates the IRA Partial Withdrawal amount each year based on the minimum distribution rules. We do this by dividing the contract value by the life expectancy. In the first year withdrawals begin, we use the contract value as of the date of the first payment. Thereafter, we use the contract value on December 31st of each year. The life expectancy is recalculated each year. Certain minimum distribution rules govern payouts if the designated beneficiary is other than the contract owner's spouse and the beneficiary is more than ten years younger than the contract owner.

OTHER INFORMATION

     Registration statements have been filed with the SEC under the Securities Act of 1933 as amended, with respect to the Contracts discussed in this Statement of Additional Information. Not all of the information set forth in the registration statements, amendments and exhibits thereto has been included in this Statement of Additional Information. Statements contained in this Statement of Additional Information concerning the content of the Contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

FINANCIAL STATEMENTS OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK THE AUDITED FINANCIAL STATEMENTS OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK ARE LISTED BELOW AND ARE INCLUDED IN THIS STATEMENT OF ADDITIONAL INFORMATION:

        Report of Independent Auditors
         Audited Financial Statements of ReliaStar Life Insurance Company of
            New York
          Income Statements for the years ended
            December 31, 2003 and 2002 and 2001
          Balance Sheets as of December 31, 2003 2002 and 2001
          Statements of Changes in Shareholder's Equity for the years ended
            December 31, 2003, 2002 and 2001
          Statements of Cash Flows for the years ended
            December 31, 2003, 2002 and 2001
        Notes to Financial Statements

     FINANCIAL STATEMENTS OF SEPARATE ACCOUNT NY-B

     The financial statements of Separate Account NY-B are listed below and are included in this Statement of Additional Information:

        Report of Independent Auditors
         Audited Financial Statements
           Statement of Assets and Liabilities as of December 31, 2003 Statement of Operations for the year ended December 31, 2003 Statements of Changes in Net Assets for the years ended
            December 31, 2003 and 2002
        Notes to Financial Statements

Item 8.       Financial Statements and Supplementary Data

                          Index to Financial Statements

                                                                                                               Page

Report of Independent Auditors                                                                                   C-2

Financial Statements:

     Income Statements for the years ended December 31, 2003, 2002 and 2001                                      C-3

     Balance Sheets as of December 31, 2003 and 2002                                                             C-4

     Statements of Changes in Shareholder's Equity for the years ended December 31,
     2003, 2002 and 2001                                                                                         C-5

     Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001                               C-6

     Notes to Financial Statements                                                                               C-7

                         Report of Independent Auditors


The Board of Directors
ReliaStar Life Insurance Company of New York

We have audited the accompanying balance sheets of ReliaStar Life Insurance Company of New York as of December 31, 2003 and 2002 and the related income statements, statements of changes in shareholder's equity, and statements of cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ReliaStar Life Insurance Company of New York as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, the Company changed its accounting for goodwill and other intangible assets effective January 1, 2002.



                                                           /s/ Ernst & Young LLP


Atlanta, Georgia
March 22, 2004

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)
                                Income Statements
                                   (Millions)


                                                           Year ended         Year ended        Year ended
                                                          December 31,       December 31,      December 31,
                                                              2003               2002*             2001
                                                        -----------------  ----------------- -----------------
Revenues:
   Premiums                                             $          61.8    $         55.0    $          60.2
   Fee income                                                      94.7              98.2               90.4
   Net investment income                                          124.4             133.1              142.3
   Net realized capital gains (losses)                             10.6              (3.2)              10.6
   Other income                                                     4.0               5.5                7.6
                                                        -----------------  ----------------- -----------------
Total revenue                                                     295.5             288.6              311.1
                                                        -----------------  ----------------- -----------------
Benefits, losses and expenses:
   Benefits:
   Interest credited and other benefits
     to policyholders                                             147.5             176.3              158.6
   Underwriting, acquisition, and insurance expenses:
     General expenses                                              36.9              29.3               51.5
   Amortization:
     Deferred policy acquisition costs and value
       of business acquired                                        30.9              32.6               26.5
     Goodwill                                                       -                 -                 22.6
                                                        -----------------  ----------------- -----------------
Total benefits, losses and expenses                               215.3             238.2              259.2
                                                        -----------------  ----------------- -----------------
Income before income taxes                                         80.2              50.4               51.9
Income tax expense                                                 26.3              17.8               26.1
                                                        -----------------  ----------------- -----------------
Income before cumulative effect of change
   in accounting principle                                         53.9              32.6               25.8
Cumulative effect of change in accounting principle                 -              (865.0)               -
                                                        -----------------  ----------------- -----------------
Net income (loss)                                       $          53.9    $       (832.4)   $          25.8
                                                        =================  ================= =================

* See Note 1.

   The accompanying notes are an integral part of these financial statements.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)
                                 Balance Sheets
                                   (Millions)


                                                                                     As of December 31,
                                                                                    2003            2002
                                                                               --------------- ----------------
Assets
Investments:
   Fixed maturities, available for sale, at fair value
     (amortized cost of $1,642.8 at 2003 and $1,523.0 at 2002)                 $      1,718.0  $      1,601.5
   Equity securities, at fair value (cost of $4.4 at 2003 and  2002)                      4.2             4.4
   Mortgage loans on real estate                                                        209.7           243.6
   Policy loans                                                                          86.6            85.2
   Short-term investments                                                                 2.1            55.6
   Other investments                                                                     12.8            11.9
   Securities pledged to creditors (amortized cost of $1.9 at 2003 and $0.9
   at 2002)                                                                               1.9             0.9
                                                                               --------------- ----------------
Total investments                                                                     2,035.3         2,003.1
Cash and cash equivalents                                                                10.4             2.4
Accrued investment income                                                                18.9            19.3
Accounts and notes receivable                                                            13.1             6.9
Reinsurance recoverable                                                                  67.8            54.6
Deferred policy acquisition costs                                                        74.6            61.3
Value of business acquired                                                               36.5            48.2
Receivable for securities sold                                                            7.1             0.5
Deferred income taxes                                                                    20.2            26.1
Other assets                                                                             10.2             4.7
Assets held in separate accounts                                                        523.1           429.4
                                                                               --------------- ----------------
Total assets                                                                   $      2,817.2  $      2,656.5
                                                                               =============== ================
Liabilities and Shareholder's Equity
Policy liabilities and accruals:
   Future policy benefits and claims reserves                                  $      1,614.3  $      1,580.5
   Unearned premiums                                                                      0.3             0.2
   Other policy claims, policyholders' and benefits payable                              37.4            41.7
   Other policyholder's funds                                                            25.3            23.3
                                                                               --------------- ----------------
Total policy liabilities and accruals                                                 1,677.3         1,645.7
Current income taxes                                                                      3.7            12.3
Other borrowed money                                                                    103.4            74.2
Other liabilities                                                                        55.1            69.1
Liabilities related to separate accounts                                                523.1           429.4
                                                                               --------------- ----------------
Total liabilities                                                                     2,362.6         2,230.7
                                                                               --------------- ----------------
Shareholder's equity:
   Common stock (1,377,863 shares authorized, issued and outstanding,
     $2.00 per share par value)                                                           2.8             2.8
   Additional paid-in capital                                                         1,200.1         1,225.6
   Accumulated other comprehensive income                                                35.8            35.4
   Retained deficit                                                                    (784.1)         (838.0)
                                                                               --------------- ----------------
Total shareholder's equity                                                              454.6           425.8
                                                                               --------------- ----------------
Total liabilities and shareholder's equity                                     $      2,817.2  $      2,656.5
                                                                               =============== ================

   The accompanying notes are an integral part of these financial statements.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)
                  Statements of Changes in Shareholder's Equity
                                   (Millions)


                                                                     Accumulated
                                                     Additional         Other          Retained         Total
                                       Common         Paid-In       Comprehensive      Earnings     Shareholder's
                                        Stock         Capital          Income          (Deficit)        Equity
                                    -------------- -------------- ------------------ -------------- ---------------
Balance at December 31, 2000        $       2.8    $   1,194.6    $         9.4      $       1.0    $     1,207.8
Dividends to Shareholder                    -              -                -              (18.0)           (18.0)
Comprehensive income:
   Net income                               -              -                -               25.8             25.8
   Other comprehensive income,
     net of tax:
     Unrealized (loss) on
     securities ($(4.5) pretax)             -              -               (2.9)             -               (2.9)
                                                                                                    ---------------
Comprehensive income                                                                                         22.9
                                    -------------- -------------- ------------------ -------------- ---------------
Balance at December 31, 2001                2.8        1,194.6              6.5              8.8          1,212.7
Capital contribution                        -             31.4              -                -               31.4
Other                                       -             (0.4)             -                -               (0.4)
Dividends to Shareholder                    -              -                -              (14.4)           (14.4)
Comprehensive income:
   Net loss                                 -              -                -             (832.4)          (832.4)
   Other comprehensive income,
     net of tax:
     Unrealized gain on
     securities ($45.1 pretax)              -              -               28.9              -               28.9
                                                                                                    ---------------
Comprehensive loss                                                                                         (803.5)
                                    -------------- -------------- ------------------ -------------- ---------------
Balance at December 31, 2002                2.8        1,225.6             35.4           (838.0)           425.8
Dividends to Shareholder                    -            (25.5)             -                -              (25.5)
Comprehensive income:
   Net income                               -              -                -               53.9             53.9
   Other comprehensive income,
     net of tax:
     Unrealized gain on
     securities ($0.6 pretax)               -              -                0.4              -                0.4
                                                                                                    ---------------
Comprehensive income                                                                                         54.3
                                    -------------- -------------- ------------------ -------------- ---------------
Balance at December 31, 2003        $       2.8    $   1,200.1    $        35.8      $    (784.1)   $       454.6
                                    ============== ============== ================== ============== ===============

   The accompanying notes are an integral part of these financial statements.

                  ReliaStar Life Insurance Company of New York
         (A wholly-owned subsidiary of ReliaStar Life Insurance Company)
                            Statements of Cash Flows
                                   (Millions)


                                                              Year ended         Year ended          Year ended
                                                             December 31,       December 31,        December 31,
                                                                 2003               2002                2001
                                                           -----------------  ------------------  -----------------
Cash Flows from Operating Activities:
Net income (loss)                                                    $ 53.9            $ (832.4)            $ 25.8
Adjustments to reconcile net income to net cash
    provided by operating activities:
    Interest credited to insurance                                     42.5                45.5               43.0
    Future policy benefits                                            (62.7)              (75.3)             (77.9)
    Net realized capital (gains) losses                               (10.6)                2.7              (10.6)
    Increase (decrease) in receivables and payables                    (5.0)              (29.1)              28.9
    (Increase) decrease in deferred policy acquisition costs          (13.3)              (19.7)             (34.1)
    (Increase) decrease in value of business acquired                  11.7                16.7               26.5
    Amounts due to related parties                                    (43.8)               49.9              (58.4)
    Provision for deferred income taxes                                 5.4                 3.5                2.4
    Impairment of goodwill                                                -               865.0                  -
    Amortization of goodwill                                              -                   -               22.6
    Other                                                              10.0                (1.6)             (30.9)
                                                           -----------------  ------------------  -----------------
Net cash provided by (used for) operating activities                  (11.9)               25.2              (62.7)
                                                           -----------------  ------------------  -----------------
Cash Flows from Investing Activities:
    Proceeds from the sale, maturity or repayment of:
      Fixed maturities available for sale                           2,767.9             2,248.5            1,354.5
      Equity securities                                                 0.1                   -                1.0
      Mortgages                                                        32.3                21.9               10.2
      Short-term investments                                           53.5                   -                  -
    Acquisition of investments:
      Fixed maturities available for sale                          (2,879.3)           (2,290.5)          (1,371.2)
      Equity securities                                                   -                (0.8)                 -
      Short-term investments                                              -               (35.1)              (2.1)
      Mortgages                                                       (10.0)                  -              (29.5)
    Decrease in policy loans                                           (1.4)               (0.2)              (0.6)
    Other, net                                                         (0.9)               (5.1)              (1.8)
                                                           -----------------  ------------------  -----------------
Net cash used for investing activities                                (37.8)              (61.3)             (39.5)
                                                           -----------------  ------------------  -----------------
Cash Flows from Financing Activities:
    Deposits and interest credited for investment contracts           151.0               149.0              145.2
    Maturities and withdrawals from insurance contracts               (97.0)              (83.2)            (130.9)
    Increase in borrowed money                                         29.2                (1.2)                 -
    Dividends to shareholder                                          (25.5)              (14.4)             (18.0)
    Increase in borrowed money                                            -                   -               90.5
                                                           -----------------  ------------------  -----------------
Net cash provided by financing activities                              57.7                50.2               86.8
                                                           -----------------  ------------------  -----------------
Net increase (decrease) in cash and cash equivalents                    8.0                14.1              (15.4)
Cash received from First Golden                                           -                 5.8                  -
                                                           -----------------  ------------------  -----------------
Cash and cash equivalents, beginning of period                          2.4               (17.5)              (2.1)
                                                           -----------------  ------------------  -----------------
Cash and cash equivalents, end of period                             $ 10.4               $ 2.4            $ (17.5)
                                                           =================  ==================  =================
Supplemental cash flow information:
    Income taxes paid, net                                           $ 29.5               $ 2.7             $ 28.1
                                                           =================  ==================  =================

   The accompanying notes are an integral part of these financial statements.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   Significant Accounting Policies

     Principles of Consolidation

     Until October 1, 2003, ReliaStar Life Insurance Company of New York ("RLNY" or the "Company") was a wholly-owned subsidiary of Security-Connecticut Life Insurance Company ("Security-Connecticut Life"), a Minnesota domiciled insurance company, which provides financial products and services in the United States. Effective October 1, 2003, Security-Connecticut merged with and into ReliaStar Life Insurance Company ("ReliaStar Life") causing the Company to be a direct subsidiary of ReliaStar Life. ReliaStar Life is a wholly-owned subsidiary of Lion Connecticut Holdings, Inc. ("Lion"), a Connecticut holding and management company. Lion's ultimate parent is ING Groep, N.V. ("ING"), a global financial services company based in The Netherlands.

     On September 1, 2000, ING America Insurance Holdings, Inc. ("ING AIH"), an indirect, wholly-owned subsidiary of ING, acquired ReliaStar Financial Corp. ("ReliaStar"), of which the Company is part, for approximately $6 billion. The purchase price was comprised of approximately $5.1 billion in cash and the assumption of $917 million of outstanding debt and other net liabilities.

     On April 1, 2002, ReliaStar Life acquired First Golden American Life Insurance Company of New York ("First Golden"), an affiliated entity, for a purchase price of $27.7 million in cash and $0.2 million in receivables. The purchase price was based on First Golden's statutory-basis book value. ReliaStar Life contributed First Golden to Security-Connecticut at GAAP book value. Security-Connecticut contributed First Golden to RLNY and First Golden was dissolved into RLNY at GAAP book value. The contribution of First Golden to RLNY was recorded as an increase to stockholder's equity of $31.4 million which equaled First Golden's April 1, 2002 GAAP book value. Approval for the merger was obtained from the insurance departments of the states of New York and Delaware.

     Statement  of  Financial  Accounting  Standards  ("FAS") No. 141  "Business
     Combinations" excludes transfers of net assets or exchanges of shares between entities under common control and is therefore covered by Accounting Principles Board ("APB") Opinion No. 16 "Business Combinations". In accordance with Opinion No. 16, the statement of financial position and other financial information is presented as of the beginning of the period being presented in the financial statements. The Company has recorded amounts as though the assets and liabilities had been transferred at January 1, 2002 on a combined basis. The 2001 information was not restated due to the immateriality of the First Golden amounts to the prior periods.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     Description of Business

     The Company is principally engaged in the business of providing life insurance and related financial services products. The Company provides and distributes individual life insurance and annuities; employee benefit products and services and retirement plans. The Company operates primarily in the United States and is authorized to conduct business in all 50 states and the District of Columbia.

     Recently Adopted Accounting Standards

     Accounting for Goodwill and Intangible Assets

     During 2002,  the Company  adopted  Financial  Accounting  Standards  Board
     ("FASB") Statement of Financial Accounting Standards ("FAS") No. 142, "Goodwill and Other Intangible Asset" ("FAS No. 142"). The adoption of this standard resulted in an impairment loss of $865.0 million. The Company, in accordance with FAS No. 142, recorded the impairment loss retroactive to the first quarter of 2002; prior quarters of 2002 were restated accordingly. This impairment loss represented the entire carrying amount of goodwill, net of accumulated amortization. This impairment charge was shown as a change in accounting principle on the December 31, 2002 Consolidated Income Statement.

     Application of the nonamortization provision (net of tax) of the standard resulted in an increase in net income of $22.6 million for the year ended December 31, 2001. Had the Company been accounting for goodwill under FAS No. 142 for the period presented, the Company's net income would have been as follows:

                                                                                        Year ended
                                                                                       December 31,
                                                                                           2001
                                                                                     -----------------
         (Millions)
         Reported net income after tax                                                         $ 25.8
         Add back goodwill amortization, net of tax                                              22.6
                                                                                     -----------------
         Adjusted net income after tax                                                         $ 48.4
                                                                                     =================

         Accounting for Derivative Instruments and Hedging Activities

         In June 1998, the FASB issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended and interpreted by FAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement 133", FAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FAS No. 133", and certain FAS No.133 implementation issues. This Standard, as amended, requires companies to

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the fair values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. FAS No. 133 was effective for the Company's financial statements beginning January 1, 2001.

     Adoption of FAS No. 133 did not have a material effect on the Company's financial position or results of operations given the Company's limited derivative holdings and embedded derivative holdings.

     The Company occasionally purchases a financial instrument that contains a derivative that is "embedded" in the instrument. In addition, the Company's insurance products are reviewed to determine whether they contain an embedded derivative. The Company assesses whether the economic characteristics of the embedded derivative are clearly and closely related to the economic characteristics of the remaining component of the financial instrument or insurance product (i.e., the host contract) and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is separated from the host contract and carried at fair value. However, in cases where the host contract is measured at fair value, with changes in fair value reported in current period earnings or the Company is unable to reliably identify and measure the embedded derivative for separation from its host contracts, the entire contract is carried on the balance sheet at fair value and is not designated as a hedging instrument. The Company did not have embedded derivatives at December 31, 2003 or 2002.

     The Derivative Implementation Group ("DIG") responsible for issuing guidance on behalf of the FASB for implementation of FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" recently issued Statement Implementation Issue No. B36, "Embedded Derivatives". Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Credit Worthiness of the Obligor under Those Instruments" ("DIG B36"). Under this interpretation, modified coinsurance and coinsurance with funds withheld reinsurance agreements as well as other types of receivables and payables where interest is determined by reference to a pool of fixed maturity assets or total return debt index may be determined to contain embedded derivatives that are required to be bifurcated. The required date of adoption of DIG B36 for the Company is October 1, 2003. The Company has completed its evaluation of DIG B36 and determined that it has no investment or insurance products that are applicable to require implementation of the guidance, and therefore, the guidance had no impact on the Company's financial position, results of operations or cash flows.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     Guarantees

     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", to clarify accounting and disclosure requirements relating to a guarantor's issuance of certain types of guarantees. FIN 45 requires entities to disclose additional information about certain guarantees, or groups of similar guarantees, even if the likelihood of the guarantor's having to make any payments under the guarantee is remote. The disclosure provisions are effective for financial statements for fiscal years ended after December 15, 2002. For certain guarantees, the interpretation also requires that guarantors recognize a liability equal to the fair value of the guarantee upon its issuance. This initial recognition and measurement provision is to be applied only on a prospective basis to guarantees issued or modified after December 31, 2002. The Company has performed an assessment of its guarantees and believes that all of its significant guarantees are excluded from the scope of this interpretation.

     Variable Interest Entities

     In January 2003, the FASB issued FASB Interpretation 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No.51" (FIN 46).In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities
     (VIEs) and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

     In general, a VIE is a corporation, partnership, limited-liability corporation, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

     FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a variable interest holder) is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     At December 31, 2003, the Company held the following investments that, for purposes of FIN 46, were evaluated and determined that the investments do not require consolidation in the Company's financial statements:

                           Asset Type                              Purpose            Book Value(1)  Market Value
         ------------------------------------------------- ------------------------- -------------- ---------------
         Private Corporate Securities - synthetic
         leases; project financings; credit tenant leases    Investment Holdings      $     220.6    $      235.6
         Foreign Securities - US VIE subsidiaries of
            foreign companies                                Investment Holdings             23.3            24.2
         Commercial Mortgage Obligations (CMO)               Investment Holdings
                                                              and/or Collateral
                                                                   Manager                  403.9           406.5
         Collateralized Debt Obligations (CDO)               Investment Holdings             20.3            21.4
         Asset-Backed Securities (ABS)                       Investment Holdings             70.3            75.6
         Commercial Mortgage Backed Securities (CMBS)        Investment Holdings            106.1           115.4

         (1)Represents maximum exposure to loss except for those structures for which the Company also reserves asset management fees.

     New Accounting Pronouncements

     In July 2003, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", which the Company intends to adopt during first quarter 2004. The impact on the financial statements is not known at this time.

     Reclassifications and Changes to Prior Year Presentation

     Certain   reclassifications   have  been  made  to  prior  year   financial
     information to conform to the current year classifications.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     During 2003, certain changes were made to the 2002 Income Statement presentation to reflect the correct balances. These changes had no impact on net income or net shareholder's equity of the Company. The following summarizes the corrections to each financial statement line item (in millions):

                                                                     Previously
                                                                      Reported                              Restated
         Revenues                                                       2002           Adjustments            2002
                                                                  -----------------  -----------------  -----------------
             Premiums                                                       $ 66.2            $ (11.2)            $ 55.0
             Fee income                                                       94.3                3.9               98.2
             Net investment income                                           130.8                2.3              133.1
             Net realized capital gains                                       (2.7)              (0.5)              (3.2)
             Other                                                            11.7               (6.2)               5.5
                                                                  -----------------  -----------------  -----------------
                 Total revenue                                             $ 300.3            $ (11.7)           $ 288.6
                                                                  =================  =================  =================

         Benefits, losses and expenses:
             Interest credited and other
               benefits to policyholders                                   $ 181.1             $ (4.8)           $ 176.3
             General expenses                                                 36.2               (6.9)              29.3
             Amortization of DAC/VOBA                                         32.6                  -               32.6
                                                                  -----------------  -----------------  -----------------
                 Total expenses                                            $ 249.9            $ (11.7)           $ 238.2
                                                                  =================  =================  =================

     Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

     Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

     Investments

     All of the Company's fixed maturity and equity securities are currently designated as available-for-sale. Available-for-sale securities are reported at fair value and unrealized gains and losses on these securities are included directly in shareholder's equity, after adjustment for related charges in deferred policy acquisition costs, value of business acquired, and deferred income taxes.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     The Company analyzes the general account investments to determine whether there has been an other than temporary decline in fair value below the amortized cost basis in accordance with FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Management considers the length of the time and the extent to which the fair value has been less than cost; the financial condition and near-term prospects of the issuer; future economic conditions and market forecasts; and the Company's intent and ability to retain the investment in the issuer for a period of time sufficient to allow for recovery in fair value. If it is probable that all amounts due according to the contractual terms of a debt security will not be collected, an other than temporary impairment is considered to have occurred.

     In addition, the Company invests in structured securities that meet the criteria of Emerging Issues Task Force ("EITF") Issue No. 99-20
     "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets". Under EITF Issue No. 99-20, a determination of the required impairment is based on credit risk and the possibility of significant prepayment risk that restricts the Company's ability to recover the investment. An impairment is recognized if the fair value of the security is less than book value and there has been an adverse change in cash flow since the last remeasurement date.

     When a decline in fair value is determined to be other than temporary, the individual security is written down to fair value and the loss accounted for as a realized loss.

     Realized capital gains and losses on investments are included in the income statement. Unrealized capital gains and losses on investments are reflected in shareholder's equity, net of related income taxes.

     Purchases and sales of fixed maturities and equity securities (excluding private placements) are recorded on the trade date. Purchases and sales of private placements and mortgage loans are recorded on the closing date.

     The Company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of the loaned domestic securities. The collateral is deposited by the borrower with a lending agent, and retained and invested by the lending agent according to the Company's guidelines to generate additional income.

     The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the fair value of the loaned securities fluctuates.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     In accordance with FAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," general account securities on loan are reflected on the Balance Sheets as "securities pledged to creditors". Total securities pledged to creditors at December 31, 2003 and 2002 consisted entirely of fixed maturities.

     Reverse dollar repurchase agreement and reverse repurchase agreement transactions are accounted for as collateralized borrowings, where the amount borrowed is equal to the sales price of the underlying securities. These transactions are reported in "Other Liabilities."

     Mortgage loans on real estate are reported at amortized cost less impairment writedowns. If the value of any mortgage loan is determined to be impaired (i.e., when it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan is reduced to the present value of expected cash flows from the loan, discounted at the loan's effective interest rate, or to the loan's observable market price, or the fair value of the underlying collateral. The carrying value of the impaired loans is reduced by establishing a permanent writedown charged to realized loss

     Policy loans are carried at unpaid principal balances, net of impairment reserves.

     Short-term investments, consisting primarily of money market instruments and other fixed maturity issues purchased with an original maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

     The Company's use of derivatives is limited to hedging purposes. The Company enters into interest rate and currency contracts, including swaps, caps, and floors to reduce and manage risks associated with changes in value, yield, price, cash flow or exchange rates of assets or liabilities held or intended to be held. Changes in the fair value of open derivative contracts are recorded in net realized capital gains and losses.

     On  occasion,   the  Company  sells  call  options  written  on  underlying securities that are carried at fair value. Changes in fair value of these options are recorded in net realized capital gains or losses.

     Deferred Policy Acquisition Costs and Value of Business Acquired

     Deferred Policy Acquisition Costs ("DAC") is an asset, which represents certain costs of acquiring certain insurance business, which are deferred and amortized. These costs, all of which vary with and are primarily related to the production of new and renewal business, consist principally of commissions, certain underwriting and contract issuance expenses, and certain agency expenses. Value of Business Acquired ("VOBA") is an asset, which represents the present value of

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     estimated net cash flows embedded in the Company's contracts, which existed at the time the Company was acquired by ING. DAC and VOBA are evaluated for recoverability at each balance sheet date and these assets would be reduced to the extent that gross profits are inadequate to recover the asset.

     The amortization methodology varies by product type based upon two accounting standards: FAS No. 60, "Accounting and Reporting by Insurance Enterprises" ("FAS No. 60") and FAS No. 97, "Accounting and Reporting by Insurance enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments" ("FAS No. 97").

     Under FAS No. 60, acquisition costs for traditional life insurance products, which primarily include whole life and term life insurance contracts, are amortized over the premium payment period in proportion to the premium revenue recognition.

     Under FAS No. 97, acquisition costs for universal life and investment-type products, which include universal life policies and fixed and variable deferred annuities, are amortized over the life of the blocks of policies (usually 25 or 30 years) in relation to the emergence of estimated gross profits from surrender charges, investment margins, mortality and expense margins, asset-based fee income, and actual realized gains (losses) on investments. Amortization is adjusted retrospectively when estimates of current or future gross profits to be realized from a group of products are revised.

     Activity for the years ended December 31, 2003, 2002 and 2001 within VOBA was as follows:

         (Millions)
         Balance at December 31, 2000                                                       $ 93.8
             Adjustment for FAS No. 115                                                      (14.5)
             Additions                                                                         8.6
             Interest accrued at 5% - 7%                                                       4.4
             Amortization                                                                    (27.6)
                                                                                   ----------------
         Balance at December 31, 2001                                                         64.7
             Adjustment for FAS No. 115                                                       (4.0)
             Additions                                                                         4.5
             Interest accrued at 5% - 7%                                                       1.1
             Amortization                                                                    (18.1)
                                                                                   ----------------
         Balance at December 31, 2002                                                         48.2
             Adjustment for FAS No. 115                                                        6.8
             Additions                                                                         3.5
             Interest accrued at 5% - 7%                                                       0.5
             Amortization                                                                    (22.5)
                                                                                   ----------------
         Balance at December 31, 2003                                                       $ 36.5
                                                                                   ================

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     The estimated amount of VOBA to be amortized, net of interest, over the next five years is $7.0 million, $6.2 million, $5.4 million, $4.9 million and $4.2 million for the years 2004, 2005, 2006, 2007 and 2008, respectively. Actual amortization incurred during these years may vary as assumptions are modified to incorporate actual results.

     As part of the regular analysis of DAC/VOBA, at the end of third quarter of 2002, the Company unlocked its long-term rate of return assumptions. The Company reset long-term assumptions for the separate account returns to 9.0% (gross before fund management fees and mortality and expense and other policy charges), as of December 31, 2002, reflecting a blended return of equity and other sub-accounts. The initial unlocking adjustment in 2002 was primarily driven by the sustained downturn in the equity markets and revised expectations for future returns. During 2002, the Company recorded an acceleration of DAC/VOBA amortization totaling $1.5 million before tax, or $1.0 million, net of $0.5 million of federal income tax benefit.

     During 2003, the Company reset long-term assumptions for the separate account returns from 9.0% to 8.5% (gross before fund management fees and mortality and expense and other policy charges), as of December 31, 2003, maintaining a blended return of equity and other sub-accounts. The 2003 unlocking adjustment from the previous year was primarily driven by improved market performance. For the year ended December 31, 2003, the Company recorded an acceleration of DAC/VOBA amortization totaling $5.4 million before tax, or $3.5 million, net of $1.9 million of federal income tax benefit due to the change in the equity return assumption along with other prospective assumption changes.

     Policy Liabilities and Accruals

     Future policy benefits include reserves for universal life, immediate annuities with life contingent payouts and traditional life insurance contracts. Reserves for universal life products are equal to cumulative deposits less withdrawals and charges plus credited interest thereon. Reserves for traditional life insurance contracts represent the present value of future benefits to be paid to or on behalf of policyholders and related expenses less the present value of future net premiums.

     Reserves for immediate annuities with life contingent payout contracts are computed on the basis of assumed investment yield, mortality, and expenses, including a margin for adverse deviations. Such assumptions generally vary by plan, year of issue and policy duration. Reserve interest rates range from 5.0% to 7.5% for all years presented. Investment yield is based on the Company's experience.

     Mortality and withdrawal rate assumptions are based on relevant Company experience and are periodically reviewed against both industry standards and experience.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     Other policyholders' funds include reserves for deferred annuity investment contracts and immediate annuities without life contingent payouts. Reserves on such contracts are equal to cumulative deposits less charges and withdrawals plus credited interest thereon (rates range from 3.0% to 7.5% for all years presented) net of adjustments for investment experience that the Company is entitled to reflect in future credited interest.

     Revenue Recognition

     For universal life and certain annuity contracts, charges assessed against policyholders' funds for the cost of insurance, surrender, expenses and other fees are recorded as revenue as charges are assessed against policyholders. Other amounts received for these contracts are reflected as deposits and are not recorded as revenue. Related policy benefits are recorded in relation to the associated premiums or gross profit so that profits are recognized over the expected lives of the contracts. When annuity payments with life contingencies begin under contracts that were initially investment contracts, the accumulated balance in the account is treated as a single premium for the purchase of an annuity and reflected as an offsetting amount in both premiums and current and future benefits in the Income Statement.

     Separate Accounts

     Separate Account assets and liabilities generally represent funds maintained to meet specific investment objectives of policyholders or contractholders who bear the investment risk, subject, in some cases, to minimum guaranteed rates. Investment income and investment gains and losses generally accrue directly to such policyholders or contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.

     Separate Account assets supporting variable options under universal life policies and annuity contracts are invested, as designated by the contractholder or policyholder (who bears the investment risk subject, in limited cases, to minimum guaranteed rates) in shares of mutual funds which are managed by the Company, or other selected mutual funds not managed by the Company.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     Separate Account assets and liabilities are shown as separate captions in the Balance Sheets. Deposits, investment income and net realized and unrealized capital gains and losses of the Separate Accounts are not reflected in the Financial Statements (with the exception of realized and unrealized capital gains and losses on the assets supporting the guaranteed interest option). The Statements of Cash Flows do not reflect investment activity of the Separate Accounts.

     Reinsurance

     The Company utilizes reinsurance agreements to reduce its exposure to large losses in all aspects of its insurance business. Such reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Company as direct insurer of the risks reinsured. The Company evaluates the financial strength of potential reinsurers and continually monitors the financial condition of reinsurers. Only those reinsurance recoverable balances deemed probable of recovery are reflected as assets on the Company's Balance Sheets.

     Income Taxes

     The Company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Deferred income tax expenses/benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

     Deferred corporate tax is stated at the face value and is calculated for temporary valuation differences between carrying amounts of assets and liabilities in the balance sheet and tax bases based on tax rates that are expected to apply in the period when the assets are realized or the liabilities are settled.

     Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences can be utilized. A deferred tax asset is recognized for the carryforward of unused tax losses to the extent that it is probable that future taxable profits will be available for compensation.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

2.   Investments

     Fixed maturities available for sale as of December 31 were as follows:


                                                                            Gross          Gross
                                                            Amortized     Unrealized     Unrealized        Fair
         2003                                                  Cost         Gains          Losses         Value
                                                           ------------- -------------  -------------  -------------
         (Millions)
         U.S. government and government
             agencies and authorities                             $ 7.5         $ 0.3            $ -          $ 7.8
         States, municipalities and political
             subdivisions                                           1.8           0.1              -            1.9
         U.S. corporate securities:
             Public utilities                                     127.6           9.3            0.5          136.4
             Other corporate securities                           838.5          57.9            6.2          890.2
                                                           ------------- -------------  -------------  -------------
               Total U.S. corporate securities                    966.1          67.2            6.7        1,026.6
                                                           ------------- -------------  -------------  -------------
         Foreign securities:
             Government                                            28.0           0.4            0.2           28.2
             Other                                                141.2           6.9            2.8          145.3
                                                           ------------- -------------  -------------  -------------
               Total foreign securities                           169.2           7.3            3.0          173.5
                                                           ------------- -------------  -------------  -------------
         Mortgage-backed securities                               399.8           4.0            1.3          402.5
         Other asset-backed securities                            100.3           8.6            1.3          107.6
                                                           ------------- -------------  -------------  -------------
         Total fixed maturities, including
             fixed maturities pledged to creditors              1,644.7          87.5           12.3        1,719.9
         Less: Fixed maturities pledged to creditors                1.9             -              -            1.9
                                                           ------------- -------------  -------------  -------------
         Fixed maturities                                     $ 1,642.8        $ 87.5         $ 12.3      $ 1,718.0
                                                           ============= =============  =============  =============

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------


                                                                            Gross          Gross
                                                            Amortized     Unrealized     Unrealized        Fair
         2002                                                  Cost         Gains          Losses         Value
                                                           ------------- -------------  -------------  -------------
         (Millions)
         U.S. government and government
             agencies and authorities                            $ 96.6         $ 1.8            $ -         $ 98.4
         States, municipalities and political
             subdivisions                                           1.7           0.1              -            1.8
         U.S. corporate securities:
             Public utilities                                     104.3           8.0            1.1          111.2
             Other corporate securities                           805.3          67.7           10.5          862.5
                                                           ------------- -------------  -------------  -------------
               Total U.S. corporate securities                    909.6          75.7           11.6          973.7
                                                           ------------- -------------  -------------  -------------
         Foreign securities:
             Government                                             3.4           0.4              -            3.8
                                                           ------------- -------------  -------------  -------------
               Total foreign securities                             3.4           0.4              -            3.8
                                                           ------------- -------------  -------------  -------------
         Mortgage-backed securities                               367.4           8.2            0.1          375.5
         Other asset-backed securities                            145.2           9.0            5.0          149.2
                                                           ------------- -------------  -------------  -------------
         Total fixed maturities, including                      1,523.9          95.2           16.7        1,602.4
             fixed maturities pledged to creditors
         Less: fixed maturities pledged to creditors                0.9             -              -            0.9
                                                           ------------- -------------  -------------  -------------
         Fixed maturities                                     $ 1,523.0        $ 95.2         $ 16.7      $ 1,601.5
                                                           ============= =============  =============  =============

     At December 31, 2003 and 2002, net unrealized appreciation of $75.2 million and $78.5 million, respectively, on available-for-sale fixed maturities.

     The aggregate unrealized losses and related fair value of investments with unrealized losses as of December 31, 2003, are shown below by duration:

                                                                                     Unrealized             Fair
                                                                                        Loss               Value
                                                                                  ------------------  -----------------
         (Millions)
         Duration category:
             Less than six months below cost                                                  $ 3.1            $ 238.6
             More than six months and less than twelve months below cost                        5.1              165.6
             More than twelve months below cost                                                 4.1               23.2
                                                                                  ------------------  -----------------
         Fixed maturities                                                                    $ 12.3            $ 427.4
                                                                                  ==================  =================

     Of the losses more than 6 months and less than 12 months in duration of $5.1 million, there were $2.0 million in unrealized losses that are primarily related to interest rate movement or spread widening for

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     other than credit-related reasons. Business and operating fundamentals are performing as expected. The remaining losses of $3.1 million as of December 31, 2003 included the following items:

     $0.8 million of unrealized losses related to securities reviewed for impairment under the guidance prescribed by EITF 99-20. This category includes U.S. government-backed securities, principal protected securities and structured securities which did not have an adverse change in cash flows for which the carrying amount was $13.0 million.

     $0.7 million of unrealized losses relating to the energy/utility industry, for which the carrying amount was $14.6 million. During 2003, the energy sector recovered due to a gradually improving economic picture and the lack of any material accounting irregularities similar to those experienced in the prior two years. The Company's year-end analysis indicates that it can expect the debt to be serviced in accordance with the contractual terms.

     $1.3 million of unrealized losses relating to non-domestic issues, with no unrealized loss exposure per country in excess of $1.5 million for which the carrying amount was $28.2 million. The Company's credit exposures are well-diversified in these markets including metals and beverage companies.

     The remaining unrealized losses totaling $0.3 million relate to a carrying amount of $9.8 million.

     An analysis of the losses more than 12 months in duration of $4.1 million follows. There were $0.9 million in unrealized losses that are primarily related to interest rate movement or spread widening for other than credit-related reasons. Business and operating fundamentals are performing as expected. The remaining losses of $3.5 million as of December 31, 2003 included the following significant items:

     $1.9 million of unrealized losses relating to the airline industries, for which the carrying amount was $11.9 million. During 2003, the airline industry continued to suffer from decreased passenger volumes and a gradually improving economy. The majority of our airline investments are comprised of Enhanced Equipment Trust Certificates ("EETC"). The analysis at year-end indicates the specific collateral backing our EETC investments predominantly is represented by newer models that are expected to be retained as individual airlines reduce their fleets.

     $0.7 million of unrealized losses related to securities reviewed for impairment under the guidance prescribed by EITF 99-20. This category includes U.S. government-backed securities, principal protected securities and structured securities which did not have an adverse change in cash flows for which the carrying amount was $2.5 million.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     The remaining unrealized losses totaling $0.6 million relate to a carrying amount of $4.4 million.

     The amortized cost and fair value of total fixed maturities for the year-ended December 31, 2003 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called, or prepaid.

                                                                                         Amortized           Fair
         (Millions)                                                                        Cost              Value
                                                                                      ----------------  ----------------
         Due to mature:
             One year or less                                                                  $ 33.1            $ 34.1
             After one year through five years                                                  419.8             441.8
             After five years through ten years                                                 377.1             401.4
             After ten years                                                                    208.6             217.2
             Mortgage-backed securities                                                         505.8             517.8
             Other asset-backed securities                                                      100.3             107.6
         Less: fixed maturities securities pledged to creditor                                    1.9               1.9
                                                                                      ----------------  ----------------
         Fixed maturities                                                                   $ 1,642.8         $ 1,718.0
                                                                                      ================  ================

     At December 31, 2003 and 2002, fixed maturities with carrying values of $6.1 million and $5.7 million, respectively, were on deposit as required by regulatory authorities.

     Beginning in April 2001, the Company entered into reverse dollar repurchase agreement and reverse repurchase agreement transactions to increase its return on investments and improve liquidity. These transactions involve a sale of securities and an agreement to repurchase substantially the same securities as those sold. The dollar rolls and reverse repurchase agreements are accounted for as short-term collateralized financings and the repurchase obligation is reported as a component of other borrowed money on the Balance Sheets.

     The repurchase obligation totaled $101.3 and $73.1 million at December 31, 2003 and 2002, respectively. The primary risk associated with short-term collateralized borrowings is that the counterparty will be unable to perform under the terms of the contract. The Company's exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments, an amount that was not material at December 31, 2003 or 2002. The Company believes the counterparties to the dollar roll and reverse repurchase agreements are financially responsible and that the counterparty risk is immaterial.

     During 2003, the Company determined that eight fixed maturities had other than temporary impairments. As a result, at December 31, 2003, the Company recognized a pre-tax loss of $4.7 million to reduce the carrying value of the fixed maturities to their combined fair value of $7.5 million. During 2002, the Company determined that twenty two fixed

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     maturities had other than temporary impairments. As a result, at December 31, 2002, the Company recognized a pre-tax loss of $11.4 million to reduce the carrying value of the fixed maturities to their combined fair value of $25.9 million. During 2001, the Company determined that ten fixed maturities had other than temporary impairments. As a result, at December 31, 2001, the Company recognized a pre-tax loss of $0.9 million to reduce the carrying value of the fixed maturities to their fair value of $11.4 million.


3.   Financial Instruments

     Estimated Fair Value

     The following disclosures are made in accordance with the requirements of FAS No. 107, "Disclosures about Fair Value of Financial Instruments" FAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, could not be realized in immediate settlement of the instrument.

     FAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Fixed maturities: The fair values for the actively traded marketable bonds are determined based upon the quoted market prices. The fair values for marketable bonds without an active market are obtained through several commercial pricing services which provide the estimated fair values. Fair values of privately placed bonds are determined using a matrix-based pricing model. The model considers the current level of risk-free interest rates, current corporate spreads, the credit quality of the issuer and cash flow characteristics of the security. Using this data, the model generates estimated market values which the Company considers reflective of the fair value of each privately placed bonds. Fair values for privately placed bonds are determined through consideration of factors such as the net worth of the borrower, the value of collateral, the capital structure of the borrower, the presence of guarantees and the Company's evaluation of the borrower's ability to compete in their relevant market.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     Equity securities: Fair values of these securities are based upon quoted market value. For equity securities not actively traded, estimated fair values are based upon values of issues of comparable yield and quality or conversion value where applicable.

     Mortgage loans on real estate: The fair values for mortgage loans on real estate are estimated using discounted cash flow analyses and rates currently being offered in the marketplace for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

     Cash, short-term investments and policy loans: The carrying amounts for these assets approximate the assets' fair values.

     Assets held in separate accounts: Assets held in separate accounts are reported at the quoted fair values of the individual securities in the separate accounts.

     Other financial instruments reported as assets: The carrying amounts for these financial instruments (primarily premiums and other accounts receivable and accrued investment income) approximate those assets' fair values.

     Investment contract liabilities: The fair values for deferred annuities are estimated to be the amount payable on demand at the reporting date, as those investment contracts have no defined maturity and are similar to a deposit liability. The amount payable at the reporting date was calculated as the account balance less applicable surrender charges.

     The fair values for supplementary contracts without life contingencies and immediate annuities were estimated using discounted cash flow analyses. The discount rate was based upon treasury rates plus a pricing margin.

     The carrying amounts reported for other investment contracts, which includes retirement plan deposits, approximate those liabilities' fair value.

     Claim and other deposit funds: The carrying amounts for claim and other deposit funds approximate the liabilities' fair values.

     Other financial instruments reported as liabilities: The carrying amounts for other financial instruments (primarily normal payables of a short-term nature) approximate those liabilities' fair values.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     The carrying values and estimated fair values of certain of the Company's financial instruments at December 31, 2003 and 2002 were as follows:

                                                                           2003                         2002
                                                               ---------------------------- ----------------------------
                                                                 Carrying        Fair         Carrying         Fair
                                                                  Value          Value         Value          Value
                                                               ------------- -------------- -------------  -------------
         (Millions)
         Assets:
             Fixed maturity securities                            $ 1,718.0      $ 1,718.0     $ 1,601.5      $ 1,601.5
             Equity securities                                          4.2            4.2           4.4            4.4
             Mortgage loans on real estate                            209.7          235.1         243.6          275.6
             Policy loans                                              86.6           86.6          85.2           85.2
             Cash and short-term investments                           12.5           12.5          58.0           58.0
             Assets held in separate accounts                         523.1          523.1         429.4          429.4
         Liabilities:
             Investment contract liabilities:
             Deferred annuities                                       382.9          307.6         411.3          409.6
             Supplementary contracts and
               immediate annuities                                     13.3           13.3          13.1           13.1
             Liabilities related to separate accounts                 523.1          523.1         429.4          429.4

     Fair  value  estimates  are made at a  specific  point  in  time,  based on available market information and judgments about various financial instruments, such as estimates of timing and amounts of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instruments. In evaluating the Company's management of interest rate, price and liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

4.   Net Investment Income

     Sources of net investment income were as follows:

                                                               Year ended         Year ended          Year ended
                                                              December 31,       December 31,        December 31,
         (Millions)                                               2003               2002                2001
                                                            -----------------  ------------------  -----------------
         Fixed maturities                                            $ 102.2             $ 108.7            $ 116.2
         Equity securities                                                 -                 0.5                0.1
         Mortgage loans                                                 18.7                20.7               21.4
         Policy loans                                                    5.8                 5.9                6.4
         Short term investments and cash equivalents                     0.2                 0.3                1.4
         Other                                                          (0.9)               (0.7)               1.2
                                                            -----------------  ------------------  -----------------
         Gross investment income                                       126.0               135.4              146.7
         Less: investment expense                                       (1.6)               (2.3)              (4.4)
                                                            -----------------  ------------------  -----------------
         Net investment income                                       $ 124.4             $ 133.1            $ 142.3
                                                            =================  ==================  =================


5.   Dividend Restrictions and Shareholder's Equity

     The Company paid $25.5 and $14.4 million in cash dividends to its Parent in 2003 and 2002, respectively.

     The Company did not receive capital contributions in 2003. The Company did receive capital contributions in 2002. The amount contributed was $31.4 million from Security-Connecticut related to the First Golden merger (refer to Note 1).

     The Company's ability to pay cash dividends to its parent is restricted by law or subject to approval of the insurance regulatory authorities of the State of New York. These authorities recognize only statutory accounting practices for determining the ability of an insurer to pay dividends to its shareholders.

     Under New York insurance law regulating the payment of dividends by the Company, any such payment must be paid solely from the earned surplus of the Company. Earned surplus means the earned surplus as determined in accordance with statutory accounting practices (unassigned funds), less the amount of such earned surplus which is attributable to unrealized capital gains. Further, without approval of the Superintendent, the Company may not pay in any calendar year any dividend which, when combined with other dividends paid within the preceding 12 months, exceeds the lesser of (i) 10% of the Company's statutory surplus at the prior year end or (ii) 100% of the Company's statutory net investment income for the prior calendar year.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     The underlying statutory capital and surplus of the Company was $278.7 million and $267.0 million at December 31, 2003 and 2002, respectively. Statutory net income was $42.8, $18.0 million, and $11.0 million for the years ended December 31, 2003, 2002, and 2001, respectively.

     As of December 31, 2003, the Company does not utilize any statutory accounting practices, which are not prescribed by state regulatory authorities that, individually or in the aggregate, materially affect statutory capital and surplus.

     For 2001, the Company was required to implement statutory accounting changes ("Codification") ratified by the National Association of Insurance Commissioners ("NAIC") and state insurance departments. The cumulative effect of Codification to the Company's statutory surplus as of January 1, 2001 was a decrease of $11.9 million.

     The Company maintains a $121.9 million reciprocal loan agreement with ING AIH, a perpetual $30.0 million revolving note facility with Bank of New York and a $30.0 million revolving note facility with SunTrust Bank which expires on July 30, 2004.


6.   Capital Gains and Losses

     Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold. Net realized capital (losses) gains on investments were as follows:

                                                              Year ended          Year ended         Year ended
                                                             December 31,        December 31,       December 31,
         (Millions)                                              2003                2002               2001
                                                           -----------------   -----------------  -----------------
         Fixed maturities                                            $ 10.2              $ (2.5)            $ 11.8
         Equity securities                                             (0.1)                0.2               (0.4)
         Other investments                                              0.5                (0.9)              (0.8)
                                                           -----------------   -----------------  -----------------
         Pretax realized capital gains (losses)                      $ 10.6              $ (3.2)            $ 10.6
                                                           =================   =================  =================
         After-tax realized capital gains (losses)                    $ 6.9              $ (2.0)             $ 6.9
                                                           =================   =================  =================

     Proceeds from the sale of total fixed maturities and the related gross gains and losses were as follows:

                                                               Year ended         Year ended          Year ended
                                                              December 31,       December 31,        December 31,
         (Millions)                                               2003               2002                2001
                                                            -----------------  -----------------   -----------------
         Proceeds on sales                                         $ 1,677.2          $ 1,424.2           $ 1,277.5
         Gross gains                                                    23.7               39.7                24.8
         Gross losses                                                   13.5               42.2                13.0

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     Changes in shareholder's equity related to changes in accumulated other comprehensive income (unrealized capital gains and losses on securities including securities pledged to creditors) were as follows:

                                                               Year ended         Year ended          Year ended
                                                              December 31,       December 31,        December 31,
         (Millions)                                               2003               2002                2001
                                                            -----------------  -----------------   -----------------
         Fixed maturities                                             $ (3.3)            $ 33.6              $ 15.7
         Equity securities                                              (0.2)               0.1                 0.1
         Other investments                                               4.3               11.4               (20.3)
                                                            -----------------  -----------------   -----------------
                                                                         0.8               45.1                (4.5)
         Less: Increase (decrease) in deferred
             income taxes                                                0.4               16.2                (1.6)
                                                            -----------------  -----------------   -----------------
         Net changes in accumulated other
             comprehensive income (loss)                               $ 0.4             $ 28.9              $ (2.9)
                                                            =================  =================   =================

     Shareholder's equity included the following accumulated other comprehensive income (loss):

                                                                 As of              As of               As of
                                                               December 31,       December 31,       December 31,
         (Millions)                                               2003               2002               2001
                                                            -----------------  -----------------  ------------------
         Net unrealized capital gains (losses):
         Fixed maturities                                             $ 75.2             $ 78.5              $ 44.9
         Equity securities                                              (0.2)                 -                (0.1)
         Other                                                         (19.2)             (23.5)              (34.9)
                                                            -----------------  -----------------  ------------------
                                                                        55.8               55.0                 9.9
         Less: Deferred income taxes                                    20.0               19.6                 3.4
                                                            -----------------  -----------------  ------------------
         Net accumulated other comprehensive
             income (loss)                                            $ 35.8             $ 35.4               $ 6.5
                                                            =================  =================  ==================

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     Changes in accumulated other comprehensive income related to changes in unrealized gains (losses) on securities, including securities pledged to creditors were as follows:

                                                               Year ended          Year ended         Year ended
                                                              December 31,        December 31,       December 31,
         (Millions)                                               2003                2002               2001
                                                            -----------------   -----------------  -----------------
         Unrealized holding gains (losses) arising
             the year (1)                                              $ 7.3              $ 30.7             $ (9.8)
         Less: reclassification adjustment for gains
             (losses) and other items included in
             net income (2)                                              6.9                 1.8               (6.9)
                                                            -----------------   -----------------  -----------------
         Net unrealized gains (losses) on securities                   $ 0.4              $ 28.9             $ (2.9)
                                                            =================   =================  =================

         (1) Pretax unrealized holding gains (losses) arising during the year were $11.2, $47.1 million and $(14.9) million for the years ended December 31, 2003 2002 and 2001, respectively.
         (2) Pretax reclassification adjustments for gains (losses) and other items included in net income were $10.6, $2.6 million and $(10.5) million, for the years ended December 31, 2003, 2002 and 2001, respectively.


7.   Unpaid Accident and Health Claims

     The change in the liability for unpaid accident and health claims and claim adjustment expenses is summarized as follows:

         (Millions)                                              2003                2002               2001
                                                           -----------------   -----------------  -----------------
         Balance at January 1                                        $ 17.5              $ 14.5             $ 14.1
         Less reinsurance recoverable                                  14.2                13.4               11.1
                                                           -----------------   -----------------  -----------------
         Net balance at January 1                                       3.3                 1.1                3.0
         Incurred related to:
             Current year                                               4.0                 1.1                0.6
             Prior years                                                1.3                 1.2                0.5
                                                           -----------------   -----------------  -----------------
         Total incurred                                                 5.3                 2.3                1.1
         Paid related to:
             Current year                                                 -                (0.2)               0.5
             Prior years                                                2.6                 0.3                2.5
                                                           -----------------   -----------------  -----------------
         Total Paid                                                     2.6                 0.1                3.0
                                                           -----------------   -----------------  -----------------
         Net balance at December 31                                     6.0                 3.3                1.1
         Plus reinsurance recoverables                                 11.0                14.2               13.4
                                                           -----------------   -----------------  -----------------
         Balance at December 31                                      $ 17.0              $ 17.5             $ 14.5
                                                           =================   =================  =================

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

8.   Income Taxes

     The Company files a consolidated federal income tax return with ReliaStar Life Insurance Company. The Company is allocated an amount approximating the tax the member would have incurred were it not a member of a consolidated group and shall receive benefit for the use of its tax saving attributes used in the consolidated return.

     Income taxes from continuing operations consist of the following:

                                                                    Year ended         Year ended         Year ended
                                                                   December 31,       December 31,       December 31,
         (Millions)                                                    2003               2002               2001
                                                                 -----------------  -----------------  ------------------
         Current taxes
             Federal                                                       $ 20.9             $ 14.3              $ 23.7
                                                                 -----------------  -----------------  ------------------
                 Total current taxes                                         20.9               14.3                23.7
                                                                 -----------------  -----------------  ------------------
         Deferred taxes
             Federal                                                          5.4                3.5                 2.4
                                                                 -----------------  -----------------  ------------------
                 Total deferred taxes                                         5.4                3.5                 2.4
                                                                 -----------------  -----------------  ------------------
         Total                                                             $ 26.3             $ 17.8              $ 26.1
                                                                 =================  =================  ==================

     Income taxes were different from the amount computed by applying the federal income tax rate to income from continuing operations before income taxes for the following reasons:

                                                                    Year ended        Year ended,         Year ended,
                                                                   December 31,       December 31,       December 31,
         (Millions)                                                    2003               2002               2001
                                                                 -----------------  -----------------  ------------------
         Income from continuing operations
             before income taxes                                           $ 80.2             $ 50.4              $ 51.9
         Tax rate                                                             35%                35%                 35%
                                                                 -----------------  -----------------  ------------------
         Application of the tax rate                                         28.1               17.6                18.2
         Tax effect of:
             Goodwill amortization                                                                 -                 7.9
             Prior year deferred tax adjustment                              (1.5)                 -                   -
             Other                                                           (0.3)               0.2                   -
                                                                 -----------------  -----------------  ------------------
         Income taxes                                                      $ 26.3             $ 17.8              $ 26.1
                                                                 =================  =================  ==================

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are presented below:

         (Millions)                                                                        2003               2002
                                                                                     -----------------  -----------------
         Deferred tax assets:
             Deferred policy acquisition costs                                                  $ 4.7              $ 4.8
             Insurance reserves                                                                  47.9               53.9
             Investment losses                                                                   10.2               11.7
             Legal reserve                                                                        5.1                5.3
             Other                                                                                1.3                4.6
                                                                                     -----------------  -----------------
                    Total gross assets                                                           69.2               80.3
                                                                                     -----------------  -----------------
         Deferred tax liabilities:
             Present value of future profits                                                    (17.1)             (24.9)
             Net unrealized capital gains                                                       (26.2)             (27.6)
             Other                                                                               (5.7)              (1.7)
                                                                                     -----------------  -----------------
                 Total gross liabilities                                                        (49.0)             (54.2)
                                                                                     -----------------  -----------------
         Net deferred tax asset                                                                $ 20.2             $ 26.1
                                                                                     =================  =================

     Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes. As of December 31, 2003 and 2002, no valuation allowance was required for unrealized capital gains and losses.

     The "Policyholders' Surplus Account," which arose under prior tax law, is generally that portion of a life insurance company's statutory income that has not been subject to taxation. As of December 31, 1983, no further additions could be made to the Policyholders' Surplus Account for tax return purposes under the Deficit Reduction Act of 1984. The balance in such account was approximately $11.3 million at December 31, 2003. This amount would be taxed only under certain conditions. No income taxes have been provided on this amount since management believes under current tax law the conditions under which such taxes would become payable are remote.

     The Internal Revenue Service (the "Service") has completed examinations of the federal income tax returns of the Company for all years through 1999. There were no material adjustments made as a result of the examinations. The Service has commenced its examinations for the years 2000 and 2001.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

9.   Employee Benefit Plans

     Pension Plans

     The Company utilizes the employees of ING and its affiliates, primarily ReliaStar Life. Benefit charges to the Company for the years ended December 31, 2003 and 2002 were not significant. There were no pension benefit charges allocated to the Company from the ING Americas Retirement Plan for 2003. During 2003 and 2002, the Company was not allocated charges related to the ING America Supplemental Executive Retirement Plan that covers certain employees of the Company.

     ING North America sponsors the ING Savings Plan and ESOP (the "Savings Plan"). Substantially all employees of ING North America and its subsidiaries and affiliates are eligible to participate, including the Company's employees. During 2003, 2002 and 2001, the Company matching contribution charges associated with the Savings Plan were not significant.

     In addition to providing retirement plan benefits, the Company, in conjunction with ING, provides certain health care insurance benefits for retired employees and their eligible dependents. The post-retirement health care plan is contributory, with retiree contribution levels adjusted annually. The life insurance plan provides a flat amount of noncontributory coverage and optional contributory coverage. No post-retirement health care benefit charges were allocated to the Company for the years ended December 31, 2003, 2002 and 2001.


10.  Related Party Transactions

     Investment Advisory

     The Company entered into an asset management agreement with ING Investment Management, LLC ("IIM"), an affiliate, January 1, 2001, under which IIM provides asset management and accounting services. Under the agreement, the Company records a fee based on the value of the assets under management. The fee is payable quarterly. For the years ended December 31, 2003, 2002, and 2001 the Company incurred fees of $1.5 million, $2.2 million, and $2.1 million, respectively, under this agreement.

     Reciprocal Loan Agreement

     RLNY maintained a reciprocal loan agreement with ING AIH, a Delaware corporation and affiliate, to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Under this agreement, which expired January 30, 2004, RNLY and ING AIH could borrow up to $121.9 million from one another.

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     Interest on any ING AIH borrowing is charged at a rate based on the prevailing rate of U.S. commercial paper available for purchase with similar duration. Under this agreement, the Company did not incur significant interest income or interest expense for the years ended December 31, 2003, 2002 and 2001. At December 31, 2003, the Company had a $26.7 million receivable from ING AIH.


11.  Reinsurance

     The Company utilizes excess or quota share treaties to reduce its exposure to large losses. The Company will only retain amounts not exceeding the Company's retention limits as stated below.

     At December 31, 2003, RLNY had reinsurance treaties with sixty-one authorized unaffiliated reinsurers and four affiliated reinsurers covering a significant portion of the mortality risks and guaranteed death and living benefits under its contracts. The Company remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements.

     The Company's retention limit is $300,000 per insurable life for individual retail coverage. For group coverage and individual payroll deduction coverage, the retention is $500,000 per life with per occurrence limitations, subject to certain maximums. Reinsurance premiums, commissions and expense reimbursements related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Reserves are based on the terms of the reinsurance contracts and are consistent with the risk assumed. RLNY obtained letters of credit in the amount of $2.0 million from Fleet Bank, $1.1 million from JPMorgan/Chase Bank, $0.8 million from U.S. Bank, $3.8 million from Bank One and $0.5 from Mellon Bank.

     The effect of reinsurance on premiums and recoveries was as follows:

                                                               Year ended         Year ended          Year ended
                                                              December 31,       December 31,        December 31,
         (Millions)                                               2003               2002                2001
                                                            -----------------  ------------------  -----------------
         Direct premiums                                              $ 93.8              $ 87.5             $ 87.3
         Reinsurance assumed                                             4.0                 4.0                3.3
         Reinsurance ceded                                             (36.0)              (36.5)             (30.4)
                                                            -----------------  ------------------  -----------------
         Net premiums                                                   61.8                55.0               60.2
                                                            -----------------  ------------------  -----------------
         Reinsurance recoveries                                       $ 11.8              $ 21.3             $ 29.2
                                                            =================  ==================  =================

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

12.  Commitments and Contingent Liabilities

     Leases

     For the year ended December 31, 2003, 2002, and 2001, rent expense for leases was $0.4 million, $0.3 million and $0.0 million. The future net minimum payments under noncancelable leases for the years ended December 31, 2004 through 2007 are estimated to be $0.1 million, $0.1 million, $0.1 million, $0.1 million, respectively, and no future net minimum payment thereafter. The Company pays substantially all expenses associated with its leased and subleased office properties. Expenses not paid directly by the Company are paid for by an affiliate and allocated back to the Company.

     Commitments

     Through the normal course of investment operations, the Company commits to either purchase or sell securities, commercial mortgage loans or money market instruments at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may result in either higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments. The Company makes investments in limited partnerships on a subscription basis. At December 31, 2003 and 2002, the Company had to fund subscriptions of $28.9 million and $26.2 million, respectively.

     Litigation

     The Company is a party to threatened or pending lawsuits arising from the normal conduct of business. Due to the climate in insurance and business litigation, suits against the Company sometimes include claims for substantial compensatory, consequential or punitive damages and other types of relief. Moreover, certain claims are asserted as class actions, purporting to represent a group of similarly situated individuals. While it is not possible to forecast the outcome of such lawsuits, in light of existing insurance, reinsurance and established reserves, it is the opinion of management that the disposition of such lawsuits will not have a materially adverse effect on the Company's operations or financial position.

     Other Regulatory Matters

     Like many financial services companies, certain U.S. affiliates of ING Groep N.V. have received informal and formal requests for information since September 2003 from various governmental and self-regulatory agencies in connection with investigations related to mutual funds and variable insurance products. ING has cooperated fully with each

ReliaStar Life Insurance Company of New York
(A wholly-owned subsidiary of ReliaStar Life Insurance Company)
Notes to Financial Statements
--------------------------------------------------------------------------------

     request. In addition to responding to regulatory requests, ING management initiated an internal review of trading in ING insurance, retirement, and mutual fund products. The goal of this review has been to identify whether there have been any instances of inappropriate trading in those products by third parties or by ING investment professionals and other ING personnel. This internal review is being conducted by independent special counsel and auditors. Additionally, ING reviewed its controls and procedures in a continuing effort to deter improper frequent trading in ING products. ING's internal reviews related to mutual fund trading are continuing.

     The internal review has identified several arrangements allowing third parties to engage in frequent trading of mutual funds within our variable insurance and mutual fund products, and identified other circumstances where frequent trading occurred despite measures taken by ING intended to combat market timing. Most of the identified arrangements were initiated prior to ING's acquisition of the businesses in question. In each arrangement identified, ING has terminated the inappropriate trading, taken steps to discipline or terminate employees who were involved, and modified policies and procedures to deter inappropriate activity. While the review is not completed, management believes the activity identified does not represent a systemic problem in the businesses involved.

     These instances included agreements (initiated in 1998) that permitted one variable life insurance customer of Reliastar Life Insurance Company ("Reliastar") to engage in frequent trading, and to submit orders until 4pm Central Time, instead of 4pm Eastern Time. Reliastar was acquired by ING in 2000. The late trading arrangement was immediately terminated when current senior management became aware of it in 2002. ING believes that no profits were realized by the customer from the late trading aspect of the arrangement.

     In addition, the review has identified five arrangements that allowed frequent trading of funds within variable insurance products issued by Reliastar and by ING USA Annuity & Life Insurance Company; and in certain ING Funds. ING entities did not receive special benefits in return for any of these arrangements, which have all been terminated. The internal review also identified two investment professionals who engaged in improper frequent trading in ING Funds.

     ING  will  reimburse  any  ING  Fund  or  its   shareholders   affected  by
     inappropriate trading for any profits that accrued to any person who engaged in improper frequent trading for which ING is responsible. Management believes that the total amount of such reimbursements will not be material to ING or its U.S. business.

QUARTERLY DATA (UNAUDITED)

2003    (Millions)                                First              Second              Third              Fourth
--------                                     -----------------  ------------------  -----------------  -----------------
Total revenue                                 $          74.7    $          82.1     $          75.5    $          63.0
                                             -----------------  ------------------  -----------------  -----------------
Income before income taxes                               17.0               24.8                15.4               23.0
Less: Income tax expense                                  5.9                8.7                 5.3                6.4
                                             -----------------  ------------------  -----------------  -----------------
Income (loss) before cumulative effect
    of change in accounting principle                    11.1               16.1                10.1               16.6
                                             -----------------  ------------------  -----------------  -----------------
Net income                                    $          11.1    $          16.1     $          10.1    $          16.6
                                             =================  ==================  =================  =================

2002    (Millions)                                First              Second              Third              Fourth
--------                                     -----------------  ------------------  -----------------  -----------------
Total revenue                                 $          60.5    $          77.1     $          82.9    $           68.1
                                             -----------------  ------------------  -----------------  -----------------
Income (loss) before income taxes                        (1.7)              30.3                19.0                 2.8
Less: Income tax expense (benefit)                       (0.8)              10.6                 6.9                 1.1
                                             -----------------  ------------------  -----------------  -----------------
Income (loss) before cumulative effect                   (0.9)              19.7                12.1                 1.7
    of change in accounting principle
Cumulative effect of change in
    accounting principle                               (865.0)                 -                 -                   -
                                             -----------------  ------------------  -----------------  -----------------
Net income (loss)                             $        (865.0)   $          19.7     $          12.1    $            1.7
                                             =================  ==================  =================  =================

FINANCIAL STATEMENTS
ReliaStar Life Insurance Company of New York
Separate Account NY-B
Year ended December 31, 2003
with Report of Independent Auditors

                       This page intentionally left blank.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                              Financial Statements
                          Year ended December 31, 2003



                                    Contents



Report of Independent Auditors                                                                           1

Audited Financial Statements

Statements of Assets and Liabilities                                                                     4
Statements of Operations                                                                                21
Statements of Changes in Net Assets                                                                     38
Notes to Financial Statements                                                                           59

                       This page intentionally left blank.

                         Report of Independent Auditors


The Board of Directors and Participants
ReliaStar Life Insurance Company of New York

We have audited the accompanying statements of assets and liabilities of ReliaStar Life Insurance Company of New York Separate Account NY-B (the "Account") as of December 31, 2003, and the related statements of operations and changes in net assets for the periods disclosed in the financial statements. These financial statements are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements based on our audits. The Account is comprised of the following Divisions:

ING Investors Trust:                                            ING Janus Growth and Income Portfolio (Service Class)
   ING AIM Mid-Cap Growth Portfolio (Service Class)             ING Janus Special Equity Portfolio (Service Class)
   ING Alliance Mid-Cap Growth Portfolio (Service Class)        ING Jennison Equity Opportunities Portfolio (Service
   ING American Funds Growth Portfolio (Service Class)            Class)
   ING American Funds Growth-Income Portfolio (Service          ING JPMorgan Fleming Small Cap Equity Portfolio
     Class)                                                       (Service Class)
   ING American Funds International Portfolio (Service          ING Limited Maturity Bond Portfolio (Service Class)
     Class)                                                     ING Liquid Assets Portfolio (Service Class)
   ING Capital Guardian Large Cap Value Portfolio (Service      ING Marisco Growth Portfolio (Service Class)
     Class)                                                     ING MFS(R) Mid-Cap Growth Portfolio (Service Class)
   ING Capital Guardian Managed Global Portfolio (Service       ING MFS(R) Research Portfolio (Service Class)
     Class)                                                     ING MFS(R) Total Return Portfolio (Service Class)
   ING Capital Guardian Small Cap Portfolio (Service Class)     ING PIMCO Core Bond Portfolio (Service Class)
   ING Developing World Portfolio (Service Class)               ING Salomon Brothers All Cap Portfolio (Service
   ING Eagle Asset Value Equity Portfolio (Service Class)         Class)
   ING FMRSM Diversified Mid-Cap Portfolio (Service Class)      ING Salomon Brothers Investors Portfolio (Service
   ING Goldman Sachs Internet TollkeeperSM Portfolio              Class)
     (Service Class)                                            ING T. Rowe Price Capital Appreciation Portfolio
   ING Hard Assets Portfolio (Service Class)                      (Service Class)
   ING International Equity Portfolio (Service Class)           ING T. Rowe Price Equity Income Portfolio (Service
                                                                  Class)

ING Investors Trust (continued):                             Fidelity Variable Insurance Products Fund:
   ING UBS U.S. Balanced Portfolio (Service Class)              Fidelity(R) VIP Contrafund(R) Portfolio (Class S2)
   ING Van Kampen Growth and Income Portfolio (Service          Fidelity(R) VIP Equity-Income Portfolio (Class S2)
     Class)                                                     Fidelity(R) VIP Growth Portfolio (Class S2)
   ING Van Kampen Real Estate Portfolio (Service Class)      Greenwich Street Series Fund:
ING Partners, Inc.:                                             Greenwich Appreciation Portfolio
   ING JPMorgan Mid Cap Value Portfolio (Service Class)      INVESCO Variable Investment Funds, Inc.:
   ING MFS(R) Capital Opportunities Portfolio (Initial          INVESCO VIF - Financial Services Fund
     Class)                                                     INVESCO VIF - Health Sciences Fund
   ING MFS(R) Global Growth Portfolio (Service Class)           INVESCO VIF - Leisure Fund
   ING Salomon Brothers Aggressive Growth Portfolio             INVESCO VIF - Utilities Fund
     (Service Class)                                         Janus Aspen Series:
   ING Van Kampen Comstock Fund (Service Class)                 Janus Aspen Series Worldwide Growth Portfolio (Class
ING Variable Insurance Trust:                                     S)
   ING GET U.S. Core Portfolio - Series 1                    PIMCO Variable Insurance Trust:
   ING GET U.S. Core Portfolio - Series 2                       PIMCO High Yield Portfolio
   ING VIT Worldwide Growth Portfolio                           PIMCO StocksPLUS Growth and Income Portfolio
ING Variable Portfolios, Inc.:                               Pioneer Variable Contracts Trust:
   ING VP Index Plus LargeCap Portfolio (Class S)               Pioneer Fund VCT Portfolio (Class II)
   ING VP Index Plus MidCap Portfolio (Class S)                 Pioneer Small Company VCT Portfolio (Class II)
   ING VP Index Plus SmallCap Portfolio (Class S)            ProFunds VP:
   ING VP Value Opportunity Portfolio (Class S)                 ProFund VP Bull
ING Variable Products Trust:                                    ProFund VP Europe 30
   ING VP Convertible Portfolio (Class S)                       ProFund VP Small Cap
   ING VP Growth Opportunities Portfolio (Class S)           Prudential Series Fund, Inc.:
   ING VP Large Company Value Portfolio (Class S)               Jennison Portfolio (Class II)
   ING VP MagnaCap Portfolio (Class S)                          SP Jennison International Growth Portfolio (Class II)
   ING VP SmallCap Opportunities Portfolio (Class S)         Putnam Variable Trust:
AIM Variable Insurance Funds:                                   Putnam VT Discovery Growth Fund (Class IB)
   AIM V.I. Dent Demographic Trends Fund (Class II)             Putnam VT Growth and Income (Class IB)
   AIM V.I. Growth Fund (Class II)                              Putnam VT International Growth and Income (Class IB)
AllianceBernstein Variable Products Series Fund, Inc.:       The Smith Barney Allocation Series, Inc.:
   AllianceBernstein Growth and Income Portfolio (Class B)      Smith Barney Select Balanced Portfolio
   AllianceBernstein Premier Growth Portfolio (Class B)         Smith Barney Select Growth Portfolio
   AllianceBernstein Value Portfolio (Class B)                  Smith Barney Select High Growth Portfolio
                                                             Travelers Series Fund, Inc.:
                                                                Smith Barney High Income Portfolio
                                                                Smith Barney International All Cap Growth Portfolio
                                                                Smith Barney Large Cap Value Portfolio
                                                                Smith Barney Money Market Portfolio
                                                             UBS Series Trust:
                                                                UBS Series Trust Tactical Allocation Portfolio -
                                                                  Class I

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2003, by correspondence with the transfer agents. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the Divisions comprising the ReliaStar Life Insurance Company of New York Separate Account NY-B at December 31, 2003, and the results of their operations and changes in their net assets for the periods disclosed in the financial statements, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP

Atlanta, Georgia
March 15, 2004

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                                          ING
                                        ING AIM       ING Alliance      American       ING American      ING American
                                        Mid-Cap         Mid-Cap          Funds            Funds              Funds
                                         Growth          Growth          Growth       Growth-Income      International
                                      -------------  ---------------  -------------  -----------------  ----------------
Assets
Investments in mutual funds
    at fair value                            $ 332          $ 1,046           $ 35               $ 79              $ 22
                                      -------------  ---------------  -------------  -----------------  ----------------
Total assets                                   332            1,046             35                 79                22
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                          -                -              -                  -                 -
                                      -------------  ---------------  -------------  -----------------  ----------------
Total liabilities                                -                -              -                  -                 -
Net assets                                   $ 332          $ 1,046           $ 35               $ 79              $ 22
                                      =============  ===============  =============  =================  ================
Total number of mutual fund shares          25,604           70,211            763              2,349             1,649
                                      =============  ===============  =============  =================  ================
Cost of mutual fund shares                   $ 465            $ 924           $ 33               $ 74              $ 21
                                      =============  ===============  =============  =================  ================

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                       ING Capital     ING Capital
                                        Guardian        Guardian       ING Capital         ING         ING Eagle
                                        Large Cap        Managed         Guardian       Developing    Asset Value
                                          Value          Global         Small Cap         World          Equity
                                      --------------  --------------  ---------------  -------------  -------------
Assets
Investments in mutual funds
    at fair value                             $ 483         $ 1,043          $ 2,267          $ 298          $ 358
                                      --------------  --------------  ---------------  -------------  -------------
Total assets                                    483           1,043            2,267            298            358
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           -               -                -              -              -
                                      --------------  --------------  ---------------  -------------  -------------
Total liabilities                                 -               -                -              -              -
Net assets                                    $ 483         $ 1,043          $ 2,267          $ 298          $ 358
                                      ==============  ==============  ===============  =============  =============
Total number of mutual fund shares           45,607          92,303          206,301         32,065         22,388
                                      ==============  ==============  ===============  =============  =============
Cost of mutual fund shares                    $ 404         $ 1,328          $ 2,487          $ 233          $ 343
                                      ==============  ==============  ===============  =============  =============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                       ING FMRSM         ING              ING              ING
                                      Diversified        Hard        International    Janus Growth        ING Janus
                                        Mid-Cap         Assets          Equity         and Income      Special Equity
                                      -------------  -------------   --------------  ----------------  ----------------
Assets
Investments in mutual funds
    at fair value                             $ 69           $ 54            $ 182             $ 159              $ 40
                                      -------------  -------------   --------------  ----------------  ----------------
Total assets                                    69             54              182               159                40
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                          -              -                -                 -                 -
                                      -------------  -------------   --------------  ----------------  ----------------
Total liabilities                                -              -                -                 -                 -
Net assets                                    $ 69           $ 54            $ 182             $ 159              $ 40
                                      =============  =============   ==============  ================  ================
Total number of mutual fund shares           7,024          3,612           20,457            18,047             4,257
                                      =============  =============   ==============  ================  ================
Cost of mutual fund shares                    $ 52           $ 40            $ 177             $ 136              $ 37
                                      =============  =============   ==============  ================  ================

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                          ING JPMorgan         ING
                                       ING Jennison         Fleming          Limited           ING             ING
                                          Equity           Small Cap         Maturity         Liquid         Marisco
                                       Opportunities         Equity            Bond           Assets         Growth
                                      ----------------  -----------------  -------------   -------------  --------------
Assets
Investments in mutual funds
    at fair value                             $ 1,063               $ 21        $ 1,395           $ 720         $ 4,448
                                      ----------------  -----------------  -------------   -------------  --------------
Total assets                                    1,063                 21          1,395             720           4,448
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                             -                  -              -               -               1
                                      ----------------  -----------------  -------------   -------------  --------------
Total liabilities                                   -                  -              -               -               1
Net assets                                    $ 1,063               $ 21        $ 1,395           $ 720         $ 4,447
                                      ================  =================  =============   =============  ==============
Total number of mutual fund shares             80,925              1,932        119,713         720,151         344,814
                                      ================  =================  =============   =============  ==============
Cost of mutual fund shares                    $ 1,410               $ 19        $ 1,366           $ 720         $ 8,383
                                      ================  =================  =============   =============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                        ING MFS(R)                      ING MFS(R)         ING         ING Salomon
                                         Mid-Cap       ING MFS(R)         Total           PIMCO          Brothers
                                         Growth         Research         Return         Core Bond        All Cap
                                      --------------  --------------  --------------  --------------  ---------------
Assets
Investments in mutual funds
    at fair value                           $ 2,218         $ 2,421         $ 4,013           $ 825            $ 968
                                      --------------  --------------  --------------  --------------  ---------------
Total assets                                  2,218           2,421           4,013             825              968
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           1               1               1               -                -
                                      --------------  --------------  --------------  --------------  ---------------
Total liabilities                                 1               1               1               -                -
Net assets                                  $ 2,217         $ 2,420         $ 4,012           $ 825            $ 968
                                      ==============  ==============  ==============  ==============  ===============
Total number of mutual fund shares          219,633         162,834         233,174          77,029           81,496
                                      ==============  ==============  ==============  ==============  ===============
Cost of mutual fund shares                  $ 4,077         $ 3,526         $ 3,771           $ 803            $ 873
                                      ==============  ==============  ==============  ==============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                            ING               ING                               ING
                                       ING Salomon     T. Rowe Price     T. Rowe Price                      Van Kampen
                                        Brothers          Capital           Equity           ING UBS        Growth and
                                        Investors       Appreciation        Income        U.S. Balanced       Income
                                      --------------   ---------------  ----------------  --------------   --------------
Assets
Investments in mutual funds
    at fair value                             $ 180             $ 964           $ 1,055           $ 166          $ 1,924
                                      --------------   ---------------  ----------------  --------------   --------------
Total assets                                    180               964             1,055             166            1,924
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           -                 -                 -               -                -
                                      --------------   ---------------  ----------------  --------------   --------------
Total liabilities                                 -                 -                 -               -                -
Net assets                                    $ 180             $ 964           $ 1,055           $ 166          $ 1,924
                                      ==============   ===============  ================  ==============   ==============
Total number of mutual fund shares           17,093            45,153            87,025          19,221           87,534
                                      ==============   ===============  ================  ==============   ==============
Cost of mutual fund shares                    $ 155             $ 801             $ 982           $ 172          $ 2,059
                                      ==============   ===============  ================  ==============   ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                                                                            ING Salomon
                                           ING          ING JPMorgan           ING           ING MFS(R)      Brothers
                                       Van Kampen          Mid Cap        MFS(R) Capital      Global        Aggressive
                                       Real Estate          Value         Opportunities       Growth          Growth
                                      --------------   ----------------  ----------------  -------------   --------------
Assets
Investments in mutual funds
    at fair value                             $ 302               $ 54               $ -           $ 28              $ 5
                                      --------------   ----------------  ----------------  -------------   --------------
Total assets                                    302                 54                 -             28                5
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           -                  -                 -              -                -
                                      --------------   ----------------  ----------------  -------------   --------------
Total liabilities                                 -                  -                 -              -                -
Net assets                                    $ 302               $ 54               $ -           $ 28              $ 5
                                      ==============   ================  ================  =============   ==============
Total number of mutual fund shares           14,763              4,542                 -          2,502              147
                                      ==============   ================  ================  =============   ==============
Cost of mutual fund shares                    $ 245               $ 51               $ -           $ 24              $ 5
                                      ==============   ================  ================  =============   ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                          ING GET          ING GET
                                           ING           U.S. Core        U.S. Core        ING VIT          ING VP
                                       Van Kampen       Portfolio -      Portfolio -      Worldwide       Index Plus
                                        Comstock         Series 1         Series 2          Growth         LargeCap
                                      --------------   --------------   --------------  ---------------  --------------
Assets
Investments in mutual funds
    at fair value                             $ 116          $ 5,225         $ 10,477             $ 21            $ 89
                                      --------------   --------------   --------------  ---------------  --------------
Total assets                                    116            5,225           10,477               21              89
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           -                1                1                -               -
                                      --------------   --------------   --------------  ---------------  --------------
Total liabilities                                 -                1                1                -               -
Net assets                                    $ 116          $ 5,224         $ 10,476             $ 21            $ 89
                                      ==============   ==============   ==============  ===============  ==============
Total number of mutual fund shares           10,936          504,787        1,039,375            3,072           6,622
                                      ==============   ==============   ==============  ===============  ==============
Cost of mutual fund shares                    $ 107          $ 5,051         $ 10,399             $ 24            $ 85
                                      ==============   ==============   ==============  ===============  ==============

   The accompanying notes are an integral part of these financial statements.

                                         ING VP          ING VP          ING VP                           ING VP
                                       Index Plus      Index Plus         Value          ING VP           Growth
                                         MidCap         SmallCap       Opportunity     Convertible    Opportunities
                                      --------------  --------------  --------------  --------------  ---------------
Assets
Investments in mutual funds
    at fair value                             $ 194           $ 173             $ 5            $ 29             $ 50
                                      --------------  --------------  --------------  --------------  ---------------
Total assets                                    194             173               5              29               50
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           -               -               -               -                -
                                      --------------  --------------  --------------  --------------  ---------------
Total liabilities                                 -               -               -               -                -
Net assets                                    $ 194           $ 173             $ 5            $ 29             $ 50
                                      ==============  ==============  ==============  ==============  ===============
Total number of mutual fund shares           12,434          12,860             374           2,529           10,134
                                      ==============  ==============  ==============  ==============  ===============
Cost of mutual fund shares                    $ 184           $ 165             $ 4            $ 27             $ 54
                                      ==============  ==============  ==============  ==============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                                          AIM V.I.                       Alliance-
                                                         ING VP             Dent                         Bernstein
                                         ING VP         SmallCap        Demographic       AIM V.I.       Growth and
                                        MagnaCap     Opportunities         Trends          Growth          Income
                                      -------------  ---------------   ---------------  -------------   -------------
Assets
Investments in mutual funds
    at fair value                             $ 37             $ 24              $ 32           $ 49            $ 82
                                      -------------  ---------------   ---------------  -------------   -------------
Total assets                                    37               24                32             49              82
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                          -                -                 -              -               -
                                      -------------  ---------------   ---------------  -------------   -------------
Total liabilities                                -                -                 -              -               -
Net assets                                    $ 37             $ 24              $ 32           $ 49            $ 82
                                      =============  ===============   ===============  =============   =============
Total number of mutual fund shares           4,130            1,660             6,077          3,306           3,799
                                      =============  ===============   ===============  =============   =============
Cost of mutual fund shares                    $ 34             $ 23              $ 29           $ 45            $ 75
                                      =============  ===============   ===============  =============   =============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                        Alliance-
                                        Bernstein       Alliance-
                                         Premier        Bernstein     Fidelity(R) VIP  Fidelity(R) VIP  Fidelity(R) VIP
                                         Growth           Value        Contrafund(R)    Equity-Income        Growth
                                      --------------  --------------  ---------------  ---------------  ---------------
Assets
Investments in mutual funds
    at fair value                              $ 47            $ 40            $ 230            $ 219            $ 180
                                      --------------  --------------  ---------------  ---------------  ---------------
Total assets                                     47              40              230              219              180
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           -               -                -                -                -
                                      --------------  --------------  ---------------  ---------------  ---------------
Total liabilities                                 -               -                -                -                -
Net assets                                     $ 47            $ 40            $ 230            $ 219            $ 180
                                      ==============  ==============  ===============  ===============  ===============
Total number of mutual fund shares            2,186           3,568           10,050            9,552            5,863
                                      ==============  ==============  ===============  ===============  ===============
Cost of mutual fund shares                     $ 44            $ 37            $ 212            $ 199            $ 168
                                      ==============  ==============  ===============  ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                         INVESCO          INVESCO
                                                          VIF -            VIF -          INVESCO         INVESCO
                                        Greenwich       Financial         Health           VIF -           VIF -
                                      Appreciation       Services        Sciences         Leisure        Utilities
                                      --------------   -------------   --------------  --------------  --------------
Assets
Investments in mutual funds
    at fair value                           $ 3,439            $ 21             $ 55             $ 1            $ 14
                                      --------------   -------------   --------------  --------------  --------------
Total assets                                  3,439              21               55               1              14
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           1               -                -               -               -
                                      --------------   -------------   --------------  --------------  --------------
Total liabilities                                 1               -                -               -               -
Net assets                                  $ 3,438            $ 21             $ 55             $ 1            $ 14
                                      ==============   =============   ==============  ==============  ==============
Total number of mutual fund shares          157,954           1,529            3,140              54           1,085
                                      ==============   =============   ==============  ==============  ==============
Cost of mutual fund shares                  $ 3,321            $ 20             $ 50             $ 1            $ 13
                                      ==============   =============   ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                       Janus Aspen                         PIMCO
                                         Series           PIMCO         StocksPLUS                        Pioneer
                                        Worldwide          High         Growth and        Pioneer          Small
                                         Growth           Yield           Income            Fund          Company
                                      --------------   -------------   --------------   -------------   -------------
Assets
Investments in mutual funds
    at fair value                              $ 23           $ 945            $ 172             $ -            $ 23
                                      --------------   -------------   --------------   -------------   -------------
Total assets                                     23             945              172               -              23
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           -               -                -               -               -
                                      --------------   -------------   --------------   -------------   -------------
Total liabilities                                 -               -                -               -               -
Net assets                                     $ 23           $ 945            $ 172             $ -            $ 23
                                      ==============   =============   ==============   =============   =============
Total number of mutual fund shares              889         115,369           18,545              13           1,996
                                      ==============   =============   ==============   =============   =============
Cost of mutual fund shares                     $ 20           $ 872            $ 180             $ -            $ 21
                                      ==============   =============   ==============   =============   =============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)


                                                                                                        SP Jennison
                                       ProFund VP      ProFund VP      ProFund VP                      International
                                          Bull          Europe 30       Small Cap        Jennison         Growth
                                      --------------  --------------  --------------  ---------------  --------------
Assets
Investments in mutual funds
    at fair value                              $ 25             $ 9            $ 67             $ 72           $ 166
                                      --------------  --------------  --------------  ---------------  --------------
Total assets                                     25               9              67               72             166
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           -               -               -                -               -
                                      --------------  --------------  --------------  ---------------  --------------
Total liabilities                                 -               -               -                -               -
Net assets                                     $ 25             $ 9            $ 67             $ 72           $ 166
                                      ==============  ==============  ==============  ===============  ==============
Total number of mutual fund shares              960             360           2,131            4,390          28,414
                                      ==============  ==============  ==============  ===============  ==============
Cost of mutual fund shares                     $ 23             $ 9            $ 61             $ 68           $ 160
                                      ==============  ==============  ==============  ===============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                                          Putnam VT
                                        Putnam VT        Putnam VT      International    Smith Barney      Smith Barney
                                        Discovery       Growth and       Growth and         Select            Select
                                         Growth           Income           Income          Balanced           Growth
                                      --------------   --------------   --------------  ----------------  ---------------
Assets
Investments in mutual funds
    at fair value                              $ 14             $ 23              $ 1           $ 4,365          $ 1,716
                                      --------------   --------------   --------------  ----------------  ---------------
Total assets                                     14               23                1             4,365            1,716
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                           -                -                -                 1                1
                                      --------------   --------------   --------------  ----------------  ---------------
Total liabilities                                 -                -                -                 1                1
Net assets                                     $ 14             $ 23              $ 1           $ 4,364          $ 1,715
                                      ==============   ==============   ==============  ================  ===============
Total number of mutual fund shares            3,047              985              105           386,291          176,523
                                      ==============   ==============   ==============  ================  ===============
Cost of mutual fund shares                     $ 14             $ 20              $ 1           $ 4,501          $ 2,002
                                      ==============   ==============   ==============  ================  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                                          Smith Barney
                                       Smith Barney                      International      Smith Barney      Smith Barney
                                       Select High       Smith Barney       All Cap             Large             Money
                                          Growth         High Income         Growth           Cap Value          Market
                                      ---------------   ---------------  ---------------   ----------------  ----------------
Assets
Investments in mutual funds
    at fair value                              $ 855             $ 321            $ 235            $ 1,173             $ 298
                                      ---------------   ---------------  ---------------   ----------------  ----------------
Total assets                                     855               321              235              1,173               298
Liabilities
Payable to ReliaStar Life Insurance
    Company of New York                            1                 -                -                  -                 -
                                      ---------------   ---------------  ---------------   ----------------  ----------------
Total liabilities                                  1                 -                -                  -                 -
Net assets                                     $ 854             $ 321            $ 235            $ 1,173             $ 298
                                      ===============   ===============  ===============   ================  ================
Total number of mutual fund shares            76,082            43,161           21,212             70,645           297,744
                                      ===============   ===============  ===============   ================  ================
Cost of mutual fund shares                     $ 925             $ 396            $ 360            $ 1,335             $ 298
                                      ===============   ===============  ===============   ================  ================

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                      Statements of Assets and Liabilities
                                December 31, 2003
                             (Dollars in thousands)

                                                                            UBS Series
                                                                              Trust
                                                                             Tactical
                                                                            Allocation
                                                                          ---------------
Assets
Investments in mutual funds
    at fair value                                                                   $ 13
                                                                          ---------------
Total assets                                                                          13
Liabilities
Payable to ReliaStar Life Insurance Company of New York                                -
                                                                          ---------------
Total liabilities                                                                      -
Net assets                                                                          $ 13
                                                                          ===============
Total number of mutual fund shares                                                 1,058
                                                                          ===============
Cost of mutual fund shares                                                          $ 12
                                                                          ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                                             ING
                                           ING AIM       ING Alliance     American       ING American      ING American
                                           Mid-Cap         Mid-Cap          Funds            Funds            Funds
                                            Growth          Growth         Growth        Growth-Income    International
                                         -------------   -------------   ------------   ----------------  ---------------
Net investment income (loss)
Income:
    Dividends                                     $ -             $ -            $ -                $ -              $ -
                                         -------------   -------------   ------------   ----------------  ---------------
Total investment income                             -               -              -                  -                -
Expenses:
    Mortality, expense risk                         4              12              -                  -                -
      and other charges
    Annual administrative charges                   -               -              -                  -                -
    Contingent deferred sales charges               -               -              -                  -                -
                                         -------------   -------------   ------------   ----------------  ---------------
Total expenses                                      4              12              -                  -                -
                                         -------------   -------------   ------------   ----------------  ---------------
Net investment income (loss)                       (4)            (12)             -                  -                -
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments           (65)           (162)             -                  -                -
Net unrealized appreciation
    (depreciation) of investments                 169             599              2                  5                1
                                         -------------   -------------   ------------   ----------------  ---------------
Net increase (decrease) in net assets
    resulting from operations                   $ 100           $ 425            $ 2                $ 5              $ 1
                                         =============   =============   ============   ================  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                          ING Capital     ING Capital
                                           Guardian        Guardian       ING Capital         ING          ING Eagle
                                           Large Cap        Managed        Guardian       Developing      Asset Value
                                             Value          Global         Small Cap         World          Equity
                                         --------------  --------------  --------------  --------------  --------------
Net investment income (loss)
Income:
    Dividends                                      $ -             $ -             $ 3             $ -             $ 1
                                         --------------  --------------  --------------  --------------  --------------
Total investment income                              -               -               3               -               1
Expenses:
    Mortality, expense risk                          5              13              24               3               4
      and other charges
    Annual administrative charges                    -               -               1               -               -
    Contingent deferred sales charges                -               -               -               -               -
                                         --------------  --------------  --------------  --------------  --------------
Total expenses                                       5              13              25               3               4
                                         --------------  --------------  --------------  --------------  --------------
Net investment income (loss)                        (5)            (13)            (22)             (3)             (3)
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments            (15)           (166)           (216)             (4)             (4)
Net unrealized appreciation
    (depreciation) of investments                  136             461             815             101              73
                                         --------------  --------------  --------------  --------------  --------------
Net increase (decrease) in net assets
    resulting from operations                    $ 116           $ 282           $ 577            $ 94            $ 66
                                         ==============  ==============  ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                          ING FMRSM          ING             ING          ING Janus
                                         Diversified        Hard        International       Growth         ING Janus
                                           Mid-Cap         Assets          Equity         and Income    Special Equity
                                         -------------   ------------   --------------   -------------  ----------------
Net investment income (loss)
Income:
    Dividends                                     $ -            $ -              $ -             $ -               $ -
                                         -------------   ------------   --------------   -------------  ----------------
Total investment income                             -              -                -               -                 -
Expenses:
    Mortality, expense risk                         1              -                -               2                 -
      and other charges
    Annual administrative charges                   -              -                -               -                 -
    Contingent deferred sales charges               -              -                -               -                 -
                                         -------------   ------------   --------------   -------------  ----------------
Total expenses                                      1              -                -               2                 -
                                         -------------   ------------   --------------   -------------  ----------------
Net investment income (loss)                       (1)             -                -              (2)                -
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments            (4)             -                -              (4)                -
Net unrealized appreciation
    (depreciation) of investments                  21             16                5              32                 3
                                         -------------   ------------   --------------   -------------  ----------------
Net increase (decrease) in net assets
    resulting from operations                    $ 16           $ 16              $ 5            $ 26               $ 3
                                         =============   ============   ==============   =============  ================

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                             ING JPMorgan         ING
                                          ING Jennison         Fleming          Limited          ING             ING
                                             Equity           Small Cap         Maturity        Liquid         Marisco
                                          Opportunities         Equity            Bond          Assets         Growth
                                         ----------------   ---------------   -------------  -------------  --------------
Net investment income (loss)
Income:
    Dividends                                        $ 1               $ -            $ 14           $ 10             $ -
                                         ----------------   ---------------   -------------  -------------  --------------
Total investment income                                1                 -              14             10               -
Expenses:
    Mortality, expense risk                           13                 -              20             19              54
      and other charges
    Annual administrative charges                      -                 -               1              -               2
    Contingent deferred sales charges                  -                 -               -             24               -
                                         ----------------   ---------------   -------------  -------------  --------------
Total expenses                                        13                 -              21             43              56
                                         ----------------   ---------------   -------------  -------------  --------------
Net investment income (loss)                         (12)                -              (7)           (33)            (56)
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments             (120)                -               6              -            (233)
Net unrealized appreciation
    (depreciation) of investments                    369                 2              21              -           1,330
                                         ----------------   ---------------   -------------  -------------  --------------
Net increase (decrease) in net assets
    resulting from operations                      $ 237               $ 2            $ 20          $ (33)        $ 1,041
                                         ================   ===============   =============  =============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                           ING MFS(R)                      ING MFS(R)         ING         ING Salomon
                                            Mid-Cap        ING MFS(R)        Total           PIMCO          Brothers
                                            Growth         Research         Return         Core Bond        All Cap
                                         --------------  --------------  --------------  --------------  ---------------
Net investment income (loss)
Income:
    Dividends                                      $ -             $ 5            $ 18            $ 13              $ -
                                         --------------  --------------  --------------  --------------  ---------------
Total investment income                              -               5              18              13                -
Expenses:
    Mortality, expense risk                         25              31              49              11               11
      and other charges
    Annual administrative charges                    1               2               2               -                -
    Contingent deferred sales charges                1               1               1               -                -
                                         --------------  --------------  --------------  --------------  ---------------
Total expenses                                      27              34              52              11               11
                                         --------------  --------------  --------------  --------------  ---------------
Net investment income (loss)                       (27)            (29)            (34)              2              (11)
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments           (712)           (165)             (9)             25              (46)
Net unrealized appreciation
    (depreciation) of investments                1,313             659             552               1              299
                                         --------------  --------------  --------------  --------------  ---------------
Net increase (decrease) in net assets
    resulting from operations                    $ 574           $ 465           $ 509            $ 28            $ 242
                                         ==============  ==============  ==============  ==============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                               ING               ING                               ING
                                          ING Salomon     T. Rowe Price     T. Rowe Price                      Van Kampen
                                            Brothers         Capital            Equity          ING UBS        Growth and
                                           Investors       Appreciation         Income       U.S. Balanced       Income
                                         ---------------  ---------------   ---------------  --------------   --------------
Net investment income (loss)
Income:
    Dividends                                       $ -              $ 4               $ 4             $ -              $ 4
                                         ---------------  ---------------   ---------------  --------------   --------------
Total investment income                               -                4                 4               -                4
Expenses:
    Mortality, expense risk                           2               12                13               2               23
      and other charges
    Annual administrative charges                     -                -                 -               -                1
    Contingent deferred sales charges                 -                -                 -               -                -
                                         ---------------  ---------------   ---------------  --------------   --------------
Total expenses                                        2               12                13               2               24
                                         ---------------  ---------------   ---------------  --------------   --------------
Net investment income (loss)                         (2)              (8)               (9)             (2)             (20)
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments             (22)              16               (29)             (2)             (53)
Net unrealized appreciation
    (depreciation) of investments                    65              173               244              27              475
                                         ---------------  ---------------   ---------------  --------------   --------------
Net increase (decrease) in net assets
    resulting from operations                      $ 41            $ 181             $ 206            $ 23            $ 402
                                         ===============  ===============   ===============  ==============   ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                                                                               ING Salomon
                                              ING         ING JPMorgan           ING              ING           Brothers
                                          Van Kampen         Mid Cap        MFS(R) Capital   MFS(R) Global      Aggressive
                                          Real Estate         Value         Opportunities       Growth           Growth
                                         --------------  ----------------   ---------------  --------------   --------------
Net investment income (loss)
Income:
    Dividends                                      $ 2               $ -               $ -             $ -              $ -
                                         --------------  ----------------   ---------------  --------------   --------------
Total investment income                              2                 -                 -               -                -
Expenses:
    Mortality, expense risk                          3                 -                 -               -                -
      and other charges
    Annual administrative charges                    -                 -                 -               -                -
    Contingent deferred sales charges                -                 -                 -               -                -
                                         --------------  ----------------   ---------------  --------------   --------------
Total expenses                                       3                 -                 -               -                -
                                         --------------  ----------------   ---------------  --------------   --------------
Net investment income (loss)                        (1)                -                 -               -                -
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments              -                 -                 -               -                -
Net unrealized appreciation
    (depreciation) of investments                   69                 3                 -               4                -
                                         --------------  ----------------   ---------------  --------------   --------------
Net increase (decrease) in net assets
    resulting from operations                     $ 68               $ 3               $ -             $ 4              $ -
                                         ==============  ================   ===============  ==============   ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                            ING GET         ING GET
                                              ING          U.S. Core       U.S. Core        ING VIT         ING VP
                                          Van Kampen      Portfolio -     Portfolio -      Worldwide      Index Plus
                                           Comstock        Series 1        Series 2         Growth         LargeCap
                                         --------------  --------------  --------------  --------------  --------------
Net investment income (loss)
Income:
    Dividends                                      $ 3             $ -             $ -             $ -             $ -
                                         --------------  --------------  --------------  --------------  --------------
Total investment income                              3               -               -               -               -
Expenses:
    Mortality, expense risk                          -              35              12               -               -
      and other charges
    Annual administrative charges                    -               1               1               -               -
    Contingent deferred sales charges                -               -               1               -               -
                                         --------------  --------------  --------------  --------------  --------------
Total expenses                                       -              36              14               -               -
                                         --------------  --------------  --------------  --------------  --------------
Net investment income (loss)                         3             (36)            (14)              -               -
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments              -              11               -               -               2
Net unrealized appreciation
    (depreciation) of investments                    9             174              78               4               4
                                         --------------  --------------  --------------  --------------  --------------
Net increase (decrease) in net assets
    resulting from operations                     $ 12           $ 149            $ 64             $ 4             $ 6
                                         ==============  ==============  ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)


                                            ING VP          ING VP          ING VP                           ING VP
                                          Index Plus      Index Plus         Value          ING VP           Growth
                                            MidCap         SmallCap       Opportunity     Convertible     Opportunities
                                         --------------  --------------  --------------  --------------  ----------------
Net investment income (loss)
Income:
    Dividends                                      $ -             $ -             $ -             $ 1               $ -
                                         --------------  --------------  --------------  --------------  ----------------
Total investment income                              -               -               -               1                 -
Expenses:
    Mortality, expense risk                          1               1               -               -                 -
      and other charges
    Annual administrative charges                    -               -               -               -                 -
    Contingent deferred sales charges                -               -               -               -                 -
                                         --------------  --------------  --------------  --------------  ----------------
Total expenses                                       1               1               -               -                 -
                                         --------------  --------------  --------------  --------------  ----------------
Net investment income (loss)                        (1)             (1)              -               1                 -
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments              -              (2)              -               -                 -
Net unrealized appreciation
    (depreciation) of investments                   10               8               1               2                 6
                                         --------------  --------------  --------------  --------------  ----------------
Net increase (decrease) in net assets
    resulting from operations                      $ 9             $ 5             $ 1             $ 3               $ 6
                                         ==============  ==============  ==============  ==============  ================

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                            ING VP                                           AIM V.I.
                                             Large                           ING VP            Dent
                                            Company         ING VP          SmallCap        Demographic       AIM V.I.
                                             Value         MagnaCap      Opportunities        Trends           Growth
                                         --------------  --------------  ---------------   --------------   -------------
Net investment income (loss)
Income:
    Dividends                                      $ -             $ -              $ -              $ -             $ -
                                         --------------  --------------  ---------------   --------------   -------------
Total investment income                              -               -                -                -               -
Expenses:
    Mortality, expense risk                          -               -                -                -               -
      and other charges
    Annual administrative charges                    -               -                -                -               -
    Contingent deferred sales charges                -               -                -                -               -
                                         --------------  --------------  ---------------   --------------   -------------
Total expenses                                       -               -                -                -               -
                                         --------------  --------------  ---------------   --------------   -------------
Net investment income (loss)                         -               -                -                -               -
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments              2               -                -                -               -
Net unrealized appreciation
    (depreciation) of investments                    -               9                6                3               4
                                         --------------  --------------  ---------------   --------------   -------------
Net increase (decrease) in net assets
    resulting from operations                      $ 2             $ 9              $ 6              $ 3             $ 4
                                         ==============  ==============  ===============   ==============   =============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                           Alliance-       Alliance-
                                           Bernstein       Bernstein       Alliance-
                                          Growth and        Premier        Bernstein     Fidelity(R) VIP  Fidelity(R) VIP
                                            Income          Growth           Value        Contrafund(R)   Equity-Income
                                         --------------  --------------  --------------  ---------------  ---------------
Net investment income (loss)
Income:
    Dividends                                      $ -             $ -             $ -              $ -              $ -
                                         --------------  --------------  --------------  ---------------  ---------------
Total investment income                              -               -               -                -                -
Expenses:
    Mortality, expense risk                          -               -               -                1                1
      and other charges
    Annual administrative charges                    -               -               -                -                -
    Contingent deferred sales charges                -               -               -                -                -
                                         --------------  --------------  --------------  ---------------  ---------------
Total expenses                                       -               -               -                1                1
                                         --------------  --------------  --------------  ---------------  ---------------
Net investment income (loss)                         -               -               -               (1)              (1)
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments              -               1               -                5                -
Net unrealized appreciation
    (depreciation) of investments                    7               3               3               18               20
                                         --------------  --------------  --------------  ---------------  ---------------
Net increase (decrease) in net assets
    resulting from operations                      $ 7             $ 4             $ 3             $ 22             $ 19
                                         ==============  ==============  ==============  ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                                             INVESCO          INVESCO
                                                                              VIF -            VIF -          INVESCO
                                         Fidelity(R) VIP    Greenwich       Financial         Health           VIF -
                                             Growth       Appreciation       Services        Sciences         Leisure
                                         ---------------  --------------   -------------   --------------  --------------
Net investment income (loss)
Income:
    Dividends                                       $ -            $ 20             $ -              $ -             $ -
                                         ---------------  --------------   -------------   --------------  --------------
Total investment income                               -              20               -                -               -
Expenses:
    Mortality, expense risk                           1              44               -                -               -
      and other charges
    Annual administrative charges                     -               3               -                -               -
    Contingent deferred sales charges                 -               1               -                -               -
                                         ---------------  --------------   -------------   --------------  --------------
Total expenses                                        1              48               -                -               -
                                         ---------------  --------------   -------------   --------------  --------------
Net investment income (loss)                         (1)            (28)              -                -               -
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments               1               4               -                -               -
Net unrealized appreciation
    (depreciation) of investments                    12             700               1                5               -
                                         ---------------  --------------   -------------   --------------  --------------
Net increase (decrease) in net assets
    resulting from operations                      $ 12           $ 676             $ 1              $ 5             $ -
                                         ===============  ==============   =============   ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                          Janus Aspen                         PIMCO
                                            INVESCO          Series           PIMCO         StocksPLUS
                                             VIF -         Worldwide          High          Growth and        Pioneer
                                           Utilities         Growth           Yield           Income           Fund
                                         --------------  ---------------  --------------  ---------------  --------------
Net investment income (loss)
Income:
    Dividends                                      $ -              $ -            $ 55              $ 3             $ -
                                         --------------  ---------------  --------------  ---------------  --------------
Total investment income                              -                -              55                3               -
Expenses:
    Mortality, expense risk                          -                -              10                2               -
      and other charges
    Annual administrative charges                    -                -               -                -               -
    Contingent deferred sales charges                -                -               -                -               -
                                         --------------  ---------------  --------------  ---------------  --------------
Total expenses                                       -                -              10                2               -
                                         --------------  ---------------  --------------  ---------------  --------------
Net investment income (loss)                         -                -              45                1               -
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments              -                -              (4)             (28)              -
Net unrealized appreciation
    (depreciation) of investments                    1                3             101               68               -
                                         --------------  ---------------  --------------  ---------------  --------------
Net increase (decrease) in net assets
    resulting from operations                      $ 1              $ 3           $ 142             $ 41             $ -
                                         ==============  ===============  ==============  ===============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                            Pioneer
                                             Small         ProFund VP      ProFund VP       ProFund VP
                                            Company           Bull          Europe 30        Small Cap        Jennison
                                         --------------  ---------------  --------------   --------------   -------------
Net investment income (loss)
Income:
    Dividends                                      $ -              $ -             $ -              $ -             $ -
                                         --------------  ---------------  --------------   --------------   -------------
Total investment income                              -                -               -                -               -
Expenses:
    Mortality, expense risk                          -                -               -                -               1
      and other charges
    Annual administrative charges                    -                -               -                -               -
    Contingent deferred sales charges                -                -               -                -               -
                                         --------------  ---------------  --------------   --------------   -------------
Total expenses                                       -                -               -                -               1
                                         --------------  ---------------  --------------   --------------   -------------
Net investment income (loss)                         -                -               -                -              (1)
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments              -                -               -                2             (13)
Net unrealized appreciation
    (depreciation) of investments                    2                2               -                6              28
                                         --------------  ---------------  --------------   --------------   -------------
Net increase (decrease) in net assets
    resulting from operations                      $ 2              $ 2             $ -              $ 8            $ 14
                                         ==============  ===============  ==============   ==============   =============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                                                           Putnam VT
                                          SP Jennison       Putnam VT      Putnam VT     International    Smith Barney
                                         International      Discovery     Growth and      Growth and         Select
                                             Growth          Growth         Income          Income          Balanced
                                         ---------------  --------------  ------------   --------------  ----------------
Net investment income (loss)
Income:
    Dividends                                       $ -             $ -           $ -              $ -             $ 107
                                         ---------------  --------------  ------------   --------------  ----------------
Total investment income                               -               -             -                -               107
Expenses:
    Mortality, expense risk                           1               -             -                -                57
      and other charges
    Annual administrative charges                     -               -             -                -                 2
    Contingent deferred sales charges                 -               -             -                -                 5
                                         ---------------  --------------  ------------   --------------  ----------------
Total expenses                                        1               -             -                -                64
                                         ---------------  --------------  ------------   --------------  ----------------
Net investment income (loss)                         (1)              -             -                -                43
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments              (1)              -             -                -               (29)
Net unrealized appreciation
    (depreciation) of investments                    39               -             3                -               704
                                         ---------------  --------------  ------------   --------------  ----------------
Net increase (decrease) in net assets
    resulting from operations                      $ 37             $ -           $ 3              $ -             $ 718
                                         ===============  ==============  ============   ==============  ================

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                                                               Smith Barney
                                          Smith Barney      Smith Barney                      International     Smith Barney
                                             Select         Select High      Smith Barney        All Cap           Large
                                             Growth            Growth        High Income          Growth         Cap Value
                                         ---------------   ---------------  ---------------   ---------------  ---------------
Net investment income (loss)
Income:
    Dividends                                      $ 26               $ 5             $ 22               $ 2             $ 18
                                         ---------------   ---------------  ---------------   ---------------  ---------------
Total investment income                              26                 5               22                 2               18
Expenses:
    Mortality, expense risk                          22                10                4                 3               17
      and other charges
    Annual administrative charges                     2                 1                -                 -                1
    Contingent deferred sales charges                 1                 -                -                 -                1
                                         ---------------   ---------------  ---------------   ---------------  ---------------
Total expenses                                       25                11                4                 3               19
                                         ---------------   ---------------  ---------------   ---------------  ---------------
Net investment income (loss)                          1                (6)              18                (1)              (1)
Realized and unrealized gain (loss)
    on investments
Net realized gain (loss) on investments             (85)              (36)             (31)              (12)             (93)
Net unrealized appreciation
    (depreciation) of investments                   484               264               82                63              378
                                         ---------------   ---------------  ---------------   ---------------  ---------------
Net increase (decrease) in net assets
    resulting from operations                     $ 400             $ 222             $ 69              $ 50            $ 284
                                         ===============   ===============  ===============   ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                            Statements of Operations
                      For the year ended December 31, 2003
                             (Dollars in thousands)

                                                                                              UBS Series
                                                                            Smith Barney        Trust
                                                                               Money           Tactical
                                                                               Market         Allocation
                                                                           ---------------  ---------------
Net investment income (loss)
Income:
    Dividends                                                                         $ 2              $ -
                                                                           ---------------  ---------------
Total investment income                                                                 2                -
Expenses:
    Mortality, expense risk and other charges                                           3                -
    Annual administrative charges                                                       1                -
    Contingent deferred sales charges                                                  18                -
                                                                           ---------------  ---------------
Total expenses                                                                         22                -
                                                                           ---------------  ---------------
Net investment income (loss)                                                          (20)               -
Realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments                                                (1)               -
Net unrealized appreciation (depreciation) of investments                               -                1
                                                                           ---------------  ---------------
Net increase (decrease) in net assets resulting from operations                     $ (21)             $ 1
                                                                           ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                                   ING
                                                                 ING AIM      ING Alliance      American       ING American
                                                                 Mid-Cap         Mid-Cap          Funds            Funds
                                                                 Growth          Growth          Growth        Growth-Income
                                                              --------------  --------------  --------------  ----------------
Net assets at January 1, 2002                                         $ 508         $ 1,284             $ -               $ -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         (5)            (17)              -                 -
    Net realized gain (loss) on investments and
      capital gains distributions                                      (110)           (185)              -                 -
    Net unrealized appreciation (depreciation) of investments           (39)           (189)              -                 -
                                                              --------------  --------------  --------------  ----------------
Net increase (decrease) in net assets from operations                  (154)           (391)              -                 -
Changes from principal transactions:
    Purchase payments                                                     -              22               -                 -
    Contract distributions and terminations                              (2)            (66)              -                 -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (82)           (126)              -                 -
                                                              --------------  --------------  --------------  ----------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (84)           (170)              -                 -
                                                              --------------  --------------  --------------  ----------------
Total increase (decrease)                                              (238)           (561)              -                 -
                                                              --------------  --------------  --------------  ----------------
Net assets at December 31, 2002                                         270             723               -                 -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         (4)            (12)              -                 -
    Net realized gain (loss) on investments                             (65)           (162)              -                 -
    Net unrealized appreciation (depreciation) of investments           169             599               2                 5
                                                              --------------  --------------  --------------  ----------------
Net increase (decrease) in net assets from operations                   100             425               2                 5
Changes from principal transactions:
    Purchase payments                                                     -              12              25                25
    Contract distributions and terminations                               -             (34)              -                 -
    Net transfer of reserves                                              -               -               -                 -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (38)            (80)              8                49
                                                              --------------  --------------  --------------  ----------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (38)           (102)             33                74
                                                              --------------  --------------  --------------  ----------------
Total increase (decrease)                                                62             323              35                79
                                                              --------------  --------------  --------------  ----------------
Net assets at December 31, 2003                                       $ 332         $ 1,046            $ 35              $ 79
                                                              ==============  ==============  ==============  ================

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                ING Capital      ING Capital
                                                               ING American       Guardian        Guardian       ING Capital
                                                                  Funds          Large Cap         Managed        Guardian
                                                              International        Value           Global         Small Cap
                                                              ---------------   -------------   --------------  --------------
Net assets at January 1, 2002                                            $ -           $ 491          $ 1,288         $ 2,286
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                           -              (5)             (17)            (29)
    Net realized gain (loss) on investments and
      capital gains distributions                                          -             (50)            (104)           (532)
    Net unrealized appreciation (depreciation) of investments              -             (72)            (153)            (10)
                                                              ---------------   -------------   --------------  --------------
Net increase (decrease) in net assets from operations                      -            (127)            (274)           (571)
Changes from principal transactions:
    Purchase payments                                                      -              56                4              40
    Contract distributions and terminations                                -              (2)             (53)            (84)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                              -            (128)             (55)           (160)
                                                              ---------------   -------------   --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                           -             (74)            (104)           (204)
                                                              ---------------   -------------   --------------  --------------
Total increase (decrease)                                                  -            (201)            (378)           (775)
                                                              ---------------   -------------   --------------  --------------
Net assets at December 31, 2002                                            -             290              910           1,511
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                           -              (5)             (13)            (22)
    Net realized gain (loss) on investments                                -             (15)            (166)           (216)
    Net unrealized appreciation (depreciation) of investments              1             136              461             815
                                                              ---------------   -------------   --------------  --------------
Net increase (decrease) in net assets from operations                      1             116              282             577
Changes from principal transactions:
    Purchase payments                                                     16              14                -               5
    Contract distributions and terminations                                -              (7)             (29)            (52)
    Net transfer of reserves                                               -               -                -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                              5              70             (120)            226
                                                              ---------------   -------------   --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                          21              77             (149)            179
                                                              ---------------   -------------   --------------  --------------
Total increase (decrease)                                                 22             193              133             756
                                                              ---------------   -------------   --------------  --------------
Net assets at December 31, 2003                                         $ 22           $ 483          $ 1,043         $ 2,267
                                                              ===============   =============   ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                                                    ING
                                                                   ING          ING Eagle       ING FMRSM      Goldman Sachs
                                                               Developing      Asset Value     Diversified       Internet
                                                                  World          Equity          Mid-Cap       TollkeeperSM
                                                              --------------  --------------  --------------  ----------------
Net assets at January 1, 2002                                         $ 305           $ 374           $ 115              $ 21
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         (5)             (4)             (1)                -
    Net realized gain (loss) on investments and
      capital gains distributions                                       (52)             (7)             (4)              (17)
    Net unrealized appreciation (depreciation) of investments            20             (57)            (13)                7
                                                              --------------  --------------  --------------  ----------------
Net increase (decrease) in net assets from operations                   (37)            (68)            (18)              (10)
Changes from principal transactions:
    Purchase payments                                                    (1)              5               -                 -
    Contract distributions and terminations                             (11)            (31)              -                 -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (23)             (2)            (41)              (11)
                                                              --------------  --------------  --------------  ----------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (35)            (28)            (41)              (11)
                                                              --------------  --------------  --------------  ----------------
Total increase (decrease)                                               (72)            (96)            (59)              (21)
                                                              --------------  --------------  --------------  ----------------
Net assets at December 31, 2002                                         233             278              56                 -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         (3)             (3)             (1)                -
    Net realized gain (loss) on investments                              (4)             (4)             (4)                -
    Net unrealized appreciation (depreciation) of investments           101              73              21                 -
                                                              --------------  --------------  --------------  ----------------
Net increase (decrease) in net assets from operations                    94              66              16                 -
Changes from principal transactions:
    Purchase payments                                                     2              18               -                 -
    Contract distributions and terminations                              (4)            (20)             (2)                -
    Net transfer of reserves                                              -               -               -                 -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (27)             16              (1)                -
                                                              --------------  --------------  --------------  ----------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (29)             14              (3)                -
                                                              --------------  --------------  --------------  ----------------
Total increase (decrease)                                                65              80              13                 -
                                                              --------------  --------------  --------------  ----------------
Net assets at December 31, 2003                                       $ 298           $ 358            $ 69               $ -
                                                              ==============  ==============  ==============  ================

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)


                                                                  ING              ING             ING
                                                                  Hard        International    Janus Growth      ING Janus
                                                                 Assets          Equity         and Income     Special Equity
                                                              -------------   --------------  ---------------  ---------------
Net assets at January 1, 2002                                         $ 26              $ -             $ 55              $ 7
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         -                -               (1)              (1)
    Net realized gain (loss) on investments and
      capital gains distributions                                        -                -               (2)              (1)
    Net unrealized appreciation (depreciation) of investments            -                -               (7)               -
                                                              -------------   --------------  ---------------  ---------------
Net increase (decrease) in net assets from operations                    -                -              (10)              (2)
Changes from principal transactions:
    Purchase payments                                                    -                -                4                -
    Contract distributions and terminations                              -                -               (5)              (5)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                            2                1               39                -
                                                              -------------   --------------  ---------------  ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                         2                1               38               (5)
                                                              -------------   --------------  ---------------  ---------------
Total increase (decrease)                                                2                1               28               (7)
                                                              -------------   --------------  ---------------  ---------------
Net assets at December 31, 2002                                         28                1               83                -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         -                -               (2)               -
    Net realized gain (loss) on investments                              -                -               (4)               -
    Net unrealized appreciation (depreciation) of investments           16                5               32                3
                                                              -------------   --------------  ---------------  ---------------
Net increase (decrease) in net assets from operations                   16                5               26                3
Changes from principal transactions:
    Purchase payments                                                    1                1               37                -
    Contract distributions and terminations                             (1)               -               (3)              (1)
    Net transfer of reserves                                             -                -                -                -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           10              175               16               38
                                                              -------------   --------------  ---------------  ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                        10              176               50               37
                                                              -------------   --------------  ---------------  ---------------
Total increase (decrease)                                               26              181               76               40
                                                              -------------   --------------  ---------------  ---------------
Net assets at December 31, 2003                                       $ 54            $ 182            $ 159             $ 40
                                                              =============   ==============  ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                ING JPMorgan          ING
                                                               ING Jennison        Fleming          Limited           ING
                                                                  Equity          Small Cap        Maturity         Liquid
                                                              Opportunities        Equity            Bond           Assets
                                                              ---------------  ----------------  --------------  --------------
Net assets at January 1, 2002                                        $ 1,641               $ -           $ 838         $ 1,678
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         (17)                -              19             (21)
    Net realized gain (loss) on investments and
      capital gains distributions                                       (247)                -               8               -
    Net unrealized appreciation (depreciation) of investments           (215)                -              30               -
                                                              ---------------  ----------------  --------------  --------------
Net increase (decrease) in net assets from operations                   (479)                -              57             (21)
Changes from principal transactions:
    Purchase payments                                                     40                 -              14              35
    Contract distributions and terminations                              (34)                -             (81)           (363)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (270)                -             470             138
                                                              ---------------  ----------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (264)                -             403            (190)
                                                              ---------------  ----------------  --------------  --------------
Total increase (decrease)                                               (743)                -             460            (211)
                                                              ---------------  ----------------  --------------  --------------
Net assets at December 31, 2002                                          898                 -           1,298           1,467
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         (12)                -              (7)            (33)
    Net realized gain (loss) on investments                             (120)                -               6               -
    Net unrealized appreciation (depreciation) of investments            369                 2              21               -
                                                              ---------------  ----------------  --------------  --------------
Net increase (decrease) in net assets from operations                    237                 2              20             (33)
Changes from principal transactions:
    Purchase payments                                                     12                14              14              71
    Contract distributions and terminations                               (9)                -             (74)           (726)
    Net transfer of reserves                                               -                 -               -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                            (75)                5             137             (59)
                                                              ---------------  ----------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                         (72)               19              77            (714)
                                                              ---------------  ----------------  --------------  --------------
Total increase (decrease)                                                165                21              97            (747)
                                                              ---------------  ----------------  --------------  --------------
Net assets at December 31, 2003                                      $ 1,063              $ 21         $ 1,395           $ 720
                                                              ===============  ================  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)


                                                                   ING          ING MFS(R)                      ING MFS(R)
                                                                 Marisco         Mid-Cap       ING MFS(R)          Total
                                                                 Growth          Growth         Research         Return
                                                              --------------  --------------  --------------  --------------
Net assets at January 1, 2002                                       $ 5,451         $ 3,807         $ 3,580         $ 4,037
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                        (67)            (39)            (34)             21
    Net realized gain (loss) on investments and
      capital gains distributions                                      (353)         (1,102)           (205)             18
    Net unrealized appreciation (depreciation) of investments        (1,232)           (664)           (636)           (293)
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                (1,652)         (1,805)           (875)           (254)
Changes from principal transactions:
    Purchase payments                                                    48              23              35             122
    Contract distributions and terminations                            (126)           (139)           (142)           (184)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                          (221)           (284)           (422)           (215)
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                       (299)           (400)           (529)           (277)
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                            (1,951)         (2,205)         (1,404)           (531)
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2002                                       3,500           1,602           2,176           3,506
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                        (56)            (27)            (29)            (34)
    Net realized gain (loss) on investments                            (233)           (712)           (165)             (9)
    Net unrealized appreciation (depreciation) of investments         1,330           1,313             659             552
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                 1,041             574             465             509
Changes from principal transactions:
    Purchase payments                                                    26              21              49             271
    Contract distributions and terminations                             (87)           (123)           (119)           (105)
    Net transfer of reserves                                              -               -               -              15
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (33)            143            (151)           (184)
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (94)             41            (221)             (3)
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                               947             615             244             506
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2003                                     $ 4,447         $ 2,217         $ 2,420         $ 4,012
                                                              ==============  ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                                                     ING
                                                                   ING         ING Salomon      ING Salomon     T. Rowe Price
                                                                  PIMCO          Brothers         Brothers         Capital
                                                                Core Bond        All Cap         Investors      Appreciation
                                                              --------------  ---------------  ---------------  --------------
Net assets at January 1, 2002                                         $ 115            $ 884            $ 146         $ 1,208
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         10              (11)              (1)             (7)
    Net realized gain (loss) on investments and
      capital gains distributions                                         4              (45)             (12)             72
    Net unrealized appreciation (depreciation) of investments            21             (205)             (37)            (83)
                                                              --------------  ---------------  ---------------  --------------
Net increase (decrease) in net assets from operations                    35             (261)             (50)            (18)
Changes from principal transactions:
    Purchase payments                                                     -               55                -              45
    Contract distributions and terminations                             (62)             (15)              (5)            (65)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           717               14               78            (259)
                                                              --------------  ---------------  ---------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                        655               54               73            (279)
                                                              --------------  ---------------  ---------------  --------------
Total increase (decrease)                                               690             (207)              23            (297)
                                                              --------------  ---------------  ---------------  --------------
Net assets at December 31, 2002                                         805              677              169             911
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          2              (11)              (2)             (8)
    Net realized gain (loss) on investments                              25              (46)             (22)             16
    Net unrealized appreciation (depreciation) of investments             1              299               65             173
                                                              --------------  ---------------  ---------------  --------------
Net increase (decrease) in net assets from operations                    28              242               41             181
Changes from principal transactions:
    Purchase payments                                                   137               17                -               1
    Contract distributions and terminations                             (45)             (54)             (39)           (117)
    Net transfer of reserves                                             60                -                -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                          (160)              86                9             (12)
                                                              --------------  ---------------  ---------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                         (8)              49              (30)           (128)
                                                              --------------  ---------------  ---------------  --------------
Total increase (decrease)                                                20              291               11              53
                                                              --------------  ---------------  ---------------  --------------
Net assets at December 31, 2003                                       $ 825            $ 968            $ 180           $ 964
                                                              ==============  ===============  ===============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                   ING                               ING
                                                              T. Rowe Price                      Van Kampen           ING
                                                                  Equity          ING UBS        Growth and       Van Kampen
                                                                  Income       U.S. Balanced       Income         Real Estate
                                                              ---------------  ---------------  --------------   --------------
Net assets at January 1, 2002                                        $ 1,002            $ 180         $ 2,426            $ 148
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          (3)              (1)            (15)               4
    Net realized gain (loss) on investments and
      capital gains distributions                                        (15)              (2)           (155)               2
    Net unrealized appreciation (depreciation) of investments           (143)             (27)           (189)              (8)
                                                              ---------------  ---------------  --------------   --------------
Net increase (decrease) in net assets from operations                   (161)             (30)           (359)              (2)
Changes from principal transactions:
    Purchase payments                                                     58                8              15               12
    Contract distributions and terminations                              (32)              (8)            (94)              (4)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             75                -            (382)              31
                                                              ---------------  ---------------  --------------   --------------
Increase (decrease) in net assets derived from principal
    transactions                                                         101                -            (461)              39
                                                              ---------------  ---------------  --------------   --------------
Total increase (decrease)                                                (60)             (30)           (820)              37
                                                              ---------------  ---------------  --------------   --------------
Net assets at December 31, 2002                                          942              150           1,606              185
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          (9)              (2)            (20)              (1)
    Net realized gain (loss) on investments                              (29)              (2)            (53)               -
    Net unrealized appreciation (depreciation) of investments            244               27             475               69
                                                              ---------------  ---------------  --------------   --------------
Net increase (decrease) in net assets from operations                    206               23             402               68
Changes from principal transactions:
    Purchase payments                                                      7                -               6                4
    Contract distributions and terminations                              (56)              (7)            (42)              (3)
    Net transfer of reserves                                               -                -               -                -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                            (44)               -             (48)              48
                                                              ---------------  ---------------  --------------   --------------
Increase (decrease) in net assets derived from principal
    transactions                                                         (93)              (7)            (84)              49
                                                              ---------------  ---------------  --------------   --------------
Total increase (decrease)                                                113               16             318              117
                                                              ---------------  ---------------  --------------   --------------
Net assets at December 31, 2003                                      $ 1,055            $ 166         $ 1,924            $ 302
                                                              ===============  ===============  ==============   ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                                                    ING Salomon
                                                               ING JPMorgan           ING              ING           Brothers
                                                                  Mid Cap        MFS(R)Capital     MFS(R)Global      Aggressive
                                                                   Value         Opportunities        Growth          Growth
                                                              ----------------   ---------------  ---------------  --------------
Net assets at January 1, 2002                                             $ -               $ -              $ -             $ -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                            -                 -                -               -
    Net realized gain (loss) on investments and
      capital gains distributions                                           -                 -                -               -
    Net unrealized appreciation (depreciation) of investments               -                 -                -               -
                                                              ----------------   ---------------  ---------------  --------------
Net increase (decrease) in net assets from operations                       -                 -                -               -
Changes from principal transactions:
    Purchase payments                                                       -                 -                -               -
    Contract distributions and terminations                                 -                 -                -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                               -                 -                -               -
                                                              ----------------   ---------------  ---------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                            -                 -                -               -
                                                              ----------------   ---------------  ---------------  --------------
Total increase (decrease)                                                   -                 -                -               -
                                                              ----------------   ---------------  ---------------  --------------
Net assets at December 31, 2002                                             -                 -                -               -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                            -                 -                -               -
    Net realized gain (loss) on investments                                 -                 -                -               -
    Net unrealized appreciation (depreciation) of investments               3                 -                4               -
                                                              ----------------   ---------------  ---------------  --------------
Net increase (decrease) in net assets from operations                       3                 -                4               -
Changes from principal transactions:
    Purchase payments                                                      32                 -               25               -
    Contract distributions and terminations                                (1)                -               (1)              -
    Net transfer of reserves                                                -                 -                -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                              20                 -                -               5
                                                              ----------------   ---------------  ---------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                           51                 -               24               5
                                                              ----------------   ---------------  ---------------  --------------
Total increase (decrease)                                                  54                 -               28               5
                                                              ----------------   ---------------  ---------------  --------------
Net assets at December 31, 2003                                          $ 54               $ -             $ 28             $ 5
                                                              ================   ===============  ===============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                 ING GET         ING GET
                                                                   ING          U.S. Core       U.S. Core        ING VIT
                                                               Van Kampen      Portfolio -     Portfolio -      Worldwide
                                                                Comstock        Series 1        Series 2         Growth
                                                              --------------  --------------  --------------  --------------
Net assets at January 1, 2002                                           $ -             $ -             $ -            $ 18
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -               -               -
    Net realized gain (loss) on investments and
      capital gains distributions                                         -               -               -              (1)
    Net unrealized appreciation (depreciation) of investments             -               -               -              (4)
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                     -               -               -              (5)
Changes from principal transactions:
    Purchase payments                                                     -               -               -               -
    Contract distributions and terminations                               -               -               -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -               -               -               1
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                          -               -               -               1
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                                 -               -               -              (4)
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2002                                           -               -               -              14
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          3             (36)            (14)              -
    Net realized gain (loss) on investments                               -              11               -               -
    Net unrealized appreciation (depreciation) of investments             9             174              78               4
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                    12             149              64               4
Changes from principal transactions:
    Purchase payments                                                   100             217             349               -
    Contract distributions and terminations                              (1)            (17)            (24)              -
    Net transfer of reserves                                              -           5,494           9,382               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             5            (619)            705               3
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                        104           5,075          10,412               3
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                               116           5,224          10,476               7
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2003                                       $ 116         $ 5,224        $ 10,476            $ 21
                                                              ==============  ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)


                                                                 ING VP          ING VP          ING VP          ING VP
                                                               Index Plus      Index Plus      Index Plus         Value
                                                                LargeCap         MidCap         SmallCap       Opportunity
                                                              --------------  --------------  --------------  --------------
Net assets at January 1, 2002                                           $ -             $ -             $ -             $ -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -               -               -
    Net realized gain (loss) on investments and
      capital gains distributions                                         -               -               -               -
    Net unrealized appreciation (depreciation) of investments             -               -               -               -
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                     -               -               -               -
Changes from principal transactions:
    Purchase payments                                                     -               -               -               -
    Contract distributions and terminations                               -               -               -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -               -               -               -
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                          -               -               -               -
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                                 -               -               -               -
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2002                                           -               -               -               -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -              (1)             (1)              -
    Net realized gain (loss) on investments                               2               -              (2)              -
    Net unrealized appreciation (depreciation) of investments             4              10               8               1
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                     6               9               5               1
Changes from principal transactions:
    Purchase payments                                                   128             162             123               4
    Contract distributions and terminations                              (1)              -               -               -
    Net transfer of reserves                                             10               5               -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (54)             18              45               -
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                         83             185             168               4
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                                89             194             173               5
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2003                                        $ 89           $ 194           $ 173             $ 5
                                                              ==============  ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                                  ING VP
                                                                                  ING VP           Large
                                                                 ING VP           Growth          Company         ING VP
                                                               Convertible    Opportunities        Value         MagnaCap
                                                              --------------  ---------------  --------------  --------------
Net assets at January 1, 2002                                           $ -             $ 21             $ -            $ 24
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -                -               -               -
    Net realized gain (loss) on investments and
      capital gains distributions                                         -                -               -               -
    Net unrealized appreciation (depreciation) of investments             -               (7)              -              (6)
                                                              --------------  ---------------  --------------  --------------
Net increase (decrease) in net assets from operations                     -               (7)              -              (6)
Changes from principal transactions:
    Purchase payments                                                     -                -               -               -
    Contract distributions and terminations                               -                -               -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -                -               -               -
                                                              --------------  ---------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                          -                -               -               -
                                                              --------------  ---------------  --------------  --------------
Total increase (decrease)                                                 -               (7)              -              (6)
                                                              --------------  ---------------  --------------  --------------
Net assets at December 31, 2002                                           -               14               -              18
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          1                -               -               -
    Net realized gain (loss) on investments                               -                -               2               -
    Net unrealized appreciation (depreciation) of investments             2                6               -               9
                                                              --------------  ---------------  --------------  --------------
Net increase (decrease) in net assets from operations                     3                6               2               9
Changes from principal transactions:
    Purchase payments                                                    17                -             103               -
    Contract distributions and terminations                              (1)               -               -               -
    Net transfer of reserves                                             10                -               -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -               30            (105)             10
                                                              --------------  ---------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                         26               30              (2)             10
                                                              --------------  ---------------  --------------  --------------
Total increase (decrease)                                                29               36               -              19
                                                              --------------  ---------------  --------------  --------------
Net assets at December 31, 2003                                        $ 29             $ 50             $ -            $ 37
                                                              ==============  ===============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                  AIM V.I.                        Alliance-
                                                                  ING VP            Dent                          Bernstein
                                                                 SmallCap       Demographic       AIM V.I.       Growth and
                                                              Opportunities        Trends          Growth          Income
                                                              ---------------  ---------------  --------------  --------------
Net assets at January 1, 2002                                           $ 11              $ -             $ -             $ -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                           -                -               -               -
    Net realized gain (loss) on investments and
      capital gains distributions                                          -                -               -               -
    Net unrealized appreciation (depreciation) of investments             (5)               -               -               -
                                                              ---------------  ---------------  --------------  --------------
Net increase (decrease) in net assets from operations                     (5)               -               -               -
Changes from principal transactions:
    Purchase payments                                                      -                -               -               -
    Contract distributions and terminations                                -                -               -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                              1                -               -               -
                                                              ---------------  ---------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                           1                -               -               -
                                                              ---------------  ---------------  --------------  --------------
Total increase (decrease)                                                 (4)               -               -               -
                                                              ---------------  ---------------  --------------  --------------
Net assets at December 31, 2002                                            7                -               -               -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                           -                -               -               -
    Net realized gain (loss) on investments                                -                -               -               -
    Net unrealized appreciation (depreciation) of investments              6                3               4               7
                                                              ---------------  ---------------  --------------  --------------
Net increase (decrease) in net assets from operations                      6                3               4               7
Changes from principal transactions:
    Purchase payments                                                     12               29              21              75
    Contract distributions and terminations                               (1)               -               -              (1)
    Net transfer of reserves                                               -                -              24               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                              -                -               -               1
                                                              ---------------  ---------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                          11               29              45              75
                                                              ---------------  ---------------  --------------  --------------
Total increase (decrease)                                                 17               32              49              82
                                                              ---------------  ---------------  --------------  --------------
Net assets at December 31, 2003                                         $ 24             $ 32            $ 49            $ 82
                                                              ===============  ===============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                Alliance-
                                                                Bernstein       Alliance-
                                                                 Premier        Bernstein     Fidelity(R) VIP  Fidelity(R) VIP
                                                                 Growth           Value        Contrafund(R)    Equity-Income
                                                              --------------  --------------  ---------------  ---------------
Net assets at January 1, 2002                                           $ -             $ -              $ -              $ -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -                -                -
    Net realized gain (loss) on investments and
      capital gains distributions                                         -               -                -                -
    Net unrealized appreciation (depreciation) of investments             -               -                -                -
                                                              --------------  --------------  ---------------  ---------------
Net increase (decrease) in net assets from operations                     -               -                -                -
Changes from principal transactions:
    Purchase payments                                                     -               -                -                -
    Contract distributions and terminations                               -               -                -                -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -               -                -                -
                                                              --------------  --------------  ---------------  ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                          -               -                -                -
                                                              --------------  --------------  ---------------  ---------------
Total increase (decrease)                                                 -               -                -                -
                                                              --------------  --------------  ---------------  ---------------
Net assets at December 31, 2002                                           -               -                -                -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -               (1)              (1)
    Net realized gain (loss) on investments                               1               -                5                -
    Net unrealized appreciation (depreciation) of investments             3               3               18               20
                                                              --------------  --------------  ---------------  ---------------
Net increase (decrease) in net assets from operations                     4               3               22               19
Changes from principal transactions:
    Purchase payments                                                    39              26              254              184
    Contract distributions and terminations                              (1)              -                -                -
    Net transfer of reserves                                              4              10                -                -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             1               1              (46)              16
                                                              --------------  --------------  ---------------  ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                         43              37              208              200
                                                              --------------  --------------  ---------------  ---------------
Total increase (decrease)                                                47              40              230              219
                                                              --------------  --------------  ---------------  ---------------
Net assets at December 31, 2003                                        $ 47            $ 40            $ 230            $ 219
                                                              ==============  ==============  ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                                   INVESCO         INVESCO
                                                                                                    VIF -           VIF -
                                                              Fidelity(R) VIP    Greenwich        Financial        Health
                                                                  Growth        Appreciation      Services        Sciences
                                                              ---------------  ---------------  --------------  --------------
Net assets at January 1, 2002                                            $ -          $ 4,233             $ -             $ -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                           -               (4)              -               -
    Net realized gain (loss) on investments and
      capital gains distributions                                          -              (22)              -               -
    Net unrealized appreciation (depreciation) of investments              -             (740)              -               -
                                                              ---------------  ---------------  --------------  --------------
Net increase (decrease) in net assets from operations                      -             (766)              -               -
Changes from principal transactions:
    Purchase payments                                                      -                8               -               -
    Contract distributions and terminations                                -             (184)              -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                              -             (156)              -               -
                                                              ---------------  ---------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                           -             (332)              -               -
                                                              ---------------  ---------------  --------------  --------------
Total increase (decrease)                                                  -           (1,098)              -               -
                                                              ---------------  ---------------  --------------  --------------
Net assets at December 31, 2002                                            -            3,135               -               -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          (1)             (28)              -               -
    Net realized gain (loss) on investments                                1                4               -               -
    Net unrealized appreciation (depreciation) of investments             12              700               1               5
                                                              ---------------  ---------------  --------------  --------------
Net increase (decrease) in net assets from operations                     12              676               1               5
Changes from principal transactions:
    Purchase payments                                                    148                4              20              50
    Contract distributions and terminations                                -             (135)              -               -
    Net transfer of reserves                                              10                -               -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             10             (242)              -               -
                                                              ---------------  ---------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                         168             (373)             20              50
                                                              ---------------  ---------------  --------------  --------------
Total increase (decrease)                                                180              303              21              55
                                                              ---------------  ---------------  --------------  --------------
Net assets at December 31, 2003                                        $ 180          $ 3,438            $ 21            $ 55
                                                              ===============  ===============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                               Janus Aspen
                                                                 INVESCO         INVESCO         Series           PIMCO
                                                                  VIF -           VIF -         Worldwide         High
                                                                 Leisure        Utilities        Growth           Yield
                                                              --------------  --------------  --------------  --------------
Net assets at January 1, 2002                                           $ -             $ -             $ -           $ 440
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -               -              34
    Net realized gain (loss) on investments and
      capital gains distributions                                         -               -               -             (18)
    Net unrealized appreciation (depreciation) of investments             -               -               -             (19)
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                     -               -               -              (3)
Changes from principal transactions:
    Purchase payments                                                     -               -               -              26
    Contract distributions and terminations                               -               -               -             (29)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -               -               -             208
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                          -               -               -             205
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                                 -               -               -             202
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2002                                           -               -               -             642
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -               -              45
    Net realized gain (loss) on investments                               -               -               -              (4)
    Net unrealized appreciation (depreciation) of investments             -               1               3             101
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                     -               1               3             142
Changes from principal transactions:
    Purchase payments                                                     1              13              21              93
    Contract distributions and terminations                               -               -              (1)            (21)
    Net transfer of reserves                                              -               -              (1)             17
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -               -               1              72
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                          1              13              20             161
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                                 1              14              23             303
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2003                                         $ 1            $ 14            $ 23           $ 945
                                                              ==============  ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                  PIMCO
                                                               StocksPLUS                        Pioneer
                                                               Growth and        Pioneer          Small        ProFund VP
                                                                 Income           Fund           Company          Bull
                                                              --------------  --------------  --------------  --------------
Net assets at January 1, 2002                                         $ 215             $ -             $ -             $ -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          1               -               -               -
    Net realized gain (loss) on investments and
      capital gains distributions                                       (46)              -               -               -
    Net unrealized appreciation (depreciation) of investments            (1)              -               -               -
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                   (46)              -               -               -
Changes from principal transactions:
    Purchase payments                                                     1               -               -               -
    Contract distributions and terminations                             (22)              -               -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                            (4)              -               -               -
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (25)              -               -               -
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                               (71)              -               -               -
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2002                                         144               -               -               -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          1               -               -               -
    Net realized gain (loss) on investments                             (28)              -               -               -
    Net unrealized appreciation (depreciation) of investments            68               -               2               2
                                                              --------------  --------------  --------------  --------------
Net increase (decrease) in net assets from operations                    41               -               2               2
Changes from principal transactions:
    Purchase payments                                                     1               -              12               -
    Contract distributions and terminations                              (8)              -               -              (1)
    Net transfer of reserves                                              -               -               4               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                            (6)              -               5              24
                                                              --------------  --------------  --------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (13)              -              21              23
                                                              --------------  --------------  --------------  --------------
Total increase (decrease)                                                28               -              23              25
                                                              --------------  --------------  --------------  --------------
Net assets at December 31, 2003                                       $ 172             $ -            $ 23            $ 25
                                                              ==============  ==============  ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)


                                                                                                               SP Jennison
                                                               ProFund VP      ProFund VP                     International
                                                                Europe 30       Small Cap       Jennison          Growth
                                                              --------------  --------------  --------------  ---------------
Net assets at January 1, 2002                                           $ -             $ -            $ 53             $ 78
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -              (1)              (1)
    Net realized gain (loss) on investments and
      capital gains distributions                                         -               -              (4)             (11)
    Net unrealized appreciation (depreciation) of investments             -               -             (12)             (13)
                                                              --------------  --------------  --------------  ---------------
Net increase (decrease) in net assets from operations                     -               -             (17)             (25)
Changes from principal transactions:
    Purchase payments                                                     -               -               -               32
    Contract distributions and terminations                               -               -               -               (2)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -               1               1               (6)
                                                              --------------  --------------  --------------  ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                          -               1               1               24
                                                              --------------  --------------  --------------  ---------------
Total increase (decrease)                                                 -               1             (16)              (1)
                                                              --------------  --------------  --------------  ---------------
Net assets at December 31, 2002                                           -               1              37               77
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -              (1)              (1)
    Net realized gain (loss) on investments                               -               2             (13)              (1)
    Net unrealized appreciation (depreciation) of investments             -               6              28               39
                                                              --------------  --------------  --------------  ---------------
Net increase (decrease) in net assets from operations                     -               8              14               37
Changes from principal transactions:
    Purchase payments                                                     -              41               1               42
    Contract distributions and terminations                               -              (1)             (1)              (2)
    Net transfer of reserves                                              -               4               1                -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             9              14              20               12
                                                              --------------  --------------  --------------  ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                          9              58              21               52
                                                              --------------  --------------  --------------  ---------------
Total increase (decrease)                                                 9              66              35               89
                                                              --------------  --------------  --------------  ---------------
Net assets at December 31, 2003                                         $ 9            $ 67            $ 72            $ 166
                                                              ==============  ==============  ==============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                                Putnam VT
                                                                Putnam VT       Putnam VT     International     Smith Barney
                                                                Discovery      Growth and       Growth and         Select
                                                                 Growth          Income           Income          Balanced
                                                              --------------  --------------  ---------------  ---------------
Net assets at January 1, 2002                                           $ -             $ -              $ -          $ 5,140
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -                -              237
    Net realized gain (loss) on investments and
      capital gains distributions                                         -               -                -              (95)
    Net unrealized appreciation (depreciation) of investments             -               -                -             (524)
                                                              --------------  --------------  ---------------  ---------------
Net increase (decrease) in net assets from operations                     -               -                -             (382)
Changes from principal transactions:
    Purchase payments                                                     -               -                -               11
    Contract distributions and terminations                               -               -                -             (299)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -               -                -             (375)
                                                              --------------  --------------  ---------------  ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                          -               -                -             (663)
                                                              --------------  --------------  ---------------  ---------------
Total increase (decrease)                                                 -               -                -           (1,045)
                                                              --------------  --------------  ---------------  ---------------
Net assets at December 31, 2002                                           -               -                -            4,095
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          -               -                -               43
    Net realized gain (loss) on investments                               -               -                -              (29)
    Net unrealized appreciation (depreciation) of investments             -               3                -              704
                                                              --------------  --------------  ---------------  ---------------
Net increase (decrease) in net assets from operations                     -               3                -              718
Changes from principal transactions:
    Purchase payments                                                    14              20                1                7
    Contract distributions and terminations                               -               -                -             (412)
    Net transfer of reserves                                              -               -                -                -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                             -               -                -              (44)
                                                              --------------  --------------  ---------------  ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                         14              20                1             (449)
                                                              --------------  --------------  ---------------  ---------------
Total increase (decrease)                                                14              23                1              269
                                                              --------------  --------------  ---------------  ---------------
Net assets at December 31, 2003                                        $ 14            $ 23              $ 1          $ 4,364
                                                              ==============  ==============  ===============  ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                                                    Smith Barney
                                                               Smith Barney      Smith Barney                      International
                                                                  Select         Select High      Smith Barney        All Cap
                                                                  Growth            Growth        High Income          Growth
                                                              ---------------   ---------------  ---------------   ---------------
Net assets at January 1, 2002                                        $ 2,149           $ 1,175            $ 302             $ 407
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                         164                (5)              67                (2)
    Net realized gain (loss) on investments and
      capital gains distributions                                         38               (68)             (20)              (46)
    Net unrealized appreciation (depreciation) of investments           (597)             (202)             (61)              (44)
                                                              ---------------   ---------------  ---------------   ---------------
Net increase (decrease) in net assets from operations                   (395)             (275)             (14)              (92)
Changes from principal transactions:
    Purchase payments                                                      4                 3                -                 4
    Contract distributions and terminations                              (93)              (74)             (29)              (12)
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (161)             (125)              25               (93)
                                                              ---------------   ---------------  ---------------   ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (250)             (196)              (4)             (101)
                                                              ---------------   ---------------  ---------------   ---------------
Total increase (decrease)                                               (645)             (471)             (18)             (193)
                                                              ---------------   ---------------  ---------------   ---------------
Net assets at December 31, 2002                                        1,504               704              284               214
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                           1                (6)              18                (1)
    Net realized gain (loss) on investments                              (85)              (36)             (31)              (12)
    Net unrealized appreciation (depreciation) of investments            484               264               82                63
                                                              ---------------   ---------------  ---------------   ---------------
Net increase (decrease) in net assets from operations                    400               222               69                50
Changes from principal transactions:
    Purchase payments                                                      3                 1                -                 2
    Contract distributions and terminations                              (68)              (16)             (22)              (14)
    Net transfer of reserves                                               -                 -                -                 -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (124)              (57)             (10)              (17)
                                                              ---------------   ---------------  ---------------   ---------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (189)              (72)             (32)              (29)
                                                              ---------------   ---------------  ---------------   ---------------
Total increase (decrease)                                                211               150               37                21
                                                              ---------------   ---------------  ---------------   ---------------
Net assets at December 31, 2003                                      $ 1,715             $ 854            $ 321             $ 235
                                                              ===============   ===============  ===============   ===============

   The accompanying notes are an integral part of these financial statements.

                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
                              SEPARATE ACCOUNT NY-B
                       Statements of Changes in Net Assets
                 For the years ended December 31, 2003 and 2002
                             (Dollars in thousands)

                                                                                                 UBS Series
                                                               Smith Barney     Smith Barney        Trust
                                                                  Large            Money          Tactical
                                                                Cap Value          Market        Allocation
                                                              ---------------  ---------------  --------------
Net assets at January 1, 2002                                        $ 2,097            $ 554             $ -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          33              (66)              -
    Net realized gain (loss) on investments and
      capital gains distributions                                       (135)               -               -
    Net unrealized appreciation (depreciation) of investments           (413)               -               -
                                                              ---------------  ---------------  --------------
Net increase (decrease) in net assets from operations                   (515)             (66)              -
Changes from principal transactions:
    Purchase payments                                                      4                -               -
    Contract distributions and terminations                             (128)          (1,585)              -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (232)           1,401               -
                                                              ---------------  ---------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (356)            (184)              -
                                                              ---------------  ---------------  --------------
Total increase (decrease)                                               (871)            (250)              -
                                                              ---------------  ---------------  --------------
Net assets at December 31, 2002                                        1,226              304               -
Increase (decrease) in net assets
Operations:
    Net investment income (loss)                                          (1)             (20)              -
    Net realized gain (loss) on investments                              (93)              (1)              -
    Net unrealized appreciation (depreciation) of investments            378                -               1
                                                              ---------------  ---------------  --------------
Net increase (decrease) in net assets from operations                    284              (21)              1
Changes from principal transactions:
    Purchase payments                                                      1                1              12
    Contract distributions and terminations                             (221)            (659)              -
    Net transfer of reserves                                               -                -               -
    Transfer payments from (to) other Divisions (including
      the fixed account), net                                           (117)             673               -
                                                              ---------------  ---------------  --------------
Increase (decrease) in net assets derived from principal
    transactions                                                        (337)              15              12
                                                              ---------------  ---------------  --------------
Total increase (decrease)                                                (53)              (6)             13
                                                              ---------------  ---------------  --------------
Net assets at December 31, 2003                                      $ 1,173            $ 298            $ 13
                                                              ===============  ===============  ==============

   The accompanying notes are an integral part of these financial statements.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

1.       Organization

         ReliaStar Life Insurance Company of New York Separate Account NY-B (the "Account") was established by First Golden American Life Insurance Company of New York ("First Golden") to support the operations of variable annuity contracts ("Contracts"). The Account became a separate account of ReliaStar Life Insurance Company of New York ("ReliaStar NY") as a result of the merger of First Golden into ReliaStar NY effective April 1, 2002. ReliaStar NY is an indirect, wholly-owned subsidiary of ING America Insurance Holdings, Inc. ("ING AIH"), an insurance holding company domiciled in the State of Delaware. ING AIH is a wholly-owned subsidiary of ING Groep, N.V., a global financial services holding company based in The Netherlands.

         Operations of the Account commenced on May 19, 1997. The Account is registered as a unit investment trust with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. ReliaStar NY provides for variable accumulation and benefits under the Contracts by crediting annuity considerations to one or more divisions within the Account or the ReliaStar NY fixed separate account, which is not part of the Account, as directed by the Contractowners. The portion of the Account's assets applicable to Contracts will not be chargeable with liabilities arising out of any other business ReliaStar NY may conduct, but obligations of the Account, including the promise to make benefit payments, are obligations of ReliaStar NY. The assets and liabilities of the Account are clearly identified and distinguished from the other assets and liabilities of ReliaStar NY.

         At December 31, 2003, the Account had, under ING GoldenSelect, ING SmartDesign, and Empire PrimElite Contracts, 82 investment divisions (the "Divisions"), 34 of which invest in independently managed mutual funds and 48 of which invest a mutual funds managed by an affiliate, either Directed Services, Inc., ING Investments, LLC, ING Life Insurance and Annuity Company, or Aeltus Investment Management, Inc. The assets in each Division are invested in shares of a designated Series ("Series," which may also be referred to as "Portfolio") of various investment trusts (the "Trusts"). Investment Divisions at December 31, 2003 and related Trusts are as follows:

        ING Investors Trust:                                       ING Capital Guardian Large Cap Value Portfolio
           ING AIM Mid-Cap Growth Portfolio (Service Class)          (Service Class)
           ING Alliance Mid-Cap Growth Portfolio (Service          ING Capital Guardian Managed Global Portfolio
             Class)                                                  (Service Class)
           ING American Funds Growth Portfolio (Service            ING Capital Guardian Small Cap Portfolio
             Class) **                                               (Service Class)
           ING American Funds Growth-Income Portfolio              ING Developing World Portfolio (Service Class)
             (Service Class) **                                    ING Eagle Asset Value Equity Portfolio (Service
           ING American Funds International Portfolio                Class)
             (Service Class) **

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

        ING Investors Trust (continued):                           ING Salomon Brothers Aggressive Growth Portfolio
           ING FMRSM Diversified Mid-Cap Portfolio (Service          (Service Class) **
             Class)                                                ING Van Kampen Comstock Fund (Service Class) **
           ING Hard Assets Portfolio (Service Class)            ING Variable Insurance Trust:
           ING International Equity Portfolio (Service Class)*     ING GET U.S. Core Portfolio - Series 1**
        ING Investors Trust (continued):                           ING GET U.S. Core Portfolio - Series 2**
           ING Janus Growth and Income Portfolio (Service          ING VIT Worldwide Growth Portfolio
             Class)                                             ING Variable Portfolios, Inc.:
           ING Janus Special Equity Portfolio (Service Class)      ING VP Index Plus LargeCap Portfolio (Class S) **
           ING Jennison Equity Opportunities Portfolio             ING VP Index Plus MidCap Portfolio (Class S) **
             (Service Class)                                       ING VP Index Plus SmallCap Portfolio (Class S) **
           ING JPMorgan Fleming Small Cap Equity Portfolio         ING VP Value Opportunity Portfolio (Class S) **
             (Service Class)*                                   ING Variable Products Trust:
           ING Limited Maturity Bond Portfolio (Service Class)     ING VP Convertible Portfolio (Class S) **
           ING Liquid Assets Portfolio (Service Class)             ING VP Growth Opportunities Portfolio (Class S)
           ING Marisco Growth Portfolio (Service Class)            ING VP Large Company Value Portfolio (Class S) **
           ING MFS(R) Mid-Cap Growth Portfolio (Service Class)     ING VP MagnaCap Portfolio (Class S)
           ING MFS(R) Research Portfolio (Service Class)           ING VP SmallCap Opportunities Portfolio (Class S)
           ING MFS(R) Total Return Portfolio (Service Class)    AIM Variable Insurance Funds:
           ING PIMCO Core Bond Portfolio (Service Class)           AIM V.I. Dent Demographic Trends Fund (Class II)
           ING Salomon Brothers All Cap Portfolio (Service           **
             Class)                                                AIM V.I. Growth Fund (Class II) **
           ING Salomon Brothers Investors Portfolio (Service    AllianceBernstein Variable Products Series Fund,
             Class)                                                Inc.:
           ING T. Rowe Price Capital Appreciation Portfolio        AllianceBernstein Growth and Income Portfolio
             (Service Class)                                         (Class B) **
           ING T. Rowe Price Equity Income Portfolio (Service      AllianceBernstein Premier Growth Portfolio
             Class)                                                  (Class B) **
           ING UBS U.S. Balanced Portfolio (Service Class)         AllianceBernstein Value Portfolio (Class B) **
           ING Van Kampen Growth and Income Portfolio           Fidelity Variable Insurance Products Fund:
             (Service Class)                                       Fidelity(R) VIP Contrafund(R) Portfolio (Class S2)
           ING Van Kampen Real Estate Portfolio (Service             **
             Class)                                                Fidelity(R) VIP Equity-Income Portfolio (Class S2)
        ING Partners, Inc.:                                          **
           ING JPMorgan Mid Cap Value Portfolio (Service           Fidelity(R) VIP Growth Portfolio (Class S2) **
             Class) **                                          Greenwich Street Series Fund:
           ING MFS(R) Capital Opportunities Portfolio (Initial     Greenwich Appreciation Portfolio
             Class) **                                          INVESCO Variable Investment Funds, Inc.:
           ING MFS(R) Global Growth Portfolio (Service Class)**    INVESCO VIF - Financial Services Fund**

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

        INVESCO Variable Investment Funds, Inc. (continued):    Putnam Variable Trust:
           INVESCO VIF - Health Sciences Fund **                   Putnam VT Discovery Growth Fund (Class IB) **
           INVESCO VIF - Leisure Fund **                           Putnam VT Growth and Income (Class IB)**
           INVESCO VIF - Utilities Fund **                         Putnam VT International Growth and Income (Class
        Janus Aspen Series:                                          IB) **
           Janus Aspen Series Worldwide Growth Portfolio        The Smith Barney Allocation Series, Inc.:
             (Class S) **                                          Smith Barney Select Balanced Portfolio
        PIMCO Variable Insurance Trust:                            Smith Barney Select Growth Portfolio
           PIMCO High Yield Portfolio                              Smith Barney Select High Growth Portfolio
           PIMCO StocksPLUS Growth and Income Portfolio         Travelers Series Fund, Inc.:
        Pioneer Variable Contracts Trust:                          Smith Barney High Income Portfolio
           Pioneer Fund VCT Portfolio (Class II) **                Smith Barney International All Cap Growth
           Pioneer Small Company VCT Portfolio (Class II) **         Portfolio
        ProFunds VP:                                               Smith Barney Large Cap Value Portfolio
           ProFund VP Bull *                                       Smith Barney Money Market Portfolio
           ProFund VP Europe 30 *                               UBS Series Trust:
           ProFund VP Small Cap *                                  UBS Series Trust Tactical Allocation Portfolio -
        Prudential Series Fund, Inc.:                                Class I**
           Jennison Portfolio (Class II)
           SP Jennison International Growth Portfolio (Class    *    Investment Division was added in 2002
             II)                                                ** Investment Division was added in 2003

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

         The names of certain Divisions and Trusts were changed during 2003. The following is a summary of current and former names for those Divisions and Trusts:

                              Current Name                                           Former Name
         --------------------------------------------------------  ------------------------------------------------
         ING Investors Trust:                                      The GCG Trust:
             ING AIM Mid-Cap Growth                                   Strategic Equity
             ING Alliance Mid-Cap Growth                              Capital Growth
             ING Capital Guardian Large Cap Value                     Large Cap Value
             ING Capital Guardian Managed Global                      Managed Global
             ING Capital Guardian Small Cap                           Capital Guardian Small Cap
             ING Developing World                                     Developing World
             ING Eagle Asset Value Equity                             Value Equity
             ING FMRSM Diversified Mid-Cap                            Diversified Mid-Cap
             ING Goldman Sachs Internet TollkeeperSM                  Internet TollkeeperSM
             ING Hard Assets                                          Hard Assets
             ING International Equity                                 International Equity
             ING Janus Growth and Income                              Janus Growth and Income
             ING Janus Special Equity                                 Special Situations
             ING Jennison Equity Opportunities                        Capital Appreciation
             ING JPMorgan Fleming Small Cap Equity                    JP Morgan Fleming Small Cap Equity
             ING Limited Maturity Bond                                Limited Maturity Bond
             ING Liquid Assets                                        Liquid Assets
             ING Marisco Growth                                       Growth
             ING MFS(R) Mid-Cap Growth                                Mid-Cap Growth
             ING MFS(R) Research                                      Research
             ING MFS(R) Total Return                                  Total Return
             ING PIMCO Core Bond                                      Core Bond
             ING Salomon Brothers All Cap                             All Cap
             ING Salomon Brothers Investors                           Investors
             ING T. Rowe Price Capital Appreciation                   Fully Managed
             ING T. Rowe Price Equity Income                          Equity Income
             ING UBS U.S. Balanced                                    Asset Allocation Growth
             ING Van Kampen Growth and Income                         Van Kampen Growth and Income
             ING Van Kampen Real Estate                               Real Estate

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

         On May 1, 2002, the Asset Allocation Growth Series was closed to new investors.

         During 2002, the ING Goldman Sachs Internet TollkeeperSM Portfolio (Service Class) was closed to Contractowners.

2.       Significant Accounting Policies

         The following is a summary of the significant accounting policies of the Account:

         Use of Estimates

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Investments

         Investments are made in shares of a Series or Portfolio and are recorded at fair value, determined by the net asset value per share of the respective Series or Portfolio. Investment transactions in each Series or Portfolio are recorded on the trade date. Distributions of net investment income and capital gains from each Series or Portfolio are recognized on the ex-distribution date. Realized gains and losses on redemptions of the shares of the Series or Portfolio are determined on a first-in, first-out basis. The difference between cost and current market value of investments owned on the day of measurement is recorded as unrealized appreciation or depreciation of investments.

         Federal Income Taxes

         Operations of the Account form a part of, and are taxed with, the total operations of ReliaStar NY, which is taxed as a life insurance company under the Internal Revenue Code. Earnings and realized capital gains of the Account attributable to the Contractowners are excluded in the determination of the federal income tax liability of ReliaStar NY.

         Variable Annuity Reserves

         All Contracts in the Account are currently in the accumulation period. Prior to the annuity date, the Contracts are redeemable for the net cash surrender value of the Contracts. The annuity reserves are equal to the Contractowners' aggregate account values invested in the Account Divisions. To the extent that benefits to be paid to the Contractowners exceed their account values, the Company will contribute additional funds to the benefit proceeds. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

3.       Charges and Fees

         Under the terms of the Contracts, certain charges are allocated to the Contracts to cover ReliaStar NY's expenses in connection with the issuance and administration of the Contracts. Following is a summary of these charges:

         Mortality and Expense Risk Charges

         ReliaStar NY assumes mortality and expense risks related to the operations of the Account and, in accordance with the terms of the Contracts, deducts a daily charge from the assets of the Account. Daily charges are deducted at annual rates of up to 1.25% of the average daily net asset value of each Division of the Account to cover these risks as, specified in the contract.

         Asset Based Administrative Charges

         A daily charge at an annual rate of 0.15% of assets attributable to the Contracts is deducted for asset based administration fees.

         Administrative Charges

         An administrative charge of $30 per Contract year is deducted from the accumulation value of the Contracts to cover ongoing administrative expenses. The charge is incurred at the beginning of the Contract processing period and deducted at the end of the Contract processing period.

         Contingent Deferred Sales Charges

         A contingent deferred sales charge ("Surrender Charge") is imposed as a percentage of each premium payment if the Contract is surrendered or an excess partial withdrawal is taken during the seven-year period from the date a premium payment is received. For DVA Plus and Empire DVA Contracts, the Surrender Charge is imposed at a rate of 7% during the first year of purchase, declining to 6%, 5%, 4%, 3%, 2%, and 1% in the second, third, fourth, fifth, sixth, and seventh years, respectively. For SmartDesign VA Contracts, the Surrender Charge is imposed at a rate of 6% in the year of purchase through the fourth year, declining to 5%, 4%, and 3% in the fifth, sixth, and seventh years, respectively.

         For certain Contracts, premium taxes are deducted, where applicable, from the accumulation value of each Contract. The amount and timing of the payment by ReliaStar NY depends on the contractowner's state of residence and currently ranges up to 4.0% of premiums.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

4.       Related Party Transactions

         During the year ended December 31, 2003, management fees were paid indirectly to Directed Services, Inc., an affiliate of the Company, in its capacity as investment manager to the ING Investors Trust. The Fund's advisory agreement provided for a fee at an annual rate ranging from 0.53% to 1.85% of the average net assets of each respective Series. In addition, management fees were paid to ING Investments, LLC, in its capacity as investment adviser to the ING Variable Insurance Trust and the ING Variable Products Trust. The Fund's advisory agreement provided for a fee at an annual rate ranging from 0.25% to 1.00% of the average net assets of each respective Portfolio.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

5.       Purchases and Sales of Investment Securities

         The aggregate cost of purchases and proceeds from sales of investments follow:

                                                                            Year ended December 31
                                                              2003                           2002
                                                          ----------------------------   ----------------------------
                                                           Purchases        Sales         Purchases        Sales
                                                          -------------  -------------   -------------  -------------
                                                                            (Dollars in thousands)
         ING Investors Trust:
             ING AIM Mid-Cap Growth                                $ 6           $ 48            $ 28          $ 116
             ING Alliance Mid-Cap Growth                           113            228              74            261
             ING American Funds Growth                              33              -               -              -
             ING American Funds Growth-Income                       75              1               -              -
             ING American Funds International                       21              -               -              -
             ING Capital Guardian Large Cap Value                  184            112             135            214
             ING Capital Guardian Managed Global                     2            164              16            137
             ING Capital Guardian Small Cap                        256             99             101            335
             ING Developing World                                    5             38              50             91
             ING Eagle Asset Value Equity                           35             24              22             54
             ING FMRSM Diversified Mid-Cap                          39             43              54             96
             ING Goldman Sachs Internet TollkeeperSM                 -              -               -             11
             ING Hard Assets                                        11              2               5              3
             ING International Equity                              179              3               1              -
             ING Janus Growth and Income                            85             37              48             11
             ING Janus Special Equity                               37              -               -              6
             ING Jennison Equity Opportunities                      20            104              41            322
             ING JPMorgan Fleming Small Cap Equity                  19              -               -              -
             ING Limited Maturity Bond                             333            263             620            195
             ING Liquid Assets                                     672          1,419           1,190          1,401
             ING Marisco Growth                                    116            267              95            459
             ING MFS(R) Mid-Cap Growth                             247            231              32            472
             ING MFS(R) Research                                    61            310              43            605
             ING MFS(R) Total Return                               494            529             320            573
             ING PIMCO Core Bond                                   473            480             737             70
             ING Salomon Brothers All Cap                          188            150             248            205
             ING Salomon Brothers Investors                         38             70             112             40
             ING T. Rowe Price Capital Appreciation                 90            226             260            537
             ING T. Rowe Price Equity Income                        78            180             160             57
             ING UBS U.S. Balanced                                   -              9              10             11
             ING Van Kampen Growth and Income                       62            166              86            562
             ING Van Kampen Real Estate                             69             21              51              7
         ING Partners, Inc.:
             ING JPMorgan Mid Cap Value                             51              -               -              -
             ING MFS(R) Capital Opportunities                        5              5               -              -
             ING MFS(R) Global Growth                               24              -               -              -
             ING Salomon Brothers Aggressive Growth                  5              -               -              -
             ING Van Kampen Comstock                               107              -               -              -

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                            Year ended December 31
                                                              2003                           2002
                                                          ----------------------------   ----------------------------
                                                           Purchases        Sales         Purchases        Sales
                                                          -------------  -------------   -------------  -------------
                                                                            (Dollars in thousands)
         ING Variable Insurance Trust:
             ING GET U.S. Core Portfolio - Series 1            $ 5,758          $ 718             $ -            $ -
             ING GET U.S. Core Portfolio - Series 2             10,409             10               -              -
             ING VIT Worldwide Growth                                4              -               2              2
         ING Variable Portfolios, Inc.:
             ING VP Index Plus LargeCap                            139             56               -              -
             ING VP Index Plus MidCap                              254             70               -              -
             ING VP Index Plus SmallCap                            222             55               -              -
             ING VP Value Opportunity                                4              -               -              -
         ING Variable Products Trust:
             ING VP Convertible                                     27              -               -              -
             ING VP Growth Opportunities                            30              -               -              -
             ING VP Large Company Value                            105            107               -              -
             ING VP MagnaCap                                       106             97               -              -
             ING VP SmallCap Opportunities                          12              -               1              -
         AIM Variable Insurance Funds:
             AIM V.I. Dent Demographic Trends                       34              5               -              -
             AIM V.I. Growth                                        55             10               -              -
         AllianceBernstein Variable Products Series
             Fund, Inc.:
             AllianceBernstein Growth and Income                    75              -               -              -
             AllianceBernstein Premier Growth                       53             10               -              -
             AllianceBernstein Value                                37              -               -              -
         Fidelity Variable Insurance Products Fund:
             Fidelity(R) VIP Contrafund(R)                         258             51               -              -
             Fidelity(R) VIP Equity-Income                         255             56               -              -
             Fidelity(R) VIP Growth                                176              9               -              -
         Greenwich Street Series Fund:
             Greenwich Appreciation                                 26            425             143            479
         INVESCO Variable Investment Funds, Inc.:
             INVESCO VIF - Financial Services                       20              -               -              -
             INVESCO VIF - Health Sciences                          50              -               -              -
             INVESCO VIF - Leisure                                   1              -               -              -
             INVESCO VIF - Utilities                                13              -               -              -
         Janus Aspen Series:
             Janus Aspen Series Worldwide Growth                    20              -               -              -
         PIMCO Variable Insurance Trust:
             PIMCO High Yield                                      310            104             400            161
             PIMCO StocksPLUS Growth and Income                     28             41              60             84

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                            Year ended December 31
                                                              2003                           2002
                                                          ----------------------------   ----------------------------
                                                           Purchases        Sales         Purchases        Sales
                                                          -------------  -------------   -------------  -------------
                                                                            (Dollars in thousands)
         Pioneer Variable Contracts Trust:
             Pioneer Fund                                          $ -            $ -             $ -            $ -
             Pioneer Small Company                                  30              9               -              -
         ProFunds VP:
             ProFund VP Bull                                        40             17               -              -
             ProFund VP Europe 30                                    9              -               -              -
             ProFund VP Small Cap                                   79             21               1              -
         Prudential Series Fund, Inc.:
             Jennison                                               50             29               4              4
             SP Jennison International Growth                       53              2              37             14
         Putnam Variable Trust:
             Putnam VT Discovery Growth                             19              5               -              -
             Putnam VT Growth and Income                            20              -               -              -
             Putnam VT International Growth and Income               1              -               -              -
         The Smith Barney Allocation Series, Inc.:
             Smith Barney Select Balanced                          127            532             373            799
             Smith Barney Select Growth                             28            215             294            279
             Smith Barney Select High Growth                        10             87              12            214
         Travelers Series Fund, Inc.:
             Smith Barney High Income                               27             42             101             37
             Smith Barney International All Cap Growth               6             36               6            109
             Smith Barney Large Cap Value                           32            370              64            387
             Smith Barney Money Market                             117            122             125            375
         UBS Series Trust:
             UBS Series Trust Tactical Allocation                   12              -               -              -

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

6.       Changes in Units

         The net changes in units outstanding follow:

                                                                                Year ended December 31
                                                               2003                                      2002
                                            -------------------------------------------- -------------------------------------------
                                               Units          Units       Net Increase      Units         Units       Net Increase
                                               Issued        Redeemed      (Decrease)      Issued       Redeemed       (Decrease)
                                            ------------- --------------- -------------- ------------ -------------- ---------------
ING Investors Trust:
  ING AIM Mid-Cap Growth                            561          4,227         (3,666)        2,006         9,319          (7,314)
  ING Alliance Mid-Cap Growth                    10,137         18,838         (8,701)        7,169        23,273         (16,103)
  ING American Funds Growth                       3,243             22          3,221             -             -               -
  ING American Funds Growth-Income                7,247             49          7,198             -             -               -
  ING American Funds International                1,946             25          1,921             -             -               -
  ING Capital Guardian Large Cap Value           22,024         12,988          9,036        16,315        26,823         (10,508)
  ING Capital Guardian Managed Global               947         10,590         (9,643)        1,042         8,559          (7,517)
  ING Capital Guardian Small Cap                 16,571          6,891          9,680         6,367        19,363         (12,996)
  ING Developing World                              657          5,040         (4,383)        7,344        13,066          (5,723)
  ING Eagle Asset Value Equity                    2,889          2,074            815         1,370         3,246          (1,877)
  ING FMRSM Diversified Mid-Cap                   5,600          6,061           (461)        6,960        11,902          (4,941)
  ING Goldman Sachs Internet TollkeeperSM             -              -              -             -         2,717          (2,717)
  ING Hard Assets                                   587             62            525           348           197             152
  ING International Equity                       19,981            408         19,573           194             -             194
  ING Janus Growth and Income                    13,519          6,646          6,873         6,885         1,289           5,595
  ING Janus Special Equity                        4,470             29          4,441             -           783            (783)
  ING Jennison Equity Opportunities               2,320          7,297         (4,977)        1,982        18,269         (16,287)
  ING JPMorgan Fleming Small Cap Equity           1,993             14          1,979             -             -               -
  ING Limited Maturity Bond                      17,602         13,801          3,801        29,868         9,408          20,459
  ING Liquid Assets                              77,399        124,132        (46,733)       74,502        87,543         (13,041)
  ING Marisco Growth                             10,973         20,602         (9,629)        9,148        36,234         (27,086)
  ING MFS(R) Mid-Cap Growth                      12,238         11,224          1,014         1,993        21,960         (19,967)
  ING MFS(R) Research                             4,091         17,613        (13,522)        2,612        34,044         (31,432)

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                                  Year ended December 31
                                                               2003                                         2002
                                            -------------------------------------------- -------------------------------------------
                                              Units           Units       Net Increase       Units          Units      Net Increase
                                              Issued         Redeemed      (Decrease)       Issued        Redeemed      (Decrease)
                                            ------------- --------------- -------------- ------------ -------------- ---------------
ING Investors Trust (continued):
    ING MFS(R) Total Return                       24,835          25,820           (985)      13,411         27,412         (14,001)
    ING PIMCO Core Bond                           36,441          37,002           (561)      58,767          5,331          53,437
    ING Salomon Brothers All Cap                  19,668          16,231          3,437       23,977         20,686           3,291
    ING Salomon Brothers Investors                 4,751           8,524         (3,773)      11,569          4,355           7,215
    ING T. Rowe Price Capital Appreciation         2,875           7,538         (4,663)       8,452         18,531         (10,079)
    ING T. Rowe Price Equity Income                3,512           7,731         (4,219)       6,319          2,156           4,163
    ING UBS U.S. Balanced                              -             969           (969)       1,004          1,057             (53)
    ING Van Kampen Growth and Income               3,100           7,525         (4,425)       3,692         27,418         (23,726)
    ING Van Kampen Real Estate                     1,976             656          1,320        1,528            165           1,363
ING Partners, Inc.:
    ING JPMorgan Mid Cap Value                     4,600               2          4,598            -              -               -
    ING MFS(R) Capital Opportunities                 719             719              -            -              -               -
    ING MFS(R) Global Growth                       2,564               1          2,563            -              -               -
    ING Salomon Brothers Aggressive Growth           494               -            494            -              -               -
    ING Van Kampen Comstock                       10,887               5         10,882            -              -               -
ING Variable Insurance Trust:
    ING GET U.S. Core Portfolio - Series 1       618,643         108,722        509,921            -              -               -
    ING GET U.S. Core Portfolio - Series 2     1,047,461           2,705      1,044,756            -              -               -
    ING VIT Worldwide Growth                         620               1            619          288            227              61
ING Variable Portfolios, Inc.:
    ING VP Index Plus LargeCap                    16,373           6,417          9,956            -              -               -
    ING VP Index Plus MidCap                      25,059           7,657         17,402            -              -               -
    ING VP Index Plus SmallCap                    20,646           5,589         15,057            -              -               -
    ING VP Value Opportunity                         565               1            564            -              -               -

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                                Year ended December 31
                                                               2003                                       2002
                                            -------------------------------------------- -------------------------------------------
                                              Units           Units       Net Increase     Units          Units       Net Increase
                                              Issued         Redeemed      (Decrease)     Issued        Redeemed       (Decrease)
                                            ------------- --------------- -------------- ------------ -------------- ---------------
ING Variable Products Trust:
    ING VP Convertible                             2,412               -          2,412            -              -               -
    ING VP Growth Opportunities                    4,650               1          4,649            1              -               1
    ING VP Large Company Value                    11,184          11,184              -            -              -               -
    ING VP MagnaCap                               12,407          10,947          1,460            1              -               1
    ING VP SmallCap Opportunities                  2,481              44          2,437          152              1             151
AIM Variable Insurance Funds:
    AIM V.I. Dent Demographic Trends               3,711             530          3,181            -              -               -
    AIM V.I. Growth                                6,919           1,538          5,381            -              -               -
AllianceBernstein Variable Products Series
    Fund, Inc.:
    AllianceBernstein Growth and Income            8,633               3          8,630            -              -               -
    AllianceBernstein Premier Growth               7,622           1,715          5,907            -              -               -
    AllianceBernstein Value                        3,651               4          3,647            -              -               -
Fidelity Variable Insurance Products Fund:
    Fidelity(R) VIP Contrafund(R)                 25,837           4,775         21,062            -              -               -
    Fidelity(R) VIP Equity-Income                 29,925           8,088         21,837            -              -               -
    Fidelity(R) VIP Growth                        24,451           2,806         21,645            -              -               -
Greenwich Street Series Fund:
    Greenwich Appreciation                         1,336          25,420        (24,084)       6,385         28,614         (22,229)
INVESCO Variable Investment Funds, Inc.:
    INVESCO VIF - Financial Services               2,069               -          2,069            -              -               -
    INVESCO VIF - Health Sciences                  5,723               2          5,721            -              -               -
    INVESCO VIF - Leisure                             56               -             56            -              -               -
    INVESCO VIF - Utilities                        1,913               -          1,913            -              -               -
Janus Aspen Series:
    Janus Aspen Series Worldwide Growth            2,738              13          2,725            -              -               -

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                                  Year ended December 31
                                                              2003                                        2002
                                            -------------------------------------------- -------------------------------------------
                                              Units           Units       Net Increase      Units          Units       Net Increase
                                              Issued         Redeemed      (Decrease)      Issued        Redeemed       (Decrease)
                                            ------------- --------------- -------------- ------------ -------------- ---------------
PIMCO Variable Insurance Trust:
    PIMCO High Yield                              23,270           9,253         14,017       37,478         15,961          21,517
    PIMCO StocksPLUS Growth and Income             3,202           4,512         (1,310)       5,515          8,598          (3,084)
Pioneer Variable Contracts Trust:
    Pioneer Fund                                      28               -             28            -              -               -
    Pioneer Small Company                          3,794           1,451          2,343            -              -               -
ProFunds VP:
    ProFund VP Bull                                5,354           2,376          2,978            -              -               -
    ProFund VP Europe 30                           1,081               -          1,081            -              -               -
    ProFund VP Small Cap                           9,539           3,043          6,496          135              1             134
Prudential Series Fund, Inc.:
    Jennison                                      10,331           5,654          4,677          784            676             109
    SP Jennison International Growth              11,184             366         10,818        7,073          2,888           4,186
Putnam Variable Trust:
    Putnam VT Discovery Growth                     2,474             704          1,770            -              -               -
    Putnam VT Growth and Income                    2,420               1          2,419            -              -               -
    Putnam VT International Growth
       and Income                                    116               7            109            -              -               -
The Smith Barney Allocation Series, Inc.:
    Smith Barney Select Balanced                   2,371          37,782        (35,411)       6,478         61,486         (55,008)
    Smith Barney Select Growth                       462          17,594        (17,132)         393         24,646         (24,253)
    Smith Barney Select High Growth                  793           8,365         (7,572)         492         20,003         (19,511)
Travelers Series Fund, Inc.:
    Smith Barney High Income                         759           3,340         (2,581)       2,612          2,971            (359)
    Smith Barney International All Cap
       Growth                                        517           3,581         (3,064)         355          9,895          (9,540)
    Smith Barney Large Cap Value                   1,676          22,389        (20,713)         455         22,884         (22,429)
    Smith Barney Money Market                     54,559          54,914           (355)       9,633         29,318         (19,686)
UBS Series Trust:
    UBS Series Trust Tactical Allocation           1,471              18          1,453            -              -               -

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

7.       Unit Summary

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
ING AIM Capital Mid-Cap Growth
    Band 1                                                2,826.610         $ 14.26               $ 40,307
    Band 3                                               20,704.595           14.08                291,521
                                               ---------------------                   --------------------
                                                         23,531.205                              $ 331,828
                                               =====================                   ====================
ING Alliance Mid-Cap Growth
    Band 1                                               12,477.793         $ 16.83              $ 210,001
    Band 3                                               50,278.916           16.63                836,138
                                               ---------------------                   --------------------
                                                         62,756.709                            $ 1,046,139
                                               =====================                   ====================
ING American Funds Growth
    Band 3                                                  571.191         $ 10.77                $ 6,152
    Band 6                                                  788.175           10.78                  8,497
    Band 8                                                  674.101           10.77                  7,260
    Band 9                                                  936.657           10.76                 10,078
    Band 10                                                 251.012           10.75                  2,698
                                               ---------------------                   --------------------
                                                          3,221.136                               $ 34,685
                                               =====================                   ====================
ING American Funds Growth-Income
    Band 1                                                  545.519         $ 11.00                $ 6,001
    Band 3                                                4,171.909           10.99                 45,849
    Band 5                                                  144.070           11.00                  1,585
    Band 6                                                  785.463           11.00                  8,640
    Band 8                                                  673.312           10.98                  7,393
    Band 9                                                  631.783           10.98                  6,937
    Band 10                                                 245.935           10.97                  2,698
                                               ---------------------                   --------------------
                                                          7,197.991                               $ 79,103
                                               =====================                   ====================
ING American Funds International
    Band 3                                                  441.254         $ 11.62                $ 5,127
    Band 6                                                  753.106           11.62                  8,751
    Band 8                                                   79.512           11.61                    923
    Band 9                                                  414.527           11.60                  4,809
    Band 10                                                 232.557           11.60                  2,698
                                               ---------------------                   --------------------
                                                          1,920.956                               $ 22,308
                                               =====================                   ====================
ING Capital Guardian Large Cap Value
    Band 1                                                3,729.767         $ 10.21               $ 38,081
    Band 3                                               43,787.552           10.15                444,444
                                               ---------------------                   --------------------
                                                         47,517.319                              $ 482,525
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
ING Capital Guardian Managed Global
    Band 1                                                9,247.734         $ 18.87              $ 174,505
    Band 3                                               46,820.232           18.55                868,515
                                               ---------------------                   --------------------
                                                         56,067.966                            $ 1,043,020
                                               =====================                   ====================
ING Capital Guardian Small Cap
    Band 1                                                8,589.723         $ 18.41              $ 158,137
    Band 3                                              115,949.136           18.19              2,109,115
                                               ---------------------                   --------------------
                                                        124,538.859                            $ 2,267,252
                                               =====================                   ====================
ING Developing World
    Band 1                                                5,129.936          $ 9.09               $ 46,631
    Band 3                                               27,850.383            9.01                250,932
                                               ---------------------                   --------------------
                                                         32,980.319                              $ 297,563
                                               =====================                   ====================
ING Eagle Asset Value Equity
    Band 1                                                4,445.000         $ 18.77               $ 83,433
    Band 3                                               14,628.796           18.52                270,925
    Band 10                                                 218.060           17.68                  3,855
                                               ---------------------                   --------------------
                                                         19,291.856                              $ 358,213
                                               =====================                   ====================
ING FMRSM Diversified Mid-Cap
    Band 1                                                1,454.781          $ 9.56               $ 13,908
    Band 3                                                5,835.741            9.52                 55,556
                                               ---------------------                   --------------------
                                                          7,290.522                               $ 69,464
                                               =====================                   ====================
ING Hard Assets
    Band 1                                                  915.625         $ 21.58               $ 19,759
    Band 3                                                1,613.591           21.09                 34,031
                                               ---------------------                   --------------------
                                                          2,529.216                               $ 53,790
                                               =====================                   ====================
ING International Equity
    Band 1                                                   66.446          $ 9.30                  $ 618
    Band 3                                               19,700.210            9.19                181,045
                                               ---------------------                   --------------------
                                                         19,766.656                              $ 181,663
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
ING Janus Growth and Income
    Band 1                                                  490.676          $ 8.56                $ 4,200
    Band 3                                               13,655.006            8.52                116,341
    Band 5                                                2,678.860            8.62                 23,092
    Band 6                                                1,376.651            8.56                 11,784
    Band 10                                                 448.331            8.38                  3,757
                                               ---------------------                   --------------------
                                                         18,649.524                              $ 159,174
                                               =====================                   ====================
ING Janus Special Equity
    Band 3                                                4,441.122            9.01                 40,015
                                               ---------------------                   --------------------
                                                          4,441.122                               $ 40,015
                                               =====================                   ====================
ING Jennison Equity Opportunities
    Band 1                                                8,795.313         $ 19.82              $ 174,323
    Band 3                                               45,661.628           19.47                889,032
                                               ---------------------                   --------------------
                                                         54,456.941                            $ 1,063,355
                                               =====================                   ====================
ING JPMorgan Fleming Small Cap Equity
    Band 5                                                  184.667         $ 10.44                $ 1,928
    Band 6                                                  360.535           10.41                  3,753
    Band 8                                                1,433.826           10.36                 14,854
                                               ---------------------                   --------------------
                                                          1,979.028                               $ 20,535
                                               =====================                   ====================
ING Limited Maturity Bond
    Band 1                                               14,697.176         $ 20.90              $ 307,171
    Band 3                                               53,204.021           20.44              1,087,490
                                               ---------------------                   --------------------
                                                         67,901.197                            $ 1,394,661
                                               =====================                   ====================
ING Liquid Assets
    Band 1                                                7,331.518         $ 16.10              $ 118,037
    Band 3                                               33,138.183           15.74                521,595
    Band 5                                                2,150.893           16.57                 35,640
    Band 8                                                2,917.990           15.38                 44,879
                                               ---------------------                   --------------------
                                                         45,538.584                              $ 720,151
                                               =====================                   ====================
ING Marsico Growth
    Band 1                                               28,715.102         $ 13.92              $ 399,714
    Band 3                                              294,214.293           13.76              4,048,389
                                               ---------------------                   --------------------
                                                        322,929.395                            $ 4,448,103
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
ING MFS(R) Mid-Cap Growth
    Band 1                                                8,140.311         $ 22.36              $ 182,017
    Band 2                                                2,904.320           22.36                 64,941
    Band 3                                               62,237.931           22.02              1,370,479
    Band 4                                               27,286.788           22.02                600,855
                                               ---------------------                   --------------------
                                                        100,569.350                            $ 2,218,292
                                               =====================                   ====================
ING MFS(R) Research
    Band 1                                                6,910.371         $ 18.85              $ 130,260
    Band 2                                               21,357.135           18.85                402,582
    Band 3                                               44,522.398           18.60                828,117
    Band 4                                               54,903.339           18.60              1,021,202
    Band 5                                                  606.549           19.21                 11,652
    Band 9                                                1,529.451           18.00                 27,530
                                               ---------------------                   --------------------
                                                        129,829.243                            $ 2,421,343
                                               =====================                   ====================
ING MFS(R) Total Return
    Band 1                                               21,347.071         $ 22.45              $ 479,242
    Band 2                                                8,044.332           22.45                180,595
    Band 3                                               88,574.578           22.14              1,961,041
    Band 4                                               52,174.848           22.14              1,155,151
    Band 5                                                1,396.960           22.87                 31,948
    Band 6                                                  151.118           22.45                  3,393
    Band 8                                                8,288.578           21.84                181,023
    Band 9                                                  532.321           21.43                 11,408
    Band 10                                                 431.358           21.14                  9,119
                                               ---------------------                   --------------------
                                                        180,941.164                            $ 4,012,920
                                               =====================                   ====================
ING PIMCO Core Bond
    Band 1                                               26,010.903         $ 13.31              $ 346,205
    Band 3                                               22,932.954           13.12                300,880
    Band 5                                                2,679.512           13.56                 36,334
    Band 6                                                1,995.701           13.31                 26,563
    Band 8                                                7,844.099           12.94                101,503
    Band 9                                                  530.867           12.71                  6,747
    Band 10                                                 538.364           12.53                  6,746
                                               ---------------------                   --------------------
                                                         62,532.400                              $ 824,978
                                               =====================                   ====================
ING Salomon Brothers All Cap
    Band 1                                                4,152.552         $ 11.78               $ 48,917
    Band 3                                               78,501.567           11.71                919,253
                                               ---------------------                   --------------------
                                                         82,654.119                              $ 968,170
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
ING Salomon Brothers Investors
    Band 1                                                1,469.884         $ 10.51               $ 15,448
    Band 3                                               15,712.781           10.45                164,199
                                               ---------------------                   --------------------
                                                         17,182.665                              $ 179,647
                                               =====================                   ====================
ING T. Rowe Price Capital Appreciation
    Band 1                                                7,965.658         $ 35.31              $ 281,267
    Band 3                                               19,791.609           34.52                683,206
                                               ---------------------                   --------------------
                                                         27,757.267                              $ 964,473
                                               =====================                   ====================
ING T. Rowe Price Equity Income
    Band 1                                                9,729.328         $ 25.82              $ 251,211
    Band 3                                               31,835.626           25.24                803,531
                                               ---------------------                   --------------------
                                                         41,564.954                            $ 1,054,742
                                               =====================                   ====================
ING UBS U.S. Balanced
    Band 1                                                  415.082          $ 8.49                $ 3,524
    Band 3                                               19,258.985            8.45                162,738
                                               ---------------------                   --------------------
                                                         19,674.067                              $ 166,262
                                               =====================                   ====================
ING Van Kampen Growth and Income
    Band 1                                               10,097.948         $ 23.29              $ 235,181
    Band 3                                               73,618.619           22.94              1,688,811
                                               ---------------------                   --------------------
                                                         83,716.567                            $ 1,923,992
                                               =====================                   ====================
ING Van Kampen Real Estate
    Band 1                                                3,475.195         $ 38.97              $ 135,428
    Band 3                                                4,371.918           38.11                166,614
                                               ---------------------                   --------------------
                                                          7,847.113                              $ 302,042
                                               =====================                   ====================
ING JPMorgan Mid Cap Value
    Band 5                                                1,642.258         $ 11.82               $ 19,411
    Band 6                                                  204.849           11.78                  2,413
    Band 7                                                   91.227           11.75                  1,072
    Band 8                                                1,043.424           11.72                 12,229
    Band 9                                                1,616.569           11.68                 18,882
                                               ---------------------                   --------------------
                                                          4,598.327                               $ 54,007
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
ING MFS(R) Global Growth
    Band 5                                                1,123.450         $ 10.87               $ 12,212
    Band 9                                                1,439.688           10.74                 15,462
                                               ---------------------                   --------------------
                                                          2,563.138                               $ 27,674
                                               =====================                   ====================
ING Salomon Brothers Aggressive Growth
    Band 8                                                  493.992           10.81                  5,340
                                               ---------------------                   --------------------
                                                            493.992                                $ 5,340
                                               =====================                   ====================
ING Van Kampen Comstock
    Band 5                                                5,964.791         $ 10.67               $ 63,644
    Band 8                                                4,692.415           10.59                 49,693
    Band 9                                                  224.522           10.55                  2,369
                                               ---------------------                   --------------------
                                                         10,881.728                              $ 115,706
                                               =====================                   ====================
ING GET U.S. Core Portfolio - Series 1
    Band 11                                              58,248.459         $ 10.27              $ 598,212
    Band 12                                              37,091.345           10.26                380,557
    Band 13                                              28,146.184           10.25                288,498
    Band 14                                             202,324.410           10.25              2,073,825
    Band 15                                             165,690.490           10.23              1,695,014
    Band 16                                              18,419.740           10.23                188,434
                                               ---------------------                   --------------------
                                                        509,920.628                            $ 5,224,540
                                               =====================                   ====================
ING GET U.S. Core Portfolio - Series 2
    Band 11                                             149,037.910         $ 10.04            $ 1,496,341
    Band 12                                              30,982.021           10.04                311,059
    Band 13                                              15,451.572           10.03                154,979
    Band 14                                             469,705.554           10.03              4,711,147
    Band 15                                             279,953.893           10.02              2,805,138
    Band 16                                              99,624.744           10.02                998,240
                                               ---------------------                   --------------------
                                                      1,044,755.694                           $ 10,476,904
                                               =====================                   ====================
ING VIT Worldwide Growth
    Band 1                                                  618.289          $ 6.67                $ 4,124
    Band 3                                                2,602.410            6.63                 17,254
                                               ---------------------                   --------------------
                                                          3,220.699                               $ 21,378
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
ING VP Index Plus LargeCap
    Band 5                                                2,260.957          $ 9.06               $ 20,484
    Band 6                                                  490.762            9.01                  4,422
    Band 7                                                  119.367            8.98                  1,072
    Band 8                                                6,086.033            8.95                 54,470
    Band 9                                                  998.767            8.90                  8,889
                                               ---------------------                   --------------------
                                                          9,955.886                               $ 89,337
                                               =====================                   ====================
ING VP Index Plus MidCap
    Band 5                                                2,393.035         $ 11.24               $ 26,898
    Band 6                                                4,154.705           11.18                 46,450
    Band 8                                                6,332.556           11.10                 70,291
    Band 9                                                4,521.381           11.05                 49,961
                                               ---------------------                   --------------------
                                                         17,401.677                              $ 193,600
                                               =====================                   ====================
ING VP Index Plus SmallCap
    Band 5                                                1,049.123         $ 11.64               $ 12,212
    Band 6                                                2,811.306           11.58                 32,555
    Band 7                                                   93.699           11.54                  1,081
    Band 8                                                4,684.988           11.50                 53,877
    Band 9                                                5,190.744           11.44                 59,382
    Band 10                                               1,227.384           11.40                 13,992
                                               ---------------------                   --------------------
                                                         15,057.244                              $ 173,099
                                               =====================                   ====================
ING VP Value Opportunity
    Band 9                                                  564.420            7.98                  4,504
                                               ---------------------                   --------------------
                                                            564.420                                $ 4,504
                                               =====================                   ====================
ING VP Convertible
    Band 5                                                  836.590         $ 12.17               $ 10,181
    Band 8                                                1,188.446           12.02                 14,285
    Band 9                                                  386.821           11.97                  4,630
                                               ---------------------                   --------------------
                                                          2,411.857                               $ 29,096
                                               =====================                   ====================
ING VP Growth Opportunities
    Band 1                                                4,649.576          $ 6.90               $ 32,082
    Band 3                                                2,676.455            6.87                 18,387
                                               ---------------------                   --------------------
                                                          7,326.031                               $ 50,469
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
ING VP MagnaCap
    Band 3                                                2,556.875          $ 9.15               $ 23,395
    Band 8                                                  735.819            9.12                  6,711
    Band 9                                                  724.256            9.07                  6,569
                                               ---------------------                   --------------------
                                                          4,016.950                               $ 36,675
                                               =====================                   ====================
ING VP SmallCap Opportunities
    Band 1                                                  584.544          $ 6.33                $ 3,700
    Band 3                                                3,275.725            6.31                 20,670
                                               ---------------------                   --------------------
                                                          3,860.269                               $ 24,370
                                               =====================                   ====================
AIM V.I. Dent Demographic Trends
    Band 5                                                1,104.507         $ 10.02               $ 11,067
    Band 9                                                2,076.562            9.86                 20,475
                                               ---------------------                   --------------------
                                                          3,181.069                               $ 31,542
                                               =====================                   ====================
AIM V.I. Growth
    Band 5                                                2,734.872          $ 9.13               $ 24,969
    Band 9                                                2,646.207            8.99                 23,789
                                               ---------------------                   --------------------
                                                          5,381.079                               $ 48,758
                                               =====================                   ====================
AllianceBernstein Growth and Income
    Band 5                                                  243.400          $ 9.67                $ 2,354
    Band 8                                                4,129.062            9.55                 39,433
    Band 9                                                  806.319            9.50                  7,660
    Band 10                                               3,450.780            9.47                 32,679
                                               ---------------------                   --------------------
                                                          8,629.561                               $ 82,126
                                               =====================                   ====================
AllianceBernstein Premier Growth
    Band 5                                                  809.814          $ 8.00                $ 6,479
    Band 8                                                2,207.822            7.90                 17,442
    Band 9                                                2,888.976            7.86                 22,707
                                               ---------------------                   --------------------
                                                          5,906.612                               $ 46,628
                                               =====================                   ====================
AllianceBernstein Value
    Band 5                                                1,306.656         $ 10.99               $ 14,360
    Band 6                                                  451.494           10.94                  4,939
    Band 8                                                1,889.179           10.86                 20,516
                                               ---------------------                   --------------------
                                                          3,647.329                               $ 39,815
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
Fidelity(R) VIP Contrafund(R)
    Band 5                                                5,194.096         $ 11.03               $ 57,291
    Band 6                                                4,394.962           10.98                 48,257
    Band 8                                                8,933.687           10.90                 97,377
    Band 9                                                2,539.623           10.84                 27,530
                                               ---------------------                   --------------------
                                                         21,062.368                              $ 230,455
                                               =====================                   ====================
Fidelity(R) VIP Equity-Income
    Band 5                                                5,826.227         $ 10.13               $ 59,020
    Band 6                                                3,714.684           10.08                 37,444
    Band 8                                                7,965.400           10.01                 79,734
    Band 9                                                4,058.520            9.96                 40,423
    Band 10                                                 271.987            9.92                  2,698
                                               ---------------------                   --------------------
                                                         21,836.818                              $ 219,319
                                               =====================                   ====================
Fidelity(R) VIP Growth
    Band 5                                                5,687.490          $ 8.40               $ 47,775
    Band 6                                                4,124.894            8.36                 34,484
    Band 8                                                6,003.994            8.30                 49,833
    Band 9                                                1,984.064            8.26                 16,388
    Band 10                                               3,844.288            8.23                 31,638
                                               ---------------------                   --------------------
                                                         21,644.730                              $ 180,118
                                               =====================                   ====================
 Greenwich Appreciation
    Band 2                                               54,420.986         $ 17.25              $ 938,762
    Band 4                                              146,621.044           17.05              2,499,889
                                               ---------------------                   --------------------
                                                        201,042.030                            $ 3,438,651
                                               =====================                   ====================
INVESCO VIF - Financial Services
    Band 5                                                   78.152         $ 10.13                  $ 792
    Band 6                                                  109.090           10.08                  1,100
    Band 8                                                1,881.541           10.00                 18,815
                                               ---------------------                   --------------------
                                                          2,068.783                               $ 20,707
                                               =====================                   ====================
INVESCO VIF - Health Sciences
    Band 5                                                2,431.528          $ 9.73               $ 23,659
    Band 6                                                   59.063            9.68                    572
    Band 8                                                1,098.677            9.61                 10,558
    Band 9                                                2,132.027            9.56                 20,382
                                               ---------------------                   --------------------
                                                          5,721.295                               $ 55,171
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
INVESCO VIF - Leisure
    Band 9                                                   55.638         $ 10.64                  $ 592
                                               ---------------------                   --------------------
                                                             55.638                                  $ 592
                                               =====================                   ====================
INVESCO VIF - Utilities
    Band 8                                                1,912.854          $ 7.35               $ 14,059
                                               ---------------------                   --------------------
                                                          1,912.854                               $ 14,059
                                               =====================                   ====================
Janus Aspen Series Worldwide Growth
    Band 5                                                  477.272          $ 8.44                $ 4,028
    Band 6                                                1,443.320            8.40                 12,124
    Band 8                                                  402.368            8.34                  3,356
    Band 9                                                  402.325            8.30                  3,339
                                               ---------------------                   --------------------
                                                          2,725.285                               $ 22,847
                                               =====================                   ====================
PIMCO High Yield Bond
    Band 1                                               24,082.270         $ 12.02              $ 289,469
    Band 3                                               46,855.828           11.92                558,521
    Band 5                                                2,287.931           12.16                 27,821
    Band 6                                                  414.964           12.02                  4,988
    Band 8                                                3,183.059           11.82                 37,624
    Band 9                                                1,916.284           11.69                 22,401
    Band 10                                                 349.153           11.59                  4,047
                                               ---------------------                   --------------------
                                                         79,089.489                              $ 944,871
                                               =====================                   ====================
PIMCO StocksPLUS Growth and Income
    Band 1                                                2,307.218         $ 10.44               $ 24,087
    Band 3                                               14,264.373           10.35                147,636
                                               ---------------------                   --------------------
                                                         16,571.591                              $ 171,723
                                               =====================                   ====================
Pioneer Fund
    Band 8                                                   27.655          $ 9.06                  $ 251
                                               ---------------------                   --------------------
                                                             27.655                                  $ 251
                                               =====================                   ====================
Pioneer Small Company
    Band 5                                                  913.143          $ 9.75                $ 8,903
    Band 8                                                  976.819            9.63                  9,407
    Band 9                                                  452.937            9.59                  4,344
                                               ---------------------                   --------------------
                                                          2,342.899                               $ 22,654
                                               =====================                   ====================

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
ProFund VP Bull
    Band 1                                                2,978.178          $ 8.29               $ 24,689
                                               ---------------------                   --------------------
                                                          2,978.178                               $ 24,689
                                               =====================                   ====================
ProFund VP Europe 30
    Band 1                                                1,080.649          $ 8.31                $ 8,980
                                               ---------------------                   --------------------
                                                          1,080.649                                $ 8,980
                                               =====================                   ====================
ProFund VP Small Cap
    Band 1                                                  438.416         $ 10.19                $ 4,467
    Band 3                                                  524.777           10.15                  5,326
    Band 5                                                2,287.539           10.25                 23,447
    Band 8                                                3,189.974           10.11                 32,251
    Band 9                                                  189.006           10.06                  1,901
                                               ---------------------                   --------------------
                                                          6,629.712                               $ 67,392
                                               =====================                   ====================
Jennison
    Band 1                                                2,440.752          $ 5.49               $ 13,400
    Band 3                                               10,301.195            5.46                 56,245
    Band 5                                                  259.910            5.53                  1,437
    Band 9                                                  219.673            5.39                  1,184
                                               ---------------------                   --------------------
                                                         13,221.530                               $ 72,266
                                               =====================                   ====================
SP Jennison International Growth
    Band 1                                                  326.332          $ 5.67                $ 1,850
    Band 3                                               18,964.082            5.65                107,147
    Band 5                                                  346.818            5.71                  1,980
    Band 6                                                  300.224            5.67                  1,702
    Band 7                                                  384.897            5.65                  2,175
    Band 8                                                  765.136            5.62                  4,300
    Band 9                                                5,733.915            5.58                 31,995
    Band 10                                               2,608.497            5.56                 14,503
                                               ---------------------                   --------------------
                                                         29,429.901                              $ 165,652
                                               =====================                   ====================
Putnam VT Discovery Growth
    Band 5                                                1,307.862          $ 7.98               $ 10,437
    Band 8                                                  462.108            7.88                  3,641
                                               ---------------------                   --------------------
                                                          1,769.970                               $ 14,078
                                               =====================                   ====================

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RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
Putnam VT Growth and Income
    Band 8                                                2,168.047          $ 9.48               $ 20,553
    Band 9                                                  251.171            9.43                  2,369
                                               ---------------------                   --------------------
                                                          2,419.218                               $ 22,922
                                               =====================                   ====================
Putnam VT International Growth and
    Income
    Band 9                                                  109.146         $ 10.85                $ 1,184
                                               ---------------------                   --------------------
                                                            109.146                                $ 1,184
                                               =====================                   ====================
Smith Barney Select Balanced
    Band 2                                               88,492.686         $ 14.06            $ 1,244,207
    Band 4                                              224,362.648           13.91              3,120,884
                                               ---------------------                   --------------------
                                                        312,855.334                            $ 4,365,091
                                               =====================                   ====================
Smith Barney Select Growth
    Band 2                                               27,798.482         $ 12.39              $ 344,423
    Band 4                                              111,858.489           12.26              1,371,385
                                               ---------------------                   --------------------
                                                        139,656.971                            $ 1,715,808
                                               =====================                   ====================
Smith Barney Select High Growth
    Band 2                                               13,137.394         $ 12.56              $ 165,006
    Band 4                                               55,523.022           12.43                690,151
                                               ---------------------                   --------------------
                                                         68,660.416                              $ 855,157
                                               =====================                   ====================
Smith Barney High Income
    Band 2                                                7,740.649         $ 14.37              $ 111,233
    Band 4                                               14,771.083           14.18                209,454
                                               ---------------------                   --------------------
                                                         22,511.732                              $ 320,687
                                               =====================                   ====================
Smith Barney International All Cap Growth
    Band 2                                                4,241.114         $ 11.23               $ 47,628
    Band 4                                               16,936.836           11.09                187,830
                                               ---------------------                   --------------------
                                                         21,177.950                              $ 235,458
                                               =====================                   ====================
Smith Barney Large Cap Value
    Band 2                                               19,566.657         $ 17.96              $ 351,417
    Band 4                                               46,361.453           17.73                821,989
                                               ---------------------                   --------------------
                                                         65,928.110                            $ 1,173,406
                                               =====================                   ====================

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RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

             Division/Contract                  Units Outstanding      Unit Value        Extended Value
---------------------------------------------  ---------------------  --------------   --------------------
Smith Barney Money Market
    Band 2                                                9,402.487         $ 12.60              $ 118,471
    Band 4                                               14,416.270           12.44                179,338
                                               ---------------------                   --------------------
                                                         23,818.757                              $ 297,809
                                               =====================                   ====================
UBS Series Trust Tactical Allocation
    Band 8                                                1,453.232          $ 8.94               $ 12,992
                                               ---------------------                   --------------------
                                                          1,453.232                               $ 12,992
                                               =====================                   ====================

   Band            Contract Description
-----------   ---------------------------------------------------------------------------------------------
Band 1        DVA Plus - Standard
Band 2        Empire DVA - Standard
Band 3        DVA Plus - Annual Ratchet
Band 4        Empire DVA - Annual Ratchet
Band 5        SmartDesign VA - Option I
Band 6        SmartDesign VA - Option II
Band 7        SmartDesign VA - Option III
Band 8        SmartDesign VA - Option I  with Optional Asset-Based Premium Credit Charge
Band 9        SmartDesign VA - Option II  with Optional Asset-Based Premium Credit Charge
Band 10       SmartDesign VA - Option III  with Optional Asset-Based Premium Credit Charge
Band 11       SmartDesign VA - Option I  with GET Fund Guarantee Charge
Band 12       SmartDesign VA - Option II  with GET Fund Guarantee Charge
Band 13       SmartDesign VA - Option II  with GET Fund Guarantee Charge
Band 14       SmartDesign VA - Option I  with Optional Asset-Based Premium Credit Charge and GET Fund Guarantee Charge
Band 15       SmartDesign VA - Option II  with Optional Asset-Based Premium Credit Charge and GET Fund Guarantee Charge
Band 16       SmartDesign VA - Option III  with Optional Asset-Based Premium Credit Charge and GET Fund Guarantee Charge

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RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

8.       Financial Highlights

         A summary of unit values and units outstanding for variable annuity contracts, expense ratios, excluding expenses of underlying funds, investment income ratios, and total return for the years ended December 31, 2003, 2002 and 2001, along with units outstanding and unit values for the year ended December 31, 2000, follows:

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  ING AIM Mid-Cap Growth
    2003                                24   $14.08 to $14.26         $ 332          -  %    1.25% to 1.40%       42.08% to 42.46%
    2002                                27   $9.91 to $10.01            270          -       1.25% to 1.40%      -32.63% to -32.59%
    2001                                35   $14.71 to $14.85           508          -       1.25% to 1.40%      -22.25% to -22.13%
    2000                                42   $18.92 to $19.07           797          *              *                     *
  ING Alliance Mid-Cap Growth
    2003                                63   $16.63 to $16.83         1,046          -       1.25% to 1.40%       64.65% to 65.00%
    2002                                71   $10.10 to $10.20           723          -       1.25% to 1.40%      -31.01% to -30.89%
    2001                                88   $14.64 to $14.76         1,284          -       1.25% to 1.40%      -14.93% to -14.83%
    2000                                75   $17.21 to $17.33         1,291          *              *                     *
  ING American Funds Growth
    2003                                 3   $10.75 to $10.78            35       ****       1.25% to 1.90%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ING American Funds Growth-
    Income
    2003                                 7   $10.97 to $11.00            79       ****       1.05% to 1.90%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****

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RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB        Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)  (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- -------------------- --------------------
  ING American Funds
    International
    2003                                 2   $11.60 to $11.62          $ 22       **** %     1.25% to 1.90%             ****
    2002                              ****         ****                ****       ****             ****                 ****
    2001                              ****         ****                ****       ****             ****                 ****
    2000                              ****         ****                ****       ****             ****                 ****
  ING Capital Guardian Large Cap
    Value
    2003                                48   $10.15 to $10.21           483          -       1.25% to 1.40%      34.79% to 35.05%
    2002                                38    $7.53 to $7.56            290       0.17       1.25% to 1.40%     -24.85% to -24.78%
    2001                                49   $10.02 to $10.05           491       0.28       1.25% to 1.40%      -4.93% to -4.83%
    2000                                11   $10.54 to $10.56           120          *              *                    *
  ING Capital Guardian Managed
    Global
    2003                                56   $18.55 to $18.87         1,043          -       1.25% to 1.40%      34.42% to 34.59%
    2002                                66   $13.80 to $14.02           910       0.11       1.25% to 1.40%     -21.32% to -21.15%
    2001                                73   $17.54 to $17.78         1,288       0.11       1.25% to 1.40%     -13.13% to -13.01%
    2000                                73   $20.19 to $20.44         1,480          *              *                    *
  ING Capital Guardian Small Cap
    2003                               125   $18.19 to $18.41         2,267       0.16       1.25% to 1.40%      38.43% to 38.63%
    2002                               115   $13.14 to $13.28         1,511       0.12       1.25% to 1.40%     -26.47% to -26.34%
    2001                               128   $17.87 to $18.03         2,286       0.12       1.25% to 1.40%      -2.88% to -2.75%
    2000                               114   $18.40 to $18.54         2,099          *              *                    *
  ING Developing World
    2003                                33    $9.01 to $9.09            298          -       1.25% to 1.40%      44.62% to 44.75%
    2002                                37    $6.23 to $6.28            233          -       1.25% to 1.40%     -12.01% to -11.80%
    2001                                43    $7.08 to $7.12            305       1.33       1.25% to 1.40%      -6.60% to -6.44%
    2000                                20    $7.58 to $7.61            155          *              *                    *

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RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  ING Eagle Asset Value Equity
    2003                                19   $17.68 to $18.77         $ 358       0.31 %     1.25% to 1.90%       23.47% to 23.65%
    2002                                18   $15.00 to $15.18           278       0.66       1.25% to 1.40%      -18.21% to -18.08%
    2001                                20   $18.34 to 18.53            374       0.88       1.25% to 1.40%       -5.76% to -5.60%
    2000                                16   $19.46 to $19.63           317          *              *                     *
  ING FMRSM Diversified Mid-Cap
    2003                                 7    $9.52 to $9.56             69          -       1.25% to 1.40%       31.67% to 31.68%
    2002                                 8    $7.23 to $7.26             56       0.18            1.40%                -20.55%
    2001                                13        $9.10                 115       0.65            1.40%                -7.71%
    2000                                 -        $9.86                   3          *              *                     *
  ING Hard Assets
    2003                                 3   $21.09 to $21.58            54          -       1.25% to 1.40%       50.11% to 50.38%
    2002                                 2   $14.05 to $14.35            28       0.52       1.25% to 1.40%       -0.57% to -0.49%
    2001                                 2   $14.13 to $14.42            26          -       1.25% to 1.40%      -13.31% to -13.18%
    2000                                 1   $16.30 to $16.61            18          *              *                     *
  ING International Equity
    2003                                20    $9.19 to $9.30            182          -       1.25% to 1.40%       27.46% to 27.57%
    2002                                 -    $7.21 to $7.29              1        ***            1.40%                  ***
    2001                                 -                                -        ***             ***                   ***
    2000                                 -                                -        ***             ***                   ***
  ING Janus Growth and Income
    2003                                19    $8.38 to $8.62            159          -       1.05% to 1.90%       20.85% to 21.07%
    2002                                12    $7.05 to $7.07             83       0.60       1.25% to 1.40%      -20.88% to -20.47%
    2001                                 6    $8.89 to $8.91             55       0.91       1.25% to 1.40%            -10.36%
    2000                                 -        $9.94                   4          *              *                     *

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RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  ING Janus Special Equity
    2003                                 4        $9.01                $ 40          - %          1.40%                 *****
    2002                                 -          -                     -          -       1.25% to 1.40%            -26.86%
    2001                                 1        $8.34                   7         **            1.25%                  **
    2000                                **          **                   **         **             **                    **
  ING Jennison Equity
    Opportunities
    2003                                54   $19.47 to $19.82         1,063       0.10       1.25% to 1.40%       29.28% to 29.46%
    2002                                59   $15.06 to $15.31           898       0.11       1.25% to 1.40%      -30.28% to -30.12%
    2001                                76   $21.60 to $21.91         1,641       0.07       1.25% to 1.40%      -14.18% to -14.08%
    2000                                69   $25.17 to $25.50         1,731          *              *                     *
  ING JPMorgan Fleming Small Cap
    Equity
    2003                                 2   $10.36 to $10.44            21       ****       1.05% to 1.55%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ING Limited Maturity Bond
    2003                                68   $20.44 to $20.90         1,395       1.04       1.25% to 1.40%        1.39% to 1.55%
    2002                                64   $20.16 to $20.58         1,298       3.64       1.25% to 1.40%        5.77% to 5.86%
    2001                                44   $19.06 to $19.44           838       4.84       1.25% to 1.40%        7.32% to 7.52%
    2000                                38   $17.76 to $18.08           686          *              *                     *
  ING Liquid Assets
    2003                                46   $15.38 to $16.57           720       0.91       1.05% to 1.55%       -0.63% to -0.49%
    2002                                92   $15.84 to $16.18         1,467       1.44       1.25% to 1.40%        0.00% to 0.19%
    2001                               105   $15.84 to $16.15         1,678       3.50       1.25% to 1.40%        2.39% to 2.54%
    2000                                68   $15.47 to $15.75         1,064          *              *                     *

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RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  ING Marisco Growth
    2003                               323   $13.76 to $13.92       $ 4,447          - %     1.25% to 1.40%       30.80% to 31.07%
    2002                               333   $10.52 to $10.62         3,502          -       1.25% to 1.40%      -30.52% to -30.50%
    2001                               360   $15.14 to $15.28         5,451          -       1.25% to 1.40%      -31.24% to -31.08%
    2000                               383   $22.02 to $22.17         8,440          *              *                     *
  ING MFS(R) Mid-Cap Growth
    2003                               101   $22.02 to $22.36         2,217          -       1.25% to 1.40%       37.20% to 37.35%
    2002                               100   $16.05 to $16.28         1,602          -       1.25% to 1.40%      -49.53% to -49.44%
    2001                               120   $31.80 to $32.20         3,807       0.33       1.25% to 1.40%      -24.70% to -24.59%
    2000                               128   $42.23 to $42.70         5,408          *              *                     *
  ING MFS(R) Research
    2003                               130   $18.00 to $19.21         2,420       0.22       1.05% to 1.75%       22.85% to 23.04%
    2002                               143   $15.14 to $15.32         2,176       0.39       1.25% to 1.40%      -25.93% to -25.85%
    2001                               175   $20.44 to $20.66         3,580       0.11       1.25% to 1.40%      -22.55% to -22.42%
    2000                               194   $26.39 to $26.63         5,128          *              *                     *
  ING MFS(R) Total Return
    2003                               181   $21.14 to $22.87         4,012       0.48       1.05% to 1.90%       15.13% to 15.31%
    2002                               182   $19.23 to $19.47         3,506       2.15       1.25% to 1.40%       -6.47% to -6.30%
    2001                               196   $20.56 to $20.78         4,037       4.44       1.25% to 1.40%       -0.92% to -0.76%
    2000                               181   $20.75 to $20.94         3,769          *              *                     *
  ING PIMCO Core Bond
    2003                                63   $12.53 to $13.56           825       1.59       1.05% to 1.90%        3.23% to 3.42%
    2002                                63   $12.71 to $12.87           805       3.99       1.25% to 1.40%        7.17% to 7.34%
    2001                                10   $11.86 to $11.99           115       0.23       1.25% to 1.40%        1.02% to 1.18%
    2000                                10   $11.74 to $11.85           123          *              *                     *

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RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  ING Salomon Brothers All Cap
    2003                                83   $11.71 to $11.78         $ 968          -   %   1.25% to 1.40%       36.96% to 37.14%
    2002                                79    $8.55 to $8.59            677       0.21       1.25% to 1.40%      -26.61% to -26.46%
    2001                                76   $11.65 to $11.68           884       1.10       1.25% to 1.40%        0.52% to 0.62%
    2000                                52   $11.59 to $11.61           602          *              *                     *
  ING Salomon Brothers Investors
    2003                                17   $10.45 to $10.51           180          -       1.25% to 1.40%       29.49% to 29.59%
    2002                                21    $8.07 to $8.11            169       0.79       1.25% to 1.40%      -24.08% to -23.92%
    2001                                14   $10.63 to $10.66           146       0.90       1.25% to 1.40%            -5.60%
    2000                                 7        $11.26                 83          *              *                     *
  ING T. Rowe Price Capital
    Appreciation
    2003                                28   $34.52 to $35.31           964       0.43       1.25% to 1.40%      23.46% to 23.68%
    2002                                32   $27.96 to $28.55           911       1.21       1.25% to 1.40%       -0.92% to -0.76%
    2001                                42   $28.22 to $28.77         1,208       2.85       1.25% to 1.40%        8.41% to 8.53%
    2000                                37   $26.03 to $26.51           966          *              *                     *
  ING T. Rowe Price Equity
    Income
    2003                                42   $25.24 to $25.82         1,055       0.40       1.25% to 1.40%      23.42% to 23.60%
    2002                                46   $20.45 to $20.89           942       1.31       1.25% to 1.40%      -14.44% to -14.28%
    2001                                42   $23.90 to $24.37         1,002       1.93       1.25% to 1.40%        -0.04% to 0.08%
    2000                                31   $23.91 to $24.35           752          *              *                     *
  ING UBS U.S. Balanced
    2003                                20    $8.45 to $8.49            166          -       1.25% to 1.40%       16.39% to 16.46%
    2002                                21    $7.26 to $7.29            150       1.14       1.25% to 1.40%            -16.36%
    2001                                21        $8.68                 180       1.43            1.40%                -7.46%
    2000                                 4        $9.38                  34          *              *                     *

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  ING Van Kampen Growth and
    Income
    2003                                84   $22.94 to $23.29       $ 1,924       0.23   %   1.25% to 1.40%       26.11% to 26.23%
    2002                                88   $18.19 to $18.45         1,606       0.78       1.25% to 1.40%      -15.94% to -15.84%
    2001                               112   $21.64 to $21.92         2,426       0.29       1.25% to 1.40%      -13.20% to -13.05%
    2000                               121   $24.93 to $25.21         3,012          *              *                     *
  ING Van Kampen Real Estate
    2003                                 8   $38.11 to $38.97           302       0.82       1.25% to 1.40%       35.82% to 36.02%
    2002                                 7   $28.06 to $28.65           185       3.64       1.25% to 1.40%       -1.20% to -1.07%
    2001                                 5   $28.40 to $28.96           148       2.23       1.25% to 1.40%        6.61% to 6.78%
    2000                                 9   $26.64 to $27.12           241          *              *                     *
  ING JPMorgan Mid Cap Value
    2003                                 5   $11.68 to $11.82            54       ****       1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ING MFS(R) Capital
    Opportunities
    2003                                                                  -       ****                                   ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ING MFS(R) Global Growth
    2003                                 3   $10.74 to $10.87            28       ****       1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB        Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)  (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- -------------------- --------------------
  ING Salomon Brothers
    Aggressive Growth
    2003                                 -        $10.81                $ 5       ****   %        1.55%                 ****
    2002                              ****         ****                ****       ****             ****                 ****
    2001                              ****         ****                ****       ****             ****                 ****
    2000                              ****         ****                ****       ****             ****                 ****
  ING Van Kampen Comstock
    2003                                11   $10.55 to $10.67           116       ****       1.05% to 1.75%             ****
    2002                              ****         ****                ****       ****             ****                 ****
    2001                              ****         ****                ****       ****             ****                 ****
    2000                              ****         ****                ****       ****             ****                 ****
  ING GET U.S. Core Portfolio -
    Series 1
    2003                               510  $10.23 to $10.27          5,224       ****       1.55% to 2.40%             ****
    2002                              ****         ****                ****       ****             ****                 ****
    2001                              ****         ****                ****       ****             ****                 ****
    2000                              ****         ****                ****       ****             ****                 ****
  ING GET U.S. Core Portfolio -
    Series 2
    2003                             1,045   $10.02 to $10.04        10,476       ****       1.55% to 2.40%             ****
    2002                              ****         ****                ****       ****             ****                 ****
    2001                              ****         ****                ****       ****             ****                 ****
    2000                              ****         ****                ****       ****             ****                 ****
  ING VIT Worldwide Growth
    2003                                 3    $6.63 to $6.67             21          -       1.25% to 1.40%           27.26%
    2002                                 3        $5.21                  14       0.01            1.40%               -25.78%
    2001                                 3        $7.02                  18          -            1.40%               -19.77%
    2000                                 2    $8.75 to $8.76             19          *              *                    *

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  ING VP Index Plus LargeCap
    2003                                10    $8.90 to $9.06           $ 89       **** %     1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ING VP Index Plus MidCap
    2003                                17   $11.05 to $11.24           194       ****       1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ING VP Index Plus SmallCap
    2003                                15   $11.40 to $11.64           173       ****       1.05% to 1.90%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ING VP Value Opportunity
    2003                                 1        $7.98                   5       ****            1.75%                  ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ING VP Convertible
    2003                                 2   $11.97 to $12.17            29       ****       1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  ING VP Growth Opportunities
    2003                                 7    $6.87 to $6.90           $ 50          -   %   1.25% to 1.40%            30.61%
    2002                                    3     $5.26                  14          -            1.40%                -32.48%
    2001                                    3     $7.79                  21         **            1.40%                  **
    2000                                 -          -                     -         **             **                    **
  ING VP MagnaCap
    2003                                 4    $9.07 to $9.15             37          -       1.40% to 1.75%            28.87%
    2002                                 3        $7.10                  18       0.88            1.40%                -24.06%
    2001                                 3        $9.35                  24         **            1.40%                   **
    2000                                 -          -                     -         **             **                    **
  ING VP SmallCap Opportunities
    2003                                 4    $6.31 to $6.33             24          -       1.25% to 1.40%       36.58% to 36.72%
    2002                                 1    $4.62 to $4.63              7          -       1.25% to 1.40%      -44.54% to -44.48%
    2001                                 1    $8.33 to $8.34             11         **       1.25% to 1.40%               **
    2000                                 -          -                     -         **             **                    **
  AIM V.I. Dent Demographic
    Trends
    2003                                 3   $9.86 to $10.02             32       ****       1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  AIM V.I. Growth
    2003                                 5    $8.99 to $9.13             49       ****       1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  AllianceBernstein Growth and
    Income
    2003                                 9    $9.47 to $9.67           $ 82       **** %     1.05% to 1.90%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  AllianceBernstein Premier
    Growth
    2003                                 6    $7.86 to $8.00             47       ****       1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  AllianceBernstein Value
    2003                                 4   $10.86 to $10.99            40       ****       1.05% to 1.55%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  Fidelity(R) VIP Contrafund(R)
    2003                                21   $10.84 to $11.03           230       ****       1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  Fidelity(R) VIP Equity-Income
    2003                                22   $9.92 to $10.13            219       ****       1.05% to 1.90%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                  Division        (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
    Fidelity(R) VIP Growth
      2003                              22    $8.23 to $8.40          $ 180       **** %     1.05% to 1.90%              ****
      2002                            ****         ****                ****       ****             ****                  ****
      2001                            ****         ****                ****       ****             ****                  ****
      2000                            ****         ****                ****       ****             ****                  ****
    Greenwich Appreciation
      2003                             201   $17.05 to $17.25         3,438       0.61       1.25% to 1.40%       22.84% to 23.04%
      2002                             225   $13.88 to $14.02         3,135       1.41       1.25% to 1.40%      -18.69% to -18.58%
      2001                             247   $17.07 to $17.22         4,233       1.11       1.25% to 1.40%       -5.32% to -5.18%
      2000                             275   $18.03 to $18.16         4,969          *              *                     *
    INVESCO VIF - Financial
      Services
      2003                               2   $10.00 to $10.13            21       ****       1.05% to 1.55%              ****
      2002                            ****         ****                ****       ****             ****                  ****
      2001                            ****         ****                ****       ****             ****                  ****
      2000                            ****         ****                ****       ****             ****                  ****
    INVESCO VIF - Health
      Sciences
      2003                               6    $9.56 to $9.73             55       ****       1.05% to 1.75%              ****
      2002                            ****         ****                ****       ****             ****                  ****
      2001                            ****         ****                ****       ****             ****                  ****
      2000                            ****         ****                ****       ****             ****                  ****
    INVESCO VIF - Leisure
      2003                               -        $10.64                  1       ****            1.75%                  ****
      2002                            ****         ****                ****       ****             ****                  ****
      2001                            ****         ****                ****       ****             ****                  ****
      2000                            ****         ****                ****       ****             ****                  ****

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  INVESCO VIF - Utilities
    2003                                 2        $7.35                $ 14       **** %          1.55%                  ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  Janus Aspen Series Worldwide
    Growth
    2003                                 3    $8.30 to $8.44             23       ****       1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  PIMCO High Yield
    2003                                79   $11.59 to $12.16           945       6.93       1.05% to 1.90%       21.14% to 21.29%
    2002                                65    $9.84 to $9.91            642       8.08       1.25% to 1.40%       -2.57% to -2.46%
    2001                                44   $10.10 to $10.16           440       7.42       1.25% to 1.40%        0.90% to 1.09%
    2000                                11   $10.01 to $10.05           105          *              *                     *
  PIMCO StocksPLUS Growth and
    Income
    2003                                17   $10.35 to $10.44           172       1.90       1.25% to 1.40%       28.57% to 28.73%
    2002                                18    $8.05 to $8.11            144       2.65       1.25% to 1.40%      -21.31% to -21.19%
    2001                                21   $10.23 to $10.29           215       4.22       1.25% to 1.40%      -12.71% to -12.57%
    2000                                22   $11.72 to $11.77           264          *              *                     *
  Pioneer Fund
    2003                                 -        $9.06                   -       ****            1.55%                  ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  Pioneer Small Company
    2003                                 2    $9.59 to $9.75           $ 23       **** %     1.05% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ProFund VP Bull
    2003                                 3        $8.29                  25       ****            1.25%                  ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ProFund VP Europe 30
    2003                                 1        $8.31                   9       ****            1.25%                 ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  ProFund VP Small Cap
    2003                                 7   $10.06 to $10.25            67          -       1.05% to 1.75%       40.78% to 40.94%
    2002                                 -    $7.21 to $7.23              1        ***            1.40%                  ***
    2001                               ***         ***                  ***        ***             ***                   ***
    2000                               ***         ***                  ***        ***             ***                   ***
  Jennison
    2003                                13    $5.39 to $5.53             72          -       1.05% to 1.75%       27.87% to 27.97%
    2002                                 9    $4.27 to $4.29             37          -       1.25% to 1.40%      -32.22% to -32.01%
    2001                                 8    $6.30 to $6.31             53          -       1.25% to 1.40%      -19.75% to -19.62%
    2000                                 2        $7.85                  15          *              *                     *

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  SP Jennison International
    Growth
    2003                                29    $5.56 to $5.71          $ 166          - %     1.05% to 1.90%       37.14% to 37.29%
    2002                                19    $4.12 to $4.13             77          -       1.25% to 1.40%      -23.80% to -23.56%
    2001                                14    $5.39 to $5.42             78       0.21       1.25% to 1.40%            -37.03%
    2000                                 1        $8.56                   7          *              *                     *
  Putnam VT Discovery Growth
    2003                                 2    $7.88 to $7.98             14       ****       1.05% to 1.55%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  Putnam VT Growth and Income
    2003                                 2    $9.43 to $9.48             23       ****       1.55% to 1.75%              ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  Putnam VT International Growth
    and Income
    2003                                 -        $10.85                  1       ****            1.75%                  ****
    2002                              ****         ****                ****       ****             ****                  ****
    2001                              ****         ****                ****       ****             ****                  ****
    2000                              ****         ****                ****       ****             ****                  ****
  Smith Barney Select Balanced
    2003                               313   $13.91 to $14.06         4,364       2.53       1.25% to 1.40%       18.58% to 18.85%
    2002                               348   $11.73 to $11.83         4,095       6.58       1.25% to 1.40%       -7.78% to -7.65%
    2001                               403   $12.72 to $12.81         5,140       3.90       1.25% to 1.40%       -2.75% to -2.66%
    2000                               299   $13.08 to $13.16         3,909          *              *                     *

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units     Unit Fair Value    Net Assets      Income       Expense RatioB         Total ReturnC
                Division          (000's)   (lowest to highest)   (000's)       RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- ------------------- ------------ ------------- --------------------  -------------------
  Smith Barney Select Growth
    2003                               140   $12.26 to $12.39       $ 1,715       1.62 %     1.25% to 1.40%       28.11% to 28.26%
    2002                               157    $9.57 to $9.66          1,504      10.64       1.25% to 1.40%      -19.24% to -19.10%
    2001                               181   $11.84 to $11.94         2,149          -       1.25% to 1.40%      -11.10% to -10.96%
    2000                               193   $13.33 to $13.41         2,582          *              *                     *
  Smith Barney Select High
    Growth
    2003                                69   $12.43 to $12.56           854       0.64       1.25% to 1.40%       34.96% to 35.20%
    2002                                76    $9.21 to $9.29            704       1.08       1.25% to 1.40%      -24.82% to -24.72%
    2001                                96   $12.25 to $12.34         1,175       4.99       1.25% to 1.40%      -13.31% to -13.22%
    2000                               116   $14.13 to $14.22         1,646          *              *                     *
  Smith Barney High Income
    2003                                23   $14.18 to $14.37           321       7.26       1.25% to 1.40%       25.71% to 25.94%
    2002                                25   $11.28 to $11.41           284      24.46       1.25% to 1.40%       -4.57% to -4.44%
    2001                                25   $11.82 to $11.94           302      11.37       1.25% to 1.40%       -5.14% to -4.94%
    2000                                25   $12.46 to $12.56           307          *              *                     *
  Smith Barney International
    All Cap Growth
    2003                                21   $11.09 to $11.23           235       0.89       1.25% to 1.40%       25.74% to 25.90%
    2002                                24    $8.82 to $8.92            214       0.85       1.25% to 1.40%      -26.74% to -26.64%
    2001                                34   $12.04 to $12.16           407          -       1.25% to 1.40%      -32.13% to -32.03%
    2000                                37   $17.74 to $17.89           656          *              *                     *
  Smith Barney Large Cap Value
    2003                                66   $17.73 to $17.96         1,173       1.50       1.25% to 1.40%       25.83% to 25.95%
    2002                                87   $14.09 to $14.26         1,226       3.54       1.25% to 1.40%      -26.46% to -26.30%
    2001                               109   $19.16 to $19.35         2,097       1.36       1.25% to 1.40%       -9.45% to -9.33%
    2000                               117   $21.16 to $21.34         2,478          *              *                     *

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
SEPARATE ACCOUNT NY-B
Notes to Financial Statements

                                                                              Investment
                                   Units      Unit Fair Value    Net Assets     Income       Expense RatioB        Total ReturnC
                  Division        (000's)   (lowest to highest)    (000's)      RatioA     (lowest to highest)   (lowest to highest)
-------------------------------- ---------- -------------------- ------------ ------------ -------------------   -------------------
  Smith Barney Money Market
    2003                                24   $12.44 to $12.60          $ 298       0.66 %    1.25% to 1.40%       -0.72% to -0.63%
    2002                                24   $12.53 to $12.68            304       1.33      1.25% to 1.40%       -0.56% to 0.00%
    2001                                44   $12.60 to $12.68            554       3.59      1.25% to 1.40%        2.34% to 2.36%
    2000                                37   $12.31 to $12.39            453          *            *                     *
  UBS Series Trust Tactical
    Allocation
    2003                                 1         $8.94                  13       ****          1.55%                  ****
    2002                              ****          ****                ****       ****           ****                  ****
    2001                              ****          ****                ****       ****           ****                  ****
    2000                              ****          ****                ****       ****           ****                  ****

*        Not provided for 2000.
** As investment Division was not available until 2001, this data is not meaningful and is therefore not presented.
*** As investment Division was not available until 2002, this data is not meaningful and is therefore not presented.
**** As investment Division was not available until 2003, this data is not meaningful and is therefore not presented.
***** As prior Contracts were replaced in 2003, this data is not meaningful and is therefore not presented.

A The Investment Income Ratio represents dividends received by the Division, excluding capital gains distributions, divided by the average net assets. The recognition of investment income is determined by the timing of the declaration of dividends by the underlying fund in which the Division invests.
B The Expense Ratio considers only the expenses borne directly by the Account and is equal to the mortality and expense charge, plus the annual
      administrative charge, as defined in Note 3.   Certain items in this table
      are presented as a range of minimum and maximum values; however, such information is calculated independently for each column in the table.
C     Total Return is calculated as the change in unit value for each Band
      presented in Note 7.   Certain items in this table are presented as a
      range of minimum and maximum values; however, such information is calculated independently for each column in the table.

                          PART C -- OTHER INFORMATION

ITEM 24:  FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS

(a)

(1) All relevant financial statements are included in either the Prospectus or the Statement of Additional Information, as indicated therein.

(2) Schedules I, and IV follow. All other schedules to the consolidated financial statements required by Article 7 of Regulation S-X are omitted because they are not applicable or because the information is included elsewhere in the consolidated financial statements or notes thereto.

                                   Schedule I
          Summary of Investments - Other than Investments in Affiliates
                             As of December 31, 2003
                                   (Millions)


                                                                                                             Amount
                                                                                                            Shown on
Type of Investments                                                       Cost             Value*         Balance Sheet
                                                                     ----------------  ----------------  ----------------
Fixed maturities:
    U.S. government and government agencies and authorities                $     7.5         $     7.8         $     7.8
    States, municipalities and political subdivisions                            1.8               1.9               1.9
    U.S. corporate securities                                                  966.1           1,026.6           1,026.6
    Foreign securities (1)                                                     169.2             173.5             173.5
    Mortgage-backed securities                                                 399.8             402.5             402.5
    Other asset-backed securities                                              100.3             107.6             107.6
    Less: Fixed maturities pledged to creditors                                  1.9               1.9               1.9
                                                                     ----------------  ----------------  ----------------
           Total fixed maturities securities                                 1,642.8           1,718.0           1,718.0
                                                                     ----------------  ----------------  ----------------
Equity securities:
           Total equity securities                                               4.2               4.2               4.2
                                                                     ----------------  ----------------  ----------------
Short term investments                                                           2.1               2.1               2.1
Mortgage loans                                                                 209.7             235.1             209.7
Policy loans                                                                    86.6              86.6              86.6
Other investments                                                               12.8              12.8              12.8
Securities pledged to creditors                                                  1.9               1.9               1.9
                                                                     ----------------  ----------------  ----------------
           Total investments                                               $ 1,960.1         $ 2,060.7         $ 2,035.3
                                                                     ================  ================  ================

*   See Notes 2 and 3 of Notes to Financial Statements.

(1) The term "foreign" includes foreign governments, foreign political subdivisions, foreign public utilities and all other bonds of foreign issuers. Substantially all of the Company's foreign securities are denominated in U.S. dollars.

                                   Schedule IV
                             Reinsurance Information
         As of and for the years ended December 31, 2003, 2002 and 2001
                                   (Millions)

                                                                                                             Percentage of
(Millions)                                   Gross            Ceded          Assumed            Net         assumed to net
                                         --------------   --------------  ---------------  --------------   ----------------
Year ended December 31, 2003
Life insurance in force                     $ 38,643.4       $ 13,149.6        $ 3,715.3      $ 29,209.1              12.7%
Premiums:
    Life insurance                                70.8             21.2              4.0            53.6
    Accident and health insurance                 23.0             14.8              -               8.2
                                         --------------   --------------  ---------------  --------------
Total premiums                                  $ 93.8           $ 36.0            $ 4.0          $ 61.8
                                         ==============   ==============  ===============  ==============
Year ended December 31, 2002
Life insurance in force                     $ 36,310.2       $ 12,669.1        $ 4,301.9      $ 27,943.0              15.4%
Premiums:
    Life insurance                                67.1             21.5              4.0            49.6
    Accident and health insurance                 20.4             15.0              -               5.4
                                         --------------   --------------  ---------------  --------------
Total premiums                                  $ 87.5           $ 36.5            $ 4.0          $ 55.0
                                         ==============   ==============  ===============  ==============
Year ended December 31, 2001
Life insurance in force                     $ 34,148.7       $ 10,687.5        $ 4,234.3      $ 27,695.5              15.3%
Premiums:
    Life insurance                                70.6             17.9              3.3            56.0
    Accident and health insurance                 16.6             12.4              -               4.2
                                         --------------   --------------  ---------------  --------------
Total premiums                                  $ 87.2           $ 30.3            $ 3.3          $ 60.2
                                         ==============   ==============  ===============  ==============


(b)

EXHIBITS


(1)     Resolution of the board of directors of ReliaStar Life
        Insurance Company of New York authorizing the establishment of the Registrant. (1)

(2)     Form of Custodial Agreement between Registrant and the Bank of
        New York. (1)

(3) (a) Form of Distribution Agreement between the Depositor and Directed Services, Inc. (1)
    (b) Form of Dealers Agreement. (1)

(4) (a) Flexible Premium Deferred Combination Variable and Fixed Annuity Contract. (2)
    (b) Premium Credit Rider. (2)
    (c) Premium Credit Disclosure. (2)
    (d) 403(b) Rider. (3)
    (e) Simple Individual Retirement Annuity Rider (Group). (3)
    (f) Simple Individual Retirement Annuity Rider. (3)
    (g) Roth Individual Retirement Annuity Rider (Group). (3)
    (h) Roth Individual Retirement Annuity Rider. (3)
    (i) Individual Retirement Annuity Rider (Group). (3)
    (j) Individual Retirement Annuity Rider. (3)
    (k) Minimum Guaranteed Accumulation Benefit Rider.
    (l) Minimum Guaranteed Withdrawal Benefit Rider.

(5) (a) Individual Deferred Combination Variable and
        Fixed Annuity Application. (4)

(6) (a) Articles of Incorporation of ReliaStar Life Insurance Company of New York. (1)
    (b) By-Laws of ReliaStar Life Insurance Company of New York. (1)
    (c) Resolution of board of directors for Powers of Attorney. (1)

(7)     Not applicable.

(8) (a) Form of Services Agreement between Directed Services, Inc. and ReliaStar Life Insurance Company of New York. (1)
    (b) Form of Administrative Services Agreement between ReliaStar Life Insurance Company of New York and Golden American Life Insurance Company. (1)
    (c) Form of Participation Agreement between ReliaStar Life Insurance Company of New York and PIMCO Variable Insurance Trust. (1)
    (d) Form of Asset Management Agreement between ReliaStar Life Insurance Company of New York and ING Investment Management LLC. (1)
    (e) Participation Agreement between ReliaStar Life Insurance
        Company of New York and ING Variable Insurance Trust. (1)
    (f) Participation Agreement between ReliaStar Life Insurance
        Company of New York and ING Variable Products Trust. (1)
    (g) Form of Participation Agreement between ReliaStar Life Insurance Company of New York and Prudential Series Fund, Inc. (1)
    (h) Form of Amended Schedule Page to the Participation Agreement between ReliaStar Life Insurance Company of New York and Prudential Series Fund, Inc. (1)
    (i) Form of Participation Agreement between ReliaStar Life Insurance Company of New York and ProFund Advisors LLC. (1)

(9)     Opinion and Consent of James Shuchart, Esq.

(10)(a) Consent of Independent Registered Public Accounting Firm.
    (b) Consent of James Shuchart, Esquire incorporated in Item 9 of this Part C, together with the opinion of James Shuchart, Esq.

(11)    Not applicable
(12)    Not applicable
(13)    Not applicable
(14)    Not applicable

(15)    Powers of Attorney (5)

----------------------------------

(1) Incorporated herein by reference to the initial filing of a registration statement on Form N-4 for Separate Account NY-B filed with the Securities and Exchange Commission on April 5, 2002 (File Nos. 333-85618, 811-7935).

(2) Incorporated herein by reference to Pre-Effective Amendment No. 2 of a registration statement on Form N-4 ReliaStar Life Insurance Company Separate Account NY-B filed with the Securities and Exchange Commission on November 18, 2002 (File Nos. 333-85618, 811-7935).

(3) Incorporated herein by reference to Post-Effective Amendment No. 1 to a Registration Statement on Form N-4 for ReliaStar Life Insurance Company Separate Account NY-B filed with the Securities and Exchange Commission on April 17, 2003 (File Nos. 333-85618, 811-7935).

(4) Incorporated herein by reference to Pre-Effective Amendment No. 1 of a Registration Statement on Form N-4 for ReliaStar Life Insurance Company Separate Account NY-B filed with the Securities and Exchange Commission on May 27, 2004 (File Nos. 333-115515, 811-7935).

(5) Incorporated herein by reference to Post-Effective Amendment No. 4 to Registration Statement on Form N-4 (File No. 333-105479), as filed on July 28, 2004.

ITEM 25:  DIRECTORS AND OFFICERS OF THE DEPOSITOR

                             Principal                 Positions and Offices
Name                      Business Address             with Depositor
-----                     ----------------             ---------------------

James R. Gelder          ReliaStar Life Insurance Co    President, Chairman and
                         20 Washington Avenue South     Director
                         Minneapolis, MN  55401

Keith Gubbay             ReliaStar Life Insurance Co    Director
                         20 Washington Avenue South
                         Minneapolis, MN  55401

Richard Michael Conley   2910 Holly Lane                Director
                         Plymouth, MN  55447

Ulric Haynes, Jr.        10 Harmon Drive                Director
                         Huntington, NY  11743

Gregory G. McGreevey     ING Investment Management LLC  Director
                         5780 Powers Ferry Road
                         Atlanta, GA  30327-4390

Audrey R. Kavanagh       ReliaStar Life Insurance Co    Director
                         20 Washington Avenue South
                         Minneapolis, MN  55401

James F. Lille           Hearthstone Drive              Director
                         Gansevoort, NY 12831

Mark A. Tullis           ING Insurance Operations       Director
                         5780 Powers Ferry Road
                         Atlanta, GA  30327-4390

Charles B. Updike        Schoeman Updike & Kaufman      Director
                         60 East 42nd Street
                         New York, NY  10165

Ross M. Weale            56 Cove Rd.                    Director
                         South Salem, NY 10590

David A. Wheat           ING Insurance Operations       Chief Financial Officer,
                         5780 Powers Ferry Road         Senior Vice President
                         Atlanta, GA  30327-4390        and Director

Stephen J. Preston       ING USA Annuity and Life       Senior Vice President
                         Insurance Company              and Director
                         1475 Dunwoody Drive
                         West Chester, PA 19380-1478

Brian D. Comer           ING Life Insurance & Ann. Co   Senior Vice President
                         151 Farmington Avenue          and Director
                         Hartford, CT  06156

William D. Bonneville    ReliaStar Life Insurance       Executive Vice President
                         Company of New York
                         1000 Woodbury Road,
                         Suite 208
                         Woodbury, NY 11797

Boyd G. Combs            ING Insurance Operations       Senior Vice President
                         5780 Powers Ferry Road
                         Atlanta, GA  30327-4390

Shaun P. Mathews         ING Life Insurance & Ann. Co   Senior Vice President
                         151 Farmington Avenue
                         Hartford, CT  06156

James R. McInnis         ING USA Annuity and Life       Senior Vice President
                         Insurance Company
                         1475 Dunwoody Drive
                         West Chester, PA 19380-1478

Robert L. Francis        6140 Stone Ridge Mall Road     Senior Vice President
                         Suite 375
                         Pleasanton, CA  94588

Roger W. Fisher          ING Insurance Operations       Vice President and Chief
                         5780 Powers Ferry Road         Accounting Officer
                         Atlanta, GA  30327-4390

Michael L. Emerson       ING Re, Group Reinsurance      President
                         20 Washington Avenue South
                         Minneapolis, MN  55401

Paula Cludray-Engelke    ReliaStar Life Insurance Co    Secretary
                         20 Washington Avenue South
                         Minneapolis, MN  55401

ITEM 26: PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Depositor does not directly or indirectly control any person.

The following persons control or are under common control with the Depositor:

DIRECTED SERVICES, INC. ("DSI") - This corporation is a general business corporation organized under the laws of the State of New York, and is wholly owned by ING Groep N.V. ("ING"). The primary purpose of DSI is to act as a broker-dealer in securities. It acts as the principal underwriter and distributor of variable insurance products including variable annuities as required by the SEC. The contracts are issued by the Depositor. DSI also has the power to carry on a general financial, securities, distribution, advisory or investment advisory business; to act as a general agent or broker for insurance companies and to render advisory, managerial, research and consulting services for maintaining and improving managerial efficiency and operation. DSI is also registered with the SEC as an investment adviser.

ReliaStar Life Insurance Company of New York ("ReliaStar of NY") - This corporation is a stock life insurance company organized under the laws of the State of Minnesota. The primary purpose of ReliaStar of NY is to offer variable annuity and variable life insurance contracts. ReliaStar of NY is a wholly owned subsidiary of Security-Connecticut Life Insurance Company and is authorized to do business in the District of Columbia, the Dominican Republic and all states.

The registrant is a segregated asset account of the Company and is therefore owned and controlled by the Company. All of the Company's outstanding stock is owned and controlled by ING. Various companies and other entities controlled by ING may therefore be considered to be under common control with the registrant or the Company. Such other companies and entities, together with the identity of their controlling persons (where applicable), are set forth on the organizational chart.

Subsidiaries of ING Groep N.V. incorporated herein by reference to Item 26 in Post-Effective Amendment No. 2 to Registration Statement on Form N-4 (File No. 333-90516), as filed on April 9, 2004 for Separate Account B of ING USA
Annuity and Life Insurance Company.

ITEM 27:  NUMBER OF CONTRACTOWNERS

As of August 31, 2004 there are 663 qualified contract owners and 1000 non-qualified contract owners.

ITEM 28: INDEMNIFICATION

ReliaStar of NY shall indemnify (including therein the prepayment of expenses) any person who is or was a director, officer or employee, or who is or was serving at the request of ReliaStar of NY as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise for expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him with respect to any threatened, pending or completed action, suit or proceedings against him by reason of the fact that he is or was such a director, officer or employee to the extent and in the manner permitted by law.

ReliaStar of NY may also, to the extent permitted by law, indemnify any other person who is or was serving ReliaStar of NY in any capacity. The Board of Directors shall have the power and authority to determine who may be indemnified under this paragraph and to what extent (not to exceed the extent provided in the above paragraph) any such person may be indemnified.

ReliaStar of NY may purchase and maintain insurance on behalf of any such person or persons to be indemnified under the provision in the above paragraphs, against any such liability to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, as provided above or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification by the Depositor is against public policy, as expressed in the Securities Act of 1933, and therefore may be unenforceable. In the event that a claim of such indemnification (except insofar as it provides for the payment by the Depositor of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Depositor by such director, officer or controlling person and the SEC is still of the same opinion, the Depositor or Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Depositor is against public policy as expressed by the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 29: PRINCIPAL UNDERWRITER

(a) At present, Directed Services, Inc. ("DSI"), the Registrant's Distributor, serves as principal underwriter for all contracts issued by ING USA Annuity and Life Insurance Company ("ING USA"). DSI is the principal underwriter for Separate Account A, Separate Account B, Separate Account EQ of ING USA (formerly known as Equitable Life Insurance Company of Iowa Separate Account A), ReliaStar Life Insurance Company of New York Separate Account NY-B, Alger Separate Account A of ING USA and the ING Investors Trust.

(b) The following information is furnished with respect to the principal officers and directors of Directed Services, Inc., the Registrant's Distributor. The principal business address for each officer and director following is 1475 Dunwoody Drive, West Chester, PA 19380-1478, unless otherwise noted.

Name and Principal             Positions and Offices
Business Address               with Underwriter
--------------------            ---------------------

James R. McInnis               Director and President

Alan G. Hoden                  Director

Stephen J. Preston             Director

David S. Pendergrass           Vice President and Treasurer
ING Insurance Operations
5780 Powers Ferry Road
Atlanta, GA  30327-4390

David L. Jacobson              Senior Vice President

Terrence O. Davis              Secretary and General Counsel

(c)
             2003 Net
Name of      Underwriting   Compensation
Principal    Discounts and      on        Brokerage
Underwriter  Commissions    Redemption    Commissions  Compensation
-----------  ------------   ------------- -----------  ------------
DSI          $270,633,000       $0            $0           $0


ITEM 30: LOCATION OF ACCOUNTS AND RECORDS

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the rules under it relating to the securities described in and issued under this Registration Statement are maintained by the Depositor and located at: ReliaStar Life Insurance Company of New
York at 1000 Woodbury Road, Suite 208, Woodbury, NY  11797 and 1475
Dunwoody Drive, West Chester, PA 19380.

ITEM 31: MANAGEMENT SERVICES

None.

ITEM 32: UNDERTAKINGS

(a) Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as it is necessary to ensure that the audited financial statements in the registration statement are never more that 16 months old so long as payments under the variable annuity contracts may be accepted.

(b) Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and,

(c) Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

(d) Registrant hereby undertakes to mail notices to current contract owners promptly after the happening of significant events related to the guarantee issued by ReliaStar Life Insurance Company of New York with respect to allocation of contract value to a series of the ING GET U.S. Core Portfolio (the "Guarantee"). These significant events include (i) the termination of the Guarantee; (ii) a default under the Guarantee that has a material adverse effect on a contract owner's right to receive his or her guaranteed amount on the maturity date; (iii) the insolvency of ReliaStar Life Insurance Company of New York; or (iv) a reduction in the credit rating of ReliaStar Life Insurance Company of New York's long-term debt as issued by Standard & Poor's or Moody's Investors Service, Inc. to BBB+ or lower or Baa1 or lower, respectively.

During the Guarantee Period, the Registrant hereby undertakes to include in the Registrant's prospectus, an offer to supply the most recent annual and/or quarterly report of each of ReliaStar Life Insurance Company of New York, or their successors to the Guarantee, free of charge, upon a contract owner's request.


REPRESENTATIONS

1. The account meets definition of a "separate account" under federal securities laws.

2. ReliaStar Life Insurance Company of New York hereby represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by ReliaStar Life Insurance Company of New York.

                           SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Separate Account NY-B, has duly caused this Pre-Effective Amendment to Registration Statement to be signed on its behalf in the City of West Chester, Commonwealth of Pennsylvania, on the 20th day of September, 2004.


                                     SEPARATE ACCOUNT NY-B
                                     (Registrant)

                                By:  RELIASTAR LIFE INSURANCE
                                     COMPANY OF NEW YORK
                                     (Depositor)

                                By:
                                     --------------------
                                     James R. Gelder*
                                     President (principle executive officer)

     By: /s/ Linda E. Senker
        ----------------------
         Linda E. Senker
         Counsel of Depositor

As required by the Securities Act of 1933, this Pre-Effective Amendment to Registration Statement has been signed by the following persons in the capacities indicated on September 20, 2004.

       Signature                         Title
       ---------                         -----


                                         President and Director
      -------------------                (principle executive officer)
      James R. Gelder*

                                         Chief Accounting Officer
      --------------------
      Roger W. Fisher*

                      DIRECTORS OF DEPOSITOR


      ---------------------
      Audrey R. Kavanagh*

      ---------------------
      R. Michael Conley*

      ---------------------
      Mark A. Tullis*

      ---------------------
      Ulric Haynes, Jr.*

      ---------------------
      Brian D. Comer*

      ---------------------
      James F. Lille*

      ---------------------
      David A. Wheat*
                                         Chief Financial Officer

      ---------------------
      Charles B. Updike*

      ----------------------
      Ross M. Weale*

      ----------------------
      Stephen J. Preston*

      ----------------------
      Keith Gubbay*

      ----------------------
      Gregory G. McGreevey*


   By: /s/Linda E. Senker, Attorney-in-Fact
      -------------------
        Linda E. Senker

-----------------------

*Executed by Linda E. Senker on behalf of those indicated pursuant to Power of Attorney.

                                EXHIBIT INDEX

ITEM               EXHIBIT                                           PAGE #
----               -------                                           ------

4(k)    Minimum Guaranteed Accumulation Benefit Rider                EX-99.B4K

4(l)    Minimum Guaranteed Withdrawal Benefit Rider                  EX-99.B4L

9       Opinion and Consent of James Shuchart, Esq.                  EX-99.B9

10a     Consent of Independent Registered Public Accounting Firm     EX-99.B10A